  As filed with the Securities and Exchange Commission on September 30, 1998
                    Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            Registration Statement Under the Securities Act of 1933

                           CHARTER ONE FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                6120                                  34-1567092
    (State or other jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer Identification No.)
     incorporation or organization)         Classification Code Number)

                                                                             ROBERT J. VANA, ESQ.
             1215 SUPERIOR AVENUE                                         CHARTER ONE FINANCIAL, INC.
             CLEVELAND, OHIO 44114                                           1215 SUPERIOR AVENUE
                (216) 589-8320                                               CLEVELAND, OHIO 44114
                                                                               (216) 566-5300

  (Address, including ZIP code, and telephone                      (Name, address, including ZIP code,
  number, including area code, of registrant's                    and telephone number, including area
        principal executive offices)                                   code, of agent for service)

                   COPIES TO:

MARTIN L. MEYROWITZ, P.C.             FRELING H. SMITH, ESQ                      LINDA MATLACK
SILVER, FREEDMAN & TAFF, L.L.P.       ALBANK FINANCIAL CORPORATION               CLEARY, GOTTLIEB, STEER & HAMILTON
1100 NEW YORK AVENUE, N.W.            10 NORTH PEARL STREET                      2000 PENNSYLVANIA AVENUE, N.W.
WASHINGTON, D.C.  20005               ALBANY, NEW YORK 12207                     WASHINGTON, D.C.  20006


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                ---------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                                 Calculation of Registration Fee
===============================================================================================================================
                                                               Proposed maximum        Proposed maximum
      Title of each class of              Amount to             offering price        aggregate offering        Amount of
    securities to be registered        be registered(2)          per share(3)              price(3)         registration fee(4)
- -------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(1)       33,000,000 shares             $24.27               $801,051,529           $16,232.20
===============================================================================================================================

===============================================================================================================================

(1)  Includes one attached Right per share to purchase preferred stock upon the occurrence of certain events. See "Comparison of Rights of Stockholders of Charter One Financial, Inc. and ALBANK Financial Corporation - Rights Agreement."

(2)  Based upon the estimated maximum number of shares of common stock ("Charter One Common Stock"), par value $.01 per share of Charter One Financial, Inc. ("Charter One"), that may be issued upon consummation of the merger (the "Merger") of
     ALBANK Financial Corporation ("ALBANK") into Charter- Michigan Bancorp, Inc., a first-tier subsidiary of Charter One.

(3)  Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(1) and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $801,051,529, which equals (x) the average of the high and low sale prices of the common stock, par value $1.00 per share, of ALBANK ("ALBANK
     Common Stock"), of $55.1875 as reported on the Nasdaq National Market on September 23, 1998, multiplied by (y) 14,515,090, the total number of shares of ALBANK Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase ALBANK Common Stock) to be cancelled in the Merger. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Common Stock that could be issued in the Merger.

(4)  In accordance with Rule 457(b), the filing fee of $220,078 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934 and Rule 0-11 thereunder at the time of the filing of the Joint Proxy Statement/Prospectus contained in the
     Registration Statement as preliminary proxy materials of ALBANK has been credited to offset the $236,310.20 registration fee that would otherwise be payable.
===============================================================================================================================

                            [CHARTER ONE LETTERHEAD]


                                                             September 29, 1998

Dear Stockholder:

         You are invited to attend a special meeting of stockholders (the "Special Meeting") of Charter One Financial, Inc. ("Charter One") scheduled to be held at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio on Friday, November 13, 1998 at 10:30 a.m., local time. Notice of the Special Meeting, a Joint Proxy Statement/Prospectus and a proxy card are enclosed.

         At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Charter One common stock (the "Charter One Share Issuance") in connection with the merger of ALBANK Financial Corporation ("ALBANK") with and into Charter-Michigan Bancorp, Inc., a wholly owned first-tier subsidiary of Charter One, in a stock-for-stock exchange (the "Merger"). Approximately 33 million shares of Charter One common stock are expected to be issued in connection with the Merger based on an exchange ratio of 2.268 (which reflects the five percent stock dividend declared by Charter One payable on September 30, 1998 to stockholders of record on September 14, 1998) shares of Charter One common stock for each outstanding share of ALBANK common stock (with cash paid in lieu of fractional share interests). Consummation of the Merger is subject to certain conditions, including receipt of regulatory approvals and the requisite votes of the stockholders of Charter One, with respect to the Charter One Share Issuance, and of ALBANK, with respect to the Merger. Approval of the Charter One Share Issuance requires the affirmative vote of at least a majority of the total votes actually cast on the matter at the Special Meeting by the holders of Charter One common stock.

         THE BOARD OF DIRECTORS OF CHARTER ONE HAS CAREFULLY REVIEWED THE PROPOSED CHARTER ONE SHARE ISSUANCE AND HAS UNANIMOUSLY CONCLUDED THAT THE CHARTER ONE SHARE ISSUANCE IS ADVISABLE AND IN THE BEST INTERESTS OF CHARTER ONE AND ITS STOCKHOLDERS. CHARTER ONE'S FINANCIAL ADVISOR, LEHMAN BROTHERS, INC., HAS ISSUED ITS OPINION THAT THE CONSIDERATION TO BE PAID BY CHARTER ONE IN THE MERGER IS FAIR TO CHARTER ONE FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, I URGE YOU TO VOTE FOR THE CHARTER ONE SHARE ISSUANCE.

         At the Special Meeting you will also be asked to consider and vote upon two additional proposals, as follows: (i) to adopt an amendment to Charter One's Second Restated and Amended Certificate of Incorporation authorizing an increase in the number of authorized shares of common stock from 180,000,000 to 360,000,000 (the "Charter One Certificate Amendment") and (ii) to approve the Charter One Top Executive Incentive Goal Achievement Plan (the "TEIGAP"). The Charter One Certificate Amendment and the TEIGAP are more fully described in the accompanying Joint Proxy Statement/Prospectus. Adoption of the Charter One Certificate Amendment requires the approval of at least a majority of the votes entitled to be cast at the Special Meeting by the holders of Charter One common stock on the matter. Approval of the TEIGAP requires the affirmative vote of at least a majority of the total votes actually cast on the matter at the Special Meeting by the holders of Charter One common stock. ACCORDINGLY, I URGE YOU TO VOTE FOR THE CHARTER ONE CERTIFICATE AMENDMENT AND FOR THE TEIGAP.

         Approval of the Charter One Share Issuance by the stockholders of Charter One is a condition to, and required for, consummation of the Merger. No proposal is conditioned on, or subject to, approval of any other proposal to be considered and voted upon at the Charter One Special Meeting.

         On April 23, 1998, we announced that Charter One had entered into an agreement to acquire CS Financial Corporation, the holding company for The Cuyahoga Savings Association. CS Financial Corporation is based in Cleveland, Ohio. Certain information relating to this transaction is set forth in the accompanying Joint Proxy Statement/Prospectus.

         Should any other matters be properly brought before the Special Meeting, the persons named in the accompanying proxy card will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors. You are urged to read the accompanying Notice of Special Meeting and Joint Proxy Statement/Prospectus, which contain an explanation of the amount of Charter One common stock to be issued to ALBANK stockholders, a detailed description of the Merger as well as other important information relating to Charter One, ALBANK and the combined companies.

         Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you do not attend the Special Meeting.

                                             Sincerely,



                                             Charles John Koch
                                             Chairman of the Board, President
                                               and Chief Executive Officer

                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY


                                  [ALBANK LOGO]

                                                           September 29, 1998

Dear Stockholder:

         You are invited to attend a special meeting of stockholders (the "Special Meeting") of ALBANK Financial Corporation ("ALBANK") scheduled to be held at the ALBANK, FSB Operations Center, 833 Broadway, Albany, New York on Friday, November 13, 1998 at 10:30 a.m. local time. Notice of the Special Meeting, a Joint Proxy Statement/Prospectus and a proxy card are enclosed.

         At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of June 15, 1998 (the "Merger Agreement"), pursuant to which, among other things, ALBANK will be merged with and into Charter-Michigan Bancorp, Inc. (the "Merger"), a wholly owned first-tier subsidiary of Charter One Financial, Inc. ("Charter One"). Consummation of the Merger is subject to certain conditions, including receipt of regulatory approvals and the requisite votes of the stockholders of ALBANK, with respect to the Merger Agreement, and of Charter One, with respect to the issuance of shares of Charter One common stock in connection with the Merger. Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ALBANK common stock entitled to vote at the Special Meeting. The terms of the proposed Merger, including an explanation of the amount of Charter One stock to be issued to ALBANK stockholders based on an exchange ratio of 2.268 (which reflects the five percent stock dividend declared by Charter One payable on September 30, 1998 to stockholders of record on September 14, 1998) shares of Charter One common stock for each outstanding share of ALBANK common stock (with cash paid in lieu of fractional share interests), as well as other important information relating to Charter One, ALBANK and the combined company, are contained in the accompanying Joint Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS OF ALBANK HAS UNANIMOUSLY VOTED TO APPROVE THE MERGER AGREEMENT. ALBANK'S FINANCIAL ADVISOR, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HAS ISSUED ITS OPINION THAT THE EXCHANGE RATIO TO BE OFFERED TO ALBANK'S STOCKHOLDERS IN THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO ALBANK'S STOCKHOLDERS. ACCORDINGLY, I URGE YOU TO VOTE FOR THE MERGER.

         On April 23, 1998, Charter One announced that it had entered into an agreement to acquire CS Financial Corporation, the holding company for The Cuyahoga Savings Association. Certain information relating to this transaction is also set forth in the accompanying Joint Proxy Statement/Prospectus.

         Should any other matters be properly brought before the Special Meeting, the persons named in the accompanying proxy card will vote the shares represented by such proxy upon such matters as determined by the majority of the Board of Directors. You are urged to read the accompanying Notice of Special Meeting and Joint Proxy Statement/Prospectus, which contain important information relating to the Merger, ALBANK, Charter One and the combined companies.

         Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you do not attend the Special Meeting.

                                  Sincerely,



                                  Herbert G. Chorbajian
                                  Chairman of the Board, President
                                   and Chief Executive Officer


           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
               YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER
                       FOR EXCHANGE OF STOCK CERTIFICATES.

                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY


                           CHARTER ONE FINANCIAL, INC.
                              1215 Superior Avenue
                              Cleveland, Ohio 44114
                                 (216) 566-5300
                                ----------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 13, 1998

         NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders (the "Special Meeting") of Charter One Financial, Inc. ("Charter One") will be held on Friday, November 13, 1998 at 10:30 a.m., local time, at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio for the following purposes:

                  (1) To consider and vote upon a proposal to approve the issuance of shares of Charter One common stock, which includes shares to be reserved for issuance in connection with the conversion of certain ALBANK Financial Corporation ("ALBANK") stock options into Charter One stock options (the "Charter One Share Issuance"), in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 1998, by and between Charter One, Charter-Michigan Bancorp, Inc. ("Charter-Michigan") and ALBANK, a copy of which is included in the accompanying Joint Proxy Statement/Prospectus at Annex A, pursuant to which ALBANK will be merged with and into Charter-Michigan, a wholly owned first-tier subsidiary of Charter One, and each outstanding share of ALBANK common stock will be converted into 2.268 (which reflects the five percent stock dividend declared by Charter One payable on September 30, 1998 to stockholders of record on September 14, 1998) shares of Charter One common stock and the corresponding rights associated with such Charter One common stock (with cash paid in lieu of fractional share interests).

                  (2) To consider and vote upon a proposal to adopt an amendment to the Charter One Second Restated and Amended Certificate of Incorporation (the "Certificate of Incorporation") increasing the authorized number of shares of common stock from 180,000,000 to 360,000,000 (the "Charter One Certificate Amendment").

                  (3) To consider and vote upon a proposal to approve the Charter One Top Executive Incentive Goal Achievement Plan (the "TEIGAP").

                  (4) Such other matters as may properly come before the Special Meeting or any adjournments thereof, including proposals to adjourn the Special Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve the Charter One Share Issuance or adopt the Charter One Certificate Amendment or approve the TEIGAP at the time of the Special Meeting; provided, however, that no proxy which is voted against the Charter One Share Issuance, the Charter One Certificate Amendment or the TEIGAP will be voted in favor of adjournment to solicit further proxies for such proposal.

         The Board of Directors is not aware of any other business to come before the Special Meeting.

         A PROXY CARD AND A JOINT PROXY STATEMENT/PROSPECTUS FOR THE SPECIAL MEETING ARE ENCLOSED.

         Stockholders of record at the close of business on September 22, 1998, are the stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof. A list of Charter One stockholders entitled to vote at the Special Meeting will be available for examination, for any purpose germane to the Special Meeting, at the main office of Charter One during ordinary business hours for at least ten days prior to the Special Meeting, as well as at the Special Meeting.

         Approval of the Charter One Share Issuance and approval of the TEIGAP require the affirmative vote of at least a majority of the total votes actually cast at the Special Meeting by the holders of Charter One common stock on the matter. Adoption of the Charter One Certificate Amendment requires the approval of at least a majority of the votes entitled to be cast at the Special Meeting by the holders of Charter One common stock on the matter. Approval of the Charter One Share Issuance by the stockholders of Charter One is a condition to, and required for, consummation of the Merger. No proposal is conditioned on, or subject to, approval of any other proposal to be considered and voted upon at the Special Meeting.

         Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf.

         Should you have any questions or require assistance, please call Georgeson & Company, Inc., which is assisting us in the solicitation of proxies, at (800) 223-2064.

         YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY CARD WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY CARD WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON.

                                        By Order of the Board of Directors



                                        Charles John Koch
                                        Chairman of the Board, President
                                         and Chief Executive Officer
Cleveland, Ohio
September 29, 1998


- -------------------------------------------------------------------------------
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, WHETHER OR NOT
YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE
THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
- -------------------------------------------------------------------------------

                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY


                          ALBANK FINANCIAL CORPORATION
                              10 North Pearl Street
                             Albany, New York 12207
                                 (518) 445-2100
                                  ------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 13, 1998

         NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders (the "Special Meeting") of ALBANK Financial Corporation ("ALBANK") will be held on Friday, November 13, 1998 at 10:30 a.m., local time, at the ALBANK, FSB Operations Center, 833 Broadway, Albany, New York for the following purposes:

                  (1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 1998, by and between Charter One Financial, Inc. ("Charter One"), Charter-Michigan Bancorp, Inc. ("Charter-Michigan"), and ALBANK, a copy of which is included in the accompanying Joint Proxy Statement/Prospectus at Annex A, pursuant to which ALBANK will be merged with and into Charter-Michigan, a wholly owned first-tier subsidiary of Charter One, and each outstanding share of ALBANK common stock will be converted into 2.268 (which reflects the five percent stock dividend declared by Charter One payable on September 30, 1998 to stockholders of record on September 14, 1998) shares of Charter One common stock and the corresponding rights associated with such Charter One common stock (with cash paid in lieu of fractional share interests).

                  (2) Such other matters as may properly come before the Special Meeting or any adjournments thereof, including proposals to adjourn the Special Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting; provided, however, that no proxy which is voted against the Merger Agreement will be voted in favor of adjournment to solicit further proxies for such proposal.

         The Board of Directors is not aware of any other business to come before the Special Meeting.

         A PROXY CARD AND A JOINT PROXY STATEMENT/PROSPECTUS FOR THE SPECIAL MEETING ARE ENCLOSED.

         Stockholders of record at the close of business on September 22, 1998, are the stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof. A list of ALBANK stockholders entitled to vote at the Special Meeting will be available for examination, for any purpose germane to the Special Meeting, at the main office of ALBANK during ordinary business hours for at least ten days prior to the Special Meeting, as well as at the Special Meeting.

         The affirmative vote of the holders of at least a majority of the outstanding shares of ALBANK common stock entitled to vote at the Special Meeting is required to approve the proposal to adopt the Merger Agreement.

         YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AND TO MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE PROXY CARD WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON.

         Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf.

         Should you have any questions or require assistance, please call Freling H. Smith, Senior Vice President, General Counsel and Corporate Secretary, or Richard J. Heller, Executive Vice President and Chief Financial Officer, at (518) 445-2100.

                                           By Order of the Board of Directors



                                           Freling H. Smith
                                           Corporate Secretary

Albany, New York
September 29, 1998



- ------------------------------------------------------------------------------
IMPORTANT:  THE PROMPT RETURN OF PROXY CARDS WILL SAVE ALBANK THE EXPENSE
OF FURTHER REQUESTS FOR PROXIES.  AN ADDRESSED ENVELOPE IS ENCLOSED FOR
YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
- ------------------------------------------------------------------------------

                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY


                              JOINT PROXY STATEMENT
                                       OF
                           CHARTER ONE FINANCIAL, INC.
                                       AND
                          ALBANK FINANCIAL CORPORATION
                          FOR SPECIAL MEETINGS OF THEIR
                             RESPECTIVE STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 13, 1998



                                   PROSPECTUS
                                       OF
                           CHARTER ONE FINANCIAL, INC.
                    UP TO 33,000,000 SHARES OF COMMON STOCK,
                            PAR VALUE $.01 PER SHARE




         This Joint Proxy Statement/Prospectus is being furnished by ALBANK Financial Corporation, a Delaware corporation ("ALBANK"), to holders of common stock, par value $0.01 per share, of ALBANK ("ALBANK Common Stock"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of ALBANK (the "ALBANK Board") for use at a special meeting of stockholders to be held at 10:30 a.m., local time, on Friday, November 13, 1998, at the ALBANK, FSB Operations Center, 833 Broadway, Albany, New York, and at any adjournments or postponements thereof (the "ALBANK Special Meeting").

         This Joint Proxy Statement/Prospectus is also being furnished by Charter One Financial, Inc., a Delaware corporation ("Charter One"), to holders of common stock, par value $0.01 per share, of Charter One ("Charter One Common Stock") as a proxy statement in connection with the solicitation of proxies by the Board of Directors of Charter One (the "Charter One Board") for use at a special meeting of stockholders to be held at 10:30 a.m., on Friday, November 13, 1998, at the Forum Conference and Education Center, located at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, and at any adjournments or postponements thereof (the "Charter One Special Meeting" and, together with the ALBANK Special Meeting, the "Special Meetings"), and to holders of ALBANK Common Stock as a Prospectus with respect to the shares of Charter One Common Stock that are issuable upon consummation of the Merger (as hereinafter defined).

         At the ALBANK Special Meeting, the holders of ALBANK Common Stock will consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 1998, by and among Charter One, Charter-Michigan Bancorp, Inc. ("Charter-Michigan") and ALBANK, pursuant to which ALBANK will be merged with and into Charter-Michigan in a stock-for-stock exchange (the "Merger"). See "SUMMARY -- Summary of Certain Aspects of the Merger" and "THE MERGER." The Merger Agreement, including exhibits thereto and the Supplemental Letter dated June 15, 1998 between ALBANK, Charter One and Charter-Michigan (the "Supplemental Letter") that is incorporated therein by reference, are included at Annex A and incorporated herein by reference.

         At the Charter One Special Meeting, the holders of Charter One Common Stock will consider and vote upon proposals to (i) approve the issuance of the shares of Charter One Common Stock to be issued in connection with the Merger, which includes shares to be reserved for issuance in connection with the conversion of certain ALBANK stock options into Charter One stock options (the "Charter One Share Issuance"), (ii) adopt the amendment to the Second Restated and Amended Certificate of Incorporation of Charter One (the "Charter One Certificate") to increase the number of authorized shares of Charter One Common Stock from 180,000,000 to 360,000,000 shares (the "Charter One Certificate Amendment") and (iii) to approve the Charter One Top Executive Incentive Goal Achievement Plan (the "TEIGAP"). See "SUMMARY," "THE MERGER," "AMENDMENT NUMBER TWO TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION OF CHARTER ONE FINANCIAL, INC.," "APPROVAL OF THE CHARTER ONE TOP EXECUTIVE INCENTIVE GOAL ACHIEVEMENT PLAN" and Annex A.

                                             (Cover page continued on next page)

         The Merger Agreement provides that at the Effective Time (as defined herein) each issued and outstanding share of ALBANK Common Stock, excluding any shares of stock held by Charter One, ALBANK or their subsidiaries, other than in a fiduciary capacity or in satisfaction of a debt previously contracted ("Excluded Shares"), will be canceled and converted into 2.16 (adjusted to 2.268 as a result of the five percent stock dividend declared by Charter One payable on September 30, 1998 to stockholders of record on September 14, 1998 (the "Charter One Stock Dividend") shares of Charter One Common Stock (the "Exchange Ratio") including a corresponding number of rights associated with Charter One Common Stock pursuant to the Rights Agreement (the "Rights Agreement") dated November 20, 1989, as amended May 26, 1995, between Charter One and The First National Bank of Boston as Rights Agent (the "Merger Consideration"). For a discussion of the rights and the Rights Agreement, see "COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION -- Rights Agreement." The Exchange Ratio is subject to possible adjustment. See "THE MERGER -- Amendment; Termination; Liabilities and Remedies for Breach."

         On April 23, 1998 Charter One entered into an agreement to acquire CS Financial Corporation ("CSFC"), an Ohio corporation and the holding company of The Cuyahoga Savings Association ("CSFC Bank"). CSFC and CSFC Bank are based in Cleveland, Ohio. This Joint Proxy Statement/Prospectus contains certain information relating to Charter One's proposed transaction with CSFC (the "CSFC Acquisition"). See "RECENT DEVELOPMENTS."

         This Joint Proxy Statement/Prospectus, and the accompanying notices and forms of proxy, are first being mailed to stockholders of Charter One and ALBANK on or about October 6, 1998.


                          ---------------------------

         THE SHARES OF CHARTER ONE COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, ANY STATE SECURITIES COMMISSION NOR ANY OTHER GOVERNMENTAL AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF CHARTER ONE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


                          ---------------------------


      The date of this Joint Proxy Statement/Prospectus is September 29, 1998

                              AVAILABLE INFORMATION

         Charter One and ALBANK are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Charter One and ALBANK can be obtained, upon payment of prescribed fees, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60611 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the electronic filings of Charter One and ALBANK with the Commission. The address of the Commission Web site is "http://www.sec.gov."

         Charter One has filed with the Commission a registration statement on Form S-4 (333-_____) (together with all amendments, schedules, and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Charter One Common Stock to be issued pursuant to and as contemplated by the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED BY OR ON BEHALF OF CHARTER ONE OR ALBANK, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, IN THE CASE OF DOCUMENTS RELATING TO CHARTER ONE, TO ROBERT J. VANA, CHIEF CORPORATE COUNSEL AND CORPORATE SECRETARY, CHARTER ONE FINANCIAL, INC., 1215 SUPERIOR AVENUE, CLEVELAND, OHIO 44114, TELEPHONE (216) 566-5300; OR IN THE CASE OF DOCUMENTS RELATING TO ALBANK, TO FRELING H. SMITH, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ALBANK FINANCIAL CORPORATION, 10 NORTH PEARL STREET, ALBANY, NEW YORK 12207, TELEPHONE (518) 445-2100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE MADE BY November 3, 1998. PERSONS REQUESTING COPIES OF EXHIBITS TO DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE CHARGED THE COST OF REPRODUCTION AND MAILING.

         The following documents previously filed with the Commission by Charter One (File No. 0-16311) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

         1. The Annual Report on Form 10-K of Charter One for the fiscal year ended December 31, 1997 (the "1997 Charter One 10-K").

         2. All other reports filed by Charter One pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1997 Charter One 10-K (including Charter One's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998 and Current Report on Form 8-K for the event on June 15, 1998).

         3. The portions of Charter One's proxy statement for the Annual Meeting of Stockholders held April 22, 1998 that have been incorporated by reference in the 1997 Charter One 10-K.

         4. The description of the Charter One Common Stock contained in Charter One's Registration Statement on Form 8-A with respect thereto dated January 12, 1988 (and any amendment or report filed for the purpose of updating the description).

         5. The description of the rights issued pursuant to the Rights Agreement contained in Charter One's Registration Statement on Form 8-A with respect thereto dated November 21, 1989 as amended on May 26, 1995 (and any amendment or report filed for the purpose of updating the description).

         The following documents previously filed with the Commission by ALBANK (File No. 0-19843) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

         1. The Annual Report on Form 10-K of ALBANK for the fiscal year ended December 31, 1997 (the "1997 ALBANK 10-K").

         2. All other reports filed by ALBANK pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1997 ALBANK 10-K (including ALBANK's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998 and Current Report on Form 8-K for the events on June 15, 1998).

         3. The portions of ALBANK's proxy statement for the Annual Meeting of Stockholders held on May 19, 1998 that have been incorporated by reference in the 1997 ALBANK 10-K.

         All documents filed by Charter One and ALBANK with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

         All information contained in this Joint Proxy Statement/Prospectus with respect to Charter One, CSFC and their subsidiaries has been supplied by Charter One, and all information with respect to ALBANK and its subsidiaries has been supplied by ALBANK.

                          ---------------------------

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CHARTER ONE OR ALBANK OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, OR IN THE INFORMATION SET FORTH HEREIN, SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                          ---------------------------

         THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF CHARTER ONE FOLLOWING THE CONSUMMATION OF THE MERGER AND THE CSFC ACQUISITION, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND FUNDING ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON CHARTER ONE'S FINANCIAL

PERFORMANCE AND EARNINGS ESTIMATES FOR THE COMBINED COMPANY. SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER," "-- OPINION OF CHARTER ONE'S FINANCIAL ADVISOR," "-- OPINION OF ALBANK'S FINANCIAL ADVISOR," AND "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS." THESE FORWARD- LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF CHARTER ONE AND ALBANK ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS MORE THAN PLANNED; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY;
(VII) THE IMPACT OF THE REGISTRATION OF CHARTER ONE AS A BANK HOLDING COMPANY, OR OF REGULATORY CHANGES, IS OTHER THAN EXPECTED; (VIII) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (IX) CHANGES IN THE SECURITIES MARKETS. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF CHARTER ONE AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                          ---------------------------


                                                 TABLE OF CONTENTS
                                                                                                               Page

AVAILABLE INFORMATION...........................................................................................iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................iii
TABLE OF CONTENTS................................................................................................vi
SUMMARY...........................................................................................................1
         The Special Meetings.....................................................................................1
                  Charter One Special Meeting.....................................................................1
                  ALBANK Special Meeting..........................................................................2
         The Parties to the Merger................................................................................3
                  Charter One, Charter-Michigan and Charter One Bank..............................................3
                  ALBANK   .......................................................................................3
         Summary of Certain Aspects of the Merger.................................................................4
                  General  .......................................................................................4
                  Background of and Reasons for the Merger; Recommendations of the Boards of Directors............4
                  Merger Consideration............................................................................4
                  Treatment of ALBANK Stock Options...............................................................5
                  Opinions of Financial Advisors..................................................................5
                  Effective Time..................................................................................6
                  Exchange of Certificates; No Fractional Shares..................................................6
                  Interests of Certain Persons in the Merger......................................................6
                  Management after the Merger.....................................................................6
                  Representations and Warranties..................................................................7
                  Conditions to the Merger........................................................................7
                  Regulatory Matters..............................................................................7
                  Amendment; Termination; Liabilities and Remedies for Breach.....................................7
                  Conduct of Business Pending the Merger and Certain Covenants....................................8
                  Accounting Treatment............................................................................8
                  Federal Income Tax Consequences of the Merger...................................................8
                  Effects of the Merger on Stockholders...........................................................9
         Stock Option Agreement...................................................................................9
         Comparative Stock Prices and Dividend Information.......................................................10
         Selected Consolidated Financial and Other Data of Charter One Financial, Inc............................12
         Selected Consolidated Financial and Other Data of ALBANK Financial Corporation..........................13
THE SPECIAL MEETINGS.............................................................................................14
         Charter One Special Meeting.............................................................................14
         ALBANK Special Meeting..................................................................................16
CHARTER ONE FINANCIAL, INC., CHARTER-MICHIGAN BANCORP, INC.
 AND CHARTER ONE BANK, F.S.B.....................................................................................17
         General  ...............................................................................................17
         Pending Structural Changes..............................................................................19
         Beneficial Ownership of Certain Persons.................................................................21
ALBANK FINANCIAL CORPORATION, ALBANK, FSB AND
 ALBANK COMMERCIAL...............................................................................................23
         General  ...............................................................................................23
         Beneficial Ownership of Certain Persons.................................................................24

RECENT DEVELOPMENTS..............................................................................................26
THE MERGER.......................................................................................................26
         General  ...............................................................................................26
         Background of and Reasons for the Merger................................................................26
         Recommendation of the Charter One Board.................................................................31
         Recommendation of the ALBANK Board......................................................................31

                                                        vi


         Opinion of Charter One's Financial Advisor..............................................................31
         Opinion of ALBANK's Financial Advisor...................................................................35
         Merger Consideration....................................................................................40
         Fractional Shares.......................................................................................41
         Treatment of ALBANK Stock Options.......................................................................41
         Effective Time..........................................................................................42
         Exchange of Certificates................................................................................42
         Interests of Certain Persons in the Merger..............................................................42
         Representations and Warranties..........................................................................45
         Conditions to the Merger................................................................................46
         Regulatory Matters......................................................................................48
         Amendment; Termination; Liabilities and Remedies for Breach.............................................49
         Conduct of Business Pending the Merger and Certain Covenants............................................53
         Expenses ...............................................................................................57
         Accounting Treatment....................................................................................57
         No Appraisal Rights.....................................................................................57
         Resale of Charter One Common Stock by Affiliates........................................................57
         Dividend Reinvestment Plan..............................................................................58
         Federal Income Tax Consequences of the Merger...........................................................58
         Nasdaq Listing..........................................................................................60
MANAGEMENT AND OPERATIONS AFTER THE MERGER.......................................................................60
         Management..............................................................................................60
         Consolidation of Operations.............................................................................60
         Post-Merger Dividend Policy.............................................................................60
STOCK OPTION AGREEMENT...........................................................................................61
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS................................................................65
UNAUDITED PRO FORMA PER SHARE DATA...............................................................................73
DESCRIPTION OF CHARTER ONE FINANCIAL, INC. CAPITAL STOCK.........................................................75
         General  ...............................................................................................75
         Common Stock............................................................................................75
         Preferred Stock.........................................................................................75
COMPARISON OF RIGHTS OF STOCKHOLDERS OF
 CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION....................................................76
         Introduction............................................................................................76
         Issuance of Capital Stock...............................................................................76
         Payment of Dividends....................................................................................76
         Advance Notice Requirements for Presentation of New Business and Nominations of
          Directors at Annual Meetings of Stockholders...........................................................77
         Cumulative Voting for Election of Directors.............................................................77
         Restrictions on Voting Rights; Quorum...................................................................77
         Number and Term of Directors............................................................................77
         Removal of Directors....................................................................................78
         Filling Vacancies on the Board of Directors.............................................................78
         Amendment to the Certificate of Incorporation...........................................................78
         Amendment and Repeal of Bylaws..........................................................................79
         Control Share Acquisitions..............................................................................79
         Business Combinations with Certain Persons..............................................................79
         Prevention of Greenmail.................................................................................80
         Limitations on Directors' Liability.....................................................................80
         Indemnification.........................................................................................81
         Mergers, Acquisitions and Certain Other Transactions....................................................81
         Criteria for Evaluating Certain Offers..................................................................81
         Action Without a Meeting................................................................................81
         Special Meetings of Stockholders........................................................................82

                                                        vii

         Preemptive Rights.......................................................................................82
         Appraisal Rights of Dissenting Stockholders.............................................................82
         Special Provisions to Charter One's Bylaws..............................................................82
         Rights Agreement........................................................................................83
AMENDMENT NUMBER TWO TO THE SECOND RESTATED CERTIFICATE
 OF INCORPORATION OF CHARTER ONE FINANCIAL, INC..................................................................85
         General  ...............................................................................................85
         Increase in Authorized Shares of Capital Stock..........................................................86
APPROVAL OF THE CHARTER ONE TOP EXECUTIVE INCENTIVE
 GOAL ACHIEVEMENT PLAN...........................................................................................87
         Summary of the TEIGAP...................................................................................87
         Effect of Shareholder Approval..........................................................................87
         Vote Required...........................................................................................89
LEGAL MATTERS....................................................................................................89
EXPERTS..........................................................................................................90
STOCKHOLDER PROPOSALS............................................................................................90
OTHER MATTERS....................................................................................................90
ANNEXES
         A.   Agreement and Plan of Merger (including the Supplemental Letter)
         B.   Fairness Opinion of Lehman Brothers, Inc.
         C.   Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
         D.   Stock Option Agreement
         E.   Charter One Top Executive Incentive Goal Achievement Plan

                                                       viii

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. This summary is necessarily incomplete and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the accompanying Annexes and the documents referred to and incorporated by reference herein.

                              THE SPECIAL MEETINGS

CHARTER ONE SPECIAL MEETING

         Meeting Date; Record Date. The Charter One Special Meeting is scheduled to be held at the Forum Conference and Education Center, One Cleveland Center, 135 East Ninth Street, Cleveland, Ohio, on Friday, November 13, 1998 at 10:30 a.m., local time, unless adjourned or postponed. Only holders of record of Charter One Common Stock at the close of business on September 22, 1998 (the "Charter One Record Date"), are entitled to notice of and to vote at the Charter One Special Meeting.

         Matters to be Considered. At the Charter One Special Meeting, holders of shares of Charter One Common Stock will consider and vote upon a proposal to approve the Charter One Share Issuance. Approximately 30 million shares of Charter One Common Stock are expected to be issued in connection with the Merger. See "-- Summary of Certain Aspects of the Merger" and "THE MERGER." At the Charter One Special Meeting, holders of Charter One Common Stock will also consider and vote upon a proposal to adopt the Charter One Certificate Amendment and a proposal to approve the TEIGAP. Charter One stockholders also may consider and vote upon such other matters as are properly brought before the Charter One Special Meeting, including proposals to adjourn the Charter One Special Meeting to permit further solicitation of proxies by the Charter One Board in the event that there are not sufficient votes to approve any proposal at the time of the Charter One Special Meeting; provided, however, that no proxy which is voted against the proposal to approve the Charter One Share Issuance or the proposal to adopt the Charter One Certificate Amendment or the TEIGAP will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the Charter One Board knows of no business that will be presented for consideration at the Charter One Special Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.

         THE CHARTER ONE BOARD UNANIMOUSLY RECOMMENDS THAT CHARTER ONE STOCKHOLDERS VOTE FOR THE CHARTER ONE SHARE ISSUANCE AND FOR THE CHARTER ONE CERTIFICATE AMENDMENT AND FOR THE TEIGAP.

         Vote Required. Approval of the Charter One Share Issuance and approval of the TEIGAP require the affirmative vote of at least a majority of the outstanding shares of Charter One Common Stock actually voted on the matter at the Charter One Special Meeting. The affirmative vote of at least a majority of the outstanding shares of Charter One Common Stock entitled to vote on the matter at the Charter One Special Meeting is required to adopt the Charter One Certificate Amendment. As of the Charter One Record Date, there were 126,220,205 shares of Charter One Common Stock entitled to be voted at the Charter One Special Meeting.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Charter One Common Stock entitled to vote at the Special Meeting shall constitute a quorum for purposes of the Charter One Special Meeting. The affirmative vote of at least a majority of shares represented at the Charter One Special Meeting may authorize adjournment of the meeting.

         Approval of the Charter One Share Issuance by the stockholders of Charter One is a condition to, and required for, consummation of the Merger. See "THE MERGER -- Conditions to the Merger." No proposal is conditioned on, or subject to, approval of any other proposal to be considered and voted upon at the Charter One Special Meeting.

         Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of Charter One at 1215 Superior Avenue, Cleveland, Ohio

44114 on or before the taking of the vote at the Charter One Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Charter One Common Stock, or by attending the Charter One Special Meeting and voting in person. Attendance at the Charter One Special Meeting will not in itself constitute the revocation of a proxy.

         No Appraisal Rights. Holders of Charter One Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law ("DGCL") in connection with the Merger.

         Security Ownership. As of the Charter One Record Date, directors and executive officers of Charter One and their affiliates beneficially owned 7,000,644 shares (excluding 2,138,754 shares of Charter One Common Stock underlying stock options), or 5.5% of the then-outstanding shares of Charter One Common Stock entitled to be voted at the Charter One Special Meeting. The directors and executive officers of Charter One have indicated their intention to vote or cause to be voted the shares of Charter One Common Stock owned or controlled by them for approval of the Charter One Share Issuance, adoption of the Charter One Certificate Amendment and adoption of the TEIGAP at the Charter One Special Meeting.

         As of the Charter One Record Date, ALBANK, directors and executive officers of ALBANK and their affiliates did not beneficially own any shares of Charter One Common Stock.

         For additional information, see "THE SPECIAL MEETINGS -- Charter One Special Meeting."

ALBANK SPECIAL MEETING

         Meeting Date; Record Date. The ALBANK Special Meeting will be held at the ALBANK, FSB Operations Center, 833 Broadway, Albany, New York, on Friday, November 13, 1998 at 10:30 a.m., local time, unless adjourned or postponed. Only holders of record of ALBANK Common Stock at the close of business on September 22, 1998 (the "ALBANK Record Date"), are entitled to notice of and to vote at the ALBANK Special Meeting.

         Matters to be Considered. At the ALBANK Special Meeting, holders of ALBANK Common Stock will consider and vote upon a proposal to adopt the Merger Agreement. See " -- Summary of Certain Aspects of the Merger" and "THE MERGER." ALBANK stockholders also may consider and vote upon such other matters as are properly brought before the ALBANK Special Meeting, including proposals to adjourn the ALBANK Special Meeting to permit further solicitation of proxies by the ALBANK Board in the event that there are not sufficient votes to adopt the Merger Agreement at the time of the ALBANK Special Meeting; provided, however, that no proxy which is voted against the proposal to adopt the Merger Agreement will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the ALBANK Board knows of no business that will be presented for consideration at the ALBANK Special Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.

         THE ALBANK BOARD UNANIMOUSLY RECOMMENDS THAT ALBANK STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

         Vote Required. Adoption of the Merger Agreement at the ALBANK Special Meeting will require the affirmative vote of the holders of at least a majority of the outstanding shares of ALBANK Common Stock entitled to vote at the ALBANK Special Meeting. As of the ALBANK Record Date, there were 13,368,214 shares of ALBANK Common Stock outstanding and entitled to be voted at the ALBANK Special Meeting.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of ALBANK Common Stock entitled to vote at the Special Meeting shall constitute a quorum for purposes of the ALBANK Special Meeting. The affirmative vote of at least a majority of shares represented at the ALBANK Special Meeting may authorize the adjournment of the meeting.

         Adoption of the Merger Agreement by the stockholders of ALBANK is a condition to, and required for, consummation of the Merger. See "THE MERGER -- Conditions to the Merger."

         Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of ALBANK at 10 North Pearl Street, Albany, New York 12207, on or before the taking of the vote at the ALBANK Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of ALBANK Common Stock or by attending the ALBANK Special Meeting and voting in person. Attendance at the ALBANK Special Meeting will not in itself constitute the revocation of a proxy.

         No Appraisal Rights. Holders of ALBANK Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger.

         Security Ownership. As of the ALBANK Record Date, directors and executive officers of ALBANK and their affiliates beneficially owned 662,538 shares (excluding 546,619 shares of ALBANK Common Stock underlying stock options), or 5.0% of the then-outstanding shares of ALBANK Common Stock entitled to be voted at the ALBANK Special Meeting. The directors and executive officers of ALBANK have indicated their intention to vote or cause to be voted the shares of ALBANK Common Stock owned or controlled by them for adoption of the Merger Agreement at the ALBANK Special Meeting.

         As of the ALBANK Record Date, Charter One, Charter One's directors and executive officers and their affiliates did not beneficially own any shares of ALBANK Common Stock.

         For additional information, see "THE SPECIAL MEETINGS -- ALBANK Special Meeting."

                            THE PARTIES TO THE MERGER

CHARTER ONE, CHARTER-MICHIGAN AND CHARTER ONE BANK

         Charter One, a Delaware corporation, is the holding company for Charter-Michigan, a Michigan corporation, which is the holding company for Charter One Bank, F.S.B. ("Charter One Bank"), a federally chartered savings bank headquartered in Cleveland, Ohio. As of June 30, 1998, Charter One had total consolidated assets of $19.8 billion, deposits of $10.9 billion and stockholders' equity of $1.5 billion. Charter One's business has consisted primarily of the business of Charter One Bank and its subsidiaries. The executive offices of Charter One are located at 1215 Superior Avenue, Cleveland, Ohio 44114, and the telephone number is (216) 566-5300.

         For additional information see "-- Selected Consolidated Financial and Other Data of Charter One Financial, Inc.," "CHARTER ONE FINANCIAL, INC., CHARTER-MICHIGAN BANCORP, INC. AND CHARTER ONE BANK, F.S.B." and "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS." Information concerning Charter One, Charter-Michigan and Charter One Bank is also included in the Charter One documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

ALBANK

         ALBANK, a Delaware corporation, is the holding company for ALBANK, FSB, a federal savings bank, and ALBANK Commercial, a New York chartered commercial bank, each with its headquarters in Albany, New York. As of June 30, 1998, ALBANK had total consolidated assets of $4.1 billion, deposits of $3.5 billion and stockholders' equity of $379 million. ALBANK's business has consisted primarily of the business of ALBANK, FSB and ALBANK Commercial and their subsidiaries. ALBANK's executive offices are located at 10 North Pearl Street, Albany, New York 12207 and its telephone number is (518) 445-2100.

         For additional information see " -- Selected Consolidated Financial and Other Data of ALBANK Financial Corporation," "ALBANK FINANCIAL CORPORATION, ALBANK, FSB AND ALBANK COMMERCIAL" and "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS." Information concerning ALBANK is also included in the ALBANK documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                    SUMMARY OF CERTAIN ASPECTS OF THE MERGER

GENERAL

         The stockholders of ALBANK are being asked to consider and vote upon a proposal to adopt the Merger Agreement pursuant to which, among other things, ALBANK will merge with and into Charter-Michigan, a first-tier subsidiary of Charter One in a "stock-for-stock exchange" transaction. The stockholders of Charter One are being asked to consider and vote upon, among other things, a proposal to approve the Charter One Share Issuance in connection with the Merger. Upon consummation of the Merger, each outstanding share of ALBANK Common Stock, other than Excluded Shares, immediately prior to the Effective Time (as defined below) will be converted into the right to receive 2.268 (which reflects the Charter One Stock Dividend) shares of Charter One Common Stock, including the right to receive a corresponding number of rights associated with the Charter One Common Stock pursuant to the Rights Agreement. See "THE MERGER -- Merger Consideration." For a description of the Rights Agreement, see "COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION -- Rights Agreement." The Merger is currently expected to be completed during the fourth quarter of 1998.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         Charter One. The Charter One Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. THE CHARTER ONE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE CHARTER ONE SHARE ISSUANCE AT THE CHARTER ONE SPECIAL MEETING. See "THE MERGER -- Recommendation of the Charter One Board."

         For a discussion of the factors considered by the Charter One Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, see "THE MERGER -- Background of and Reasons for the Merger."

         It is currently anticipated that upon consummation of the Merger, full implementation of Charter One's programs and completion of systems conversions, future after tax revenue enhancements are estimated to be approximately $14 to $24 million per annum and after tax cost savings are estimated to be approximately $20 to $24 million per annum. Transaction costs of the Merger (primarily investment banker and other professional fees) and costs to combine operations are expected to be in the range of $40 to $50 million after tax.

         ALBANK. The ALBANK Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. THE ALBANK BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT ALBANK STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AT THE ALBANK SPECIAL MEETING. See "THE MERGER -- Recommendation of the ALBANK Board."

         For a discussion of the factors considered by the ALBANK Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, see "THE MERGER -- Background of and Reasons for the Merger."

MERGER CONSIDERATION

         The Merger Agreement provides that each share of ALBANK Common Stock issued and outstanding immediately prior to the Effective Time (as defined below), other than any shares held by Charter One, ALBANK or their subsidiaries, other than in a fiduciary capacity or in satisfaction of a debt previously contracted ("Excluded Shares"), will be converted into 2.16 (adjusted to 2.268 as a result of the Charter One Stock Dividend) shares of Charter One Common Stock, including a corresponding number of rights associated with Charter One Common Stock pursuant to the Rights Agreement.

         The Exchange Ratio has been fixed at 2.268 (which reflects the Charter One Stock Dividend) (subject to possible adjustment as described below). Based on the last reported sale price for Charter One Common Stock on the

Nasdaq National Market on September 28, 1998 ($26.50 per share), the value of
2.268 shares of Charter One Common Stock as of that date would have been approximately $60.102. The last reported sale price for ALBANK Common Stock on the Nasdaq National Market on that date was $57.625 per share. The maximum number of shares of Charter One Common Stock (assuming all options for ALBANK Common Stock are exercised before the Merger) which may be issued in connection with the Merger is approximately 33 million (which reflects the Charter One Stock Dividend), which would result in the existing ALBANK stockholders holding ____% of the merged entity on a fully diluted basis (assuming approximately
___________ shares of Charter One Common Stock are issued pursuant to the CSFC Acquisition). For a discussion of the CSFC Acquisition, see "RECENT DEVELOPMENTS." The market value of Charter One Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Charter One Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by ALBANK stockholders in the Merger. An increase in the market value of Charter One Common Stock would increase the market value of the Merger Consideration to be paid in the Merger. A decrease in the market value of Charter One Common Stock would have the opposite effect. The Merger Consideration was determined through arm's-length negotiations between Charter One and ALBANK, each of which was advised during such negotiations by its respective financial advisor. See "THE MERGER -- Background of and Reasons for the Merger."

         Under certain circumstances, the Charter One Board may determine to increase the Exchange Ratio in the event of a substantial decline in the trading price of Charter One Common Stock relative to the trading prices of the common stock of a group of peer institutions. Such an increase in the Exchange Ratio, if made, would be designed to minimize the effect of a decline in the trading price of Charter One Common Stock relative to the trading prices of the common stock of the peer group. See "THE MERGER -- Amendment; Termination; Liabilities and Remedies for Breach" for a more detailed discussion of the terms and conditions and the formula to be used for such an adjustment, as well as an illustration of how the formula works.

TREATMENT OF ALBANK STOCK OPTIONS

         As of the ALBANK Record Date, there were options ("ALBANK Stock Options") outstanding with respect to 1,146,876 shares of ALBANK Common Stock under the 1992 Stock Incentive Plan for Outside Directors, the 1995 Stock Incentive Plan for Outside Directors, the 1992 Stock Incentive Plan for Key Employees, the Marble Financial Corporation 1986 Stock Option Plan and the Marble Financial Corporation 1994 Stock Option Plan (collectively, the "ALBANK Option Plans"). The ALBANK Option Plans and each ALBANK Stock Option outstanding thereunder as of the date of the Merger Agreement (or required to be granted to non-employee directors on December 28, 1998, if and only if the Effective Time (as defined below) has not occurred prior to such date) and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by Charter One and each ALBANK Stock Option shall represent an option to purchase shares of Charter One Common Stock, upon the same terms and conditions as were applicable immediately prior to the Effective Time, except the number of shares of Charter One Common Stock subject to such option and the exercise price per share will be adjusted on a pro rata basis as described in the Merger Agreement. In addition, all limited stock appreciation rights outstanding as of the Effective Time will be canceled and the corresponding options will be converted into rights to acquire Charter One Common Stock as described above. See "-- Interests of Certain Persons in the Merger," "THE MERGER -- Treatment of ALBANK Stock Options" and "THE MERGER - Interests of Certain Persons in the Merger."

OPINIONS OF FINANCIAL ADVISORS

         Charter One. Lehman Brothers, Inc. ("Lehman Brothers") has delivered its written opinion to the Charter One Board that, as of June 15, 1998, the consideration to be paid by Charter One in the Merger is fair to Charter One from a financial point of view. As part of its engagement, Lehman Brothers is not required to subsequently reconfirm its opinion. A copy of the Lehman Brothers opinion dated June 15, 1998 is attached to this Joint Proxy Statement/Prospectus at Annex B and is incorporated by reference herein. For information on the assumptions made, matters considered and limits of the review by Lehman Brothers, see "THE MERGER -- Opinion of Charter One's Financial Advisor." Lehman Brothers will receive a total fee of $4,250,000 upon completion of the Merger.

         ALBANK. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its written opinion to the ALBANK Board that, as of June 15, 1998, the Exchange Ratio is fair, from a financial point of view, to the holders of ALBANK Common Stock. Merrill Lynch reconfirmed its opinion in writing as of the date of this Joint Proxy Statement/Prospectus. A copy of the Merrill Lynch opinion dated September 29, 1998 is attached to this Joint Proxy Statement/Prospectus at Annex C and is incorporated by reference herein. For information on the assumptions made, matters considered and limits of the review by Merrill Lynch, see "THE MERGER -- Opinion of ALBANK's Financial Advisor." Merrill Lynch will receive a total fee of $5,000,000 upon completion of the Merger.

EFFECTIVE TIME

         On the fifth business day after the last of the conditions to consummation of the Merger to be satisfied prior to the Effective Date has been satisfied or waived (or, at the election of Charter One on the last business day of the month in which such fifth business day occurs), or such other date to which the parties may agree (the "Effective Date"), unless the Merger Agreement has been terminated, certificates of merger relating to the Merger will be filed with the Secretary of State of Delaware and the Michigan Department of Commerce. The Merger will become effective (the "Effective Time") upon the filing of the certificates of merger with the Secretary of State of Delaware and the Michigan Department of Commerce or at such other time as may be set forth in such certificates.

EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

         As promptly as practicable after the Effective Time, Charter One or an exchange agent selected by Charter One and reasonably acceptable to ALBANK (the "Exchange Agent") will mail to ALBANK stockholders transmittal materials to be used in exchanging their ALBANK Common Stock certificates for the Merger Consideration. See "THE MERGER -- Exchange of Certificates." No fractional shares of Charter One Common Stock will be issued in the Merger to holders of ALBANK Common Stock. Each holder of ALBANK Common Stock who otherwise would have been entitled to a fraction of a share of Charter One Common Stock will receive a cash payment in lieu thereof. See "THE MERGER -- Fractional Shares."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of ALBANK's management and the ALBANK Board have interests in the Merger in addition to their interests as stockholders of ALBANK generally. These interests include, among other things: (i) the appointment at the Effective Time of Herbert G. Chorbajian, Chairman, President and Chief Executive Officer of ALBANK, and Karen R. Hitchcock, an ALBANK director, to the Charter One Board and, subject to Office of Thrift Supervision ("OTS") approval (if required), the election of John J. Nigro, an ALBANK director, to the Charter One Board within twelve months of the Effective Date; (ii) the establishment of an advisory board (the "Advisory Board") with all ALBANK Board members (other than Mr. Chorbajian and Ms. Hitchcock) and two ALBANK executive officers eligible for membership, at an annual retainer per member of $38,000; (iii) an employment agreement between Charter One or Charter One Bank and Mr. Chorbajian pursuant to which Mr. Chorbajian will receive an annual base salary of approximately $442,100 per year, together with other benefits applicable generally to similarly situated officers; (iv) a change in control payment to Mr. Chorbajian in the amount of approximately $2.25 million and severance payments to other executive officers of ALBANK in the event of termination of employment in the aggregate amount of up to approximately $3.78 million (subject to reduction); (v) the assumption by Charter One of all outstanding ALBANK Stock Options on a basis that reflects the Exchange Ratio; and (vi) the continued indemnification by Charter One of the former directors, officers and employees of ALBANK and its subsidiaries following consummation of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

MANAGEMENT AFTER THE MERGER

         Certain directors and executive officers of ALBANK will become directors, Advisory Board members or executive officers of Charter One, Charter-Michigan and Charter One Bank following the Merger. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary representations and warranties of Charter One on the one hand, and ALBANK on the other hand. See "THE MERGER -- Representations and Warranties."

CONDITIONS TO THE MERGER

         The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among other things, the receipt of the requisite regulatory and stockholder approvals, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby, the receipt by Charter One and ALBANK of certain opinions and the satisfaction of certain other conditions. See "THE MERGER -- Conditions to the Merger."

REGULATORY MATTERS

         Because Charter One will become a bank holding company as a result of its acquisition of ALBANK Commercial, consummation of the Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "FRB"). Charter One anticipates receiving the approval of the FRB in the fourth quarter of 1998. Charter One filed an application for approval of the Merger with the FRB on August 31, 1998. See "CHARTER ONE FINANCIAL, INC., CHARTER-MICHIGAN BANCORP, INC. AND CHARTER ONE BANK, F.S.B. -- Pending Structural Change." Applications have also been filed with the New York Superintendent of Banks for Charter One to acquire control of ALBANK Commercial as a result of ALBANK's merger into Charter One, and with the OTS to merge ALBANK, FSB into Charter One Bank (the "Bank Merger") simultaneously with the closing of the Merger. The Merger Agreement does not make receipt of regulatory approval for or consummation of the Bank Merger a condition to consummation of the Merger. However, it is a condition to consummation of the Merger that all regulatory approvals necessary for the merger of ALBANK into Charter One be obtained.

         The Merger may not be consummated for a period of 30 days after receipt of the final approval of the FRB, unless no adverse comment has been received from the United States Department of Justice (the "Department of Justice"), in which case the Merger may be consummated on or after the 15th day after such final approval. There can be no assurance as to the timing of such FRB approval, or that it will be obtained. See "THE MERGER -- Regulatory Matters."

         In addition, Charter One plans to file (i) applications to create a new commercial bank as a subsidiary of Charter One ("New Commercial Bank") and to permit the transfer of certain assets and liabilities of ALBANK Commercial to New Commercial Bank, and (ii) with the Federal Deposit Insurance Corporation (the "FDIC") for approval of federal deposit insurance for New Commercial Bank. Charter One has requested in its application filed with the OTS approval to merge ALBANK Commercial into, or in the alternative, to transfer certain assets and liabilities of ALBANK Commercial to, Charter One Bank. Receipt of such regulatory approvals is not a condition to consummation of the Merger. See "THE MERGER -- Regulatory Matters."

AMENDMENT; TERMINATION; LIABILITIES AND REMEDIES FOR BREACH

         The Merger Agreement may be amended at any time by an agreement in writing between the parties; provided that, after the ALBANK Special Meeting, the Merger Consideration to be received by ALBANK stockholders in the Merger may not thereby be decreased. See "THE MERGER -- Amendment; Termination; Liabilities and Remedies for Breach."

         The Merger Agreement may be terminated at any time prior to the Effective Time either (i) by mutual consent of Charter One and ALBANK or (ii) by either party if, among other things, (A) any required regulatory approval has been denied by final nonappealable action or any required stockholder approval has not been obtained; (B) the Merger is not consummated by February 28, 1999 (provided that the failure of the Merger then to be consummated has not arisen or resulted from the knowing action or inaction of the party seeking to terminate); or (C) the other party has breached any representation or warranty set forth in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice of such breach (subject to the Merger Agreement proviso that certain representations and warranties shall not be deemed to be breached unless such breach has had or is reasonably likely to have a Material Adverse Effect, as defined) or the other party has breached in any material respect any covenant or agreement set forth in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice of such breach. The Merger Agreement may further be terminated (i) at any time prior to the ALBANK Special Meeting, by Charter One if the ALBANK Board has failed to unanimously recommend adoption of the Merger Agreement, withdrawn such recommendation or modified or changed such recommendation in any manner adverse in any respect to the interests of Charter One; or (ii) at any time prior to the Charter One Special Meeting, by ALBANK if the Charter One Board has failed to unanimously recommend approval of the Charter One Share Issuance, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of ALBANK.

         Additionally, in the event of a substantial decline in the trading price of Charter One Common Stock relative to a group of peer institutions, under certain circumstances as provided in the Merger Agreement, the ALBANK Board may elect to terminate the Merger Agreement and the Merger. If such an election were made, Charter One would have the option to avoid such termination by electing to increase the Exchange Ratio to an amount determined by a formula set forth in the Merger Agreement.

         In the event of termination of the Merger Agreement, no party will have any liability to any other party except that termination will not relieve a breaching party from liability for any willful breach giving rise to such termination and except that under certain circumstances a party may choose to receive certain termination fees in lieu of seeking a remedy for breach. In addition, Charter One may have certain rights under the Stock Option Agreement in the event of a termination of the Merger Agreement. See "THE MERGER -- Amendment; Termination; Liabilities and Remedies for Breach" and "STOCK OPTION AGREEMENT."

CONDUCT OF BUSINESS PENDING THE MERGER AND CERTAIN COVENANTS

         ALBANK and Charter One have agreed to certain covenants with respect to the conduct of their and their subsidiaries' businesses and other matters pending the closing of the Merger, and Charter One has made certain additional covenants with respect to its operation following the Merger. ALBANK has agreed to conduct its business in the ordinary and usual course, and both parties have agreed to use all reasonable efforts to preserve intact their material business organization, assets and existing relationships. Both parties have agreed not to take any action which would materially impair the consummation of the Merger. See "THE MERGER -- Conduct of Business Pending the Merger and Certain Covenants."

ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a "pooling-of-interests" in accordance with generally accepted accounting principles ("GAAP"). In determining the appropriateness of the "pooling-of-interests" method of accounting for the Merger and the pending CSFC Acquisition, consideration has been given to Charter One's recission of any outstanding stock repurchase authorization prior to consummation of the CSFC Acquisition. It is a condition to the obligation of Charter One to consummate the Merger that Charter One receive a letter from Deloitte & Touche LLP stating its opinion that the Merger will qualify for "pooling-of-interests" accounting treatment. Accordingly, upon consummation of the Merger, ALBANK's results of operations will be included in Charter One's consolidated results of operations. See "THE MERGER -- Accounting Treatment" and "-- Conditions to the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         It is a condition to the obligations of Charter One and ALBANK to consummate the Merger that they each have received an opinion from their respective counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). It is expected that for federal income tax purposes no gain or loss will be recognized as a result of the Merger by Charter One or ALBANK or any ALBANK stockholder upon receipt solely of Charter One Common Stock in the Merger (except with respect to cash received by an ALBANK stockholder in lieu of a fractional share interest in Charter One

Common Stock). ALBANK stockholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. See "THE MERGER -- Federal Income Tax Consequences of the Merger" and "-- Conditions to the Merger."

EFFECTS OF THE MERGER ON STOCKHOLDERS

         As a result of the Merger, holders of ALBANK Common Stock who receive shares of Charter One Common Stock in the Merger will become stockholders of Charter One. For a comparison of applicable law and the corporate charters and bylaws of Charter One and ALBANK governing the rights of Charter One and ALBANK stockholders, see "COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION." For information regarding the financial impact of the Merger to the respective stockholders of Charter One and ALBANK, see the combined financial condition of Charter One and ALBANK upon the consummation of the Merger, including unaudited pro forma per share data, under "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" and "UNAUDITED PRO FORMA PER SHARE DATA."

                             STOCK OPTION AGREEMENT

         In connection with the execution of the Merger Agreement, Charter One and ALBANK entered into a Stock Option Agreement, dated June 15, 1998 (the "Stock Option Agreement"), pursuant to which ALBANK has issued to Charter One an unconditional, irrevocable option (the "Option") to purchase up to 1,305,819 shares of ALBANK Common Stock (up to 9.9% of the outstanding shares of ALBANK Common Stock) at an exercise price of $51.50 per share, subject to adjustment under certain circumstances. The Option is exercisable only upon the occurrence of certain events and provides Charter One the right, under certain circumstances, to require ALBANK to purchase for cash the unexercised portion of the Option and all shares of ALBANK Common Stock purchased by Charter One pursuant thereto. The triggering events generally relate to a competing transaction involving a merger, business combination or other acquisition of ALBANK Common Stock or its assets. The Option, which Charter One required that ALBANK grant as a condition to Charter One's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger by discouraging competing offers for ALBANK. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who may now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in ALBANK from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to stockholders of ALBANK which had a higher current market price per share than the per share Merger Consideration to be received for each share of ALBANK Common Stock pursuant to the Merger Agreement.

         A copy of the Stock Option Agreement is attached to this Joint Proxy Statement/Prospectus at Annex D and is incorporated by reference herein. For additional information regarding the Stock Option Agreement, see "STOCK OPTION AGREEMENT."

                COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

         Charter One Common Stock and ALBANK Common Stock are traded on the Nasdaq National Market (symbols: COFI and ALBK, respectively). The following table sets forth the reported high and low sales prices of shares of Charter One Common Stock and ALBANK Common Stock, as reported on the Nasdaq National Market, and the quarterly cash dividends per share declared, for the periods indicated. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends (including the Charter One Stock Dividend). The stock prices do not include retail mark-ups, mark-downs or commissions.


                                                      Charter One                             ALBANK
                                                     Common Stock                          Common Stock
                                                 ----------------------------------     ---------------------------------
                                                  High          Low       Dividends      High       Low        Dividends
                                                  ----          ---       ---------      -----      ---        ----------
1996 FISCAL YEAR
  First Quarter........................         $15.23        $12.31         $.09       $28.88     $22.92         $.12
  Second Quarter.......................          16.42         13.30          .10        30.63      26.38          .12
  Third Quarter........................          18.40         14.52          .10        29.56      25.13          .12
  Fourth Quarter.......................          20.30         17.30          .105       32.81      27.38          .15

1997 FISCAL YEAR
  First Quarter........................          22.73         18.66          .105       37.50      30.50          .15
  Second Quarter.......................          24.50         19.16          .11        41.00      34.00          .15
  Third Quarter........................          27.90         23.36          .11        45.88      37.13          .18
  Fourth Quarter.......................          30.48         25.77          .12        51.44      42.25          .18

1998 FISCAL YEAR
  First Quarter........................          32.44         22.86          .12        50.88      45.38          .18
  Second Quarter.......................          34.89         28.57          .13        70.56      50.38          .21
  Third Quarter........................
  (through September 28, 1998)

         Nothing contained in the Merger Agreement will preclude ALBANK from declaring and paying cash dividends on ALBANK Common Stock at a quarterly rate not to exceed $.21 per share in a manner, on dates and with respect to record dates consistent with past practice (except for the payment of the last dividend prior to consummation of the Merger which, pursuant to the Merger Agreement, ALBANK will be required to coordinate with, and will be subject to the prior approval of, Charter One to preclude any duplication of dividends). Under the Merger Agreement, ALBANK may not declare or pay any other dividends or make any other capital distribution with respect to capital stock without the prior written consent of Charter One. The ALBANK Board is under no obligation to pay dividends on ALBANK Common Stock.

         The timing and amount of the future dividends of Charter One will depend upon earnings, cash requirements, Charter One's financial condition and other factors deemed relevant by the Charter One Board. Dividends may also be limited by certain regulatory restrictions. The Charter One Board has not yet determined the dividend policy of Charter One after completion of the Merger.

         The following table sets forth the last reported sale prices per share of Charter One Common Stock (adjusted to reflect the Charter One Stock Dividend) and ALBANK Common Stock and the equivalent per share price for ALBANK Common Stock giving effect to the Merger on (i) June 12, 1998, the last trading day preceding public announcement of the signing of the Merger Agreement; and (ii) September 28, 1998, the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus.


                                               Charter One                ALBANK              EQUIVALENT PRICE PER
                                              Common Stock             Common Stock             ALBANK SHARE (1)
                                              ------------             ------------             ----------------

June 12, 1998...........................           $32.44                   $51.50                      $73.57
September 28, 1998......................           $26.50                   $57.625                     $60.102

- ---------------

(1) The equivalent price per ALBANK share at each specified date represents the closing market price of a share of Charter One Common Stock on that date multiplied by the Exchange Ratio of 2.268.

         As of September 22, 1998, the 126,220,205 outstanding shares of Charter One Common Stock were held by approximately 11,297 record owners and the 13,368,214 outstanding shares of ALBANK Common Stock were held by approximately _____ record owners.

         ALBANK stockholders are advised to obtain current market quotations for Charter One Common Stock. The market price of Charter One Common Stock may fluctuate between the date of this Joint Proxy Statement/Prospectus and the Effective Time. Fluctuations in the market price of Charter One Common Stock will result in an increase or decrease in the value of the Merger Consideration to be received by holders of ALBANK Common Stock in the Merger. An increase in the market value of Charter One Common Stock will increase the market value of the Merger Consideration to be received in the Merger. A decrease in the market value of Charter One Common Stock will have the opposite effect. The market value of the Merger Consideration at the time of the Merger will depend upon the market value of a share of Charter One Common Stock at such time. No assurance can be given concerning the market price of Charter One Common Stock before or after the Effective Time. See "THE MERGER -- Merger Consideration."

  SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF CHARTER ONE FINANCIAL, INC.

                                             AT AND FOR THE SIX
                                            MONTHS ENDED JUNE 30,            AT AND FOR THE YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------------

                                               1998             1997           1997             1996(1)
                                        -------------- -------------------------------------------  -------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA(2):
  Interest income ......................   $    723,938    $    667,777    $  1,377,687     $  1,293,883
  Interest expense .....................        439,790         407,691         850,724          785,323
                                           ------------    ------------    ------------     ------------
    Net interest income ................        284,148         260,086         526,963          508,560
  Provision for loan and lease losses ..         10,156           9,625          40,861           17,549
                                           ------------    ------------    ------------     ------------

    Net interest income after provision
     for loan and lease losses .........        273,992         250,461         486,102          491,011
  Other income:
    Net (loss) gain ....................          8,374             617          (3,074)           1,753
    Other ..............................         79,535          64,936         113,885          114,484
  Administrative expenses ..............        163,856         155,005         373,930          357,193
                                           ------------    ------------    ------------     ------------
    Income before income taxes and
      extraordinary item ...............        198,045         161,009         222,983          250,055
  Income taxes .........................         66,151          54,138          71,847           82,628
                                           ------------    ------------    ------------     ------------
  Income before extraordinary item .....        131,894         106,871         151,136          167,427
  Extraordinary item - early
      extinguishment of debt, net of
      tax benefit ......................           --              --            (2,727)            --
                                           ------------    ------------    ------------     ------------
    Net income .........................   $    131,894    $    106,871    $    148,409     $    167,427
                                           ============    ============    ============     ============
PER SHARE DATA(3):
  Basic earnings per share:
    Income before extraordinary item ...   $        .98    $        .81    $       1.14     $       1.26
    Extraordinary item - early
       extinguishment of debt, net of
       tax benefit .....................           --              --              (.02)            --
                                           ------------    ------------    ------------     ------------
    Net income .........................   $        .98    $        .81    $       1.12     $       1.26
                                           ============    ============    ============     ============
  Diluted earnings per share:
    Income before extraordinary item ...   $        .95    $        .79    $       1.11     $      1.20
    Extraordinary item - early
       extinguishment of debt ..........           --              --              (.02)           --
                                           ------------    ------------    ------------     ------------
    Net income .........................   $        .95    $        .79    $       1.09     $       1.20
                                           ============    ============    ============     ============
  Cash dividends declared and
    paid per common share(4) ...........   $        .25    $        .22    $         45     $         39
    Book value per share ...............   $      11.04    $       9.59    $      10.27     $       9.35

FINANCIAL CONDITION:
  Total assets .........................   $ 19,813,254    $ 18,645,237    $ 19,760,265     $ 17,885,562
  Mortgage-backed securities ...........      5,374,578       5,939,437       5,285,482        6,359,463
  Investment securities ................         30,759         362,324         582,589          246,060
  Loans and leases, net ................     13,299,606      11,253,493      12,701,805       10,118,066
  Deposits .............................     10,907,379      10,101,067      10,219,200       10,209,847
  FHLB advances and other borrowings ...      7,075,835       6,789,377       7,696,825        6,063,145
  Stockholders' equity .................      1,479,382       1,288,081       1,376,889        1,245,587

OTHER PERIOD-END DATA:
  Number of full service offices .......            225             220             220              207
  Number of loan origination offices ...             39              43              37               49

SELECTED RATIOS(2):
  Net yield on average interest-earning
    assets for the period ..............           2.99%           2.97%           2.93%            3.02%
  Return on average stockholders' equity          18.32           16.74           11.28            13.25
  Return on average assets .............           1.33            1.18            0.79             0.96
  Average stockholders' equity to
    average assets .....................           7.28            7.03            7.04             7.22



                                                 AT AND FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------------------------------
                                                1995(1)         1994(1)         1993(1)
                                              -------------------------------------------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA(2):
  Interest income ......................     $  1,356,831     $  1,262,829     $  1,331,566
  Interest expense .....................          918,804          825,532          914,101
                                             ------------     ------------     ------------
    Net interest income ................          438,027          437,297          417,465
  Provision for loan and lease losses ..            8,664           19,044           20,580
                                             ------------     ------------     ------------
    Net interest income after provision
     for loan and lease losses .........          429,363          418,253          396,885
  Other income:
    Net (loss) gain ....................          (93,527)        (116,736)           8,991
    Other ..............................           90,343           82,409           96,426
  Administrative expenses ..............          322,637          305,502          404,794
                                             ------------     ------------     ------------
    Income before income taxes and
      extraordinary item ...............          103,542           78,424           97,508
  Income taxes .........................           31,757           18,485           52,534
                                             ------------     ------------     ------------
  Income before extraordinary item .....           71,785           59,939           44,974
  Extraordinary item - early
      extinguishment of debt, net of
      tax benefit ......................             --            (12,348)            --
                                             ------------     ------------     ------------
    Net income .........................     $     71,785     $     47,591     $     44,974
                                             ============     ============     ============
PER SHARE DATA(3):
  Basic earnings per share:
    Income before extraordinary item ...     $        .50     $        .42     $        .32
    Extraordinary item - early
       extinguishment of debt, net of
       tax benefit .....................              --              (.10)            --
                                             ------------     ------------     ------------
    Net income .........................     $        .50     $        .32     $        .32
                                            = ===========     ============     ============
  Diluted earnings per share:
    Income before extraordinary item ...     $        .50     $        .41     $        .32
    Extraordinary item - early
       extinguishment of debt ..........              --              (.10)            --
                                             ------------     ------------     ------------
    Net income .........................     $        .50     $        .31     $        .32
                                             ============     ============     ============
  Cash dividends declared and
    paid per common share(4) ...........     $        .32     $        .25     $        .18
    Book value per share ...............     $       9.52     $       8.86     $       9.14

FINANCIAL CONDITION:
  Total assets .........................     $ 17,450,299     $ 17,948,222     $ 18,636,766
  Mortgage-backed securities ...........        6,794,491        7,915,186        7,872,284
  Investment securities ................          409,880          473,038          435,258
  Loans and leases, net ................        8,649,620        8,449,525        9,111,694
  Deposits .............................        9,235,461        9,165,967        9,970,224
  FHLB advances and other borrowings ...        6,431,124        7,220,534        6,888,456
  Stockholders' equity .................        1,260,763        1,170,670        1,214,551

OTHER PERIOD-END DATA:
  Number of full service offices .......              189              187              214
  Number of loan origination offices ...               56               48               43

SELECTED RATIOS(2):
  Net yield on average interest-earning
    assets for the period ..............             2.48%            2.50%            2.40%
  Return on average stockholders' equity             5.85             4.08             3.88
  Return on average assets .............             0.39             0.26             0.25
  Average stockholders' equity to
    average assets .....................             6.71             6.42             6.32

- -------------------------------

(1) As restated for applicable mergers and acquisitions. See Note 2 to the Charter One 1997 Consolidated Financial Statements incorporated by reference herein.

(2) Due to the effect of acquisitions, amounts are not necessarily indicative of future results.

(3) Restated to reflect the two-for-one Charter One stock split which was paid as of May 20, 1998 to stockholders of record on May 6, 1998 (the "Stock Split") and the 5% Charter One Stock Dividend to be paid on September 30, 1998 to stockholders of record on September 14, 1998.

(4) Dividends are historical per share amounts declared and paid by Charter One, as adjusted for stock splits and stock dividends (including the Charter One Stock Dividend). No adjustment has been made for mergers accounted for as a pooling of interests.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF ALBANK FINANCIAL CORPORATION





                                              At and For the Six Months
                                                       Ended             At and For the Year Ended December 31,
                                              -------------------------  --------------------------------------
                                                 June 30,    June 30,
                                                  1998         1997          1997         1996         1995
                                               -----------  -----------  -----------  -----------  -----------
                                                         (Dollars in thousands, except per share amounts)
SELECTED OPERATING DATA FOR THE PERIOD:
  Interest income............................   $  145,164   $  130,048   $  269,176  $   248,526  $   212,502
  Interest expense...........................       71,737       63,562      132,430      122,885      104,015
                                                ----------  -----------  -----------  -----------  -----------
  Net interest income........................       73,427       66,486      136,746      125,641      108,487
  Provision for loan losses..................        3,600        3,600        7,200        5,775        4,500
                                                ----------  -----------  -----------  -----------  -----------
    Net interest income after loan provision.       69,827       62,886      129,546      119,866      103,987
  Noninterest income.........................       10,434        6,766       14,266       12,154        9,448
  Noninterest expense........................       48,965       40,012       84,390       90,303       65,804
                                                ----------  -----------  -----------  -----------  -----------
  Income before taxes........................       31,296       29,640       59,422       41,717       47,631
  Income tax provision.......................       11,214       10,882       15,998       15,510       18,348
                                                ----------  -----------  ----------- ------------  -----------
  Income before cumulative net effect of
     changes in accounting principles........       20,082       18,758       43,424       26,207       29,283
  Cumulative net effect of changes in
     accounting principles...................           --           --           --           --           --
                                                ----------   ----------   ----------  -----------  -----------
  Net income.................................   $   20,082   $   18,758   $   43,424  $    26,207  $    29,283
                                                ==========   ==========   ==========  ===========  ===========
  Earnings per share:
    Basic....................................   $     1.56   $     1.48   $     3.41  $      1.99  $      2.08
    Diluted..................................         1.46         1.37         3.17         1.87         1.96
  Cash dividends declared....................         0.39         0.30         0.66         0.51         0.40

SELECTED CONSOLIDATED DATA AT PERIOD END:
  Assets.....................................   $4,130,868   $3,602,227   $4,083,097  $ 3,506,136  $ 2,970,170
  Loans receivable, net......................    2,836,062    2,580,457    2,826,932    2,535,535    1,923,435
  Securities available for sale..............      719,807      660,836      768,517      617,943      656,784
  Investment securities......................       94,101       99,322       94,971      116,322      160,957
  Goodwill...................................       79,027       41,774       80,281       43,482       18,298
  Deposits...................................    3,505,324    2,986,514    3,483,791    3,013,129    2,558,288
  Borrowed funds.............................       88,166      132,988       88,808       72,407        1,290
  Stockholders' equity.......................      379,445      331,506      359,613      319,125      323,182

OTHER SELECTED FINANCIAL DATA:
  Book value per share.......................   $    28.70  $     25.85   $    27.86  $     24.72  $     23.37
  Tangible book value per share..............        22.72        22.59        21.64        21.35        22.05
  Return on average stockholders' equity
    ("ROE")..................................        11.04%       11.67%       13.03%        8.20%        9.09%
  Return on average assets ("ROA")...........         0.99         1.08         1.19         0.77         0.99
  Net interest margin........................         3.82         3.97         3.96         3.91         3.84
  Net interest spread........................         3.36         3.55         3.51         3.52         3.40
  Equity to assets (period end)..............         9.19         9.20         8.81         9.10        10.88

  Core net income(1)(2)......................   $   20,023   $   18,599   $   37,139   $   32,584  $    30,013
  Earnings per share based on "core net income":
    Basic....................................         1.55         1.46         2.91         2.48         2.14
    Diluted..................................         1.45         1.36         2.71         2.32         2.01
  ROE based on "core net income".............        11.00%       11.57%       11.14%       10.20%        9.32%
  ROA based on "core net income".............         0.99         1.07         1.02         0.96         1.01


                                                     At and For the
                                                 Year Ended December 31,
                                             -----------------------------
                                                   1994         1993
                                             -----------------------------
                                            (Dollars in thousands, except
                                                    per share amounts)
SELECTED OPERATING DATA FOR THE PERIOD:
  Interest income............................   $   186,804   $   183,986
  Interest expense...........................        82,092        86,416
                                                -----------   -----------
  Net interest income........................       104,712        97,570
  Provision for loan losses..................         4,500         4,200
                                                -----------   -----------
    Net interest income after loan provision.       100,212        93,370
  Noninterest income.........................        10,091        10,035
  Noninterest expense........................        61,833        59,718
                                                -----------   -----------
  Income before taxes........................        48,470        43,687
  Income tax provision.......................        19,898        18,289
                                                -----------   -----------
  Income before cumulative net effect of
     changes in accounting principles........        28,572        25,398
  Cumulative net effect of changes in
     accounting principles...................            --            37
                                                -----------   -----------
  Net income.................................   $    28,572   $    25,435
                                                ===========   ===========
  Earnings per share:
    Basic....................................   $      1.90   $      1.55
    Diluted..................................          1.79          1.47
  Cash dividends declared....................          0.33           ---

SELECTED CONSOLIDATED DATA AT PERIOD END:
  Assets.....................................   $ 2,963,843   $ 2,773,223
  Loans receivable, net......................     1,768,287     1,527,480
  Securities available for sale..............       167,024        51,256
  Investment securities......................       805,850       962,204
  Goodwill...................................        19,207         5,417
  Deposits...................................     2,541,962     2,381,714
  Borrowed funds.............................        15,300         4,200
  Stockholders' equity.......................       316,789       313,283

OTHER SELECTED FINANCIAL DATA:
  Book value per share.......................   $     21.27   $     19.48
  Tangible book value per share..............         19.98         19.15
  Return on average stockholders' equity
    ("ROE")..................................          9.11%         8.23%
  Return on average assets ("ROA")...........          1.02          0.92
  Net interest margin........................          3.87          3.69
  Net interest spread........................          3.49          3.28
  Equity to assets (period end)..............         10.69         11.30

  Core net income(1)(2)......................   $    28,572   $    25,435
  Earnings per share based on "core net income":
    Basic....................................          1.90          1.55
    Diluted..................................          1.79          1.47
  ROE based on "core net income".............          9.11%         8.23%
  ROA based on "core net income".............          1.02          0.92

- ----------------------
(1) Core net income excludes, for the six month period ended June 30, 1998, the after-tax effect of a partial recovery ($.06 million) of the 1995 write-off of a capital investment in Nationar.
(2) Core net income excludes for the year ended December 31, 1997, a $6.0 million tax benefit that resulted from a corporate realignment and the after-tax recovery of $0.3 million related to the 1995 Nationar write-off; for the year ended December 31, 1996, the after-tax effect of the $6.4 million special assessment to recapitalize the Savings Association Insurance Fund (the "SAIF"); and, for the year ended December 31, 1995, the after-tax effect of a $0.7 million write-off of the capital investment in Nationar.

                              THE SPECIAL MEETINGS

         This Joint Proxy Statement/Prospectus and the accompanying proxy card are being furnished to the stockholders of Charter One and ALBANK in connection with the solicitation of proxies by the Charter One Board and the ALBANK Board, respectively, for use at the Special Meetings and at any adjournment or postponement thereof.

CHARTER ONE SPECIAL MEETING

         Time and Date; Record Date. The Charter One Special Meeting will be held at the Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Friday, November 13, 1998 at 10:30 a.m., local time, unless adjourned or postponed. This Joint Proxy Statement/Prospectus is being sent to holders of record of Charter One Common Stock as of the Charter One Record Date, and is accompanied by a proxy card which the Charter One Board requests that stockholders execute and return to Charter One for use at the Charter One Special Meeting and at any and all adjournments or postponements thereof. This Joint Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to holders of Charter One Common Stock on or about October 6, 1998.

         The Charter One Board has fixed the Charter One Record Date as of the close of business on September 22, 1998 as the time for determining holders of Charter One Common Stock who are entitled to notice of and to vote at the Charter One Special Meeting. Only holders of record of Charter One Common Stock on the Charter One Record Date will be entitled to notice of and to vote at the Charter One Special Meeting. As of the Charter One Record Date, there were outstanding and entitled to vote at the Charter One Special Meeting 126,220,205 shares of Charter One Common Stock.

         Matters to be Considered. At the Charter One Special Meeting, holders of Charter One Common Stock will vote to approve proposals to (i) approve the Charter One Share Issuance, (ii) adopt the Charter One Certificate Amendment and
(iii) approve the TEIGAP. Charter One stockholders also may consider and vote upon such other matters as are properly brought before the Charter One Special Meeting, including proposals to adjourn the Charter One Special Meeting to permit further solicitation of proxies by the Charter One Board in the event there are not sufficient votes to approve the Charter One Share Issuance, the TEIGAP or adopt the Charter One Certificate Amendment at the time of the Charter One Special Meeting; provided, however, that no proxy which is voted against the proposal to approve the Charter One Share Issuance, the proposal to adopt the Charter One Certificate Amendment or the proposal to approve the TEIGAP will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the Charter One Board knows of no business that will be presented for consideration at the Charter One Special Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.

         THE CHARTER ONE BOARD UNANIMOUSLY RECOMMENDS THAT CHARTER ONE STOCKHOLDERS VOTE FOR APPROVAL OF THE CHARTER ONE SHARE ISSUANCE, FOR ADOPTION OF THE CHARTER ONE CERTIFICATE AMENDMENT AND FOR APPROVAL OF THE TEIGAP.

         Voting Rights; Vote Required. Each holder of record of Charter One Common Stock on the Charter One Record Date will be entitled to cast one vote for each share registered in his, her, or its name on each matter presented for a vote of the stockholders at the Charter One Special Meeting. Such vote may be exercised in person or by a properly executed proxy. See "-- Proxy Solicitation" below. Approval of the Charter One Share Issuance and the TEIGAP require the affirmative vote of at least a majority of the total votes actually cast on the matter at the Charter One Special Meeting by the holders of Charter One common stock. Adoption of the Charter One Certificate Amendment requires the approval of at least a majority of the votes entitled to be cast on the matter at the Charter One Special Meeting by the holders of Charter One common stock. For purposes of counting votes on these proposals, failures to vote, explicit abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares and with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will have the same effect as votes against the Charter One Certificate Amendment; failures to vote and broker non-votes will have no effect on the vote with respect to the Charter One Share Issuance or the TEIGAP, but explicit abstentions will have the same effect as votes against the Charter One

Share Issuance and the TEIGAP. No other proposal is conditioned on, or subject to, approval of any other proposal to be considered and voted upon at the Charter One Special Meeting.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Charter One Common Stock entitled to vote at the Charter One Special Meeting shall constitute a quorum for purposes of the Charter One Special Meeting. Shares represented by a proxy on which the stockholder has explicitly abstained from voting and broker non-votes will be considered present for purposes of determining a quorum. The affirmative vote of at least a majority of shares represented at the Charter One Special Meeting may authorize the adjournment of the meeting.

         As of the Charter One Record Date, directors and executive officers of Charter One and their affiliates beneficially owned 7,000,644 shares (excluding 2,138,754 shares of Charter One Common Stock underlying stock options), or 5.5% of the then-outstanding shares of Charter One Common Stock entitled to vote at the Charter One Special Meeting. The directors and executive officers of Charter One have indicated their intention to vote or cause to be voted the shares of Charter One Common Stock owned or controlled by them for approval of the Charter One Share Issuance, adoption of the Charter One Certificate Amendment and approval of the TEIGAP at the Charter One Special Meeting. Accordingly, assuming such shares are so voted and the shares owned by the Charter One Bank Employee Stock Ownership Plan (the "Charter One ESOP") are voted in favor of the adoption of the Charter One Certificate Amendment, such proposal will require the affirmative vote of the holders of approximately an additional 44.6% of the outstanding shares of Charter One Common Stock entitled to vote at the Charter One Special Meeting. See CHARTER ONE FINANCIAL, INC., CHARTER-MICHIGAN BANCORP, INC. AND CHARTER ONE BANK, F.S.B. -- Beneficial Ownership of Certain Persons."

         As of the Charter One Record Date, ALBANK, ALBANK's directors and executive officers and their affiliates did not own any shares of Charter One Common Stock.

         Proxies and Proxy Solicitation. If a Charter One stockholder properly executes and returns a proxy in the form distributed by Charter One, the proxies named will vote the shares represented by that proxy at the Charter One Special Meeting. Where a stockholder specifies a choice, the proxy will be voted in accordance with the stockholder's specification. If no specific direction is given, the proxies will vote the shares in favor of approval of the Charter One Share Issuance adoption of the Charter One Certificate Amendment and approval of the TEIGAP. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the discretion of the proxies.

         The affirmative vote of at least a majority of the shares represented at the Charter One Special Meeting may authorize the adjournment of the Charter One Special Meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

         Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of Charter One at 1215 Superior Avenue, Cleveland, Ohio, 44114, on or before the taking of the vote at the Charter One Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Charter One Common Stock or by attending the Charter One Special Meeting and voting in person. Attendance at the Charter One Special Meeting will not in itself constitute the revocation of a proxy.

         In addition to solicitation by mail, directors, officers, and employees of Charter One, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Charter One, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, Charter One has engaged Georgeson & Company, Inc. ("Georgeson") to assist Charter One in distributing proxy materials and contacting record and beneficial owners of Charter One Common Stock. Charter One has agreed to pay Georgeson a fee of $8,000 plus out-of-pocket expenses for its services to be rendered on behalf of Charter One. Charter One will bear its own expenses in connection with the solicitation of proxies for the Charter One Special Meeting. See "THE MERGER--Expenses."

         HOLDERS OF CHARTER ONE COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

ALBANK SPECIAL MEETING

         Time and Date; Record Date. The ALBANK Special Meeting will be held at the ALBANK, FSB Operations Center, 833 Broadway, Albany, New York on Friday, November 13, 1998 at 10:30 a.m., local time, unless adjourned or postponed. This Joint Proxy Statement/Prospectus is being sent to holders of record of ALBANK Common Stock as of the ALBANK Record Date, and is accompanied by a proxy card which the ALBANK Board requests that stockholders execute and return to ALBANK for use at the ALBANK Special Meeting and at any and all adjournments or postponements thereof. This Joint Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to holders of ALBANK Common Stock on or about October 6, 1998.

         The ALBANK Board has fixed the ALBANK Record Date as of the close of business on September 22, 1998 as the time for determining holders of ALBANK Common Stock who are entitled to notice of and to vote at the ALBANK Special Meeting. Only holders of record of ALBANK Common Stock on the ALBANK Record Date will be entitled to notice of and to vote at the ALBANK Special Meeting. As of the ALBANK Record Date, there were 13,368,214 shares of ALBANK Common Stock outstanding and entitled to be voted at the ALBANK Special Meeting.

         Matters to be Considered. At the ALBANK Special Meeting, holders of ALBANK Common Stock will consider and vote upon a proposal to adopt the Merger Agreement. Holders of ALBANK Common Stock also may consider and vote upon such other matters as are properly brought before the ALBANK Special Meeting, including proposals to adjourn the ALBANK Special Meeting to permit further solicitation of proxies by the ALBANK Board in the event that there are not sufficient votes to adopt the Merger Agreement at the time of the ALBANK Special Meeting; provided, however, that no proxy which is voted against the proposal to adopt the Merger Agreement will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the ALBANK Board knows of no business that will be presented for consideration at the ALBANK Special Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.

         THE ALBANK BOARD UNANIMOUSLY RECOMMENDS THAT ALBANK STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

         Voting Rights; Vote Required. Each holder of record of ALBANK Common Stock on the ALBANK Record Date will be entitled to cast one vote for each share registered in his, her or its name on each matter presented for a vote of the stockholders at the ALBANK Special Meeting. Such vote may be exercised in person or by a properly executed proxy. See "-- Proxies and Proxy Solicitation" below. Adoption of the Merger Agreement at the ALBANK Special Meeting will require the affirmative vote of the holders of at least a majority of the outstanding shares of ALBANK Common Stock entitled to vote at the ALBANK Special Meeting. For purposes of counting votes on this proposal, failure to vote, explicit abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares and with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will have the same effect as votes against adoption of the Merger Agreement. Adoption of the Merger Agreement by the stockholders of ALBANK is a condition to, and required for, consummation of the Merger. See "THE MERGER -- Conditions to the Merger."

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of ALBANK Common Stock entitled to vote at the ALBANK Special Meeting shall constitute a quorum for purposes of the ALBANK Special Meeting. Shares represented by a proxy on which the stockholder has explicitly abstained from voting and broker non-votes will be considered present for purposes of determining a quorum, but, as noted above, explicit abstentions and broker non-votes will have the same effect as a vote against adoption of the Merger Agreement. The affirmative vote of at least a majority of shares represented at the ALBANK Special Meeting may authorize the adjournment of the meeting.

         As of the ALBANK Record Date, directors and executive officers of ALBANK and their affiliates beneficially owned 662,538 shares (excluding
546,619 shares of ALBANK Common Stock underlying stock options), or 5.0% of the then-outstanding shares, of ALBANK Common Stock entitled to be voted at the ALBANK Special Meeting. The directors and executive officers of ALBANK have indicated that they intend to vote or cause to be voted the shares of ALBANK Common Stock owned or controlled by them for adoption of the Merger Agreement. Accordingly, assuming such shares are so voted in favor of the Merger Agreement, adoption of the Merger Agreement will require the affirmative vote of the holders of approximately an additional 45.1% of the outstanding shares of ALBANK Common Stock entitled to vote at the ALBANK Special Meeting. See "ALBANK FINANCIAL CORPORATION -- Beneficial Ownership of Certain Persons."

         As of the ALBANK Record Date, Charter One, Charter One's directors and executive officers and their affiliates did not beneficially own any shares of ALBANK Common Stock.

         Proxies and Proxy Solicitation. If an ALBANK stockholder properly executes and returns a proxy in the form distributed by ALBANK, the proxies named will vote the shares represented by that proxy at the ALBANK Special Meeting. Where a stockholder specifies a choice, the proxy will be voted in accordance with the stockholder's specification. If no specific direction is given, the proxies will vote the shares in favor of adoption of the Merger Agreement. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the discretion of the proxies.

         The affirmative vote of at least a majority of the shares represented at the ALBANK Special Meeting may authorize the adjournment of the ALBANK Special Meeting; provided, however, that no proxy which is voted against adoption of the Merger Agreement will be voted in favor of adjournment to solicit further proxies for such proposal.

         Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Corporate Secretary of ALBANK at 10 North Pearl Street, Albany, New York 12207, on or before the taking of the vote at the ALBANK Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of ALBANK Common Stock or by attending the ALBANK Special Meeting and voting in person. Attendance at the ALBANK Special Meeting will not in itself constitute the revocation of a proxy.

         In addition to solicitation by mail, directors, officers and employees of ALBANK, who will not be specifically compensated for such services, may solicit proxies from the stockholders of ALBANK, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. ALBANK will bear its own expenses in connection with the solicitation of proxies for the ALBANK Special Meeting; however, the cost of printing this Joint Proxy Statement/Prospectus and filing fees at the Commission will be borne equally by Charter One and ALBANK. See "THE MERGER--Expenses."

         HOLDERS OF ALBANK COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


           CHARTER ONE FINANCIAL, INC., CHARTER-MICHIGAN BANCORP, INC.
                          AND CHARTER ONE BANK, F.S.B.

GENERAL

         Charter One is a Delaware corporation organized in 1987 for the purpose of becoming a holding company and owning all of the outstanding common stock of Charter One Bank in connection with Charter One Bank's 1988 conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. In 1996, Charter One formed Charter-Michigan, which is headquartered in Dearborn, Michigan. Charter One is currently a unitary savings institution holding company which, under existing laws, has very few restrictions on permissible types of business activities. Charter One's business has consisted primarily of the business of Charter One Bank and its subsidiaries. The executive offices of Charter One are located at 1215 Superior Avenue, Cleveland, Ohio 44114, and the telephone number is (216) 566-5300.

         Charter One Bank, chartered in 1934 as The First Federal Savings and Loan Association of Cleveland, was the first federally chartered savings and loan association in Ohio. In 1982, Charter One Bank converted to a federally chartered savings bank, changing its name to The First Federal Savings Bank and, in 1992, changed its name once again, to Charter One Bank, F.S.B.

         On October 31, 1995, Charter One combined with FirstFed Michigan Corporation ("FirstFed") in a merger of equals. The FirstFed merger was accounted for as a "pooling of interests" and, accordingly, the financial statements for Charter One for all periods prior to the FirstFed merger have been restated to include the results of FirstFed. FirstFed's principal subsidiary, First Federal of Michigan, a savings and loan association, was merged with and into Charter One Bank. On October 3, 1997, Charter One combined with RCSB Financial, Inc. ("Rochester") in a strategic alliance (the "Rochester Merger"). The Rochester Merger was also accounted for as a "pooling of interests" and, accordingly, the financial statements for Charter One for all periods prior to the Rochester Merger have been restated to include the results of Rochester. Rochester's principal subsidiary, Rochester Community Savings Bank, was merged with and into Charter One Bank. Moreover, Charter One acquired First Nationwide's 21 branch offices located in the Detroit Metropolitan area, and Haverfield Corporation ("Haverfield") in 1996 and 1997, respectively. The Haverfield merger was accounted for as a purchase under GAAP.

         On April 23, 1998 Charter One entered into an Agreement and Plan of Merger and Reorganization with CSFC (the "CSFC Merger Agreement") pursuant to which a newly organized, wholly owned subsidiary of Charter One will merge with and into CSFC to be followed immediately by the merger of CSFC with and into Charter One, and the Cuyahoga Savings Association, a wholly owned subsidiary of CSFC ("CSFC Bank"), will be merged with and into Charter One Bank. The CSFC Acquisition is currently pending and is subject to, among other conditions, receipt of requisite regulatory approvals and approval of the CSFC stockholders. See "RECENT DEVELOPMENTS." Charter One continues to explore other opportunities to acquire financial institutions and other financial services-related businesses in order to expand the scope of its services and its customer base. Discussions are continually being carried on relating to such potential acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Charter One not to comment on such discussions or possible acquisitions until a definitive agreement has been reached.

         Headquartered in Cleveland, Ohio, as of June 30, 1998, Charter One Bank operated through 225 banking offices: 103 in Ohio, 84 in Michigan (under the name First Federal of Michigan), and 38 in Western New York (under the name Rochester Community Savings Bank). The market areas served by the Charter One Bank include approximately 41% of the population of Ohio, 51% of Michigan, and 12% of New York. As of June 30, 1998, Charter One had total consolidated assets of $19.8 billion, deposits of $10. 9 billion and stockholders' equity of $1.5 billion.

         Charter One Bank and the other subsidiaries of Charter One are engaged in a variety of financial services businesses. In addition to the general business of attracting deposits and making real estate and other loans, Charter One is engaged in mortgage banking, automobile lending, equipment leasing, data processing, real estate appraisal, and retail brokerage services. Charter One's earnings are affected by general economic and competitive conditions, changes in market interest rates, conditions in the real estate market, government policies and the actions of federal and state regulatory authorities.

         Charter One Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, which is a member of the FHLB System, and its deposits are insured up to prescribed limits by the FDIC. Charter One Bank is subject to comprehensive examination, supervision and regulation by its primary regulator, the OTS, and the FDIC.

         For additional information, see "SUMMARY -- Selected Consolidated Financial and Other Data of Charter One Financial, Inc." Additional information concerning Charter One, Charter-Michigan and Charter One Bank also is included in the Charter One documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

PENDING STRUCTURAL CHANGES

         In order to obtain ownership of the stock of ALBANK Commercial, Charter One submitted an application to the FRB to become a bank holding company (the "Holding Company Conversion"). Upon becoming a bank holding company, Charter One will deregister with the OTS as a savings and loan holding company. No assurance can be given whether the application submitted to the FRB will be approved, or, if approved, whether the Holding Company Conversion will be consummated. Set forth below is a summary of the material aspects of the regulation of bank holding companies.

         General. Bank holding companies, such as ALBANK, are subject to comprehensive regulation by the FRB under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the FRB. As a bank holding company, Charter One will be required to file reports with the FRB and such additional information as the FRB may require, and will be subject to regular inspections by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among others things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulation as well as unsafe or unsound practices.

         Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, bank holding companies to contribute additional capital to undercapitalized subsidiary banks. In addition, under the Federal Deposit Insurance Act, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Under the BHCA, a bank holding company must obtain FRB approval before, among other matters: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company.

         As a savings and loan holding company, Charter One is generally not subject to any activity restrictions, but as a bank holding company it will be subject to the more restrictive activity limitations imposed on bank holding companies. The BHCA prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution (such as Charter One Bank), mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and providing securities brokerage services for customers. The scope of permissible activities may be expanded from time to time by the FRB. Such activities may also be affected by federal legislation.

         Charter One Bank currently engages in the issuance and sale of savings bank life insurance and has committed to the OTS to terminate such activities by October 3, 1999. In addition, when it became a bank holding company, ALBANK committed to the FRB that it would terminate the issuance and sale by ALBANK, FSB of savings bank life insurance on or before October 10, 1999. Unless these deadlines are extended by the FRB and the OTS, Charter One Bank and ALBANK, FSB, if it has not been merged into Charter One Bank, will terminate savings bank life insurance activities in October 1999.

         Interstate Banking and Branching. In 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Riegle-Neal Act allows the FRB to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The FRB may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Riegle-Neal Act also prohibits the FRB from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Riegle-Neal Act.

         Additionally, the federal banking agencies are authorized to approve interstate merger transactions without regard to whether such transactions are prohibited by the law of any state, unless the home state of one of the banks opted out of the Riegle-Neal Act by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration amounts described above.

         The Riegle-Neal Act authorizes the OCC and the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. As required by the Riegle-Neal Act, the OCC, FDIC and FRB have prescribed regulations which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production, including guidelines to ensure that interstate branches operated by an out-of-state bank in a host state reasonably help to meet the credit needs of the communities which they serve.

         As a federal thrift institution, Charter One Bank, subject to certain conditions, has nationwide branching authority regardless of any state law.

         Dividends. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized."

         Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

         Capital Requirements. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks and federal thrift institutions. As a savings and loan holding company, Charter One is not subject to any minimum capital requirements.

         Legislative and Regulatory Proposals. Any changes in the extensive regulatory scheme to which Charter One is and will be subject, whether by any of the Federal banking agencies or Congress, could have a material effect on Charter One, and Charter One cannot predict what, if any, future actions may be taken by legislative or regulatory authorities or what impact such actions may have.

         The Clinton Administration and Congressional leaders have been considering measures to restructure the regulation of banks and savings associations. Legislation pending in the Senate, which passed the House of Representatives as H.R. 10, would, if ultimately enacted into law, provide for sweeping financial modernization of the banking system. The stated purposes of H.R. 10 are to enhance consumer choice in the financial services marketplace, level the playing field among providers of financial services and increase competition. As passed by the House of Representatives, H.R. 10 would remove certain restrictions contained in the Glass-Steagall Act of 1933 and the BHCA, thereby allowing qualified financial holding companies to control banks, securities firms, insurance companies and other financial firms. Conversely, securities firms, insurance companies and other financial firms would be allowed to own or affiliate with commercial banks. Under the new framework, the FRB would serve as an umbrella regulator to oversee the new financial holding company structure. Securities affiliates would be required to comply with all applicable federal securities laws, including registration and other requirements applicable to broker-dealers. H.R. 10 would also provide that insurance affiliates of banks be subject to applicable state insurance regulations and supervision. With respect to the thrift industry, H.R. 10 would, among other things, restrict the interstate branching authority of federal savings associations to that applicable to banks, but permit institutions to keep existing branches. In addition, the bill would merge the OTS and the OCC, and would also merge the SAIF and the Bank Insurance Fund after a waiting period. There can be no assurance of when or if the legislation described will be enacted, or if enacted, what form such legislation will ultimately take.

BENEFICIAL OWNERSHIP OF CERTAIN PERSONS

         Persons and groups owning in excess of 5% of Charter One Common Stock are required to file certain reports regarding such ownership with Charter One and the Commission. Charter One's directors and executive officers are also required to file certain reports regarding their ownership of Charter One Common Stock with the Commission. Copies of those reports must also be furnished to Charter One. A person is considered the beneficial owner of Charter One Common Stock with respect to which such person has or shares voting or investment power or has the right to acquire ownership at any time within 60 days, including, without limitation, through the exercise of a stock option, warrant or right, or the conversion of a security. The following table sets forth, as of the Charter One Record Date, the Charter One Common Stock beneficially owned by persons or groups owning in excess of 5% of the Charter One Common Stock (adjusted to reflect the Stock Split and the Charter One Stock Dividend).


                                                                            PERCENT OF SHARES OF
              NAME AND ADDRESS                  AMOUNT AND NATURE OF            COMMON STOCK
            OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP            OUTSTANDING
- -----------------------------------------------------------------------------------------------------

FMR Corporation                                       8,340,150(1)                  6.20%
82 Devonshire Street
Boston, MA 02109

- -----------------

          (1) ACCORDING TO THE SCHEDULE 13G/A FILED BY THE REPORTING PARTY ON FEBRUARY 10, 1998, THE REPORTING PARTY HAS SOLE POWER TO VOTE 713,269 SHARES AND NO SHARES AS TO WHICH SHARED VOTING MAY BE EXERCISED. THE REPORTING PARTY HAS SOLE POWER TO DISPOSE OF ALL SHARES.

         The following table sets forth information as of the Charter One Record Date as to the shares of Charter One Common Stock beneficially owned by directors of Charter One individually, by the five most highly compensated executive officers of Charter One, including the Chief Executive Officer, individually, and by executive officers and directors of Charter One as a group. Ownership information is based upon information furnished by the respective individuals.


                                                                                        AMOUNT AND               PERCENT OF
                                                                                         NATURE OF                SHARES OF
                                     NAME OF                                             BENEFICIAL              COMMON STOCK
                                 BENEFICIAL OWNER                                  OWNERSHIP (1)(2)(3)(4)        OUTSTANDING
         ---------------------------------------------------------------          ------------------------------------------------
Charles John Koch, Chairman of the Board, President and Chief Executive Officer                937,724 (5)            *
Mark D. Grossi, Director and Executive Vice President                                          507,589 (6)            *
John D. Koch, Director and Executive Vice President                                            555,043 (7)            *
Richard W. Neu, Director, Executive Vice President and Chief Financial Officer                 638,956 (8)            *
Robert J. Vana, Senior Vice President, Chief Corporate Counsel and Secretary                   238,937 (9)            *
Eugene B. Carroll, Sr., Director                                                                25,590                *
Phillip W. Fisher, Director                                                                  1,512,834(10)          1.13%
Denise M. Fugo, Director                                                                        14,223                *
Charles M. Heidel, Director                                                                     13,082(11)            *
Charles F. Ipavec, Director                                                                    216,349                *
Philip J. Meathe, Director                                                                      37,986(12)            *
Michael P. Morley, Director                                                                     10,024(13)            *
Henry R. Nolte, Jr., Director                                                                   18,519(14)            *
Ronald F. Poe, Director                                                                         19,197(15)            *
Victor A. Ptak, Director                                                                        30,088(16)            *
Melvin J. Rachel, Director                                                                         630                *
Jerome L. Schostak, Director                                                                 3,452,651(17)          2.58%
Mark Shaevsky, Director                                                                         70,345(18)            *
Leonard S. Simon, Director                                                                     567,607(19)            *
John P. Tierney, Director                                                                        9,747(20)            *
Eresteen R. Williams, Director                                                                   7,746(21)            *
All executive officers and directors as a group (22 persons)                                 9,139,398(22)          6.70%

- ----------------

*   Does not exceed 1%

(1) Shares held under the Charter One Bank's employee savings plan and the Charter One ESOP are reported as of December 31, 1997.

(2) Assumes exercise of stock options held by beneficial owner exercisable within 60 days.

(3) Included are shares owned directly or indirectly through a trust or corporation or by spouses and minor children, as to which the beneficial owner exercises sole voting and dispositive power, except as otherwise noted herein.

(4) For the executive officers, included are shares allocated to such executive officers under the Charter One ESOP, as well as a proportionate share of the unallocated shares, which are deemed to be beneficially owned by the executive officers as a result of the executive officers' ability to direct the trustee's voting of such shares through the vote of the executive officers' allocated shares.

(5) Included are 382,760 shares Mr. Charles John Koch has the right to purchase pursuant to stock options exercisable within 60 days.

(6) Included are 216,862 shares Mr. Grossi has the right to purchase pursuant to stock options exercisable within 60 days.

(7) Included are 250,052 shares Mr. John D. Koch has the right to purchase pursuant to stock options exercisable within 60 days.

(8) Included are 608,553 shares Mr. Neu has the right to purchase pursuant to stock options exercisable within 60 days.

(9) Included are 118,074 shares Mr. Vana has the right to purchase pursuant to stock options exercisable within 60 days.

(10) Included are 1,184,859 shares owned by Martinique Hotel, Inc., a personal holding company as to which Mr. Fisher serves as a director and is a shareholder.

(11) Included are 6,944 shares Mr. Heidel has the right to purchase pursuant to stock options exercisable within 60 days.

(12) Included are 6,944 shares Mr. Meathe has the right to purchase pursuant to stock options exercisable within 60 days.

(13) Included are 7,504 shares Mr. Morley has the right to purchase pursuant to stock options exercisable within 60 days.

(14) Included are 6,944 shares Mr. Nolte has the right to purchase pursuant to stock options exercisable within 60 days.

(15) Included are 11,516 shares Mr. Poe has the right to purchase pursuant to stock options exercisable within 60 days.

(16) Included are 10,418 shares Mr. Ptak has the right to purchase pursuant to stock options exercisable within 60 days.

(17) Included are 6,944 shares Mr. Schostak has the right to purchase pursuant to stock options exercisable within 60 days.

(18) Included are 6,944 shares Mr. Shaevsky has the right to purchase pursuant to stock options exercisable within 60 days.

(19) Included are 277,315 shares Mr. Simon has the right to purchase pursuant to stock options exercisable within 60 days.

(20) Included are 5,497 shares Mr. Tierney has the right to purchase pursuant to stock options exercisable within 60 days.

(21) Included are 6,944 shares Ms. Williams has the right to purchase pursuant to stock options exercisable within 60 days.

(22) Included are 2,138,754 shares the directors and executive officers as a group have the right to purchase pursuant to stock options exercisable within 60 days.



                  ALBANK FINANCIAL CORPORATION, ALBANK, FSB AND
                                ALBANK COMMERCIAL


GENERAL

         ALBANK is a Delaware corporation and is the holding company for ALBANK, FSB, a federal savings bank, and ALBANK Commercial, a New York chartered commercial bank. Both institutions are wholly owned subsidiaries of ALBANK and are headquartered in Albany, New York. The executive offices of ALBANK are located at 10 North Pearl Street, Albany, New York 12207, and the telephone number is (518) 445-2100.

         As of June 30, 1998, ALBANK had total consolidated assets of $4.1 billion, deposits of $3.5 billion and stockholders' equity of $379 million.

         The businesses of ALBANK, FSB and ALBANK Commercial consist principally of attracting retail and corporate deposits (and, in the case of ALBANK Commercial, deposits from municipal/public entities in New York State) and investing those deposits, together with funds generated from operations and borrowings, in various loan products and investment securities. ALBANK, FSB also engages in the provision of Savings Bank Life Insurance. Through its wholly owned brokerage and insurance subsidiary, ALVEST Financial Services, Inc., ALBANK Commercial offers a wide range of financial products and services.

         As of June 30, 1998, ALBANK, FSB operated through 72 banking offices, 51 in upstate New York, 9 in the metropolitan area of Springfield, Massachusetts and 12 in Vermont, and ALBANK Commercial operated 37 banking offices, all in New York State.

         ALBANK, FSB is a member of the FHLB of New York, which is a member of the FHLB System. The deposits of ALBANK, FSB and ALBANK Commercial are insured up to prescribed limits by the FDIC. ALBANK, FSB and ALBANK Commercial are subject to comprehensive examination, supervision and regulation by their primary regulators, the OTS, in the case of ALBANK, FSB, and the New York Superintendent of Banks and the FDIC, in the case of ALBANK Commercial. ALBANK, as a bank holding company, is subject to examination, supervision and regulation by the FRB.

         For additional information, see "SUMMARY -- Selected Consolidated Financial and Other Data of ALBANK Financial Corporation." Additional information concerning ALBANK is included in ALBANK documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

BENEFICIAL OWNERSHIP OF CERTAIN PERSONS

         The following table sets forth certain information as to those persons believed by management of ALBANK to be beneficial owners of more than 5% of the outstanding shares of ALBANK Common Stock, as disclosed in certain reports ("Section 13G Reports") regarding such ownership filed as of February 10, 1998 with the Commission and with ALBANK pursuant to the Exchange Act. A person is considered the beneficial owner of ALBANK Common Stock with respect to which such person has or shares voting or investment power or has the right to acquire ownership at any time within 60 days, including, without limitation, through the exercise of a stock option, warrant or right, or the conversion of a security. Other than those persons listed below, ALBANK is not aware of any person or group that owned more than 5% of the ALBANK Common Stock as of the ALBANK Record Date.


                                                                              PERCENT OF SHARES OF
                NAME AND ADDRESS                    AMOUNT AND NATURE OF          COMMON STOCK
               OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP          OUTSTANDING
- ------------------------------------------------------------------------------------------------------
Employee Stock Ownership Plan and                         914,380                    6.83%
Trust of the ALBANK, FSB
Incentive Savings and Employee
Stock Ownership Plan (the "ALBANK
ESOP")
10 North Pearl Street
Albany, New York 12207(2)

          ----------------

        (1)calculated using the total number of shares of ALBANK Common stock outstanding on the ALBANK Record Date, which was 13,368,214 shares.

        (2)The Human Resources Committee of the Board of Directors of ALBANK,
           FSB administers the ALBANK ESOP. Bankboston, N.A. has been appointed trustee for the ALBANK ESOP ("ESOP Trustee") by the Board of Directors. Subject to its fiduciary duties, the ESOP Trustee must vote all allocated shares (673,452 shares) held in the ALBANK ESOP in accordance with the instructions of the participating employees.
           Unallocated shares (759,007 shares) and allocated shares for which no voting instructions have been received from participants will be voted by the ESOP Trustee, subject to its fiduciary duties, in a manner calculated to reflect most accurately the instructions it has received from participants regarding the allocated ALBANK Common
           Stock. The amount of shares set forth in the table reflects all unallocated shares, plus allocated shares for which no voting instructions were received in ALBANK's most recent meeting of shareholders as of the date of the Section 13G Report.

         The following table sets forth information as of the ALBANK Record Date as to shares of ALBANK Common Stock beneficially owned by directors of ALBANK individually, by the five most highly compensated executive officers of ALBANK, fsb, including the Chief Executive Officer, individually, and by executive officers and directors of ALBANK and ALBANK, fsb as a group. Ownership information is based upon information furnished by the respective individuals.


                                                                                                             PERCENT OF SHARES OF
                                     NAME OF                                        AMOUNT AND NATURE OF         COMMON STOCK
                                 BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP         OUTSTANDING
         ---------------------------------------------------------------           ----------------------- -------------------------
Herbert G. Chorbajian, Chairman of the Board, President and Chief Executive                     489,798(1)           3.66%
Officer
John E. Maloy, Sr., Director                                                                     69,588(2)            *
William J. Barr, Director                                                                        40,415(3)            *
Anthony P. Tartaglia, Director                                                                   40,441(4)            *
Susan J. Stabile, Director                                                                          100               *
Karen R. Hitchcock, Director                                                                      1,100(5)            *
Francis L. McKone, Director                                                                       1,000(6)            *
John J. Nigro, Director                                                                             250               *
Richard J. Heller, Executive Vice President and Chief Financial Officer                         163,284(7)           1.22%
Barry G. Blenis, Executive Vice President                                                       159,856(8)           1.19%
Clifford M. Apgar, Executive Vice President                                                      59,583(9)            *
Freling H. Smith, Senior Vice President, Secretary and General Counsel                          87,448(10)            *
All executive officers and directors of ALBANK and ALBANK, fsb as a group (13 persons)
                                                                                             1,209,157(11)           9.04%

_________________

*    Does not exceed 1%.

(1) Included are 302,400 shares Mr. Chorbajian has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(2) Included are 33,000 shares Mr. Maloy has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(3) Included are 33,000 shares Mr. Barr has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(4) Included are 33,000 shares Mr. Tartaglia has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(5) Included are 1,100 shares Ms. Hitchcock has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(6) Included are 1,000 shares Mr. McKone has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(7) Included are 57,733 shares Mr. Heller has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(8) Included are 36,733 shares Mr. Blenis has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(9) Included are 9,733 shares Mr. Apgar has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(10) Included are 17,020 shares Mr. Smith has the right to purchase pursuant to ALBANK Stock Options which are exercisable within 60 days.

(11) Included are 546,619 shares (including the shares referred to in footnotes 1 through 10) the directors and executive officers as a group have the right to purchase pursuant to ALBANK Option Plans which are exercisable within 60 days.

                               RECENT DEVELOPMENTS


         On April 23, 1998, Charter One and Charter One Bank entered into the CSFC Merger Agreement, which provides for, among other things, the CSFC Acquisition, CSFC to be merged with and into Charter One, and CSFC Bank to be merged with and into Charter One Bank.

         Consummation of the CSFC Acquisition is subject to customary conditions, including, among other things, (i) the approval of the CSFC Merger Agreement by a majority vote of the outstanding shares of CSFC and (ii) receipt of regulatory approvals. All regulatory applications have been filed and a special meeting of CSFC's stockholders is scheduled for October 16, 1998. Although there can be no assurance as to the timing of such approvals or that they will be obtained, the CSFC Acquisition is currently expected to close during the fourth quarter of 1998.

         Upon consummation of the CSFC Acquisition, each of the 33,635 issued and outstanding shares of CSFC common stock (other than shares held by Charter One, CSFC, or any of their subsidiaries, and other than shares held by stockholders who have exercised dissenters' rights under Ohio law) will be canceled and converted into 63.37149 (which reflects the Charter One Stock Dividend) shares of Charter One Common Stock, including a corresponding number of rights associated with Charter One Common Stock pursuant to the Rights Agreement.

         CSFC is headquartered in Cleveland, Ohio and, through CSFC Bank, operates a banking business in Ohio. At June 30, 1998, CSFC had total consolidated assets of $392.9 million, deposits of $342.7 million and stockholders' equity of $30.6 million. CSFC's principal executive offices are located at 1360 East Ninth Street, Cleveland, Ohio 44114. CSFC's telephone number is (216) 771-3550.


                                   THE MERGER


         The information in this Joint Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto at Annex A and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

         Pursuant to the Merger Agreement, ALBANK will be merged with and into Charter-Michigan in a "stock-for- stock exchange" transaction. If the Merger is consummated, each share of ALBANK Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), will be converted into the right to receive 2.268 (which reflects the Charter One Stock Dividend) shares of Charter One Common Stock (subject to possible adjustment as described in "-- Amendment; Termination; Liabilities and Remedies for Breach"), including the right to receive a corresponding number of rights associated with the Charter One Common Stock pursuant to the Rights Agreement. See "-- Merger Consideration," and "COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION -- Rights Agreement."

BACKGROUND OF AND REASONS FOR THE MERGER

         Background of the Merger. Since its conversion from mutual to stock form in 1992, ALBANK has followed a strategy of growth through internal operations and acquisitions of banking companies and branch assets. Between March 1993 and May 1998, ALBANK acquired (i) eight branches from The Dime Savings Bank of New York, FSB ("Dime"), (ii) deposits of the closed Ludlow Savings Bank from the FDIC, (iii) deposits of an additional branch of Dime, (iv) Marble Financial Corporation, Rutland, Vermont, (v) six branches of Green Mountain Bank, Rutland, Vermont, (vi) 35 New York branches of KeyBank National Association, Albany, New York, and (vii) three New York branches of First Union National Bank. The ALBANK Board has from time to time reviewed its strategic alternatives for enhancing stockholder value, and while reiterating its confidence in the future of ALBANK as an independent company, has indicated that management should, consistent with the ALBANK Board's fiduciary obligation, consider bona fide offers that might enhance stockholder value.

         On December 8, 1997, Herbert G. Chorbajian, the Chairman, President and Chief Executive Officer of ALBANK, was formally introduced to Charles J. Koch, Chief Executive Officer of Charter One, by Leonard S. Simon, Vice Chairman of Charter One and formerly Chief Executive Officer of Rochester, which Charter One acquired in October 1997. Mr. Simon and Mr. Chorbajian have been acquainted for a number of years through savings bank trade groups. After the initial meeting, Mr. Koch called Mr. Chorbajian to suggest a meeting at which they could explore a possible transaction, and on March 3, 1998, Mr. Chorbajian and Mr. Koch met for this purpose.

         The managements of Charter One and ALBANK have, over time, regularly considered the possibility of acquisitions and strategic combinations with a variety of other financial institutions. While each of Charter One and ALBANK were exploring and engaged in discussions with other entities in connection with the possibility of acquisition transactions at the time discussions in connection with the Merger were being held, no alternative acquisitions or combinations were contemplated by either party at that time and neither party was engaged in any discussions with other entities with respect to the sale or other disposition of such party.

         At a regular meeting of the Charter One Board on March 20, 1998, Mr. Koch briefly advised the Charter One Board of preliminary discussions with Mr. Chorbajian concerning a possible transaction between Charter One and ALBANK. At a regular meeting of the ALBANK Board on March 24, 1998, Mr. Chorbajian briefed the Board in executive session, and the Board directed Mr. Chorbajian to explore more formally the interest expressed by Charter One. On April 3, 1998, ALBANK and Charter One executed a confidentiality agreement. Thereafter, and at another regularly scheduled meeting of the Charter One Board on April 22, 1998, Mr. Koch further updated the Charter One Board on the status of the discussions with ALBANK, with such discussions still being viewed as preliminary. On April 23, 1998, senior management of ALBANK and Charter One met. On May 7, 1998, ALBANK engaged Merrill Lynch as its financial advisor, and on June 10, 1998, Charter One engaged Lehman Brothers as its financial advisor, in each case in connection with a potential business combination involving Charter One and ALBANK. Between January and June, several discussions were held between Charter One and Lehman Brothers regarding the status of discussions with ALBANK. Between April 23 and June 14, 1998, senior management of Charter One and senior management of ALBANK and its financial advisors reviewed standard due diligence materials regarding the operations of, and other matters with respect to, the companies, and engaged in discussions regarding their respective financial circumstances, operations and other matters. On-site due diligence began at Charter One on June 9 and at ALBANK on June 11. In connection with the due diligence investigations conducted, each of Charter One and ALBANK provided to the other party, among other things, internal budget information for such company's respective 1998 fiscal year.

         Also on April 23, 1998, Mr. Chorbajian met with Mr. Koch to discuss, principally, the financial terms of the possible transaction including its effects on ALBANK's employees. On April 29, 1998, Charter One provided ALBANK with a term sheet setting forth the principal financial terms of its proposal together with a draft of a proposed agreement. On May 6, 1998, Charter One provided ALBANK with a draft of a supplement to the Merger Agreement relating to employee benefit matters. On April 28 and May 19, 1998, Mr. Chorbajian further briefed the ALBANK Board on the progress of discussions and was again authorized to continue the discussions. At a regularly scheduled meeting of the Charter One Board on May 21, 1998, a detailed review of the discussions and due diligence performed to date was lead by Mr. Koch, with the assistance of his executive management team. On May 29, 1998, Mr. Chorbajian and Mr. Koch met to discuss outstanding issues, including those related to employee benefits for ALBANK employees. Between April 29 and June 11, 1998, ALBANK and its legal and financial advisors negotiated the terms of the Merger Agreement and the Stock Option Agreement and ancillary documents with Charter One and its legal and financial advisors.

         At a meeting of the ALBANK Board held on June 11, 1998, Mr. Chorbajian and other members of the ALBANK management team described the discussions which had occurred since the briefing of the ALBANK Board on May 19 and presented the terms of the Charter One proposal. Mr. Chorbajian discussed the financial terms of the proposal, including the proposed exchange ratio of 2.16 (subsequently adjusted to 2.268 as a result of the Charter One Stock Dividend) shares of Charter One Common Stock for each share of ALBANK Common Stock, the potential for retention of employees and discussions regarding employee benefits, the representation of former ALBANK Board members on the Charter One Board and on the Advisory Board, and the management capabilities, philosophies and potential of Charter One. See "-- Reasons of ALBANK for the Merger." Merrill Lynch made a presentation regarding the financial aspects of the process which had been conducted, the Charter One proposal and the outlook for Charter One. Members of ALBANK's senior management and ALBANK's legal advisors also made presentations to the ALBANK Board, in which certain specific terms of the Charter One proposal and the proposed form of a merger agreement and stock option agreement were discussed. No action was taken by the ALBANK Board at this meeting. Following the meeting, representatives of ALBANK and Charter One negotiated and finalized the terms of the Merger Agreement and the Stock Option Agreement.

         At the June 14, 1998 meeting of the Charter One Board, with special legal counsel and financial advisors assisting, Mr. Koch presented the ALBANK business combination to the Charter One Board for approval. After a detailed discussion concerning the terms of the proposed Merger Agreement, a review of the pricing of the transaction, and a review of management's due diligence, the Charter One Board unanimously (with one director absent) approved the combination.

         On the evening of June 14, 1998, the ALBANK Board met again to consider the Charter One proposal. At the meeting, members of ALBANK's senior management and legal advisors discussed again the terms of the Merger Agreement. Merrill Lynch rendered its opinion that the Exchange Ratio was fair from a financial point of view to the stockholders of ALBANK. Mr. Koch of Charter One made a presentation to the ALBANK Board by telephone, in which he expressed his views as to the positive attributes of the proposed combination. The ALBANK Board then unanimously approved the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby as being in the best interests of ALBANK, its stockholders and other constituencies. The Merger Agreement and the Stock Option Agreement were executed by ALBANK and Charter One as of June 15, 1998.

         Charter One's Reasons for the Merger. The Charter One Board has determined that the terms of the Merger and the Merger Agreement and the Charter One Share Issuance are advisable and fair to, and in the best interests of, Charter One and its stockholders. In reaching its determination, the Charter One Board consulted with its financial advisor with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the Charter One Board also considered a number of factors which indicated that the Merger should produce an institution that is well capitalized, and one which will enjoy an enhanced retail lending franchise as well as a number of balance sheet and financial benefits that should foster the potential for earnings growth. The Charter One Board did not assign any specific or relative weights to the factors considered, and individual directors may have given different weights to different factors. The material factors considered were:

         (i) Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of ALBANK, individually and as combined with Charter One. From a financial perspective, it was determined that ALBANK's net yield level of 3.95%, high equity to asset ratio of 8.97%, and relatively low loan to deposit ratio of 79% served as a complement to Charter One's balance sheet profile. Additionally, an integral component of this consideration was the determination that it was a natural continuation of the market extension efforts of Charter One in New York, providing for one contiguous market area extending from southeastern Michigan through to Springfield, Massachusetts.

         (ii) The financial advice rendered by Charter One's financial advisor that the Exchange Ratio to be paid by Charter One to the stockholders of ALBANK in the Merger is fair, from a financial point of view, to Charter One. See "-- Opinion of Charter One's Financial Advisor."

         (iii) The terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger.

         (iv) The anticipated cost savings and efficiencies available to the combined company as a result of the Merger. Upon completion of systems conversions in early 1999, it is anticipated that future after-tax cost savings will be approximately $20 to $24 million per annum.

         (v) The current and prospective economic, competitive and regulatory environment facing each institution and other financial institutions.

         (vi) The results of the due diligence investigation conducted by the management of Charter One, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

         (vii) The expectation that the Merger would be tax free to Charter One for federal income tax purposes and accounted for under the "pooling-of-interests" method of accounting. See "-- Federal Income Tax Consequences of the Merger" and "-- Accounting Treatment."

         (viii) The prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Charter One and ALBANK, respectively. Through efforts like the expansion of retail banking programs currently offered by ALBANK, the redeployment of excess liquidity into loans and the leveraging of capital, it is estimated that future after-tax revenue enhancements will be approximately $14 to $24 million per annum.

         In addition, the Charter One Board considered the complementary nature of ALBANK's emphasis on commercial banking, its strong core deposit base and its retail branch network.

         THE CHARTER ONE BOARD UNANIMOUSLY RECOMMENDS THAT CHARTER ONE STOCKHOLDERS VOTE FOR APPROVAL OF THE CHARTER ONE SHARE ISSUANCE.

         ALBANK's Reasons for the Merger. In determining to approve the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, the ALBANK Board considered the following material factors:

         (i) The ALBANK Board considered the terms of the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby. The ALBANK Board took into account the historical trading ranges for the Charter One Common Stock and the ALBANK Common Stock, the Exchange Ratio (noting, in particular, that it reflected a 43% premium for the holders of ALBANK Common Stock based on the closing prices of Charter One Common Stock and ALBANK Common Stock, respectively, on June 12, 1998, the last trading day prior to the meeting of the ALBANK Board at which the Merger was approved), the potential impact of the Merger on the price of the Charter One Common Stock over the short term and the long term, the resulting relative interests of ALBANK and Charter One stockholders in the equity of the combined company, and the potential for increased earnings per share and dividends for stockholders of ALBANK. The ALBANK Board considered that under the Merger Agreement it would have the right to terminate the Merger Agreement in the event of a specified significant decline in the price of Charter One Common Stock prior to the consummation of the Merger unless Charter One then elected to increase the Exchange Ratio in the manner specified in the Merger Agreement. With respect to the Stock Option Agreement, the ALBANK Board was aware that the existence of that Agreement, together with the termination fee of $15 million, might discourage third parties from seeking to acquire ALBANK by increasing the cost of such an acquisition (noting, in this regard, a $25 million cap on the amount of profit which could be realized by Charter One from the Option), and might also preclude any third party from being able to effect a merger with ALBANK that would qualify for "pooling-of-interests" accounting treatment. The ALBANK Board considered that ALBANK would receive a $15 million termination fee if the transaction were not consummated under certain circumstances. See "-- Amendment; Termination; Liabilities and Remedies for Breach," and "STOCK OPTION AGREEMENT."

         (ii) The ALBANK Board considered the advice of its financial advisor, Merrill Lynch, and reviewed the detailed financial analyses, pro forma results and other information presented by Merrill Lynch. The ALBANK Board took into account the advice of Merrill Lynch that the multiples of earnings and tangible book value and the market premium represented by the Exchange Ratio were consistent with the average observed in recent mergers of comparable thrift holding companies. The ALBANK Board considered the opinion of Merrill Lynch (including the assumptions and financial information and projections relied upon by it in arriving at such opinion) that, as of June 15, 1998 and based upon the matters set forth in its written opinion as of that date, the Exchange Ratio was fair from a financial point of view to ALBANK's stockholders. (For a discussion of the opinion of Merrill Lynch, including a summary of the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made with respect thereto, see "Opinion of ALBANK's Financial Advisor.")

         (iii) The ALBANK Board considered that the combined company resulting from the Merger would be the fourth largest thrift institution in the United States in terms of assets and the third largest in terms of market capitalization based on market prices as of June 12, 1998. The ALBANK Board recognized that, as a result, the combined company would be more likely than ALBANK alone to possess the financial resources to compete more effectively in the rapidly changing marketplace for financial services and more effective in fulfilling ALBANK's long-term objective of increasing its overall size and enhancing its market presence, while maintaining its asset quality and credit standards. The ALBANK Board also considered the opportunity for revenue enhancement by offering Charter One's greater array of deposit and consumer loan products through ALBANK's branches and offices. The ALBANK Board was aware that the Merrill Lynch analysis had indicated that, based on First Call consensus estimates and assuming Charter One management's estimates of total pre-tax cost savings of $16.5 million in 1999 and $33 million in 2000, plus incremental pre-tax income of approximately $30 million from revenue enhancements and leveraging of excess capital, the Merger would result in estimated pro forma earnings per share accretion of 0.74% in 1999 and estimated pro forma earnings per share accretion of 1.09% in 2000 pro forma (assuming no one-time, merger-related charges).

         (iv) The ALBANK Board took into account Charter One's record of successfully completing acquisitions and integrating the acquired companies and the expectation that the Merger would result in economies of scale and cost savings and efficiencies. The ALBANK Board was aware that the Merrill Lynch analysis, in estimating accretion to pro forma earnings per share, assumed, based on Charter One management estimates, pre-tax cost savings of $16.5 million in 1999 and $33 million in 2000.

         (v) The ALBANK Board took into account that Mr. Chorbajian would be elected or appointed Vice Chairman of the Board of the combined company, that Mr. Chorbajian and Ms. Hitchcock would be elected or appointed members of the Charter One Board following consummation of the Merger, that Mr. Nigro would be appointed to the Charter One Board within twelve months after the Merger was consummated (subject to OTS approval) and that the other members of the ALBANK Board and certain members of senior management would become members of the Advisory Board. The ALBANK Board also considered the potential effects of the Merger on ALBANK's employees, including the fact that the Merger was an extension of Charter One's market and therefore was not anticipated to result in branch closings. The Board noted that Charter One had agreed to keep in effect the ALBANK severance plan for three years.

         (vi) The ALBANK Board considered the complementary nature of the businesses, business strategies and products of ALBANK and Charter One, including the fact that ALBANK's loan portfolio, with its relatively greater emphasis on commercial lending, would complement Charter One's portfolio, with its relatively greater emphasis on consumer lending, that ALBANK's core deposits would enhance Charter One's deposit mix and that ALBANK's branches would extend and not compete with Charter One's existing branch network in New York.

         (vii) The ALBANK Board considered the general impact the Merger would have on the various constituencies served by ALBANK, including its customers, its employees, its community and others. The ALBANK Board took into account that the combined entity would be able to offer a more extensive range of products and banking services to ALBANK's customers. The ALBANK Board also took into account the satisfactory ratings of Charter One Bank under the Community Reinvestment Act. The ALBANK Board considered that Charter One had agreed to maintain for a period of five years the aggregate level of charitable contributions in ALBANK markets equal to the amount that appears in the ALBANK 1998 budget.

         (viii) The ALBANK Board considered information with respect to, among other things, the historical financial results of Charter One and the projected financial results provided by Charter One's management and reviewed information with respect to Charter One's business, operations, financial condition, capital levels and future prospects. The ALBANK Board considered the results of the due diligence investigation conducted by ALBANK's management and legal and financial advisers, including, among other things, assessments of Charter One's credit policies, asset quality, year 2000 compliance, litigation risks and interest rate risk.

         (ix) The ALBANK Board considered that the Merger is expected to be tax-free for federal income tax purposes to ALBANK's stockholders to the extent they receive shares of Charter One Common Stock in the Merger rather than cash, and to be accounted for under the "pooling-of-interests" method of accounting. See "-- Federal Income Tax Consequences of the Merger" and "-- Accounting Treatment."

         (x) The ALBANK Board considered the nature of, and likelihood of obtaining, the regulatory approvals that it was then anticipated would be required with respect to the Merger. See "-- Regulatory Matters." The ALBANK Board considered the nature and scope of conditions to the Merger. The ALBANK Board also considered the proposed restructuring of ALBANK Commercial, the regulatory approvals necessary for such restructuring and that completion of such restructuring was not a condition to consummation of the Merger. See "-- Regulatory Matters."

         (xi) The ALBANK Board took into account the current and prospective economic and competitive and regulatory environment facing the financial services industry generally and each of ALBANK and Charter One in particular.

         In reaching its determination to approve the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, the ALBANK Board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors.

         FOR THE REASONS DESCRIBED ABOVE, THE ALBANK BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ALBANK COMMON STOCK VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

RECOMMENDATION OF THE CHARTER ONE BOARD

         The Charter One Board has unanimously adopted the Merger Agreement and approved the transactions contemplated thereby and has determined that the Merger and the issuance of shares of Charter One Common Stock pursuant thereto are fair to and in the best interests of Charter One and its stockholders. THE CHARTER ONE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE CHARTER ONE SHARE ISSUANCE AT THE CHARTER ONE SPECIAL MEETING.

RECOMMENDATION OF THE ALBANK BOARD

         The ALBANK Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. THE ALBANK BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AT THE ALBANK SPECIAL MEETING.

OPINION OF CHARTER ONE'S FINANCIAL ADVISOR

         Charter One has retained Lehman Brothers to act as its financial advisor in connection with the Merger. Lehman Brothers has rendered its written opinion to the Charter One Board, dated June 15, 1998, to the effect that, based upon and subject to the factors and assumptions set forth in such opinion, and as of the date of such opinion, the Exchange Ratio to be paid by Charter One to the ALBANK stockholders in the Merger was fair to Charter One from a financial point of view. As part of its engagement, Lehman Brothers is not required to subsequently reconfirm its opinion. THE FULL TEXT OF THE LEHMAN BROTHERS OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS, IS ATTACHED HERETO AS ANNEX B. THE SUMMARY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE MATERIAL CONSIDERATIONS SET FORTH IN THE OPINION OF LEHMAN BROTHERS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN BROTHERS OPINION ATTACHED HERETO.

         No limitations were imposed by Charter One on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Charter One Board as to the form or amount of consideration to be offered by Charter One to the ALBANK stockholders in the Merger, which was determined through arm's-length negotiations between the

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



parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Charter One or ALBANK, but rather made its determination as to the fairness, from a financial point of view, of the Exchange Ratio to be paid by Charter One to the ALBANK stockholders in the Merger on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Charter One Board and was rendered to the Charter One Board in connection with its consideration of the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Charter One as to how such stockholder should vote with respect to the Charter One Share Issuance. Lehman Brothers was not requested to opine as to, and its opinion does not address, Charter One's underlying business decision to proceed with or effect the Merger. Lehman Brothers has consented to the use of its opinion and to the references to Lehman Brothers herein. In giving such consent, Lehman Brothers does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder and does not admit that it is an expert with respect to any part of this Joint Proxy Statement/Prospectus within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission thereunder.

         In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger, (2) such publicly available information concerning Charter One and ALBANK that it believed to be relevant to its analysis including, without limitation, the Forms 10-K for the year ended December 31, 1997, quarterly reports on Form 10-Q for the period ended March 31, 1998 and recent press releases for Charter One and ALBANK, (3) financial and operating information with respect to the businesses and operations of Charter One and ALBANK furnished to it by Charter One and ALBANK, respectively, (4) trading histories of the common stocks of Charter One and ALBANK and a comparison of those trading histories with those of other companies that it deemed relevant, (5) a comparison of the historical financial results and present financial condition of Charter One and ALBANK with those of other companies that it deemed relevant, (6) published estimates of third party research analysts regarding the future financial performances of Charter One and ALBANK, (7) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that it deemed relevant, (8) the relative contributions of Charter One and ALBANK on a pro forma basis to the historical and projected financial condition and operations of the combined company upon consummation of the Merger, and (9) the potential pro forma impact of the Merger on Charter One. In addition, Lehman Brothers had discussions with the managements of Charter One and ALBANK concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the potential cost savings, operating synergies, revenue enhancements (including as a result of the use of excess capital) and other strategic benefits expected to result from a combination of the business of Charter One and ALBANK, and undertook such other studies, analyses and investigations as it deemed appropriate.

         In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of managements of Charter One and ALBANK that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at its opinion, with the consent of Charter One, Lehman Brothers was not provided with and did not have any access to any financial forecasts or projections prepared by the management of Charter One as to the projected financial performance of Charter One or any financial forecasts or projections prepared by the management of ALBANK as to the projected financial performance of ALBANK, and accordingly, in performing its analysis, based upon advice of Charter One, Lehman Brothers assumed, based on confirmations from Charter One and ALBANK, respectively, that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Charter One and ALBANK and that Charter One and ALBANK will perform substantially in accordance with such estimates. With respect to the cost savings, operating synergies, revenue enhancements (including as a result of the use of excess capital) and other strategic benefits projected by the management of Charter One to result from a combination of Charter One and ALBANK, upon advice of Charter One, Lehman Brothers assumed that such cost savings, operating synergies, revenue enhancements and other strategic benefits will be achieved substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of ALBANK or Charter One and did not make or obtain any evaluations or appraisals of the assets or liabilities of ALBANK or Charter One. In addition, Lehman Brothers noted that it is not expert in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon advice of Charter One, it assumed that the allowances for loan and real estate owned losses provided to it by Charter One and ALBANK were

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



in the aggregate adequate to cover all such losses. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

         In connection with the preparation and delivery of its opinion to the Board of Directors of Charter One, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Charter One. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

         Purchase Price Analysis. Based upon the Exchange Ratio, the closing price of Charter One's Common Stock on June 12, 1998 of $34.06 represented a value to be received by holders of ALBANK Common Stock of $73.58 per share. Based on this implied transaction value per share, Lehman Brothers calculated the price-to-market, price-to-book, price-to-tangible book, adjusted price-to-tangible book (wherein price and tangible book value were adjusted to reflect a tangible common equity to tangible asset ratio of 5.50%) and price to earnings multiples, and the implied core deposit premium paid, in the Merger. The implied transaction value per share yielded a premium of 43% over the closing price of ALBANK Common Stock of $51.50 on June 12, 1998. This analysis also yielded a price-to-book value multiple of 2.58x, a price-to-tangible book value multiple of 3.30x, an adjusted price-to-tangible book value multiple of 4.28x, a price-to-estimated 1998 earnings multiple of 24.5x and a price-to-estimated 1999 earnings multiple of 22.6x (based on median estimates of ALBANK's 1998 and 1999 earnings published by I/B/E/S as of June 12, 1998), and an implied core deposit premium of 22%. I/B/E/S is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

        Comparable Transaction Analysis. Using publicly available information, Lehman Brothers reviewed certain terms and financial characteristics, including historical price-to-earnings ratios, the price-to-book ratio, the price-to-tangible book ratio, the adjusted price-to-tangible book ratio and the core deposit premium paid at the time of transaction announcement, of six savings institution "pooling-of-interests" merger or acquisition transactions (the "Comparable Thrift Transactions Group") with values greater than $500 million publicly announced since January 1, 1998. The Comparable Thrift Transactions Group considered by Lehman Brothers in its analysis consisted of the following transactions (identified by acquiror/acquiree): Roslyn Bancorp Inc./TR Financial Corp., Astoria Financial/Long Island Bancorp, Washington Mutual/H.F. Ahmanson & Co., Commercial Federal Corp./First Colorado Bancorp, Inc., Fifth Third Bancorp/CitFed Bancorp, Inc. and Fifth Third Bancorp/State Savings Co. The median values for these transactions for the price to latest twelve months earnings ratio, price to 1998 estimated earnings ratio (based upon estimates published by I/B/E/S), price-to-book ratio, price-to-tangible book ratio and adjusted price-to-tangible book ratio were 27.2x, 24.2x, 3.20x, 3.53x and 4.30x, respectively. The range of values for these parameters were from 22.4x to 33.2x, 20.1x to 30.5x, 2.4lx to 4.03x, 2.46x to 4.03x and 3.58x to 4.80x, respectively.
These compared to transaction multiples of 27.0x, 24.5x, 2.58x, 3.30x and 4.28x for the Merger based on the closing price of Charter One Common Stock on June 12, 1998. The range of core deposit premiums paid in these transactions was 22% to 42%, with a median value of 31% compared to an implied core deposit premium of 22% for the Merger based on the closing price of Charter One Common Stock on June 12, 1998.

        Because the reasons for and circumstances surrounding each of the transactions analyzed were different and because of the inherent differences in the businesses, operations, financial conditions and prospects of Charter One, ALBANK and the companies included in the Comparable Thrift Transactions Group, Lehman Brothers did not rely on a purely quantitative analysis but also made certain qualitative judgments concerning the differences between the characteristics of these transactions and the Merger which would affect the acquisition values of the acquired companies and ALBANK.

        Comparable Company Analysis. Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of ALBANK with the following selected savings institutions (the "Comparable Thrift Group"): Anchor Bancorp Wisconsin, Bay View Capital Corp., Commonwealth Bancorp, Dime Community Bancorp, Downey Financial Corp., JSB Financial, MAF Bancorp, Queens County Bancorp, Reliance Bancorp, Roslyn Bancorp, St Paul Bancorp and Webster Financial Corp. Lehman Brothers reviewed the ratio of price to estimated 1998 earnings (17.2x for ALBANK and a median of 18.7x for the Comparable Thrift Group); the ratio of price-to-book (1.80x for ALBANK and a median of 1.94x for the Comparable Thrift Group) and the ratio of price-to-tangible book (2.31x for ALBANK and a median of 2.24x for the Comparable Thrift Group). These ratios for the Comparable Thrift Group are based on public financial statements as of March 31, 1998, closing stock market prices on June 12, 1998 and the most recent median earnings per share ("EPS") estimates for 1998 and 1999 earnings published by I/B/E/S. These ratios for ALBANK are based on public financial statements as of March 31, 1998, I/B/E/S 1998 and 1999 EPS estimates as of June 12, 1998 and the closing price for ALBANK Common Stock of $51.50 as of close of business on June 12, 1998.

         Because of the inherent differences in the businesses, operations, financial conditions and prospects of ALBANK and the companies included in the Comparable Thrift Group, Lehman Brothers did not rely on a purely quantitative analysis but also made certain qualitative judgments concerning the differences between ALBANK and the companies included in the Comparable Thrift Group which would affect the trading values of the comparable companies and ALBANK.

         Discounted Cash Flow Analysis. Lehman Brothers discounted four years of estimated cash flows of ALBANK and an estimated terminal value of ALBANK Common Stock, assuming a dividend rate sufficient to maintain a tangible capital ratio (defined as tangible common equity divided by tangible assets) of 6.00% and using a range of discount rates from 10% to 13%. Lehman Brothers derived an estimate of a range of terminal values by applying multiples ranging from 16 times to 20 times estimated year-end 2001 net income assuming I/B/E/S median estimates for 1998 and 1999 and a growth rate of 10.5% for 2000 and 2001. This analysis yielded a range of values for ALBANK Common Stock from approximately $74.24 to $82.63 per share.

         Pro Forma Merger Analysis. Lehman Brothers analyzed the impact of the Merger on Charter One's estimated earnings per share based on the most recent estimates for the 1998 earnings of Charter One published by I/B/E/S. In connection with this analysis, management of Charter One provided Lehman Brothers with projections for cost savings and operational synergies (including through revenue enhancements and additional asset leverage) from the Merger, which projections were incorporated in Lehman Brothers' analyses. Based on such I/B/E/S estimates and management projections of cost savings and operations synergies, Lehman Brothers concluded that the Merger would result in accretion of at least 2.1% to Charter One's earnings per share in 1998 assuming such cost savings and revenue enhancements would have been fully phased in for Charter One's entire fiscal year. Lehman Brothers noted that on a pro forma basis as of March 31, 1998, before acquisition adjustments, the Merger would be accretive to book value per share by approximately 3.2% and would be neutral to tangible book value per share.

        Contribution Analysis. Lehman Brothers analyzed the respective contributions of ALBANK and Charter One to the combined company's pro forma balance sheet as of March 31, 1998 and pro forma historic net income for the first quarter of 1998, without giving effect to any cost savings or operational synergies resulting from the Merger. This analysis showed that ALBANK would have contributed 17% of total assets, 18% of total gross loans, 20% of total equity and 20% of common equity on a pro forma basis as of March 31, 1998 and that ALBANK's contribution to the combined company's net income, adjusted for non-recurring items, would have been 13%. Based upon the Exchange Ratio, ALBANK stockholders would own an estimated 18.3% of the combined company upon completion of the Merger.

        Lehman Brothers is an internationally recognized investment banking firm. Lehman Brothers, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Charter One Board retained

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



Lehman Brothers based upon Lehman Brothers' experience and expertise and its familiarity with Charter One and transactions similar to the Merger. Lehman Brothers is acting as financial advisor to Charter One in connection with the Merger. Pursuant to a letter agreement dated June 10, 1998, between Charter One and Lehman Brothers, Charter One has agreed to pay Lehman Brothers (i) a retainer of $150,000 paid upon signing of the letter agreement, (ii) a fee of $700,000 upon delivery of the opinion and the signing of a definitive agreement and (iii) a fee of $4,250,000 (less any amounts paid to Lehman Brothers under (i) and (ii)) for its services in connection with the Merger. The letter agreement with Lehman Brothers also provides that Charter One will reimburse Lehman Brothers for its out-of-pocket expenses and indemnify Lehman Brothers and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder. Lehman Brothers has performed various investment banking services for Charter One in the past, and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers and its affiliates actively trade in the debt and equity securities of Charter One and ALBANK for their own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Lehman Brothers has received no fees from Charter One for investment banking services within the past two years.

OPINION OF ALBANK'S FINANCIAL ADVISOR

         ALBANK retained Merrill Lynch to act as its exclusive financial advisor in connection with a possible business combination. On June 15, 1998, Merrill Lynch rendered to the ALBANK Board its written opinion that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair from a financial point of view to the holders of ALBANK shares. Merrill Lynch reconfirmed its opinion in writing as of the date of this Joint Proxy Statement/Prospectus (the "Merrill Lynch Opinion").

         THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE MATERIAL CONSIDERATIONS SET FORTH IN THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. STOCKHOLDERS OF ALBANK ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE ALBANK BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE STOCKHOLDERS OF ALBANK, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY ALBANK TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF ALBANK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER AGREEMENT. MERRILL LYNCH HAS CONSENTED TO THE SUMMARIZATION OF ITS OPINION IN, AND THE ATTACHMENT OF ITS OPINION TO, THIS JOINT PROXY STATEMENT/PROSPECTUS. MERRILL LYNCH HAS CONSENTED TO THE USE OF ITS OPINION AND TO THE REFERENCES TO MERRILL LYNCH HEREIN. IN GIVING SUCH CONSENT, MERRILL LYNCH DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER AND DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER.

         The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

         In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, ALBANK or Charter One. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested

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



by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch Opinion was among several factors taken into consideration by the ALBANK Board in making its determination to approve the Merger Agreement and the Merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the ALBANK Board or ALBANK's management with respect to the fairness of the Exchange Ratio.

         In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to ALBANK and Charter One which Merrill Lynch deemed to be relevant, (ii) reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, cash flow, assets, liabilities and prospects of ALBANK and Charter One furnished to Merrill Lynch by senior managements of ALBANK and Charter One, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger (the "Expected Synergies"), (iii) conducted discussions with members of senior management and representatives of ALBANK and Charter One concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies, (iv) reviewed the market prices and valuation multiples for the ALBANK Common Stock and the Charter One Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (v) reviewed the respective financial conditions and results of operations of ALBANK and Charter One and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant, (vii) participated in certain discussions and negotiations among representatives of ALBANK and Charter One and their financial and legal advisors, (viii) reviewed the potential pro forma impact of the Merger, (ix) reviewed a draft of the Merger Agreement dated June 12, 1998, and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

         In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities of ALBANK or Charter One nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and Merrill Lynch neither made an independent evaluation of the adequacy of the allowance for loan losses of ALBANK or Charter One, nor reviewed any individual credit files relating to ALBANK or Charter One, and, as a result, Merrill Lynch assumed that the aggregate allowance for loan losses for each of ALBANK and Charter One is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of ALBANK or Charter One. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by ALBANK or Charter One, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of senior management of ALBANK and Charter One as to the future financial performance of ALBANK, Charter One or the combined entity, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will be accounted for as a "pooling-of-interests" under GAAP and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

         The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. The Merrill Lynch Opinion is not an expression of an opinion as to the prices at which ALBANK Common Stock or Charter One Common Stock will trade following the announcement or consummation of the Merger.


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



         The following is a brief summary of the material analyses presented to the ALBANK Board in connection with the delivery of the Merrill Lynch Opinion. In preparing these analyses, Merrill Lynch confirmed with ALBANK and Charter One the reasonableness of publicly available analysts' estimates regarding ALBANK and Charter One, respectively. No such confirmation was sought or obtained with respect to the "ALBANK Comparable Companies" (as defined below) or the "Charter One Comparable Companies" (as defined below).

        Discounted Dividend Analysis - ALBANK. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of ALBANK's net income from which dividends can be paid from 1999 through 2003 on a stand-alone basis. The analysis assumed earnings estimates for ALBANK based on publicly available analysts' estimates of $3.25 per share for 1999 and $3.58 per share for 2000 and a long-term annual growth rate of 10% per annum. Merrill Lynch also assumed an asset growth rate of 5% for ALBANK and that ALBANK's tangible common equity to tangible asset ratio would be maintained at a minimum 5.50% level. Based on the closing price of ALBANK Common Stock of $51.50 on June 12, 1998, 2004 terminal multiples of 14.0x, 15.0x and 16.0x and discount rates of 12.00%, 13.50% and 15.00% (chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ALBANK Common Stock), the discounted dividend stream analysis indicated a reference range of between $48.87 and $61.06 per share for ALBANK Common Stock. This analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted dividend stream analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

        Discounted Dividend Stream Analysis - Charter One. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of Charter One's net income from which dividends can be paid from 1999 through 2003 on a stand-alone basis. The analysis assumed earnings estimates for Charter One based on publicly available analysts' estimates of $2.37 per share for 1999 and $2.60 per share for 2000 and a long term annual growth rate of 10% per annum. Merrill Lynch also assumed an asset growth rate of 5% for Charter One and that Charter One's tangible common equity to tangible asset ratio would be maintained at a minimum 5.50% level. Based on the closing stock price of Charter One Common Stock of $34.06 on June 12, 1998, 2004 terminal multiples of 14.0x, 15.0x and 16.0x and discount rates of 12.00%, 13.50% and 15.00% (chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Charter One Common Stock), the discounted dividend stream analysis indicated a reference range of between $31.52 and $39.04 per share for Charter One Common Stock. This analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted dividend stream analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

        Comparison of Selected Comparable Companies - ALBANK. Merrill Lynch compared selected operating and stock market results of ALBANK to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including UST Corp., Webster Financial Corporation, TR Financial Corp., Queens County BanCorp, Inc., TrustCo Bank Corp of NY, JSB Financial, Inc., Banknorth Group, Inc. and Chittenden Corporation (collectively, the "ALBANK Comparable Companies"). This comparison showed, among other things, that at or for the last twelve months ended March 31, 1998, (i) ALBANK's non-performing assets ("NPAs") to assets ratio was 0.72% compared with a mean for the ALBANK Comparable Companies of 0.56%, (ii) ALBANK's non-performing loans ("NPLs") to loans ratio was 0.88% compared with a mean for the ALBANK Comparable Companies of 0.73%, (iii) ALBANK's reserves to NPLs ratio was 118.45% compared with a mean for the ALBANK Comparable Companies of 240.55% and (iv) ALBANK's reserves to NPAs ratio was 100.46% compared with a mean for the ALBANK Comparable Companies of 191.04%. The comparison also indicated that for the same period (i) ALBANK's equity to assets ratio was 8.97% compared with a mean for the ALBANK Comparable Companies of 9.79%, and (ii) ALBANK's tangible equity to assets ratio was 7.16% compared with a mean for the ALBANK Comparable Companies of 9.35%. The comparison also indicated that for the same period, (i) ALBANK's projected five year EPS growth rate (based on First Call mean consensus projections) was 11.00% compared with a mean for the ALBANK Comparable Companies of 11.17%, (ii) ALBANK's net interest margin was 3.95% compared with a mean for the ALBANK Comparable Companies of 4.19%, (iii) ALBANK's fee income to average assets ratio was 0.40% compared with a mean for the ALBANK Comparable Companies of 0.68%, (iv) ALBANK's efficiency ratio (defined as non-interest expenses divided

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



by the sum of non-interest income and net interest income before provision for loan losses) was 53.30% compared with a mean for the ALBANK Comparable Companies of 49.72%, (v) ALBANK's return on average assets was 1.16% compared with a mean for the ALBANK Comparable Companies of 1.31%, and (vi) ALBANK's return on average equity was 12.79% compared with a mean for the ALBANK Comparable Companies of 14.99%. The comparison further indicated that as of March 31, 1998
(i) ALBANK's market price per share as a multiple of 1998 estimated EPS, based on First Call mean consensus projections, was 17.28x compared with a mean and median for the ALBANK Comparable Companies of 17.17x and 16.66x, respectively,
(ii) ALBANK's market price per share as a multiple of 1999 estimated EPS, based on First Call mean consensus projections, was 15.85x compared with a mean and median for the ALBANK Comparable Companies of 15.48x and 15.14x, respectively,
(iii) ALBANK's market price as a multiple of book value was 1.80x compared with a mean and median for the ALBANK Comparable Companies of 2.60x and 2.52x, respectively, (iv) ALBANK's market price as a multiple of tangible book value was 2.31x compared with a mean and median for the ALBANK Comparable Companies of 2.77x and 2.74x, respectively, and (v) ALBANK's dividend yield per share was 1.59% compared with a mean for the ALBANK Comparable Companies of 2.21%.

        No company in the ALBANK Comparable Companies is identical to ALBANK. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of ALBANK and the companies in the ALBANK Comparable Companies.

        Comparison of Selected Comparable Companies - Charter One. Merrill Lynch compared selected operating and stock market results of Charter One to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Astoria Financial Corporation, People's Bank, Dime Bancorp, Inc., GreenPoint Financial Corp., Peoples Heritage Financial Group, Inc., Sovereign Bancorp, Inc., Webster Financial Corporation, Commercial Federal Corporation and TCF Financial Corporation (collectively, the "Charter One Comparable Companies"). This comparison showed, among other things, that at or for the last twelve months ended March 31, 1998, (i) Charter One's NPAs to assets ratio was 0.32% compared with a mean for the Charter One Comparable Companies of 0.92%, (ii) Charter One's NPLs to loans ratio was 0.36% compared with a mean for the Charter One Comparable Companies of 1.24%, (iii) Charter One's reserves to NPLs ratio was 242.54% compared with a mean for the Charter One Comparable Companies of 129.64% and (iv) Charter One's reserves to NPAs ratio was 181.51% compared with a mean for the Charter One Comparable Companies of 104.62%. The comparison also indicated that for the same period (i) Charter One's equity to assets ratio was 7.37% compared with a mean for the Charter One Comparable Companies of 7.29%, and (ii) Charter One's tangible equity to assets ratio was 6.94% compared with a mean for the Charter One Comparable Companies of 6.08%. The comparison also indicated that for the same period, (i) Charter One's projected five year EPS growth rate (based on First Call mean consensus projections) was 13.00% compared with a mean for the Charter One Comparable Companies of 12.89%, (ii) Charter One's net interest margin was 2.98% compared with a mean for the Charter One Comparable Companies of 3.41%, (iii) Charter One's fee income to average assets ratio was 0.72% compared with a mean for the Charter One Comparable Companies of 0.98%, (iv) Charter One's efficiency ratio (defined as non-interest expenses divided by the sum of non-interest income and net interest income before provision for loan losses) was 44.74% compared with a mean for the Charter One Comparable Companies of 54.30%, (v) Charter One's return on average assets was 1.23% compared with a mean for the Charter One Comparable Companies of 0.97%, and (vi) Charter One's return on average equity was 17.28% compared with a mean for the Charter One Comparable Companies of 12.83%. The comparison further indicated that as of March 31, 1998 (i) Charter One's market price per share as a multiple of 1998 estimated EPS, based on First Call mean consensus projections, was 16.18x compared with a mean and median for the Charter One Comparable Companies of 16.82x and 16.10x, respectively, (ii) Charter One's market price per share as a multiple of 1999 estimated EPS, based on First Call mean consensus projections, was 14.40x compared with a mean and median for the Charter One Comparable Companies of 14.82x and 14.12x, respectively, (iii) Charter One's market price as a multiple of book value was 3.05x compared with a mean and median for the Charter One Comparable Companies of 2.46x and 2.59x, respectively, (iv) Charter One's market price as a multiple of tangible book value was 3.25x compared with a mean and median for the Charter One Comparable Companies of 3.16x and 3.18x, respectively, and (v) Charter One's dividend yield per share was 1.62% compared with a mean for the Charter One Comparable Companies of 1.50%.

         No company in the Charter One Comparable Companies is identical to Charter One. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in

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



financial and operating characteristics of companies and other factors that could affect the public trading value of ALBANK and the companies in the Charter One Comparable Companies.

        Analysis of Selected Comparable Transactions. Merrill Lynch reviewed the financial terms, based on publicly available information, of thirteen selected transactions in the thrift industry with total transaction values ranging from $500 million to $2 billion that were announced since January 1, 1997. Merrill Lynch reviewed the transaction multiples in the selected comparable transactions compared with the transaction multiples in the Merger. The mean and median of the offer values as multiples of fully diluted book value of the targets in the selected comparable transactions were 2.74x and 2.41x, respectively, compared to 2.79x in the Merger (based on the implied price for each share of ALBANK Common Stock in the Merger of $73.58). The mean and median of the offer values as multiples of fully diluted tangible book value of the targets in the selected comparable transactions were 2.82x and 2.57x, respectively, compared to 3.57x in the Merger (based on the implied price for each share of ALBANK Common Stock in the Merger of $73.58). The analysis also indicated that the mean and median market premiums, based on the offer values in the selected comparable transactions, were 18% and 14%, respectively, compared to the market premium in the Merger of 43% (based on the implied price for each share of ALBANK Common Stock in the Merger of $73.58 and ALBANK's closing trading price as of June 12, 1998 of $51.50). The analysis further indicated that the mean and median premiums to thirty-day market prices of the sellers' common stock in the selected comparable transactions, based on the offer values in the selected comparable transactions, were 25% and 23%, respectively, compared to premium to thirty-day market price of ALBANK Common Stock in the Merger of 41% (based on the implied price for each share of ALBANK Common Stock in the Merger of $73.58 and ALBANK's thirty-day average closing trading prices prior to June 12, 1998 of $52.05).

         Merrill Lynch also compared the financial data of the sellers in the selected comparable transactions to the financial data of ALBANK. The analysis indicated that the mean and median of the equity to asset ratios of the sellers in the selected comparable transactions were 8.25% and 7.85%, respectively, compared to the equity to assets ratio of ALBANK of 8.97%. The mean and median of the tangible equity to asset ratios of the sellers in the selected comparable transactions were 8.05% and 7.66%, respectively, compared to the tangible equity to assets ratio of ALBANK of 7.16%. The analysis also indicated that the mean and median return on average assets of the sellers in the selected comparable transactions were 0.98% and 0.96%, respectively, compared to ALBANK's return on average assets of 1.16%. The mean and median return on average equity of the sellers in the selected comparable transactions were 12.98% and 11.43%, respectively, compared to ALBANK's return on average equity of 12.79%.

         None of the selected thrift deals reviewed was identical to the Merger and, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved in the selected thrift deals and other factors that could affect the acquisition values and the transaction multiples in the selected thrift deals compared to the Merger.

        Pro Forma Financial Impact. Based on projections provided by ALBANK and Charter One, Merrill Lynch analyzed the pro forma financial per share impact of the Merger on a variety of measures including, among other things, the EPS during calendar years 1999 and 2000, the book value per share and the tangible book value per share of ALBANK. Merrill Lynch assumed that the combined companies would realize projected synergies in the amounts and within the time periods estimated by ALBANK's and Charter One's management. Based on First Call consensus estimates and assuming Charter One management's estimates of total pre-tax cost savings of $16.5 million in 1999 and $33 million in 2000, plus incremental pre-tax income of approximately $30 million from revenue enhancements and leveraging of excess capital, the analysis indicated that the Merger would result in estimated pro forma EPS accretion of 0.74% in 1999 and estimated pro forma EPS accretion of 1.09% in 2000 (assuming no one-time, merger-related charges). The pro forma analysis also indicated that the Merger would result in book value per share dilution of 2.30% and tangible book value per share dilution of 5.31%.

        Transaction Pricing Multiples. Merrill Lynch analyzed the Merger Consideration as a multiple of (i) ALBANK's market value, (ii) net income for the last twelve months ("LTM"), (iii) estimated net income for 1998 and (iv) estimated net income for 1999. Based on the closing price of ALBANK Common Stock on June 12, 1998 of $51.50 and the closing price of Charter One Common Stock on June 12, 1998 of $34.06 and the Exchange Ratio of 2.16 (prior to giving effect to the Charter One Stock Dividend), the Merger Consideration as a multiple of ALBANK's market value was 1.43x. The Merger Consideration as a multiple of ALBANK's LTM net income, based on ALBANK's LTM net income

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



for the period ended March 31, 1998, was 26.85x. Based on First Call mean consensus estimates, the Merger Consideration as a multiple of ALBANK's estimated net income for 1998 and ALBANK's estimated net income for 1999 were 24.69x and 22.64x, respectively.

        Peer Group Stock Return Analysis. Merrill Lynch analyzed growth rates of the stock prices, based on publicly available information, of certain companies which Merrill Lynch deemed to be relevant, including, Astoria Financial Corporation, Bank United Corp., Dime Bancorp, Inc., GreenPoint Financial Corp., Peoples Heritage Financial Group, Inc., Sovereign Bancorp, Inc. and Webster Financial Corporation (collectively, "the Charter One Peer Group") as compared to the growth rate of the stock price of Charter One, assuming reinvestment of dividends in stock. The mean and median of the six-month growth rates for the Charter One Peer Group were 23.31% and 19.26%, respectively, compared to 30.11% for Charter One. The mean and median of the one-year growth rates for the Charter One Peer Group were 47.83% and 47.05%, respectively, compared to 59.20% for Charter One. The mean and median of the three-year growth rates for the Charter One Peer Group were 48.05% and 47.23%, respectively, compared to 49.21% for Charter One. The mean and median of the five-year growth rates for the Charter One Peer Group were 36.70% and 36.18%, respectively, compared to 38.64% for Charter One.

         Pursuant to a letter agreement dated May 7, 1998 between ALBANK and Merrill Lynch, ALBANK agreed to pay Merrill Lynch (i) a fee of $100,000 payable in cash upon the execution of the letter agreement, (ii) a fee of $500,000 contingent upon and payable in cash upon the execution of the Merger Agreement and (iii) an additional fee of $4,400,000 upon consummation of a business combination with a purchaser (A) which Merrill Lynch identified, (B) as to which Merrill Lynch advised ALBANK or (C) with which ALBANK and Merrill Lynch had discussions regarding a business combination if, during the period that Merrill Lynch is retained by ALBANK or within one year thereafter, such business combination is consummated or ALBANK enters into an agreement with any such purchaser for a business combination that is ultimately consummated. Additionally, ALBANK agreed to reimburse Merrill Lynch for certain out-of-pocket expenses incurred in connection with Merrill Lynch's activities under the letter agreement. ALBANK has also agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement.

         ALBANK retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         Merrill Lynch has in the past two years provided financial advisory, investment banking and other services to ALBANK and Charter One and received customary fees for the rendering of such services, and has provided financing to certain members of senior management of ALBANK in connection with their exercise of options to purchase ALBANK Common Stock. ALBANK has paid Merrill Lynch approximately $1.1 million for such services (excluding any fees paid in connection with the Merger). In addition, in the ordinary course of its securities business, Merrill Lynch and its affiliates may actively trade debt and equity securities of ALBANK and Charter One and their respective affiliates for their own account and the accounts of their customers and, accordingly, may from time to time hold a long or short position in such securities.

MERGER CONSIDERATION

        The Merger Agreement provides that at the Effective Time all of the shares of ALBANK Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time, will be converted into 2.16 (adjusted to 2.268 as a result of the Charter One Stock Dividend) shares of Charter One Common Stock (subject to possible adjustment as described in "-- Amendment; Termination; Liabilities and Remedies for Breach"), including the right to receive a corresponding number of rights associated with Charter One Common Stock pursuant to the Rights Agreement. For a discussion of the Rights Agreement, see "COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION -- Rights Agreement." The Merger Agreement also provides that if Charter One changes (or establishes a record date for changing) the number of shares of Charter One Common Stock issued and outstanding prior to the Effective Date as a result of a stock split,

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



stock dividend, recapitalization or similar transaction with respect to the outstanding Charter One Common Stock, the Exchange Ratio will be proportionately adjusted.

        The Exchange Ratio has been fixed at 2.268 (which reflects the Charter One Stock Dividend)(subject to possible adjustment). Based on the last reported sale price for Charter One Common Stock on the Nasdaq National Market on September 28, 1998 ($26.50 per share), the value of 2.268 (which reflects the Charter One Stock Dividend) shares of Charter One Common Stock as of that date would have been approximately $60.102. The last reported sale price for ALBANK Common Stock on the Nasdaq National Market on that date was $57.625 per share. The maximum number of shares of Charter One Common Stock (assuming all options for ALBANK Common Stock are exercised before the Merger) which may be issued in connection with the Merger is approximately 33 million (which reflects the Charter One Stock Dividend), which would result in the existing ALBANK shareholders holding ____% of the merged entity on a fully diluted basis (assuming approximately ___________ shares of Charter One Common Stock are issued pursuant to the CSFC Merger). For a discussion of the CSFC Merger, see "RECENT DEVELOPMENTS." The market value of Charter One Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Charter One Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by ALBANK stockholders in the Merger. An increase in the market value of Charter One Common Stock would increase the market value of the Merger Consideration to be paid in the Merger. A decrease in the market value of Charter One Common Stock would have the opposite effect. The market value of the Merger Consideration at the time of the Merger will depend upon the market value of a share of Charter One Common Stock at such time. The Merger Consideration was determined through arm's-length negotiations between Charter One and ALBANK, each of whom was advised during such negotiations by its respective financial advisor. See "-- Background of and Reasons for the Merger."

        Under certain circumstances, the Charter One Board may determine to increase the Exchange Ratio in the event of a substantial decline in the trading price of Charter One Common Stock relative to the trading prices of the common stock of a group of peer institutions. See "-- Amendment; Termination; Liabilities and Remedies for Breach."

        Charter One may, at any time prior to the Effective Time with the prior consent of ALBANK (which consent may not be unreasonably withheld or delayed), change the method of effecting the Merger or any related transactions, provided that no such change will (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely affect the tax treatment of the holders of ALBANK Common Stock as a result of receiving the Merger Consideration or the Merger qualifying for "pooling-of-interests" accounting treatment, (iii) materially impede or delay consummation of the Merger, (iv) result in any representation or warranty of any party set forth in the Merger Agreement becoming incorrect in any material respect, or (v) diminish the benefits to be received by the directors, officers or employees of ALBANK and its subsidiaries as set forth in the Merger Agreement or in any other agreements between the parties in connection with the Merger Agreement. See "-- Interests of Certain Persons in the Merger."

FRACTIONAL SHARES

        No certificates or scrip representing fractional shares of Charter One Common Stock will be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented outstanding ALBANK Common Stock (the "ALBANK Certificates"). Each stockholder of ALBANK who would be entitled to a fractional share interest in the Merger will receive a cash payment (without interest) in an amount determined by multiplying (i) the closing price of one share of Charter One Common Stock as reported by the Nasdaq National Market (in The Wall Street Journal or if not reported therein, in another authoritative source) on the trading day immediately preceding the Effective Date by (ii) the fractional share interest to which the holder would otherwise be entitled pursuant to the terms of the Merger Agreement.

TREATMENT OF ALBANK STOCK OPTIONS

        At the ALBANK Record Date, there were ALBANK Stock Options outstanding with respect to 1,146,876 shares of ALBANK Common Stock under the ALBANK Option Plans. At the Effective Time, each ALBANK Stock Option outstanding under the ALBANK Stock Option Plans as of the date of the Merger Agreement (or required to be granted to non-employee directors on December 28, 1998, if and only if the Effective Time has not occurred prior to such date) and remaining outstanding immediately prior to the Effective Time shall be assumed by Charter One and shall continue

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



to be outstanding, but shall represent an option to purchase shares of Charter One Common Stock. The number of shares of Charter One Common Stock subject to such continuing option shall be equal to the number of shares of ALBANK Common Stock subject to the ALBANK Stock Option multiplied by the Exchange Ratio, with fractional shares rounded down to the nearest share. The exercise price per share of such converted option shall be equal to the exercise price of the ALBANK Stock Option divided by the Exchange Ratio, with the exercise price being rounded down to the nearest cent. The duration and other terms and conditions under the converted option will remain the same as they existed under the ALBANK Stock Option (with service on the Advisory Board and the Charter One Board treated as continuing service under the ALBANK Stock Option Plans). In addition, all limited stock appreciation rights outstanding as of the date of the Merger Agreement shall be canceled and the corresponding options will be converted into rights to acquire Charter One Common Stock based on the conversion methodology described above for other outstanding options.

EFFECTIVE TIME

        The Effective Date will be the fifth business day after the last of the conditions to consummation of the Merger to be satisfied prior the Effective Date has been satisfied or waived (or, at the election of Charter One, on the last business day of the month in which the fifth business day occurs), or on such other date to which the parties may agree, unless the Merger Agreement has been terminated. On the Effective Date, certificates of merger relating to the Merger will be filed with the Secretary of State of Delaware and the Michigan Department of Commerce. The Merger will become effective (i.e., the Effective
Time) upon the filing of the certificates of merger with the Secretary of State of Delaware and the Michigan Department of Commerce or at such other time as may be set forth in such certificates.

EXCHANGE OF CERTIFICATES

        As promptly as practicable after the Effective Date, Charter One or the Exchange Agent will send to each ALBANK holder of record of ALBANK Certificates transmittal materials to be used in exchanging such ALBANK Certificates for the Merger Consideration. Charter One shall cause (i) certificates representing the number of shares of Charter One Common Stock into which a stockholder's shares of ALBANK Common Stock were converted on the Effective Date, and (ii) a check representing the amount of cash in lieu of a fractional share interest, if any, which such stockholder has the right to receive in respect of the ALBANK Certificates surrendered in connection with the Merger to be delivered to such stockholder upon delivery to the Exchange Agent of ALBANK Certificates representing such shares of ALBANK Common Stock (or indemnity reasonably satisfactory to Charter One and the Exchange Agent if any of such ALBANK Certificates are lost, stolen or destroyed). No interest will be paid or accrued on the cash in lieu of fractional share interests payable to holders of ALBANK Common Stock. ALBANK CERTIFICATES REPRESENTING SHARES OF ALBANK COMMON STOCK SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE TRANSMITTAL MATERIALS AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD.

        Holders of ALBANK Certificates who do not surrender and exchange such certificates will not be entitled to receive dividends or any other distributions with respect to Charter One Common Stock with a record date occurring after the Effective Time until the ALBANK Certificates are so surrendered. Following surrender of such ALBANK Certificates in accordance with the terms of the Merger Agreement, the holders of newly issued Charter One certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Charter One Common Stock the record date for which is after the Effective Time (less any taxes that may have been imposed thereon).

        After the Effective Time, there will be no further transfers on the stock transfer books of ALBANK or Charter- Michigan, as the surviving corporation, of the ALBANK Certificates.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of ALBANK's management and the ALBANK Board have certain interests in the Merger in addition to their interest as stockholders of ALBANK generally. The ALBANK Board was aware of these interests and considered them in approving and adopting the Merger Agreement and the transactions contemplated thereby. Set forth below are descriptions of the interests of directors and executive officers of ALBANK in the Merger in addition to their interests as stockholders of ALBANK.

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



        Post-Merger Directors. At the Effective Time, Charter One has agreed to take the necessary action to appoint Herbert G. Chorbajian as a director of Charter One to serve for a term ending April 1999 with the expectation that Mr. Chorbajian will be included in the Charter One slate of directors to be nominated for a new term in April 1999. Charter One will also appoint Mr. Chorbajian Vice Chairman of the Charter One Board. At the Effective Time, Charter One will also take the necessary action to appoint Karen R. Hitchcock, an ALBANK director, to the Charter One Board for a term expiring in April 2000. Within twelve months of the Effective Date, subject to OTS approval (if required), Charter One will cause John J. Nigro, an ALBANK director, to be elected to the Charter One Board. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER -- Directors After the Merger."

        Advisory Board. Charter One has also agreed to take all necessary action at the Effective Time to establish an Albany, New York Advisory Board to advise Charter One with respect to the geographic areas in which ALBANK, FSB and ALBANK Commercial operate. Each member of the ALBANK Board other than Mr. Chorbajian and Ms. Hitchcock will be offered the opportunity to become a member of the Advisory Board for a five-year term and to receive an annual retainer of $38,000 during his or her term of service. In addition, Richard J. Heller, Executive Vice President and Chief Financial Officer of ALBANK, and Freling H. Smith, Senior Vice President and General Counsel of ALBANK, will also be offered an opportunity to serve on the Advisory Board for a three-year term and a one-year term, respectively, and to receive the same annual retainer. Service of Mr. Heller or Mr. Smith on the Advisory Board will cease and terminate if his employment is voluntarily terminated with Charter One or Charter One Bank with or without good reason within six months after the Effective Time or if he engages or becomes employed in the financial services industry while a member of the Advisory Board. Any person serving on the Advisory Board who subsequently becomes a director of Charter One or any of its subsidiaries will cease to be a member of the Advisory Board on the date that he or she commences service as a director.

        Employment Agreements. At the Effective Time, Charter One or Charter One Bank and Mr. Chorbajian will enter into an employment agreement commencing on the Effective Date and terminating on September 30, 2003. Mr. Chorbajian will aid Charter One in integrating operations, assuring customer retention and customer development, facilitating long term strategic planning in the State of New York and otherwise enhancing the acquired franchise. Mr. Chorbajian will receive a salary of approximately $442,100 per year and such benefits as Charter One or Charter One Bank provide to its similarly situated executive officers during the term of the agreement. In addition, Charter One or Charter One Bank will maintain a $2.5 million life insurance policy for Mr. Chorbajian's benefit during the term of the agreement (including making gross up payments to Mr. Chorbajian with respect to his tax liabilities relating to such benefit) and provide supplemental disability retirement benefits and certain additional fringe benefits. During his employment, Mr. Chorbajian will also be entitled to receive annual stock option grants, at an exercise price per share equal to the fair market value of Charter One Common Stock on the date of grant, on the same basis and on the same terms as similarly situated executives of Charter One and Charter One Bank, which will vest 100% on the third anniversary of their date of grant. Mr. Chorbajian's first annual option grant will be for approximately 86,000 option shares consistent with the current practice of Charter One for similarly situated executives. If Charter One or Charter One Bank terminates the employment of Mr. Chorbajian without cause prior to September 30, 2003, he will be entitled to receive a lump sum in cash equal to the remaining amount of annual compensation that would otherwise be payable during his stated employment term and to continue receiving any other benefits (excluding stock option grants) provided to him under the employment agreement until September 30, 2003. If Mr. Chorbajian's employment terminates prior to September 30, 2003 due to his death or disability, he (or his beneficiaries) will be entitled to receive 25% (in the case of death) or 75% (in the case of disability) of such lump sum amount upon termination. Under the agreement, Mr. Chorbajian has also agreed that, during his employment and for six months after his termination for any reason, he will not accept employment with, or render services to, any depository institution in the Albany metropolitan area or solicit (x) any employees of Charter One or its affiliates to accept employment with another depository institution or (y) customers of Charter One or its affiliates to purchase products or services then sold by Charter One or its affiliates from another entity. Mr. Chorbajian has also agreed to keep confidential certain information regarding the business of Charter One.

        As a consequence of the Merger, Mr. Chorbajian will be experiencing a constructive termination of employment by virtue of his drastically diminished duties and significantly reduced total compensation. Accordingly, Charter One will pay to him at the Effective Time, or at the request of Charter One, ALBANK will make such payment prior to the Effective Time, approximately $2.25 million, representing severance entitlements under his existing employment agreements. At the Effective Time, Mr. Chorbajian will release ALBANK and ALBANK, FSB and their successors in interest from any claims under his employment agreement with each of them, dated April 1, 1992; such release will not apply to the payment described in the preceding sentence if it has not yet been paid.

        Charter One Bank and Charter One will assume the employment agreements of Clifford M. Apgar, Executive Vice President, Barry G. Blenis, Executive Vice President, Frank J. Vaselewski, Senior Vice President, and Messrs. Heller and Smith with ALBANK, FSB, and, in the case of Messrs. Blenis, Heller and Smith with ALBANK, respectively, each dated April 1, 1992. At the Effective Time, each such employment agreement will be amended to provide that if the executive is involuntarily terminated by Charter One Bank or Charter One without cause (as defined in the agreement) or the executive terminates for good reason (as defined in the agreement) (other than a termination for good reason by the executive during the period commencing on the Effective Date and terminating six months thereafter, if the executive had been specifically requested by Charter One Bank or Charter One in writing to remain employed during such period) prior to the third anniversary of the Effective Date, then the terminated executive will be entitled to receive (in lieu of certain severance benefits to which he would otherwise have been entitled under his employment agreement) an amount in cash equal to 2.99 times the aggregate of (x) his 1998 annual base salary and
(y) his 1998 target bonus and to continue to receive the benefits of Charter One or Charter One Bank to which he would have been entitled under his employment agreement for up to three years after the date of such termination, subject to
(i) certain so-called "golden parachute" excise tax limitations and (ii) the execution by the executive of a general release of claims arising from his employment agreement and employment relationship, subject to certain limitations. In the event all of Messrs. Apgar, Blenis, Heller, Smith and Vaselewski were to be terminated by Charter One or Charter One Bank without cause or were to terminate their employment for good reason prior to the third anniversary of the Effective Date, the aggregate lump sum severance payments payable to the executives by Charter One or Charter One Bank under the amendment to their employment agreements would be up to approximately $3.78 million, subject to reductions in connection with the "golden parachute" excise tax limitations referred to above.

        Stock Option Plans. The directors and executive officers of ALBANK hold, as of the ALBANK Record Date, in the aggregate, ALBANK Stock Options to purchase 546,619 shares of ALBANK Common Stock, granted under the ALBANK Option Plans. Upon consummation of the Merger, pursuant to their terms, such options will become fully and immediately exercisable, and, pursuant to the Merger Agreement, such options will be converted into options to purchase Charter One Common Stock. See "THE MERGER -- Treatment of ALBANK Stock Options."

        Indemnification; Insurance. Pursuant to the Merger Agreement, Charter One has agreed that, for a period of six years following the Effective Date, Charter One will indemnify, defend and hold harmless the present and former directors, officers and employees of ALBANK and its subsidiaries to the fullest extent that ALBANK is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the ALBANK certificate of incorporation (the "ALBANK Certificate of Incorporation") and the ALBANK bylaws (the "ALBANK Bylaws") as in effect on the date of the Merger Agreement. Charter One has also agreed, for a period of three years following the Effective Date, to use its best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of ALBANK or any of its subsidiaries with respect to claims arising from facts or events occurring prior to the Effective Time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as the coverage currently provided by ALBANK, provided, that in no event will Charter One be required to expend in the aggregate during the coverage period more than 300% of the current annual amount expended by ALBANK for such insurance coverage (the "Insurance Amount") and provided that if Charter One is unable to maintain or obtain such insurance, it must use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

        Retirement Plan of ALBANK, FSB. Under the Merger Agreement, the Retirement Plan of ALBANK, FSB will be terminated and any surplus assets will be used to increase benefits to participants (including Messrs. Chorbajian, Apgar, Blenis, Heller, Smith and Vaselewski) in a manner consistent with the requirements of the Code.

         Other Plans. In addition to the foregoing, ALBANK has the following other plans that benefit executive officers and directors and that will be affected by the Merger:


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



                  a. Basic Contributions Match Agreement. Pursuant to a written agreement, ALBANK, FSB made certain contributions to a deferred compensation account for the benefit of Mr. Chorbajian during a 60 month period ended June 1989. Immediately prior to the Effective Time, ALBANK, FSB and Mr. Chorbajian will enter into an agreement providing for the lump sum payment of this account to Mr. Chorbajian as of the Effective Time or as soon thereafter as practicable.

                  b. Supplemental Employment Retirement Plan. ALBANK, ALBANK, FSB and Mr. Chorbajian entered into a Supplemental Employment Retirement Plan ("SERP") on May 8, 1996, in replacement of a similar agreement dated June 17, 1985. The SERP will be honored by Charter One and Mr. Chorbajian's service with Charter One or Charter One Bank will count for vesting purposes under the SERP.

                  c. Life Insurance Contract. At the Effective Time, Charter One or Charter One Bank will assume the life insurance contract between ALBANK, FSB and Mr. Chorbajian, as evidenced by a written agreement dated June 17, 1985.

                  d. ALBANK, FSB Directors Retirement Plan. The ALBANK, FSB Directors Retirement Plan will be assumed by Charter One Bank at the Effective Time. Current ALBANK, FSB directors, subject to their written consent, will be paid their benefits in a single lump sum present value payment.

                  e. ALBANK, FSB Deferred Compensation Plan for Directors. At the Effective Time, the ALBANK, FSB Deferred Compensation Plan for Directors will be assumed by Charter One Bank.

                  f. ALBANK, FSB Retirement Restoration Plan. The ALBANK, FSB Retirement Restoration Plan will be terminated as of the later of October 1, 1998 and the Effective Date and accrued benefits thereunder will be paid in a lump sum payment as soon as practicable thereafter to each participant therein, including Messrs.
         Chorbajian, Apgar, Blenis, Heller, Smith and Vaselewski.

                  g. ALBANK, FSB Supplemental Deferred Compensation Plan. As soon as practicable after the later of the Effective Time and December 31, 1998, the ALBANK, FSB Supplemental Deferred Compensation Plan will be terminated and distributions will be made in a lump sum payment to each participant therein, including Messrs. Chorbajian, Apgar, Blenis, Heller, Smith and Vaselewski.


REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains representations and warranties of ALBANK and Charter One as to, among other things: (i) the corporate organization and existence of each party (including the due organization, valid existence and good standing of each where organized and the due qualification to do business and good standing of each in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified); (ii) the capitalization of each party (including the number of shares of capital stock authorized, the number of shares and rights to acquire shares outstanding and the number of shares reserved for issuance) and, in the case of Charter One, the due authorization, valid issuance and fully paid and nonassessable status of and lack of preemptive status with respect to the shares of Charter One Common Stock to be issued in the Merger in accordance with the Merger Agreement; (iii) ownership of all outstanding shares of capital stock by each party of its subsidiaries (as defined in the Merger Agreement) and the due organization, valid existence and good standing of such subsidiaries where organized and the due qualification and good standing of each subsidiary in each jurisdiction where its ownership or leasing of properties or the conduct of its business requires it to be so qualified; (iv) the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and the corporate power and authority of each party to execute, deliver and perform its obligations under the Merger Agreement and the Stock Option Agreement and to consummate the transactions contemplated thereby;
(v) subject to the requisite approval by stockholders of each party, the due authorization of the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby and the validity and legally binding status of the Merger Agreement; (vi) absence of any required governmental and third-party approvals other than those specified in the Merger Agreement and, subject to receipt of such regulatory approvals and the expiration of related waiting period whether the execution, delivery and performance of the Merger Agreement and the Stock Option Agreement and the consummation of the transactions contemplated thereby will constitute a breach, violation or default under, give rise to any lien, acceleration or right of termination or require any consent or approval under any law, rule or regulation, any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of either party or the certificate of incorporation or bylaws of either party; (vii) each party's financial statements and filings with the Commission (including the fair presentation of the financial condition and results of operations thereof and compliance with
GAAP); (viii) the absence of certain changes in each party's business since December 31, 1997; (ix) the absence of material legal proceedings and injunctions; (x) agreements between each party and regulatory agencies; (xi) each party's compliance with applicable law; (xii) in the case of ALBANK, the absence of material defaults under certain contracts; (xiii) broker fees with respect to the Merger; (xiv) each party's employee benefit plans and related matters (including operation and administration of such plans in accordance with applicable law); (xv) in the case of ALBANK, the absence of any labor agreement or any proceeding regarding unfair labor practices; (xvi) in the case of ALBANK, the inapplicability to the Merger of the Delaware takeover law or Article Eighth of the ALBANK Certificate; (xvii) in the case of Charter One, the inapplicability to the Merger of the Delaware takeover law; (xviii) the absence of environmental liabilities; (xix) the filing and accuracy of each party's tax returns; (xx) in the case of ALBANK, the use of risk management instruments such as swaps and options; (xxi) the maintenance of books and records of each party;
(xxii) insurance; (xxiii) qualification of the Merger for "pooling-of-interests" accounting treatment; (xxiv) each party's "Year 2000" risk management plan and material compliance with regulatory requirements with respect thereto; (xxv) the absence of any pending or threatened reviews by governmental authorities other than normal regulatory examinations; (xxvi) in the case of ALBANK, the receipt of a fairness opinion from Merrill Lynch; (xxvii) in the case of Charter One, the receipt of a fairness opinion from Lehman Brothers; (xxviii) in the case of ALBANK, compliance with applicable requirements and laws with respect to the servicing and administration of loans; and (xxix) the absence of untrue statements of material facts or omissions of material facts. For detailed information on such representations and warranties, see the Merger Agreement included at Annex A and incorporated herein by reference.

CONDITIONS TO THE MERGER

         Conditions to the Obligations of the Parties. The obligations of Charter One, ALBANK and their respective subsidiaries to consummate the Merger are subject to the following conditions precedent (except as to those which Charter One and ALBANK may choose to waive in writing): (i) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger; (ii) all regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (A) any conditions, restrictions or requirements which the Charter One Board reasonably determines would either before or after the Effective Time have a "Material Adverse Effect," as defined below, on Charter One and its subsidiaries taken as a whole or (B) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Charter One Board reasonably determines would either before or after the Effective Time be unduly burdensome; (iii) the Merger Agreement shall have been adopted by the requisite vote of the holders of ALBANK Common Stock and the Charter One Share Issuance shall have been approved by the requisite vote of the holders of Charter One Common Stock; (iv) the Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the Commission; (v) the Charter One Common Stock to be issued to holders of ALBANK Common Stock shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance; (vi) all authorizations under state securities laws to consummate the transactions contemplated by the Merger Agreement and to issue the shares of Charter One Common Stock in the Merger shall have been received and be in full force and effect; and (vii) each party shall have obtained all material permits, authorizations, consents, waivers and approvals required for the lawful consummation of the Merger. "Material Adverse Effect" means any effect that (i) is material and adverse to the financial position, results of operations or business of Charter One and its subsidiaries taken as a whole or ALBANK and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Charter One, Charter-Michigan or ALBANK to perform its obligations under the Merger Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in GAAP or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or the Bank Mergers or restructuring charges taken in connection with the Merger of the Bank Mergers, in each case in accordance with GAAP, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the Merger Agreement and (e) actions or omissions of Charter One or ALBANK taken with the prior written consent of ALBANK or Charter One, as applicable, in contemplation of the transactions contemplated by the Merger Agreement.

         Conditions to the Obligations of Charter One and its Subsidiaries. The obligations of Charter One and its subsidiaries to consummate the Merger are subject to the following conditions precedent (except as to those which Charter One may choose to waive in writing): (i) the representations and warranties made by ALBANK in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that speak as of a particular date shall be true and correct as of such date, and provided that certain representations and warranties specified in the Merger Agreement shall not be deemed to be untrue or incorrect unless any fact or circumstance relating thereto has had or is reasonably likely to have a Material Adverse Effect; (ii) ALBANK and its subsidiaries shall have performed in all material respects all obligations required by the Merger Agreement to be performed by them prior to or at the Effective Time; (iii) Charter One shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of ALBANK, dated as of the Effective Time, certifying that the conditions set forth in items (i) and (ii) of this paragraph have been satisfied; (iv) Charter One shall have received an opinion of Silver, Freedman & Taff, L.L.P., dated the Effective Date, to the effect that the Merger and the Bank Mergers constitute reorganizations under Section 368 of the Code; and (v) Charter One shall have received from Deloitte & Touche LLP letters, dated the date of or shortly prior to each of the mailing date of this Joint Proxy Statement/Prospectus and the Effective Date, stating its opinion that the Merger will qualify for "pooling-of-interests" accounting treatment. In addition, in the consent decree in the matter of United States v. ALBANK, FSB et al., dated August 13, 1997, ALBANK, FSB agreed to make $35 million of home mortgage loans at 1.5% below market rates to homebuyers in the Connecticut cities of Bridgeport, Hartford, New Britain, New Haven, Norwalk, Stamford and Waterbury and $20 million in similarly discounted loans in lower Westchester County, New York over five years and two years, respectively. ALBANK, FSB also agreed to contribute $350,000 over five years to support home buying counseling and education programs provided by local organizations in these areas and to spend another $350,000, primarily in the form of services, for homebuyer education programs put on by ALBANK, FSB. It is a condition to the obligations of Charter One to consummate the Merger that ALBANK and ALBANK, FSB be in material compliance with the terms of such decree and that Charter One shall have received a certificate signed by the Chief Executive Officer and the General Counsel of ALBANK dated the Effective Date certifying that such condition has been satisfied.

         Conditions to the Obligations of ALBANK. The obligations of ALBANK and its subsidiaries to consummate the Merger are subject to the following conditions precedent (except as to those which ALBANK may choose to waive in writing): (i) the representations and warranties made by Charter One in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that speak as of a particular date shall be true and correct as of such date, and provided that certain representations and warranties specified in the Merger Agreement shall not be deemed to be untrue or incorrect unless any fact or circumstance relating thereto has had or is reasonably likely to have a Material Adverse Effect; (ii) Charter One and its subsidiaries shall have performed in all material respects all obligations required by the Merger Agreement to be performed by them prior to or at the Effective Time; (iii) ALBANK shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Charter One, dated as of the Effective Time, that the conditions set forth in items (i) and (ii) of this paragraph have been satisfied; and (iv) ALBANK shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, dated the Effective Date, to the effect that (a) the Merger constitutes a reorganization under Section 368 of the Code and (b) no gain or loss will be recognized by stockholders of ALBANK who receive shares of Charter One Common Stock in exchange for shares of ALBANK Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests.

         There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived.

         For detailed information on conditions to the Merger, see the Merger Agreement included at Annex A and incorporated herein by reference.

REGULATORY MATTERS

         Federal Reserve Board; New York Superintendent of Banks. The Merger is subject to prior approval by the FRB under Section 3 of the BHCA and prior notice to the FRB under Section 4 of the BHCA. Charter One filed such application and notice with the FRB on August 31, 1998. The BHCA requires the FRB, when approving transactions such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the FRB will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions and the readiness of the computer systems of the resulting institutions for the transition to the year 2000.

         The BHCA prohibits the FRB from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or it would in any other manner result in a restraint of trade, unless the FRB finds that the anticompetitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the FRB must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

         Under Section 4 of the BHCA and related regulations, the FRB must consider whether the performance of the nonbanking activities of Charter One and ALBANK can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices).
 This consideration includes an evaluation of the financial and managerial resources of Charter One and ALBANK and the effect of the proposed transaction on those resources.

         Charter One has also filed an application with the New York Superintendent of Banks to acquire control of ALBANK Commercial as a result of ALBANK's merger into Charter One.

         THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT ALL SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE " -- Conditions to the Merger."

         The Merger may not be consummated for a period of 30 days after receipt of the final approval of the FRB, unless no adverse comment has been received from the Department of Justice, in which case the Merger may be consummated on or after the 15th day after such final approval.

         The Bank Merger and Creation of New Commercial Bank. The Bank Merger, whereby ALBANK, FSB will be merged with and into Charter One Bank, is anticipated to occur simultaneously with the Merger. An application has been filed with the OTS for approval of the Bank Merger. A comment opposing, and request for an informal meeting on, the application filed by Charter One was filed by Inner City Press/Community on the Move with the OTS. The comment opposing the application and the request for an informal meeting was subsequently withdrawn in connection with an agreement reached between Charter One and Inner City Press/Community on the Move. Charter One has agreed (i) to cause its subsidiary, Charter One Mortgage Corp., to make $1 billion in normally priced residential mortgage loans to low and moderate income borrowers over a three year period beginning in 1999; and (ii) to require its Equity One Credit Corporation subsidiary (a) to provide credit counseling information to all of its applicants and to pay for initial credit counseling for delinquent borrowers; (b) to develop a procedure to refer all retail residential mortgage loan applicants with better than subprime lending histories to Charter One's regular retail loan originators for normally priced loans; and (c) to develop a second review program for all loans offered in low and moderate income areas. The Merger Agreement does not make regulatory approval for or consummation of the Bank Merger a condition to consummation of the Merger.

         Charter One will take the necessary steps to create New Commercial Bank as a subsidiary with applicable federal deposit insurance and to obtain approval for the transfer of certain assets and liabilities of ALBANK Commercial to New Commercial Bank. It is currently anticipated that some time after consummation of the Merger, Charter One will cause ALBANK Commercial to transfer to New Commercial Bank (i) all of its municipal deposits held in the State of New York and all other Bank Insurance Fund deposits at its head office in Albany and (ii) the head office in Albany, its fixed assets, mortgage-backed securities and cash and certain other assets, as appropriate, and will cause ALBANK Commercial to transfer to Charter One Bank its other offices, assets and liabilities. In its application to the OTS, Charter One has sought approval for the transfer of certain assets and liabilities of ALBANK Commercial to Charter One Bank (or, in the alternative, for a merger of ALBANK Commercial into Charter One Bank). Neither the creation of New Commercial Bank nor such transfers of assets and liabilities of ALBANK Commercial is a condition to consummation of the Merger.

AMENDMENT; TERMINATION; LIABILITIES AND REMEDIES FOR BREACH

         Amendment. The Merger Agreement may be amended at any time by an agreement in writing between the parties; provided that, after the ALBANK Special Meeting, the Merger Consideration to be received by ALBANK stockholders in the Merger may not thereby be decreased.

         Termination. The Merger Agreement may be terminated (i) at any time prior to the Effective Time by the mutual consent of Charter One and ALBANK, if the Charter One Board and the ALBANK Board each so determines by a majority vote, (ii) at any time prior to the Effective Time by Charter One or ALBANK, if its Board of Directors so determines by a majority vote, in the event of a breach by the other party of any representation or warranty set forth in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice of such breach (subject to the Merger Agreement proviso that certain representations and warranties shall not be deemed to be breached unless such breach has had or is reasonably likely to have a Material Adverse Effect) or the other party has breached in any material respect any covenant or agreement set forth in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice of such breach; (iii) by Charter One or ALBANK, if its Board of Directors so determines by a majority vote, on or after February 28, 1999, in the event the Merger has not been consummated by such date (provided, however, that this right to terminate shall not be available to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this provision); (iv) by Charter One or ALBANK, if its Board of Directors so determines by a majority vote, if the approval of any regulatory authorities required for consummation of the Merger and the Bank Mergers is denied by final nonappealable action of such authority; (v) by Charter One or ALBANK, if its Board of Directors so determines by a majority vote, if any stockholder approval required under the Merger Agreement is not obtained; (vi) at any time prior to the ALBANK Special Meeting, by Charter One if the ALBANK Board has failed to unanimously recommend adoption of the Merger Agreement, withdrawn such recommendation or modified or changed such recommendation in any manner adverse in any respect to the interests of Charter One; or (vii) at any time prior to the Charter One Special Meeting, by ALBANK if the Charter One Board has failed to unanimously recommend approval of the Charter One Share Issuance, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of ALBANK.

         In addition to the foregoing circumstances under which the Merger Agreement may be terminated, ALBANK may also have the right to terminate the Merger Agreement under certain circumstances described below if there is a substantial decline in the trading price of Charter One Common Stock relative to the trading prices of the common stock of a group of peer institutions. The provisions in the Merger Agreement governing such right are complex and designed to permit either a termination of the Merger Agreement or an adjustment to the Exchange Ratio if, and only if, the market value of Charter One Common Stock has declined substantially from the $34.625 ($32.976 after adjusting for the Charter One Stock Dividend) market value on June 9, 1998 and the market value of Charter One Common Stock has declined substantially more than an index comprising the stock of 15 financial companies.

         ALBANK may terminate the Merger Agreement, if the ALBANK Board so determines by a majority vote, at any time during the ten-day period beginning two days after the latest of (a) the day of expiration of the last waiting period with respect to any approval of any regulatory agency required for consummation of the Merger, (b) the day on which the last of such approvals is obtained, and (c) the day on which the last of the required stockholder approvals has

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



been received (the "Determination Date") (or such shorter period of time from the Determination Date to the effective Date as is contemplated by the provisions of the Merger Agreement relating to setting the Effective Date) if both the following occur (the "Termination Conditions"):

                  (i) For the ten consecutive full trading days ending at the close of trading on the Determination Date, the average of the last daily sale prices of Charter One Common Stock as reported on the Nasdaq National Market (the "Average Closing Price") is less than $27.205 (the product of 0.825 and $32.976 (which reflects the Charter One Stock Dividend), the closing price of Charter One Common Stock on June 9,
         1998); and

                  (ii)(a) the Average Closing Price divided by $32.976 (which reflects the Charter One Stock Dividend) is less than (b) the "Index Ratio", which is defined as (x) the weighted average of the closing prices of the 15 financial companies (the "Index Group") identified below (the "Index Price") on the Determination Date divided by $31.3817 (the Index Price on June 9, 1998, as adjusted) minus (y) 0.175.

         The 15 financial companies are:

                    Financial Companies                         Weighting
- -------------------------------------------------------------------------------------
Bank United Corp.                                                           3.6042%
Dime Bancorp, Inc.                                                         13.0336
Dime Community Bancorp, Inc.                                                1.4190
Downey Financial Corp.                                                      3.2047
GreenPoint Financial Corp.                                                  9.6355
MAF Bancorp, Inc.                                                           2.5717
North Fork Bancorporation, Inc.                                            16.2309
Northwest Bancorp, Inc.                                                     5.3429
Old Kent Financial Corporation                                             10.9652
People's Bank (MHC)                                                         7.3101
Peoples Heritage Financial Group,  Inc.                                    10.0124
Queens County Bancorp                                                       1.7022
St. Paul Bancorp, Inc.                                                      4.6145
Washington Federal, Inc.                                                    5.9779
Webster Financial Corporation                                               4.3751
                                                                        ----------
         Total                                                            100.0000%
                                                                          ========

         In the event that the common stock of any company in the Index Group ceases to be publicly traded, or if there is a public announcement of a proposal for any such company (i) to be acquired or that any such company intends to acquire another company in a transaction with a value exceeding 25% of the acquiror's market capitalization as of June 9, 1998 or (ii) to convert from a mutual holding company to the stock form of organization, such company will be removed from the Index Group and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price (which occurred as a result of the public announcement of a proposed transaction involving Star Banc Corporation, a company that had been part of the original Index Group). In addition, if any company in the Index Group or Charter One declares or effects a stock split, stock dividend, recapitalization, exchange of shares or similar transaction between June 9, 1998 and the Determination Date, the prices for the common stock of such company or Charter One shall be appropriately adjusted for the purposes of applying this provision of the Merger Agreement. Accordingly, the price of Charter One Common Stock set forth in the discussion of this provision has been adjusted to reflect the Charter One Stock Dividend and the Index Price and weightings of the Index Group have been revised to reflect any transactions of the type set forth above by any company in the Index Group.

         If both of the Termination Conditions exist, then ALBANK will have the right, upon prompt written notice to Charter One, to terminate the Merger Agreement. If ALBANK exercises such right, then Charter One will have the right, during the five-day period commencing with its receipt of ALBANK's termination notice, to adjust the Exchange Ratio in lieu of such termination to equal the lesser of:

                  (i)(a) the product of $27.205 (which reflects the Charter One Stock Dividend) and the Exchange Ratio as then in effect, divided by
         (b) the Average Closing Price; and

                  (ii)(a) the product of the Index Ratio and the Exchange Ratio as then in effect, divided by (b) the Average Closing Price divided by $32.976 (which reflects the Charter One Stock Dividend) (the "Charter One Ratio").

         The adjustment of the Exchange Ratio in accordance with the foregoing formula is designed to increase the number of shares of Charter One Common Stock to be issued in exchange for each share of ALBANK Common Stock if the Termination Conditions exist. If Charter One elects to adjust the Exchange Ratio, it must give prompt written notice to ALBANK of such election and the revised Exchange Ratio, whereupon no termination shall have occurred and the Merger Agreement will remain in full force and effect in accordance with its terms, except that the Exchange Ratio will have been modified and except that the Effective Date may be delayed as a result of the foregoing procedures.

         ILLUSTRATION. For purposes of the following illustration, assume that the Average Closing Price is $25.00 and that the Index Price on the Determination Date is $32.50 and all relevant prices have been appropriately adjusted for the Charter One Stock Dividend and other relevant transactions involving the Index Group split. Under these assumptions, ALBANK would have the right to terminate the Merger Agreement because both Termination Conditions would be met, as follows:

                  (i) the Average Closing Price of $25.00 would be less than $27.205; and

                  (ii) the Average Closing Price of $25.00 divided by $32.976 would equal 0.758 and would be less than the Index Ratio of 0.8606.

                  Charter One would then have the right to adjust the Exchange Ratio, to avoid termination of the Merger Agreement, to the lesser of the following:

                  (i) 2.4680, which is the product of $27.205 and the Exchange Ratio of 2.268, divided by the Average Closing Price of $25.00; and

                  (ii) 2.5750, which is the Index Ratio of 0.8606 multiplied by the Exchange Ratio of 2.268, divided by the Charter One Ratio of 0.758.

         Therefore, Charter One could elect to increase the exchange ratio to
2.4680 and proceed with the Merger. In that event, each share of ALBANK Common Stock would be canceled at the Effective Time in exchange for the right to receive 2.4680 shares of Charter One Common Stock. Alternatively, Charter One could elect not to increase the Exchange Ratio and the Merger Agreement would terminate.

         The average closing price of Charter One Common Stock for the ten trading days before September 28, 1998 was $25.006. Based on this price, neither Termination Condition would be triggered and ALBANK would not have had any right to terminate the Merger Agreement.

         The determinations of whether the above tests are met, whether to terminate the Merger Agreement and whether to avoid any such termination are all subject to market conditions at the Determination Date and accordingly, such determinations cannot be made until after the date of this Joint Proxy Statement/Prospectus. If the above tests are met, there can be no assurances as to whether the ALBANK Board of Directors will exercise its right to terminate the Merger Agreement or, if so, whether Charter One will avoid such termination by increasing the Exchange Ratio.

         Liabilities and Remedies for Breach. In the event of termination of the Merger Agreement, no party will have any liability to any other party under the Merger Agreement except that termination will not relieve a breaching party from liability for any willful breach giving rise to such termination. If, however, Charter One or ALBANK pursues its respective rights to the termination fees described below, then such party will not be entitled to any other relief. Conversely, if Charter One or ALBANK pursues a remedy for willful breach, then it will waive its rights to its respective termination fee. In addition, Charter One may have certain rights under the Stock Option Agreement in the event of a termination of the Merger Agreement. See "STOCK OPTION AGREEMENT."

         Charter One Fee. If (i) the ALBANK Board fails to recommend approval and adoption of the Merger Agreement to the ALBANK stockholders or withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Charter One, (ii) ALBANK has provided information to or entered into negotiations with a third party with respect to an ALBANK Proposal (as defined below) after the ALBANK Board has received a written opinion from its outside counsel to the effect that the failure to do so would result in a breach of its fiduciary duties to its stockholders, (iii) ALBANK is in material and willful breach of any of its covenants contained in the Merger Agreement such that Charter One is entitled to terminate the Merger Agreement, or (iv) the stockholders of ALBANK do not approve and adopt the Merger Agreement at the ALBANK Special Meeting, in each case after there has been proposed by a third party an ALBANK Acquisition Transaction, as defined below (the "ALBANK Proposal"), then, in any such event, upon the actual consummation of an ALBANK Acquisition Transaction with such third party within 15 months after the ALBANK Proposal, ALBANK is obligated to pay Charter One a fee of $40 million. This fee will be reduced to $15 million if either (i) Charter One has acquired any ALBANK Common Stock pursuant to the exercise of the Option, ALBANK has repurchased the Option or ALBANK has paid the Surrender Fee (as defined in "STOCK OPTION AGREEMENT"), or (ii) Charter One refuses to execute and deliver a written release of all of its rights under the Stock Option Agreement against delivery and payment of the full $40 million fee. See "STOCK OPTION AGREEMENT." This fee is not payable if ALBANK has terminated, or has or had the right to terminate, the Merger Agreement in the event of (i) certain breaches by Charter One, (ii) the denial by final nonappealable action of any approval of any regulatory authority required for consummation of the Merger and the Bank Mergers, (iii) the Charter One stockholders not approving the Charter One Share Issuance or (iv) the Charter One Board failing to recommend the Charter One Share Issuance to its stockholders (or the withdrawal or modification of such recommendation).

         "ALBANK Acquisition Transaction" has the same meaning as "Acquisition Transaction" under the Stock Option Agreement (see "STOCK OPTION AGREEMENT") except that the percentage in clause (z) is 25% instead of 10%.

         ALBANK Fee. If (i) the Charter One Board fails to recommend the Charter One Share Issuance to its stockholders or withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of ALBANK, (ii) Charter One is in material and willful breach of any of its covenants contained in the Merger Agreement such that ALBANK is entitled to terminate the Merger Agreement, or (iii) the stockholders of Charter One do not approve the Charter One Share Issuance at the Charter One Special Meeting, in each case after there has been proposed by a third party a Charter One Acquisition Transaction, as defined below (the "Charter One Proposal"), then, in any such event, upon the actual consummation of a Charter One Acquisition Transaction with such third party within 15 months after the Charter One Proposal, Charter One is obligated to pay ALBANK a fee of $15 million. This fee is not payable if Charter One has terminated, or has or had the right to terminate, the Merger Agreement in the event of (i) certain breaches by ALBANK,
(ii) the denial by final nonappealable action of any approval of any regulatory authority required for consummation of the Merger and the Bank Mergers, (iii) the ALBANK stockholders not adopting the Merger Agreement or (iv) the ALBANK Board failing to recommend the Merger Agreement (or the withdrawal or modification of such recommendation).

         "Charter One Acquisition Transaction" has the same meaning as the term "ALBANK Acquisition Transaction" above except that Charter One shall be substituted for ALBANK as the target of such acquisition transaction.

CONDUCT OF BUSINESS PENDING THE MERGER AND CERTAIN COVENANTS

         From the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, without the prior written consent of Charter One, ALBANK will not, and will cause each of its subsidiaries not to:

         (a) conduct the business of ALBANK and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair ALBANK's ability to perform any of its obligations under the Merger Agreement;

         (b) except pursuant to the ALBANK Stock Options outstanding on the date of the Merger Agreement (or required to be granted to outside directors on December 28, 1998, if and only if the Effective Time has not occurred prior to such date), issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of, or rights to acquire, ALBANK Common Stock, enter into any agreement with respect to the foregoing, or permit any additional shares of ALBANK Common Stock to become subject to new grants of employee or director stock options, other stock rights or similar stock-based employee rights;

         (c) issue any other capital securities, capital stock of any subsidiary, debentures or subordinated notes;

         (d)(i) make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends in an amount not to exceed $0.21 per share (provided the declaration and payment of the last quarterly dividend by ALBANK prior to the Effective Time shall be coordinated with, and approved by, Charter One in order to avoid duplication of dividend benefit) and dividends from wholly owned subsidiaries) on or in respect of, or declare or make any distribution on, any shares of ALBANK stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock or rights related to such capital stock;

         (e) enter into or amend or renew any employment, consulting, severance or similar agreements with any director, officer or employee of ALBANK or its subsidiaries, or grant any salary or wage increase or increase any employee benefit, except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy previously disclosed contractual obligations and planned programs existing on the date of the Merger Agreement, or (iv) for oral at will employment agreements;

         (f) enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy existing contractual obligations) any benefit plan in respect of any director, officer or employee of ALBANK or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

         (g) except as previously disclosed to Charter One, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for fair value and in a transaction that is not material to ALBANK and its subsidiaries taken as a whole;

         (h) except as previously disclosed to Charter One, acquire (other than by way of foreclosures or acquisitions in a fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

         (i) amend its or any subsidiaries' articles or certificate of incorporation or bylaws;

         (j) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

         (k) except to satisfy previously disclosed written commitments outstanding on the date of the Merger Agreement, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

         (l) except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for those which do not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to ALBANK and its subsidiaries, taken as a whole;

         (m) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that ALBANK and its subsidiaries shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under environmental laws;

         (n) in the case of ALBANK Commercial and ALBANK, FSB, (i) voluntarily make any material changes in or to its deposit mix, (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice, (iii) except as previously disclosed to Charter One, open any new branch or deposit taking facility, (iv) except as previously disclosed to Charter One, close or relocate any existing branch or other facility, or (v) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives materially in excess of the amounts budgeted in ALBANK's 1998 business plan;

         (o) enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account except purchases and sales of securities consistent with past practice in order to maintain investment portfolios at ALBANK and its subsidiaries that have risk and asset mix characteristics substantially similar to those of the respective investment portfolios as of the date of the Merger Agreement;

         (p) purchase or lease any fixed asset where the amount paid or committed therefor is in excess of $300,000, except for previously disclosed amounts budgeted in the 1998 budget;

         (q)(i) make any material changes in its policies concerning loan underwriting or which persons may approve loans or fail to comply with such policies; or (ii) make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit (other than (A) in the case of a consumer loan or extension of credit, in a principal amount not in excess of $150,000 or an amount that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $250,000, (B) in the case of a loan secured by a first mortgage on an owner occupied one-to four-family principal residence, in a principal amount not in excess of $350,000, (C) in the case of a loan secured by a first mortgage on commercial or industrial real property, in a principal amount not in excess of $2.5 million for any loan with personal recourse to the borrower or $1.0 million for any loan without personal recourse to the borrower or that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $12.0 million,
(D) in the case of any commercial loan secured by a first lien on accounts receivable, inventory or other tangible assets, in a principal amount not in excess of $2.5 million or that would increase in the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $12.0 million, or (E) in the case of a new unsecured commercial line of credit (x) to a borrower whose annual gross sales are $25.0 million or more, in a principal amount not in excess of $2.5 million or (y) to a borrower whose annual gross sales are less than $25.0 million, in a principal amount not in excess of $1.0 million and provided an existing unsecured commercial line of credit may be renewed not in excess of its existing amount) in each case without the prior written consent of Charter One acting through its Chief Executive Officer or Executive Vice President of Lending in a written notice to ALBANK, which approval or rejection shall be given within five business days after delivery by ALBANK to such officer of Charter One of the complete loan package;

         (r)(i) take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede (A) the Merger from qualifying for "pooling-of-interests" accounting treatment or
(B) the Merger and the Bank Mergers from qualifying as reorganizations within the meaning of Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in
(A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, (B) any of the conditions to the Merger not being satisfied or (C) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation;

         (s) except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

         (t) incur any indebtedness for borrowed money other than in the ordinary course of business and with a term of one year or less; or

         (u) agree or commit to do any of the foregoing.

         Pursuant to the Merger Agreement, ALBANK has also agreed that it shall not, and shall cause its subsidiaries and its and its subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any ALBANK Proposal. It agreed to immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than Charter One with respect to any of the foregoing and to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an ALBANK Proposal in existence on the date of the Merger Agreement. ALBANK must promptly (within 24 hours) advise Charter One following the receipt by ALBANK of any ALBANK Proposal and the substance thereof (including the identity of the person making such ALBANK Proposal), and advise Charter One of any material developments with respect to such ALBANK Proposal immediately upon the occurrence thereof. Notwithstanding the foregoing but only after receipt of an ALBANK Proposal and during the period prior to the ALBANK Special Meeting, ALBANK may provide information at the request of, or enter into negotiations with a third party with respect thereto, if the ALBANK Board receives a written opinion from its outside counsel to the effect that the failure to do so would result in a breach of the fiduciary duties of the ALBANK Board to its stockholders under applicable law.

         From the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, without the prior written consent of ALBANK, Charter One will not, and will cause each of its subsidiaries not to:

         (a) fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair the ability of Charter One or Charter-Michigan to perform any of its obligations under the Merger Agreement;

         (b) make, declare, pay or set aside for payment any extraordinary cash dividend or cash distribution;

         (c)(i) take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede (A) the Merger from qualifying for "pooling-of-interests" accounting treatment or
(B) the Merger and the Bank Mergers from qualifying as reorganizations within the meaning of Section 368 of the Code; or (ii) knowingly take any action or fail to taken any action that is intended or is reasonably likely to result in
(A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, (B) any of the conditions to the Merger not being satisfied or (C) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained in the Merger Agreement limits the ability of Charter One to exercise its rights under the Stock Option Agreement;

         (d) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

         (e) except as previously disclosed to ALBANK, acquire (other than by way of foreclosures or acquisitions in a fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or a significant portion of the assets, business, deposits or properties of any other entity whose principal business is conducted in, or who maintains a significant physical presence in, the CRA Assessment Areas of ALBANK, FSB or ALBANK Commercial; or

         (f) agree or commit to do any of the foregoing.

         Charter One has also agreed that for a period of five years following the Effective Date, the aggregate level of charitable contributions in ALBANK markets will not be less than the amount that appears in the ALBANK 1998 budget (i.e., $456,000 annually).

         The Merger Agreement also contains various covenants, including, among other things, those requiring Charter One and ALBANK (i) to use their reasonable best efforts in good faith to take all necessary actions to effect the Merger;
(ii) to recommend approval (subject to the fiduciary obligations of the Charter One Board and the ALBANK Board, as described in the Merger Agreement) and to take all action necessary to convene a stockholders' meeting of each company to vote on (A) in the case of ALBANK, the Merger Agreement and (B) in the case of Charter One, the Charter One Share Issuance; (iii) to cooperate in the preparation of the Registration Statement and this Joint Proxy Statement/Prospectus; (iv) to refrain from issuing press releases regarding the Merger without the other party's prior approval (except as otherwise required by applicable law or regulation or Nasdaq National Market rules, and then only after making reasonable efforts to first consult with the other party); (v) to provide the other party with reasonable access to information regarding such party under the condition that such information be kept confidential as set forth in the Merger Agreement; (vi) to take all steps within their control to exempt the transactions contemplated by the Merger Agreement and the Stock Option Agreement from any applicable state anti-takeover law; (vii) in the case of Charter One, to use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Charter One Common Stock to be issued to the holders of ALBANK Common Stock in the Merger; (viii) to cooperate and use their reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary to consummate the transactions contemplated by the Merger Agreement; and (ix) to use their reasonable best efforts to cause the consent decree entered in the matter of United States v. ALBANK, FSB to be clarified prior to the Effective Time, as set forth in the Merger Agreement.

         The Merger Agreement and the Supplemental Letter incorporated by reference therein also contain certain covenants relating to employee benefits, including those that require (i) Charter One to assume and continue certain ALBANK benefit and welfare plans for specified periods and to provide to each full-time employee of ALBANK and its subsidiaries as of the Effective Time the opportunity to participate in certain Charter One benefit and welfare plans for similarly situated employees (provided that Charter One will not be obligated to provide any benefits under a Charter One plan that duplicate those provided under any ALBANK plan assumed by Charter One); (ii) Charter One Bank to continue in effect the ALBANK, FSB severance pay plan until the third anniversary of the Effective Date, and Charter One to refrain from terminating the employment of any full-time employees of ALBANK or its subsidiaries prior to January 1, 1999, except for cause; (iii) ALBANK, FSB to amend its post-retirement medical and life benefit plan in certain respects in a manner reasonably acceptable to Charter One; (iv) Charter One to continue the ALBANK ESOP through December 31, 1998, after which time such plan may be merged with another Charter One qualified defined contribution plan; and (v) Charter One to continue ALBANK, FSB's incentive plans through calendar year 1998. In addition, ALBANK will be permitted to establish an enhanced severance plan and stay bonus program for certain full-time employees of ALBANK and its subsidiaries (not including directors and executive officers) up to an aggregate amount of $5 million.

         For more information on the covenants and the conduct of ALBANK's and Charter One's operations pending the Merger, see the Merger Agreement included hereto at Annex A and incorporated by reference herein.

EXPENSES

         All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, provided that printing expenses and Commission fees are to be shared equally and in the event the Merger Agreement is terminated for any reason other than by Charter One due to a breach by ALBANK or the ALBANK Board's failure to recommend the adoption of the Merger Agreement (or its withdrawal or modification of such recommendation) or due to the ALBANK stockholders failing to approve the Merger Agreement, Charter One will promptly reimburse ALBANK for up to $75,000 in third party expenses relating to the establishment of the New National Bank (or for taking other steps to accomplish the same objectives). See "-- Regulatory Matters."

ACCOUNTING TREATMENT

         The Merger is intended to be accounted for under the "pooling-of-interests" method of accounting. Under the "pooling-of-interests" method of accounting, the historical cost basis of the assets and liabilities of Charter One and ALBANK will be combined and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Charter One and ALBANK will be combined on Charter One's consolidated statement of financial condition. Income and other financial statements of Charter One issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Charter One and ALBANK as if the Merger had taken place prior to the periods covered by such financial statements. In determining the appropriateness of the "pooling-of-interests" method of accounting for the Merger and the pending CSFC Acquisition, consideration has been given to Charter One's rescission of any outstanding stock repurchase authorization prior to consummation of the CSFC Acquisition. It is a condition of the Merger that Charter One receive a letter from Deloitte & Touche LLP stating its opinion that the Merger will qualify for "pooling-of-interests" accounting treatment. See "-- Conditions to the Merger."

         The unaudited pro forma combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared reflecting the "pooling-of-interests" accounting method. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

NO APPRAISAL RIGHTS

         Under Section 262 of the DGCL, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, and neither the Charter One Certificate of Incorporation nor the ALBANK Certificate of Incorporation does, Section 262 does not provide for appraisal rights (i) for shares of stock of a corporation that are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger (a) shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders and (b) cash in lieu of fractional shares) or (ii) for shares of stock of the surviving corporation in the merger if no vote of its stockholders is required to approve the merger under the DGCL. Neither the Charter One Certificate of Incorporation nor the ALBANK Certificate of Incorporation provide for appraisal rights beyond those specifically provided under the DGCL. As a result, holders of ALBANK Common Stock and Charter One Common Stock will have no appraisal rights with respect to their shares of common stock in connection with the Merger.

RESALE OF CHARTER ONE COMMON STOCK BY AFFILIATES

         The shares of Charter One Common Stock to be issued to stockholders of ALBANK in connection with the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act, but generally including directors, certain executive officers and 10% or more stockholders) of ALBANK or Charter One at the time of the Special Meetings.

         Rules 144 and 145 promulgated under the Securities Act restrict the sale of Charter One Common Stock received in the Merger by affiliates and certain of their family members and related interests. Generally speaking, during the one year following the Effective Time, affiliates of Charter One and ALBANK may not resell publicly the Charter One Common Stock received by them in connection with the Merger except in compliance with certain limitations as to the amount of Charter One Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such affiliates of ALBANK who are not affiliates of Charter One may resell their shares without restriction. The ability of affiliates to resell shares of Charter One Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Charter One having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Charter One Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act covering such shares or an available exemption from the Securities Act registration requirements. This Joint Proxy

Statement/Prospectus does not cover any resales of Charter One Common Stock received by persons who may be deemed to be affiliates of Charter One or ALBANK.

         Commission guidelines regarding qualifying for the "pooling-of-interests" method of accounting also limit sales by affiliates of Charter One and ALBANK in the Merger. Commission guidelines indicate that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales by affiliates if they do not dispose of any of the shares of either combining company they owned prior to the consummation of a merger or shares of the surviving company received in connection with a merger during the period beginning 30 days before the consummation of the merger and ending when financial results covering at least 30 days of post-merger operations of the surviving company have been published.

         The Merger Agreement provides that ALBANK will use its reasonable best efforts to cause each director, executive officer and other person who is deemed by ALBANK to be an affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for the "pooling-of-interests" method of accounting treatment) of ALBANK to execute and deliver a written agreement with Charter One and ALBANK intended to ensure such affiliate's compliance with the Securities Act and to ensure that the affiliate will not take any steps that would cause the Merger not to qualify as a pooling-of-interests. The Merger Agreement also provides that Charter One will use its reasonable best efforts to cause its affiliates to execute and deliver a written agreement with Charter One for the same purposes.

DIVIDEND REINVESTMENT PLAN

         Charter One currently maintains an Automatic Dividend Reinvestment and Cash Stock Purchase Plan. This plan provides stockholders of Charter One with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Charter One Common Stock. ALBANK currently has a similar plan, which will be terminated prior to the Effective Date. It is anticipated that, after the Effective Date, Charter One will continue to offer its plan, and stockholders of ALBANK who become stockholders of Charter One will be eligible to participate therein.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following summary of the anticipated material federal income tax consequences of the Merger to holders who hold shares of ALBANK Common Stock as capital assets deals only with holders who are (i) citizens or residents of the United States, (ii) domestic corporations or (iii) otherwise subject to United States federal income tax on a net income basis in respect of shares of ALBANK Common Stock ("U.S. Holders"). This summary may not apply to certain classes of taxpayers, including, without limitation, foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire shares of ALBANK Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of ALBANK Common Stock in a hedging transaction or as part of a straddle or conversion transaction. Also, the summary does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax adviser as to the specific tax consequences of the Merger to such holder.

         This summary is based on current law and the opinions of Silver, Freedman & Taff, L.L.P., special counsel to Charter One, and Cleary, Gottlieb, Steen & Hamilton, special counsel to ALBANK. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary is based on, among other things, assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of Charter One and ALBANK. Neither Charter One nor ALBANK intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger.

         It is intended that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes no gain or loss would be recognized by either ALBANK or Charter One as a result of the Merger.

         Charter One's obligation to consummate the Merger is conditioned upon, among other things, the receipt of an opinion of Silver, Freedman & Taff, L.L.P., dated the Effective Date, to the effect that the Merger and the Bank

Mergers constitute reorganizations within the meaning of Section 368 of the Code. ALBANK's obligation to consummate the Merger is conditioned upon, among other things, the receipt of an opinion of Cleary, Gottlieb, Steen & Hamilton, dated the Effective Date, to the effect that (i) the Merger constitutes a reorganization within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of ALBANK who receive shares of Charter One Common Stock in exchange for shares of ALBANK Common Stock, except with respect to cash received in lieu of fractional share interests. Such opinions will be based upon facts, representations and assumptions set forth therein. In rendering such opinions, counsel may require and rely upon factual representations contained in letters to be received from ALBANK, Charter One and others.

         The material federal income tax consequences of the Merger to each of Charter One, ALBANK and U.S. Holders who exchange shares of ALBANK Common Stock for shares of Charter One Common Stock pursuant to the Merger will be as follows:

         (i) no gain or loss will be recognized by Charter One or ALBANK as a result of the consummation of the Merger;

         (ii) no gain or loss will be recognized by a U.S. Holder who receives shares of Charter One Common Stock in exchange for shares of ALBANK Common Stock, except as described below with respect to a U.S. Holder who receives cash in lieu of a fractional share interest in Charter One Common Stock;

         (iii) the aggregate adjusted tax basis of shares of Charter One Common Stock (including a fractional share interest in Charter One Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of ALBANK Common Stock exchanged therefor;

         (iv) the holding period of shares of Charter One Common Stock (including a fractional share interest in Charter One Common Stock deemed received and redeemed as described below) received by a U.S. Holder will include the holding period of the ALBANK Common Stock exchanged therefor, provided such shares of ALBANK Common Stock were held as capital assets at the Effective Time; and

         (v) a U.S. Holder who receives cash in lieu of a fractional share interest in Charter One Common Stock will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution were "substantially disproportionate" with respect to the U.S. Holder or were "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in (iii) above). Such capital gain or loss would be long-term capital gain or loss if the U.S. Holder's holding period in the fractional share interest (determined as described in (iv) above) is more than one year. Long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 20% if the holding period exceeds one year.

         Under the terms of the Merger Agreement, the conditions of the Merger, including receipt by each party of opinions of counsel relating to tax matters, may be waived by Charter One or ALBANK, as applicable. As of the date of this Joint Proxy Statement/Prospectus, neither Charter One nor ALBANK intends to waive the conditions as to the receipt of opinions of counsel on tax matters. In the event, however, that either Charter One or ALBANK determines to waive this condition to its obligation to consummate the Merger and the material federal income tax consequences to Charter One stockholders or ALBANK stockholders, as the case may be, are different from those described above, Charter One or ALBANK, as the case may be, will resolicit their respective stockholders prior to proceeding with consummation of the Merger.

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF ALBANK COMMON STOCK AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

NASDAQ LISTING

         Both Charter One Common Stock and ALBANK Common Stock currently are quoted on the Nasdaq National Market. It is a condition to consummation of the Merger that the Charter One Common Stock to be issued to the stockholders of ALBANK pursuant to the Merger Agreement will be approved for listing on the Nasdaq National Market, subject to official notice of issuance. See "-- Conditions to the Merger."


                   MANAGEMENT AND OPERATIONS AFTER THE MERGER


MANAGEMENT

         At the Effective Time, Herbert G. Chorbajian, the current Chairman, President and Chief Executive Officer of ALBANK, will be appointed to the Charter One Board to serve for a term expiring at Charter One's annual meeting held in April 1999. Mr. Chorbajian will serve as a Vice Chairman of the Charter One Board. Furthermore, Karen R. Hitchcock (who is currently a director of ALBANK) will be appointed to the Charter One Board to serve for a term expiring at Charter One's annual meeting held in April 2000 and, within twelve months of the Effective Time, Charter One agrees to take all reasonable steps, subject to OTS approval (if required), to cause John J. Nigro (who is currently a director of ALBANK) to be elected to the Charter One Board. At the Effective Time, Charter One will also establish an Albany, New York Advisory Board and offer membership on the Advisory Board to certain current directors and executive officers of ALBANK. See "THE MERGER -- Interests of Certain Persons in the Merger." The directors and officers of Charter One in office immediately prior to the Effective Time, together with such additional directors from ALBANK set forth above, will serve as the directors and officers of Charter One from and after the Effective Time. Information concerning the management of Charter One is included in the documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENT BY REFERENCE."

CONSOLIDATION OF OPERATIONS

         Upon consummation of the Merger, the combined company will be headquartered in Cleveland. The combined institution (including CSFC) will have ___ full service offices located in Ohio, Michigan and New York, with approximately $__ billion in total deposits. After consummation of the Merger and the CSFC Acquisition, Charter One is expected to remain a well capitalized institution under current regulatory requirements.

POST-MERGER DIVIDEND POLICY

         Charter One is a legal entity, separate and distinct from Charter One Bank and its subsidiaries. As a holding company with no significant operations of its own, Charter One's principal sources of funds are its net earnings and any dividends paid to it by Charter-Michigan, which in turn receives dividends from Charter One Bank, which are subject to certain federal regulatory limitations. The Charter One Board after the consummation of the Merger will consider the payment and level of dividends on Charter One Common Stock as it deems appropriate to do so, taking into account federal regulatory restrictions, Charter One's level of net income and financial condition, its future prospects, economic conditions, industry practices and other factors. Any dividend declared by the Charter One Board will be consistent with its analysis of the factors detailed above, and there can be no assurance as to any future dividends. See also "SUMMARY -- Comparative Stock Prices and Dividend Information."

                             STOCK OPTION AGREEMENT

         As an inducement to the willingness of Charter One to enter into the Merger Agreement, on June 15, 1998, ALBANK entered into the Stock Option Agreement with Charter One. The following description of the Stock Option Agreement is qualified in its entirety by reference to the text of such Stock Option Agreement, a copy of which is included at Annex D and which is incorporated herein by reference.

         Pursuant to the Stock Option Agreement, ALBANK granted Charter One the Option, which permits Charter One to purchase up to 1,305,819 shares of ALBANK Common Stock (the "Option Shares"), subject to adjustment in certain cases as described below but in no event exceeding 9.9% of the number of shares of ALBANK Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $51.50 per share, subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "Option Price").

         The Option will become exercisable in whole or in part if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to ALBANK prior to the occurrence of an "Exercise Termination Event," as such terms are defined below. The purchase of any shares of ALBANK Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHCA.

         Under the Stock Option Agreement an "Initial Triggering Event" is any of the following events:

         (i) ALBANK, ALBANK Commercial or ALBANK, FSB, without Charter One's prior written consent, shall have entered into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the ALBANK Board shall have recommended that the stockholders of ALBANK approve or accept any Acquisition Transaction, other than the Merger;

         (ii) A third party (other than the ALBANK ESOP) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of ALBANK Common Stock;

         (iii) The stockholders of ALBANK shall have voted and failed to adopt the Merger Agreement at the ALBANK Special Meeting or any adjournment or postponement thereof or the ALBANK Special Meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any third party shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to ALBANK;

         (iv) The ALBANK Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to Charter One its recommendation that the stockholders of ALBANK adopt the Merger Agreement at the ALBANK Special Meeting, or ALBANK or an ALBANK subsidiary, without Charter One's prior written consent, shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party or ALBANK shall have provided information to or engaged in negotiations with a third party relating to a possible Acquisition Transaction;

         (v) A third party shall have made a proposal to ALBANK or its stockholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

         (vi) A third party shall have filed with the Commission a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the Commission with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

         (vii) ALBANK shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Charter One would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

         (viii) Other than in connection with a transaction to which Charter One has given its prior written consent, a third party shall have filed an application or notice with the relevant federal or state bank regulatory or antitrust authority, which application or notice shall have been accepted for processing, for approval to engage in an Acquisition Transaction.

         As used in the Stock Option Agreement, the term "Acquisition Transaction" means (x) a merger or consolidation, or any similar transaction, involving ALBANK or any of its subsidiaries (other than mergers, consolidations or similar transactions (i) involving solely ALBANK and/or one or more of its wholly owned (except for directors' qualifying shares and a de minimis number of other shares) subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement or (ii) in which the stockholders of ALBANK immediately prior to the completion of such transaction own at least 50% of the ALBANK Common Stock (or the common stock of the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of ALBANK or any of its subsidiaries or (z) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of ALBANK or any of its subsidiaries other than by the ALBANK ESOP.

         Under the Stock Option Agreement a "Subsequent Triggering Event" is any of the following events or transactions: (i) the acquisition by a third party of beneficial ownership of 25% or more of the then outstanding ALBANK Common Stock or (ii) ALBANK or any of its subsidiaries, without having received the prior written consent of Charter One, enters into an agreement to engage in an Acquisition Transaction with a third party or the ALBANK Board recommends that the stockholders of ALBANK approve or accept any Acquisition Transaction, other than the Merger; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (z) of the definition of "Acquisition Transaction" above shall be 25% rather than 10%.

         Under the Stock Option Agreement an "Exercise Termination Event" is any of (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with its terms, if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Charter One if ALBANK breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Merger Agreement (but only if the breach giving rise to the termination was willful) or if the ALBANK Board has failed to recommend approval of the Merger to stockholders or has modified or changed such recommendation (each, a "Listed Termination"); (iii) the passage of 15 months, subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Exchange Act (the "Extension"), after termination of the Merger Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a Listed Termination; or (iv) the date on which the stockholders of Charter One shall have voted and failed to approve the Charter One Share Issuance (unless ALBANK is then in material breach of its covenants or agreements under the Merger Agreement or on or prior to such date the stockholders of ALBANK shall have also voted and failed to approve and adopt the Merger Agreement). Notwithstanding anything to the contrary contained in the Stock Option Agreement, the Option may not be exercised at any time when Charter One is in material breach of its covenants or agreements contained in the Merger Agreement such that ALBANK would be entitled to terminate the Merger Agreement pursuant to the terms thereof as a result of a material breach, and the Stock Option Agreement shall automatically terminate (x) upon the termination of the Merger Agreement by ALBANK pursuant to the terms thereof as a result of a breach by Charter One of its covenants or agreements contained therein or (y) by ALBANK or Charter One if the approval of any regulatory authority required for consummation of the Merger and the Bank Mergers shall have been denied by final nonappealable action of such authority.

         If the Option becomes exercisable, it may be exercised in whole or in part within six months following the applicable Subsequent Triggering Event (subject to possible extension). The Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of ALBANK.

         Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, at Charter One's request, Charter One will be entitled to certain registration rights with respect to the shares of ALBANK Common Stock issued or issuable pursuant to the Option.

         The Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon request delivered prior to an Exercise Termination Event, ALBANK shall be obligated to repurchase the Option and all or any part of the Option Shares. Such repurchase of the Option shall be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the Option Price. A repurchase of Option Shares shall be at a price per share equal to the Market/Offer Price. The term "Market/Offer Price" means the highest of (i) the price per share at which a tender or exchange offer has been made for ALBANK Common Stock, (ii) the price per share of ALBANK Common Stock that any third party is to pay pursuant to an agreement with ALBANK, (iii) the highest closing price per share of ALBANK Common Stock within the six-month period immediately preceding the date that notice to repurchase is given or (iv) in the event of a sale of all or substantially all of ALBANK's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of ALBANK Common Stock outstanding at the time of such sale. The term "Repurchase Event" means (i) the acquisition by any third party of beneficial ownership of 50% or more of the then-outstanding shares of ALBANK Common Stock or (ii) the consummation of an Acquisition Transaction; provided, that for purposes of the definition of "Repurchase Event," the percentage referred to in clause (z) of the definition of "Acquisition Transaction" above shall be 50% rather than 10%.

         The Stock Option Agreement also provides that Charter One may, at any time following a Repurchase Event and prior to an Exercise Termination Event, surrender the Option (and any Option Shares obtained upon the exercise thereof and still held by Charter One) for a cash surrender fee (the "Surrender Fee") equal to $25 million (i) plus, if applicable, Charter One's purchase price with respect to any Option Shares and (ii) minus, if applicable, any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares). Charter One may not exercise its rights to surrender the Option and receive the Surrender Fee if ALBANK has previously repurchased the Option (or any portion thereof) or any Option Shares as described in the preceding paragraph.

         Notwithstanding any other provision of the Stock Option Agreement, in no event shall Charter One's total profit (as defined in the Stock Option Agreement) resulting from the Stock Option Agreement exceed $25 million. If it would otherwise exceed this amount, Charter One, at its election, shall either
(a) reduce the number of shares of ALBANK Common Stock subject to the Option,
(b) deliver to ALBANK for cancellation Option Shares previously purchased, (c) pay cash to ALBANK, or (d) any combination of the above, so that Charter One's actual total profit does not exceed $25 million. In addition, the Option may not be exercised for a number of shares which would, as of the date of exercise, have a net value to Charter One based on the closing price for ALBANK Common Stock on the preceding trading day of more than $25 million.

         Pursuant to the terms of the Stock Option Agreement, in the event that, prior to an Exercise Termination Event, ALBANK enters into certain transactions in which ALBANK is not the surviving corporation, certain fundamental changes in the capital stock of ALBANK occur or ALBANK sells all or substantially all of its or certain of its subsidiaries' assets, the Option will be converted into a substitute option, with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to ALBANK.

         The Stock Option Agreement provides that neither Charter One nor ALBANK may assign any of its rights or obligations thereunder without the written consent of the other party, except that in the event an Initial Triggering Event occurs prior to an Exercise Termination Event, Charter One may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part (subject to extension in certain cases).

         Arrangements such as the Stock Option Agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the option issuer by a third party. The Stock Option Agreement was entered into to accomplish these objectives. The Stock Option Agreement may have the effect of discouraging offers by third parties to acquire ALBANK prior to the Merger, even if such persons were prepared to offer to pay consideration to ALBANK stockholders which has a higher current market price than the shares of Charter One Common Stock to be received by such holders pursuant to the Merger Agreement.

         To the best knowledge of Charter One and ALBANK, no event giving rise to the right to exercise the Option has occurred as of the date of this Joint Proxy Statement/Prospectus.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following Unaudited Pro Forma Combined Statement of Financial Condition as of June 30, 1998 combines the historical consolidated statements of financial condition of Charter One and its subsidiaries and ALBANK and its subsidiaries as if Charter One had consummated the Merger effective on June 30, 1998, after giving effect to certain pro forma adjustments described in the accompanying notes. The following Unaudited Pro Forma Combined Statements of Income for the six-month periods ended June 30, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1997 present the combined historical results of operations of Charter One and its subsidiaries and ALBANK and its subsidiaries as if Charter One had consummated the Merger effective as of the first day of the period presented. Both Charter One's and ALBANK's fiscal years end December 31. Pro forma per share amounts are based on an Exchange Ratio of 2.268 (which reflects the Charter One Stock Dividend) shares of Charter One Common Stock for each share of ALBANK Common Stock. See "THE MERGER -- Merger Consideration." The Merger is expected to close in the fourth quarter of 1998.

         The Unaudited Pro Forma Combined Financial Statements and related footnotes account for the Merger using the "pooling-of-interests" method of accounting. Under the "pooling-of-interests" method of accounting, the recorded assets, liabilities, stockholders' equity, income and expenses of Charter One and ALBANK are combined and recorded at their historical cost-based amounts, except as noted below and in the footnotes.

         The Unaudited Pro Forma Combined Financial Statements are intended for informational purposes and are not necessarily indicative of the future consolidated financial position or future results of operations of the combined entity or the consolidated financial position or results of operations of the combined entity that would have been achieved had the Merger been consummated as of the date or at the beginning of the periods presented. The Unaudited Pro Forma Combined Statements of Income do not reflect the cost to effect the Merger and to combine operations, or any expected cost savings therefrom. These Unaudited Pro Forma Combined Financial Statements should be read in conjunction with, and are qualified in their entirety by, the separate historical consolidated financial statements and notes thereto of Charter One and ALBANK, which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

          Unaudited Pro Forma Combined Statement of Financial Condition


                                                                             June 30, 1998
                                                -------------------------------------------------------------------------
                                                                                                           Combined
                                                                                                          Pro Forma
                                                    Charter One           ALBANK          Pro Forma       Amounts for
                                                    as Reported        as Reported       Adjustments       the Merger
                                                -------------------------------------------------------------------------
                                                                         (Dollars in thousands)
Assets:
Cash and cash equivalents......................        $    183,683         $  209,393        $(53,000)(1)  $   340,076
Investment securities:
         Available for sale, at fair value.....              30,759            328,257             ---          359,016
         Held to maturity......................                 ---             77,123             ---           77,123
Mortgage-backed securities:
         Available for sale, at fair value.....           1,974,801            391,550             ---        2,366,351
         Held to maturity......................           3,399,777             16,978             ---        3,416,755
Loans and leases, net..........................          13,072,147          2,836,062             ---       15,908,209
Loans held for sale............................             227,459                ---             ---          227,459
FHLB stock.....................................             374,098             25,864             ---          399,962
Premises and equipment.........................             159,060             56,005         (12,500)(1)      202,565
Accrued interest receivable....................              99,301             27,149             ---          126,450
Real estate and other collateral owned.........              13,708              5,207             ---           18,915
Loans servicing assets.........................              72,576                481             ---           73,057
Goodwill.......................................              86,782             79,027             ---          165,809
Other assets...................................             119,103             77,772          20,500(2)       217,375
                                                        -----------         ----------        --------      -----------
         Total assets..........................         $19,813,254         $4,130,868        $(45,000)     $23,899,122
                                                        ===========         ==========        ========      ===========

Liabilities and Stockholders' Equity:
Liabilities:
Deposits.......................................         $10,907,379         $3,505,324        $    ---      $14,412,703
FHLB Advances..................................           5,036,901             62,061             ---        5,098,962
Reverse repurchase agreements..................           1,799,846                ---             ---        1,799,846
Other borrowings...............................             239,088             26,105             ---          265,193
Advance payments by borrowers for taxes
   and insurance...............................              61,856             25,154             ---           87,010
Accrued interest payable.......................              51,633              1,159             ---           52,792
Accrued expenses and other liabilities.........             237,169             81,620             ---          318,789
                                                        -----------         ----------        --------      -----------
         Total liabilities.....................         $18,333,872         $3,701,423        $    ---      $22,035,295
                                                        -----------         ----------        --------      -----------

Corporation-obligated mandatorily
 redeemable capital securities of
 subsidiary trust..............................        $        ---         $   50,000        $    ---      $    50,000

Stockholders' equity:
Common stock and paid-in capital...............        $    707,454         $  184,705        $(66,289)(3)  $   825,870
Retained earnings..............................             793,469            258,222         (45,000)(4)    1,006,691
Treasury stock.................................             (53,526)           (66,289)         66,289(3)       (53,526)
Borrowings of employee investment and
   stock ownership plan........................              (1,943)            (4,785)            ---           (6,728)
Accumulated other comprehensive income.........              33,928              7,592             ---           41,520
                                                        -----------         ----------        --------       ----------
         Total stockholders' equity............           1,479,382            379,445         (45,000)(4)    1,813,827
                                                        -----------         ----------        --------       ----------
         Total liabilities and stockholders'
         equity................................         $19,813,254         $4,130,868        $(45,000)     $23,899,122
                                                        ===========         ==========        ========      ===========

          NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF CONDITION


(1) Transaction costs of the Merger (primarily investment banker and other professional fees) and costs to combine operations are expected to be in the range of $40.0 million to $50.0 million after tax. The Unaudited Pro Forma Combined Statements of Income do not reflect these charges. The Unaudited Pro forma Combined Statement of Financial Condition reflects these charges at the mid-point of the expected pre-tax range ($65.5 million). It is anticipated that these charges will be incurred and recognized prior to December 31, 1998. In addition, it is anticipated that cash charges will be substantially paid by the end of 1998 or early in 1999. The following table provides details of the estimated charges by type of cost:


               TYPE OF COST                        EXPECTED PRE-TAX RANGE                EXPECTED AFTER-TAX RANGE
- ------------------------------------------------------------------------------------------------------------------
Transaction Costs                                $13 to          $16 million           $11 to          $13 million
Costs to combine operations:
    Severance and other employee                 $26 to          $34 million           $17 to          $22 million
    termination costs
    Duplicative systems and facilities
    costs                                        $11 to          $14 million          $  7 to         $  9 million
    Other costs incidental to the merger         $ 8 to          $ 9 million          $  5 to         $  6 million
                                                 ---             ---                  ----            ----
        Total                                    $58 to          $73 million           $40 to          $50 million
                                                 ===             ===                   ===             ===

(2) Represents the expected income tax benefit associated with the pro forma adjustments.

(3)      Elimination of ALBANK's treasury shares.

(4) Represents the after-tax effect of the pro forma adjustments, as described in note (1) above, using a Federal income tax rate of 35%.

                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                                                      For the Six Months Ended June 30, 1998
                                                           -------------------------------------------------------------
                                                                                                        Combined
                                                                                                        Pro Forma
                                                              Charter One as         ALBANK as          Amounts for
                                                                 Reported             Reported          the Merger
                                                           -------------------------------------------------------------
                                                           (Dollars and shares in thousands, except per share amounts)

Interest income...........................................         $723,938           $145,164       $     869,102
Interest expense..........................................          439,790             71,737             511,527
                                                                  ---------            -------      --------------
         Net interest income..............................          284,148             73,427             357,575
Provision for loan and lease losses.......................           10,156              3,600              13,756
                                                                -----------          ---------    ----------------
Net interest income after provision for loan
  and lease losses........................................          273,992             69,827             343,819
Net gain on sales.........................................            8,374                258               8,632
Other income..............................................           79,535             10,176              89,711
Other expenses............................................          163,856             48,965             212,821
                                                                 ----------            -------      --------------
Income before income taxes................................          198,045             31,296             229,341
Provision for income taxes................................           66,151             11,214              77,365
                                                                 ----------          ---------     ---------------
Net income................................................         $131,894           $ 20,082       $     151,976
                                                                   ========           ========       =============

Earnings per share:
         Basic............................................     $        .98          $    1.56   $             .93
                                                               ============          =========   =================
         Diluted..........................................     $        .95          $    1.46   $             .90
                                                               ============          =========   =================

Weighted average shares:
         Basic............................................          134,406             12,890             163,640
                                                                    =======             ======             =======
         Diluted..........................................          138,551             13,771             169,785
                                                                    =======             ======             =======


                                                                     For the Six Months Ended June 30, 1997
                                                            -----------------------------------------------------------
                                                                                                      Combined
                                                                                                     Pro Forma
                                                               Charter One         ALBANK as        Amounts for the
                                                               as Reported          Reported            Merger
                                                            ----------------------------------------------------------
                                                            (Dollars and shares in thousands, except per share amounts)

Interest income............................................      $     667,777       $    130,048       $     797,825
Interest expense...........................................            407,691             63,562             471,253
                                                                 -------------      -------------       -------------
         Net interest income...............................            260,086             66,486             326,572
Provision for loan and lease losses........................              9,625              3,600              13,225
                                                                 -------------      -------------       -------------
Net interest income after provision for loan
 and lease losses..........................................            250,461             62,886             313,347
Net gain on sales..........................................                617                375                 992
Other income...............................................             64,936              6,391              71,327
Other expenses.............................................            155,005             40,012             195,017
                                                                 -------------      -------------       -------------
Income before income taxes.................................            161,009             29,640             190,649
Provision for income taxes.................................             54,138             10,882              65,020
                                                                 -------------      -------------       -------------
Net income.................................................      $     106,871      $      18,758       $     125,629
                                                                 =============      =============       =============

Earnings per share:
         Basic.............................................      $         .81     $         1.48   $             .78
                                                                 =============      =============       =============
         Diluted...........................................      $         .79     $         1.37   $             .76
                                                                 =============      =============       =============

Weighted average shares:
         Basic.............................................            131,473             12,703             160,283
                                                                       =======             ======             =======
         Diluted...........................................            135,031             13,665             166,023
                                                                       =======             ======             =======


                                                                      For the Year Ended December 31, 1997
                                                            -----------------------------------------------------------
                                                                                                       Combined
                                                                                                       Pro Forma
                                                               Charter One         ALBANK as        Amounts for the
                                                               as Reported          Reported            Merger
                                                            ----------------------------------------------------------
                                                            (Dollars and shares in thousands, except per share amounts)

Interest income............................................       $  1,377,687       $    269,176      $    1,646,863
Interest expense...........................................            850,724            132,430             983,154
                                                                 -------------      -------------      --------------
         Net interest income...............................            526,963            136,746             663,709
Provision for loan and lease losses........................             40,861              7,200              48,061
                                                                 -------------      -------------      --------------
Net interest income after provision for loan
   and lease losses........................................            486,102            129,546             615,648
Net gain (loss) on sales...................................            (3,074)                682             (2,392)
Other income...............................................            113,885             13,584             127,469
Merger expenses............................................             60,617                ---              60,617
Other expenses.............................................            313,313             84,390             397,703
                                                                 -------------      -------------      --------------
Income before income taxes.................................            222,983             59,422             282,405
Provision for income taxes.................................             71,847             15,998              87,845
                                                                 -------------      -------------      --------------
Net income before extraordinary item.......................      $     151,136      $      43,424      $      194,560
                                                                 =============      =============      ==============

Earnings per share:
         Basic.............................................      $        1.14    $          3.41   $            1.21
                                                                 =============      =============      ==============
         Diluted...........................................      $        1.11    $          3.17   $            1.16
                                                                 =============      =============      ==============

Weighted average shares:
         Basic.............................................            132,241             12,746             161,149
                                                                       =======             ======             =======
         Diluted...........................................            135,986             13,700             167,057
                                                                       =======             ======             =======


                                                                      For the Year Ended December 31, 1996
                                                            -----------------------------------------------------------
                                                                                                      Combined
                                                                                                     Pro Forma
                                                               Charter One         ALBANK as        Amounts for the
                                                               as Reported          Reported            Merger
                                                            ----------------------------------------------------------
                                                            (Dollars and shares in thousands, except per share amounts)

Interest income............................................       $  1,293,883        $   248,526        $  1,542,409
Interest expense...........................................            785,323            122,885             908,208
                                                                --------------       ------------      --------------
         Net interest income...............................            508,560            125,641             634,201
Provision for loan and lease losses........................             17,549              5,775              23,324
                                                                --------------       ------------      --------------
Net interest income after provision for loan
   and lease losses........................................            491,011            119,866             610,877
Net gain (loss) on sales...................................              1,753                712               2,465
Other income...............................................            114,484             11,442             125,926
Federal deposit insurance special assessment...............             56,258             10,397              66,655
Other expenses.............................................            300,935             79,906             380,841
                                                                --------------       ------------      --------------
Income before income taxes.................................            250,055             41,717             291,772
Provision for income taxes.................................             82,628             15,510              98,138
                                                                --------------       ------------      --------------
Net income.................................................      $     167,427       $     26,207       $     193,634
                                                                 =============       ============       =============

Earnings per share:
         Basic.............................................      $        1.26     $         1.99   $            1.19
                                                                 =============       ============       =============
         Diluted...........................................      $        1.20     $         1.87   $            1.13
                                                                 =============       ============       =============

Weighted average shares:
         Basic.............................................            131,195             13,146             161,010
                                                                       =======             ======             =======
         Diluted...........................................            139,956             14,048             171,818
                                                                       =======             ======             =======

                                                                      For the Year Ended December 31, 1995
                                                            ----------------------------------------------------------
                                                                                                     Combined
                                                                                                     Pro Forma
                                                               Charter One         ALBANK as        Amounts for the
                                                               as Reported          Reported            Merger
                                                            ----------------------------------------------------------
                                                            (Dollars and shares in thousands, except per share amounts)

Interest income............................................       $  1,356,831        $   212,502        $  1,569,333
Interest expense...........................................            918,804            104,015           1,022,819
                                                                --------------       ------------       -------------
         Net interest income...............................            438,027            108,487             546,514
Provision for loan and lease losses........................              8,664              4,500              13,164
                                                                --------------       ------------       -------------
Net interest income after provision for loan
   and lease losses........................................            429,363            103,987             533,350
Net loss on sales..........................................             93,527                836              94,363
Other income...............................................             90,343             10,284             100,627
Merger expenses............................................             37,528                ---              37,528
Other expenses.............................................            285,109             65,804             350,913
                                                                --------------       ------------       -------------
Income before income taxes.................................            103,542             47,631             151,173
Provision for income taxes.................................             31,757             18,348              50,105
                                                                --------------       ------------       -------------
Net income.................................................     $       71,785       $     29,283       $     101,068
                                                                ==============       ============       =============

Earnings per share:
         Basic.............................................     $          .50      $        2.08   $             .58
                                                                ==============       ============       =============
         Diluted...........................................     $          .50      $        1.96   $             .57
                                                                ==============       ============       =============

Weighted average shares:
         Basic.............................................            132,100             14,047             163,958
                                                                       =======             ======             =======
         Diluted...........................................            144,615             14,957             178,538
                                                                       =======             ======             =======

                       UNAUDITED PRO FORMA PER SHARE DATA

         The following table presents selected per share data for Charter One and ALBANK on an historical and a pro forma basis (after giving effect to the Stock Split and the Charter One Stock Dividend) as if Charter One had consummated the Merger effective as of the dates or at the beginning of each of the periods indicated. The Merger is expected to close in the fourth quarter of 1998. The Merger is expected to be accounted for under the "pooling-of-interests" method of accounting and the unaudited pro forma financial data is derived in accordance with such method.

         The information shown below should be read in conjunction with the historical consolidated financial statements of Charter One and ALBANK and related notes thereto, which are incorporated by reference herein, and the unaudited pro forma financial data included herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and " UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- Notes to Unaudited Pro Forma Combined Financial Statements" for a description of assumptions and adjustments used in preparing the unaudited pro forma financial data. Both Charter One's and ALBANK's fiscal years end December
31. The pro forma per share data has been included for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if the Merger had been effected at the beginning of the periods or on the dates indicated, as applicable, or of those results that may be obtained in the future.


                                                                                               Combined          Pro Forma
                                                                                              Pro Forma           ALBANK
                                                       Charter One           ALBANK          Amounts for        Equivalent
                                                       as Reported         as Reported        the Merger          Shares
                                                     -----------------------------------------------------------------------
Book value per share at:
    June 30, 1998..........................                 $11.04           $28.70               $11.06       $25.08(1)
    December 31, 1997......................                  10.27           $27.86                10.63        24.11(1)

Shares outstanding at:
    June 30, 1998..........................            134,016,326       13,222,104          164,004,058
    December 31, 1997......................            134,082,558       12,906,845          163,355,282

Cash dividends declared per common share for:
    Six months ended June 30, 1998.........                   $.25            $0.39                 $.25        $0.57(2)
    Six months ended June 30, 1997.........                    .22             0.30                  .22         0.50(2)
    Year ended December 31, 1997...........                    .45             0.66                  .45         1.02(2)
    Year ended December 31, 1996...........                    .39             0.51                  .39         0.88(2)
    Year ended December 31, 1995...........                    .32             0.40                  .32         0.73(2)

Basic earnings per share before extraordinary item for:
    Six months ended June 30, 1998.........                    .98             1.56                  .93         2.11(1)
    Six months ended June 30, 1997.........                    .81             1.48                  .78         1.77(1)
    Year ended December 31, 1997...........                   1.14             3.41                 1.21         2.74(1)
    Year ended December 31, 1996...........                   1.26             1.99                 1.19         2.70(1)
    Year ended December 31, 1995...........                    .50             2.08                  .58         1.32(1)

Diluted earnings per share before extraordinary item for:
    Six months ended June 30, 1998.........                    .95             1.46                  .90         2.04(1)
    Six months ended June 30, 1997.........                    .79             1.37                  .76         1.72(1)
    Year ended December 31, 1997...........                   1.11             3.17                 1.16         2.63(1)
    Year ended December 31, 1996...........                   1.20             1.87                 1.13         2.56(1)
    Year ended December 31, 1995...........                    .50             1.96                  .57         1.29(1)


- -------------------

(1) Represents "Combined Pro Forma Amounts for the Merger" multiplied by the Exchange Ratio of 2.268.

(2) Amounts reflect cash dividends declared per common share for Charter One as Reported multiplied by the Exchange Ratio of 2.268.

            DESCRIPTION OF CHARTER ONE FINANCIAL, INC. CAPITAL STOCK

         The following information regarding the material terms of Charter One's capital stock is subject to and qualified in its entirety by reference to the provisions in the Charter One Certificate of Incorporation.

GENERAL

         The Charter One Certificate of Incorporation currently authorizes the issuance by Charter One of up to 200,000,000 shares of its capital stock consisting of 180,000,000 shares of Charter One Common Stock (par value $.01 per share) and 20,000,000 shares of Charter One Preferred Stock (par value $.01 per share). As of the Charter One Record Date 126,220,205 shares of Charter One Common Stock and no shares of Charter One Preferred Stock were issued and outstanding. Charter One Common Stock is traded on the Nasdaq National Market under the symbol "COFI." See "SUMMARY -- Comparative Stock Prices and Dividend Information." The stock transfer agent and registrar for Charter One Common Stock is Boston EquiServe, L.P. See "AMENDMENT NUMBER TWO TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION OF CHARTER ONE FINANCIAL, INC."

COMMON STOCK

         Each share of Charter One Common Stock has the same relative rights and is identical in all respects with each other share of Charter One Common Stock. Charter One Common Stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.

         Subject to any prior rights of the holders of any Charter One Preferred Stock then outstanding, holders of Charter One Common Stock are entitled to receive such dividends as are declared by the Charter One Board out of funds legally available therefor. Full voting rights are vested in the holders of Charter One Common Stock, each share being entitled to one vote. See "COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION -- Restrictions on Voting Rights; Quorum" and "-- Rights Agreement." Subject to any prior rights of the holders of any Charter One Preferred Stock then outstanding, in the event of liquidation, dissolution or winding up of Charter One, holders of shares of Charter One Common Stock are entitled to receive, pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Charter One Common Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by Charter One or cumulative voting rights. The outstanding shares of Charter One Common Stock are fully paid and non-assessable.

         Certain provisions of the Charter One Certificate of Incorporation may have the effect of delaying, deferring or preventing a change in control of Charter One pursuant to an extraordinary corporate transaction involving Charter One, including a merger, reorganization, tender offer, transfer of substantially all of its assets or a liquidation. Attached to each share of Charter One Common Stock is a "Right" entitling the holder thereof to purchase shares of Series A Participating Preferred Stock of Charter One upon the occurrence of certain events as more fully described in the Rights Agreement. See "COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION -- Rights Agreement."

         The foregoing discussion of the Charter One Common Stock is qualified in its entirety by reference to the description of the Charter One Common Stock contained in Charter One's Registration Statement on Form 8-A (as amended) with respect thereto, which is incorporated by reference in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

PREFERRED STOCK

         The Charter One Certificate of Incorporation authorizes the issuance by Charter One of up to 20,000,000 shares of Charter One Preferred Stock (par value $.01 per share), none of which was issued and outstanding as of the Charter One Record Date.

         The Charter One Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Charter One Board may determine. The Charter One Board is expressly authorized at any time, and from time to time, to provide for the issuance of Charter One Preferred Stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Charter One Board resolution providing for the issuance thereof. The Charter One Board is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of the Charter One Board to issue Charter One Preferred Stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in Charter One more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Charter One.

         Shares of Charter One Preferred Stock redeemed or acquired by Charter One may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by the Charter One Board.

         See also "COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION -- Rights Agreement."


                     COMPARISON OF RIGHTS OF STOCKHOLDERS OF
          CHARTER ONE FINANCIAL, INC. AND ALBANK FINANCIAL CORPORATION


INTRODUCTION

         Upon the consummation of the Merger, holders of ALBANK Common Stock, whose rights are presently governed by the DGCL and the ALBANK Certificate of Incorporation and ALBANK Bylaws, will become stockholders of Charter One, also a Delaware corporation. Accordingly, their rights will be governed by the DGCL and the Charter One Certificate of Incorporation and Charter One Bylaws. The following discussion summarizes the material differences affecting the rights of stockholders but is not intended to be a complete statement of all differences and is qualified in its entirety by reference to the DGCL, the Charter One Certificate of Incorporation and the Charter One Bylaws, the ALBANK Certificate of Incorporation and the ALBANK Bylaws.

ISSUANCE OF CAPITAL STOCK

         The ALBANK Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. The Charter One Certificate of Incorporation currently authorizes the issuance of 180,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of serial preferred stock, par value $.01 per share. As of the ALBANK Record Date and the Charter One Record Date, 13,368,214 and 126,220,205 shares of ALBANK Common Stock and Charter One Common Stock, respectively, were issued and outstanding. For information regarding the number of shares of Charter One Common Stock that would have been issued on a pro forma basis upon the consummation of the Merger as of certain dates, see "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS." ALBANK and Charter One are each authorized to issue additional shares of capital stock without stockholder approval up to the amount authorized. Charter One has separately proposed to its stockholders to amend its Certificate of Incorporation to increase the number of authorized shares of common stock to 360,000,000 shares of common stock. The Charter One Share Issuance is not conditioned upon stockholder adoption of the Charter One Certificate Amendment. See "AMENDMENT NUMBER TWO TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION OF CHARTER ONE FINANCIAL, INC."

PAYMENT OF DIVIDENDS

         The ability of Charter One and ALBANK to pay dividends on their common stock is governed by Delaware law. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividends, the capital of the corporation would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

         The ability of ALBANK and Charter One to pay dividends on their common stock also is affected by restrictions upon their receipt of dividends from their respective subsidiaries. See "SUMMARY -- Comparative Stock Prices and Dividend Information" for additional information.

ADVANCE NOTICE REQUIREMENTS FOR PRESENTATION OF NEW BUSINESS AND NOMINATIONS OF DIRECTORS AT ANNUAL MEETINGS OF STOCKHOLDERS

         The ALBANK Bylaws specify that notice of any stockholder nomination or proposal for new business must be received by ALBANK not less than 30 days before the date of the annual meeting of stockholders; however, in the event that fewer than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, written notice to ALBANK must be submitted no later than the tenth day following the earlier of the date such notice is given or public disclosure made.

         The Charter One Bylaws specify that notice of any stockholder nomination or proposal for new business must be received by Charter One at least 60 but no more than 90 days in advance of the annual meeting; however, in the event that fewer than 70 days' notice or prior public disclosure of the date of the meeting is given or made, written notice must be submitted to Charter One no later than the tenth day following the earlier of the date such notice is given or public disclosure made.

CUMULATIVE VOTING FOR ELECTION OF DIRECTORS

         Under Section 214 of the DGCL, a corporation may permit cumulative voting in its certificate of incorporation. The ALBANK stockholders and the Charter One stockholders are not permitted to cumulate their votes in the election of directors pursuant to the respective certificates of incorporation of ALBANK and Charter One. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors to be selected at that meeting, thus precluding minority stockholder representation on such Board.

RESTRICTIONS ON VOTING RIGHTS; QUORUM

         The ALBANK Certificate of Incorporation limits the voting rights of any person who beneficially owns in excess of 10% of the then-outstanding ALBANK Common Stock (a "10% Beneficial Owner," as more specifically defined in the ALBANK Certificate of Incorporation) to 10% of the then-outstanding shares of ALBANK Common Stock. The Charter One Certificate of Incorporation restricts the voting rights of any Related Person (as defined in the Charter One Certificate of Incorporation) with respect to each vote in excess of 20% of the voting power of the outstanding shares to 1/100 of a vote.

         The ALBANK Bylaws and the Charter One Bylaws both provide that the presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at a meeting of stockholders constitutes a quorum at any such meeting. Pursuant to both the Charter One Certificate of Incorporation and ALBANK Certificate of Incorporation, however, to the extent the voting rights of any Related Person or 10% Beneficial Owner, as the case may be, are reduced, such reduced voting power will be considered for purposes of determining a quorum.

NUMBER AND TERM OF DIRECTORS

         Pursuant to the ALBANK Certificate of Incorporation, the ALBANK Board will consist of not more than 15 members and the number of directors shall be determined by a resolution adopted by at least a majority of the ALBANK Board. The ALBANK Certificate of Incorporation further provides that the ALBANK Board will be divided into three classes, with each class to contain, as nearly as possible, one-third of the total number of directors and with the term of office of each class to last three years.


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         The Charter One Certificate of Incorporation provides that the Charter
One Board may consist of the number of directors fixed by, or in the manner provided in, the Charter One Bylaws. The Charter One Bylaws provide that the number of directors shall be determined by a resolution adopted by the affirmative vote of a majority of Charter One's continuing directors. The Charter Once Certificate of Incorporation also provides that the Charter One Board shall be divided into three classes with the term of office of one class expiring each year.

REMOVAL OF DIRECTORS

         Both the ALBANK Certificate of Incorporation and the ALBANK Bylaws provide that directors may be removed at any time but only for cause and only by the affirmative vote of at least 80% of then-outstanding shares of Common Stock entitled to vote in an election of directors (after giving effect to the limitation on voting power of 10% Beneficial Owners).

         The Charter One Certificate of Incorporation provides that directors may be removed only for cause by a vote of a majority of the shares entitled to be cast in the election of directors. The Charter One Certificate of Incorporation provides that a vote to remove a director may only occur at an annual meeting of stockholders or at a meeting of stockholders called expressly for that purpose. The Charter One Certificate of Incorporation limits what will constitute cause for removal to conviction of a felony by a court of competent jurisdiction, an adjudication by a court of competent jurisdiction of gross negligence on the part of a director or misconduct in the performance of such director's duty to Charter One.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

         Both the ALBANK Certificate of Incorporation and ALBANK Bylaws and the Charter One Certificate of Incorporation provide that any vacancy that occurs on the board of directors may be filled by a majority vote of the board of directors and that any directors so chosen shall hold office for a term expiring at the meeting of stockholders at which the term of the class to which they have been elected expires.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

         Section 242 of the DGCL requires approval of a majority of the Board of Directors and of stockholders holding a majority of the voting power of a corporation's voting stock in order to amend a corporation's certificate of incorporation.

         The ALBANK Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting power of 10% Beneficial Owners) to amend the provisions of the ALBANK Certificate of Incorporation (i) limiting voting rights, (ii) relating to approval of certain business combinations with a 10% or greater stockholder, (iii) calling special meetings, (iv) setting the number and classification of directors, (v) relating to indemnification of officers and directors, and (vi) relating to amendment of the ALBANK Certificate of Incorporation and ALBANK Bylaws.

         The Charter One Certificate of Incorporation generally may be amended by both the majority vote of the Charter One Board and a majority of the outstanding shares of its voting stock; however, approval of 90% of the outstanding voting stock is required to amend the provision of the Charter One Certificate of Incorporation providing for approval by 90% of the stockholders of certain business combinations with a 10% or greater stockholder, and approval of 75% of the outstanding voting stock is generally required to amend certain other provisions (including provisions relating to the number, classification, election and removal of directors; the call of special stockholder meetings; criteria for evaluating certain offers; certain business combinations; limitations on payment of greenmail; stockholder action without a meeting; indemnification of directors; limitation of directors' liability; and amendments to the Charter One Certificate of Incorporation and Charter One Bylaws). In addition, the provisions regarding certain business combinations and greenmail that call for approval by a "super-majority" of the outstanding voting stock (excluding the vote of Related Persons and Interested Persons, respectively, as those terms are defined in the Charter One Certificate of Incorporation) may be amended only by the same "super-majority" called for by those provisions.


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AMENDMENT AND REPEAL OF BYLAWS

         Section 109 of the DGCL places the power to adopt, amend or repeal by-laws in the corporation's stockholders, but permits the corporation, in its certificate of incorporation, to vest such power with the board of directors also.

         The ALBANK Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the stock of ALBANK entitled to vote generally in the election of directors (after giving effect to the limitation of voting power of 10% Beneficial Owners). The ALBANK Bylaws may also be amended or repealed by a resolution adopted by a majority of the "Whole Board" (which is equal to the number of directors ALBANK would have if there were no vacancies on the ALBANK Board).

         The Charter One Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of shares of at least 75% of the total votes eligible to be cast at a meeting duly called and held or by a resolution adopted by a majority of the Charter One Board.

CONTROL SHARE ACQUISITIONS

           Neither Delaware law, the ALBANK Certificate of Incorporation nor the Charter One Certificate of Incorporation contains a control share acquisition statute or provision. See " -- Business Combinations with Certain Persons" for certain restrictions imposed by Delaware law, the ALBANK Certificate of Incorporation and the Charter One Certificate of Incorporation regarding business combinations.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

         Delaware Business Combination Statute. Section 203 of the DGCL ("Section 203"), which applies to ALBANK and Charter One, regulates transactions with major stockholders after they become major stockholders. Section 203 prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested stockholder"), for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply in certain circumstances, including those in which (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder; (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans; (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the interested stockholder approved the business combination; or (d) certain competitive bidding circumstances were present.

         The ALBANK Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock entitled to vote in the election of directors to approve any "business combination" unless the business combination in question is approved by a majority of Disinterested Directors (as defined in the ALBANK Certificate of Incorporation) or certain price, form of consideration and procedure requirements are met. The ALBANK Certificate of Incorporation defines "business combination" to include the following transactions involving a beneficial owner of more than 10% of the voting stock of ALBANK (or certain former and successor 10% owners) (an "Interested Stockholder"): (i) any merger or consolidation of ALBANK or any of its subsidiaries with or into any Interested Stockholder or any of such Interested Stockholder's affiliates; (ii) any sale, lease, exchange, mortgage, transfer or other disposition to or with any Interested Stockholder or any of such Interested Stockholder's affiliates of 10% or more of the combined fair market value (as defined) of the consolidated assets of ALBANK and its subsidiaries; (iii) the purchase, exchange, lease or other acquisition by ALBANK or any of its subsidiaries of all or substantially all of the assets or businesses of any Interested Stockholder or any of such Interested Stockholder's affiliates; (iv) the issuance or transfer to any Interested Stockholder or any of such Interested Stockholder's affiliates by ALBANK or any of its subsidiaries of any securities of ALBANK in exchange for cash, securities or other property the value of which equals or exceeds 10% of the fair market value of the outstanding ALBANK Common Stock (except pursuant to any employee stock ownership or similar plan of ALBANK or any of its subsidiaries); (v) the adoption of any plan for the liquidation or dissolution of ALBANK proposed by or on behalf

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



of any Interested Stockholder or any of such Interested Stockholder's affiliates; and (vi) any reclassification of securities, recapitalization, or merger or consolidation of ALBANK with any of its subsidiaries or any other transaction (whether or not involving an Interested Stockholder) which has the effect of increasing the proportionate share of any class of equity or convertible securities of ALBANK owned, directly or indirectly, by an Interested Stockholder or any of such Interested Stockholder's affiliates.

         The Charter One Certificate of Incorporation sets forth stockholder approval requirements for mergers and other similarly important corporate transactions involving substantial stockholders. The Charter One Certificate of Incorporation generally would prohibit the acquisition, merger or consolidation of Charter One or any of its subsidiaries, the sale, lease, exchange, mortgage, pledge, transfer or other disposition of $5 million or more of assets, the issuance or transfer of $5 million or more of securities of Charter One, the adoption of a plan or proposal calling for the liquidation or dissolution of Charter One or a subsidiary, the reclassification of Charter One's securities or any other transaction which has the effect of increasing the voting power of a "related person" (as defined below), whether or not involving a "related person," or any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing (a "business transaction"), involving a "related person" (generally, a beneficial owner of 10% or more of Charter One's outstanding voting stock), unless, during the five years following the related person's acquisition of 10% of Charter One's voting power, the business transaction is approved by 90% of the holders of Charter One's voting stock or the business transaction or the transaction by which the related person acquires such status is first approved by a majority of Charter One's Continuing Directors (as defined in the Charter One Certificate of Incorporation). Business transactions with related persons after five years from the date the related person achieves such status require the approval of at least 75% of the holders of Charter One's voting stock not owned by the related person (at a meeting held no earlier than five years after the date the related person acquires such status) unless the proposed transaction either is approved by a majority of the Continuing Directors, is solely between Charter One and any subsidiary thereof or the business transaction satisfies certain fair price criteria and various procedural requirements.

PREVENTION OF GREENMAIL

         The Charter One Certificate of Incorporation generally would prohibit Charter One from acquiring, directly or indirectly, from an "interested person" (generally, a beneficial owner of 5% or more of Charter One's voting stock) any of its equity securities of any class, unless (i) the acquisition is approved by the holders of at least 75% of Charter One's voting stock not owned by the interested person, (ii) the acquisition is made as part of a tender or exchange offer by Charter One or a subsidiary thereof to purchase securities of the same class on the same terms to all holders of such securities and in compliance with the Exchange Act and the rules and regulations thereunder; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the Board of Directors, including a majority of the Continuing Directors; or (iv) the acquisition is at or below the market price (generally, the highest sale price for the stock on the acquisition date on the Nasdaq National Market) and is approved by a majority of the Board of Directors, including a majority of the Continuing Directors.

         The ALBANK Certificate of Incorporation does not contain a similar restriction.

LIMITATIONS ON DIRECTORS' LIABILITY

         Under Delaware law, a Delaware corporation may include in its certificate of incorporation a provision that eliminates or limits a director's personal liability for monetary damages for breach of his or her fiduciary duty, subject to certain limitations. Both the ALBANK Certificate of Incorporation and the Charter One Certificate of Incorporation provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages arising out of the director's breach of his or her fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL which imposes liability on directors for unlawful payment of dividends or unlawful stock repurchases; or (iv) for any transactions from which the director derived any improper personal benefit. Further, the ALBANK Certificate of Incorporation and the Charter One Certificate of Incorporation each provide that if Delaware law is subsequently amended to eliminate or limit director liability with respect to these actions, then the liability of the directors shall be eliminated or limited to the fullest extent of the law. These provisions do not, however, relieve directors of their fiduciary duty to act with due care as a director.

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In addition, these provisions do not prevent a stockholder from seeking equitable remedies, including an injunction prohibiting a proposed action or transaction or rescission of a consummated action or transaction.

INDEMNIFICATION

         Under Section 145 of the DGCL, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. In the case of derivative actions, the DGCL requires court approval before there can be any indemnification when the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits or otherwise of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is made mandatory by the DGCL.

         Both the Charter One Certificate of Incorporation and the ALBANK Certificate of Incorporation generally provide for the same indemnification as the DGCL, including the payment of expenses in advance of the final disposition of an action, to the extent permitted by law. Both the Charter One Certificate of Incorporation and the ALBANK Certificate of Incorporation also provide for the continuation of indemnification after the termination of the indemnified person's association with Charter One or ALBANK, as the case may be.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

         Section 251 of the DGCL requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets by a majority of the voting power of the corporation (other than in so-called parent-subsidiary mergers), unless the certificate of incorporation specifies a different percentage. Neither the Charter One Certificate of Incorporation nor the ALBANK Certificate of Incorporation specifies a different percentage except with regard to business combinations with certain persons, as discussed above.

CRITERIA FOR EVALUATING CERTAIN OFFERS

         The ALBANK Certificate of Incorporation provides that the ALBANK Board, when evaluating any offer of another person to (i) make a tender or exchange offer for any equity security of ALBANK, (ii) merge or consolidate ALBANK with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of ALBANK, may, in connection with the exercise of its judgment in determining what is in the best interest of ALBANK and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on ALBANK's present and future customers and employees and those of its subsidiaries, on the communities in which ALBANK and its subsidiaries operate or are located, and on the ability of ALBANK to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiaries to fulfill their objectives under applicable statutes and regulations. The Charter One Certificate of Incorporation generally provides the Charter One Board with the same flexibility to consider these and other factors deemed relevant in the exercise of its judgment in evaluating such offers.

ACTION WITHOUT A MEETING

         Section 228 of the DGCL permits any action required or permitted to be taken at a stockholder's meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. Generally, holders of a majority of outstanding shares can effect such an action. The DGCL also provides that a corporation's certificate of incorporation may restrict or prohibit stockholders' actions without a meeting. Both the Charter One Certificate of Incorporation and the ALBANK Certificate of Incorporation prohibit stockholders' action without a meeting.


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SPECIAL MEETINGS OF STOCKHOLDERS

         Under Section 211(d) of the DGCL, the board of directors or those persons authorized by the corporation's certificate of incorporation or bylaws may call a special meeting of the corporation's stockholders. The ALBANK Bylaws state that a special meeting of stockholders for any purpose can be called at any time by the vote of a majority of the Whole Board or by the Chief Executive Officer. The Charter One Certificate of Incorporation provides that a special meeting may only be called by a majority of the board of directors, including a majority of Continuing Directors (as defined in the Charter One Certificate of Incorporation).

PREEMPTIVE RIGHTS

         Under Section 102 of the DGCL, no statutory preemptive rights will exist, unless a corporation's certificate of incorporation specifies otherwise. Under both the ALBANK Certificate of Incorporation and Charter One Certificate of Incorporation, stockholders do not have preemptive rights.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

         Under Section 262 of the DGCL, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, Section 262 does not provide for appraisal rights (i) for shares of stock of a corporation that are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger (a) shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders and (b) cash in lieu of fractional shares) or (ii) for shares of stock of the surviving corporation in the merger if no vote of its stockholders is required to approve the merger under the DGCL. The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or from an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide. Neither the ALBANK Certificate of Incorporation nor the Charter One Certificate of Incorporation provide for appraisal rights beyond those specifically provided under the DGCL.

SPECIAL PROVISIONS TO CHARTER ONE'S BYLAWS

         In accordance with the Agreement and Plan of Merger by and between Charter One and FirstFed, dated May 30, 1995, Charter One adopted certain provisions to its Bylaws to govern directors, executive officers and committees to the exclusion of any other provision in the Bylaws.

         The provisions provide that the Charter One Board shall consist of 16 directors (subsequently increased to 21), one-half of whom were selected by Charter One and one-half of whom were selected by FirstFed. For a period of four years following the effective date of the merger with FirstFed, Charles J. Koch and Jerome L. Schostak shall serve as Chairman and Vice Chairman, respectively, of the Board of Directors. The Charter One Bylaws also provide that for four years following the effective date of the merger with FirstFed, if any person leaves the Board of Directors, his or her successor will be the person recommended by the directors who were directors of Charter One prior to the merger with FirstFed, or their successors, if such departing director was a director of Charter One prior to the merger with FirstFed, or by the directors who were directors of FirstFed prior to its merger with Charter One, or their successors, if the departing director was a director of FirstFed prior to its merger with Charter One.

         The Charter One Bylaws also provide that for a period of four years following the effective date of the merger, a vote of two-thirds of the entire Charter One Board shall be necessary to approve (i) any amendment to the Charter One Certificate of Incorporation or Bylaws, (ii) any merger, acquisition, sale of substantially all of its assets or other extraordinary corporate transaction involving Charter One, Charter One Bank or any other significant financial institution subsidiary of Charter One or (iii) the dismissal or replacement of any of the executive officers of Charter One or Charter One Bank or other significant financial institution subsidiary.


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         The Charter One Bylaws also provide that for a period of at least four years following the merger with FirstFed, the Charter One Board as the surviving corporation shall have a five person Executive Committee and such other committees as the Charter One Board shall establish in accordance with Section 141 of the DGCL, the Charter One Certificate of Incorporation and the Charter One Bylaws.

RIGHTS AGREEMENT

         Charter One Rights Agreement. On November 20, 1989, the Charter One Board declared a dividend distribution of one Right for each outstanding share of Charter One Common Stock to stockholders of record at the close of business on December 1, 1989 (the "Rights Record Date"). As long as the Rights are attached to the common stock, Charter One will issue one Right with each new share of common stock so that each outstanding share will have an attached Right. Except as set forth below, each Right, when exercisable, entitles the registered holder to purchase from Charter One 1/100 share of preferred stock designated as Series A Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), at a price of $20.00, as adjusted to reflect the Stock Split (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between Charter One and The First National Bank of Boston, as Rights Agent. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The Rights are attached to all certificates representing shares of Charter One's outstanding common stock, and no separate Rights Certificates (as defined below) have been distributed. Until the earlier to occur of (i) a public announcement that, without the prior consent of Charter One, a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities having 20% or more of the voting power of all outstanding voting securities of Charter One (an "Acquiring Person") or (ii) ten days (unless such date is extended by the Charter One Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group and related persons becoming an Acquiring Person, without the prior consent of the Company (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of the Distribution Date, by such common stock certificate. Until the Distribution Date, the Rights will be transferred with, and only with, common stock certificates. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the Distribution Date will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of common stock as of the close of business on the Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (i) December 1, 1999, (ii) consummation of a merger transaction with a person or group who acquired Charter One Common Stock pursuant to a Permitted Offer (generally, a tender offer or exchange offer for all outstanding shares of Charter One Common Stock at a price and on terms determined by at least a majority of the members of the Charter One Board to be both adequate and otherwise in the best interests of Charter One and its stockholders) and also is offering in the merger the same price per share and form of consideration paid in the Permitted Offer, or (iii) redemption by Charter One as described below.

         The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock, or certain convertible securities having the same or more favorable rights, privileges and preferences as the Series A Preferred Stock at less than the current market price of the Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above).

         In the event that a person becomes an Acquiring Person (unless pursuant to a Permitted Offer), proper provision shall be made so that each holder of a Right (other than an Acquiring Person) will for a 60-day period thereafter have the right to receive upon exercise that number of 1/100 share of Series A Preferred Stock equal to the number of shares

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



of Charter One Common Stock having a market value (immediately prior to the triggering of the Right) of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Series A Preferred Stock have been issued) an equal number of an equivalent security (such as another equity security with at least the same economic value as 1/100 share of Series A Preferred Stock) (such right being called the "Flip-In Right"). In addition, Charter One shall be entitled (but not required) to deliver, upon exercise of the Flip-In Right, in lieu of 1/100 share of Series A Preferred Stock, an equal number of shares of common stock, to the extent they are available. For example, at an exercise price of $20.00 per Right, each Right not owned by an Acquiring Person following an event set forth in this paragraph would entitle its holder to purchase common stock with a market value immediately prior to the triggering of the Right of $40.00 for $20.00.

         In the event that, after the first date of public announcement by Charter One or an Acquiring Person that an Acquiring Person has become such, Charter One is involved in a merger or other business combination transaction in which its common stock is exchanged or changed, or 50% or more of Charter One's assets or earning power is sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than the Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value (immediately prior to the triggering of the Right) of two times the exercise price of the Right (such Right being called the "Flip-Over Right"). For example, at an exercise price of $20.00 per Right, each Right not owned by an Acquiring Person following an event set forth in this paragraph would entitle its holder to purchase common stock of the acquiring company with a market value immediately prior to the triggering of the Right of $40.00 (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) for $20.00.

         The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises the Flip-In Right. Upon the occurrence of any of the events giving rise to the exercisability of the Flip-Over Right or the Flip-In Right, any Rights that are or were at any time owned by an Acquiring Person engaging in any of such transactions or receiving the benefits thereof on or after the time the Acquiring Person becomes such shall become void insofar as they related to the Flip-Over Right or the Flip-In Right.

         With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

         At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, Charter One may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Charter One Board. Additionally, Charter One may thereafter redeem the then-outstanding Rights in whole, but not in part, at the Redemption Price, provided that such redemption is incidental to a merger or other business combination transaction or series of transactions involving Charter One but not involving an Acquiring Person or any person who was an Acquiring Person or following an event giving rise to, and the expiration of the exercise period for, the Flip-In Right if and for as long as no Acquiring Person beneficially owns securities representing 20% or more of the voting power of Charter One's voting securities. The redemption of Rights described in the preceding sentence shall be effective only as of such time when the Flip-In Right is not exercisable, and in any event, only after 10 business days prior notice. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The Series A Preferred Stock purchasable upon exercise of the Rights will be nonredeemable. Each share of Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment per 1/100 share thereof equal to the greater of the issuance price thereof or the payment made per each share of Charter One Common Stock.


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



         Each share of Series A Preferred Stock will have 100 votes, voting together with the shares of Charter One Common Stock.

         In the event of any merger, consolidation or other transaction in which shares of Charter One Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series A Preferred Stock will be issuable; however, Charter One may elect to distribute depository receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of 1/100 share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Charter One, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to Charter One, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

         Charter One and the Rights Agent may from time to time supplement or amend the Rights Agreement without the consent of the holders of the Rights in order to cure any ambiguity or to correct any defect or inconsistency contained therein. In addition, prior to the Distribution Date, Charter One and the Rights Agent may make such changes to the provisions of the Rights Agreement as Charter One deems necessary or desirable. Following the Distribution Date, Charter One and the Rights Agent may change or supplement the provisions of the Rights Agreement in any manner which Charter One deems necessary or desirable and which will not adversely affect the interests of the holders of the Rights.

         Charter One currently has reserved 1,680,000 shares of Preferred Stock (as adjusted to reflect the Stock Split and the Charter One Stock Dividend) for issuance upon exercise of the Rights. As of the Charter One Record Date, there were 126,220,205 shares of Charter One Common Stock, and therefore __________ Rights with respect to approximately 1,262,202 shares, outstanding. For information regarding the number of shares of Charter One Common Stock, and therefore Rights, expected to be outstanding upon the consummation of the Merger, see "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

         The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire Charter One (other than pursuant to a Permitted Offer or with Charter One's prior approval) without conditioning the offer on the Rights being redeemed or substantially all of the Rights being acquired. However, the Rights should not interfere with any merger or other business combination approved by Charter One with a person other than an Acquiring Person because the Rights are redeemable under those circumstances.

         ALBANK has not issued any similar rights or entered into any similar agreements with respect to its common stock.


             AMENDMENT NUMBER TWO TO THE SECOND RESTATED CERTIFICATE
                 OF INCORPORATION OF CHARTER ONE FINANCIAL, INC.


GENERAL

         The Charter One Board has approved an Amendment Number Two to the Second Restated Charter One Certificate of Incorporation to increase the number of authorized shares of Charter One Common Stock from 180,000,000 to 360,000,000 (the "Charter One Certificate Amendment"). The affirmative vote of the holders of a majority of the outstanding shares of Charter One Common Stock represented in person or by proxy at the Charter One Special Meeting and entitled to vote on the matter is required for approval and adoption of the Charter One Certificate Amendment. The approval of the Charter One Share Issuance is not conditioned upon adoption of the Charter One

Certificate Amendment or any other proposal and the adoption of the Charter One Certificate Amendment is not conditioned upon approval of the Charter One Share Issuance or any other proposal.

INCREASE IN AUTHORIZED SHARES OF CAPITAL STOCK

         General. Article FOURTH of the Charter One Certificate of Incorporation currently provides that Charter One is authorized to issue 180,000,000 shares of Charter One Common Stock. As of September 22, 1998, 126,220,205 shares of Charter One Common Stock were issued and outstanding and 19,530,103 shares were reserved for issuance pursuant to the Charter One stock option plans. Charter One is also currently authorized to issue 20,000,000 shares of Charter One Preferred Stock, none of which were outstanding as of September 22, 1998. The Charter One Board has unanimously approved the proposed Charter One Certificate Amendment, which would increase the number of authorized shares of Charter One Common Stock from 180,000,000 to 360,000,000. Upon adoption of the Charter One Certificate Amendment by the stockholders, Section A of Article FOURTH of the Charter One Certificate of Incorporation will be amended in its entirety to read as follows:

                  FOURTH: A. AUTHORIZED SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred eighty million (380,000,000), of which three hundred sixty million (360,000,000) shall be common stock, par value $.01 per share, and twenty million (20,000,000) shall be preferred stock, par value $.01 per share. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the stock of the Corporation entitled to vote generally in the election of directors without a vote of holders of preferred stock as a class, except to the extent that any such vote may be required by any resolution providing for the issuance of series of preferred stock.

         Purpose and Effects. Although there are sufficient authorized but unissued shares of Charter One Common Stock to consummate the Merger and satisfy Charter One's other obligations under the Merger Agreement, the Charter One Board believes that the authorization of additional shares of Charter One Common Stock is advisable to provide Charter One with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes (including, without limitation, stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Charter One Common Stock, except for the shares of Charter One Common Stock to be issued (i) pursuant to the Merger, (ii) upon the exercise of Charter One stock options into which ALBANK Stock Options will be converted, (iii) upon the exercise of Charter One stock options currently outstanding and (iv) pursuant to the CSFC Acquisition. Assuming the issuance of the maximum number of shares of Charter One Common Stock pursuant to the obligations of Charter One described in clauses
(i) through (iv) above, there would be 44,447,148 shares of Charter One Common Stock issued and outstanding.

         Uncommitted authorized but unissued shares of Charter One Common Stock may be issued from time to time to such persons and for such consideration as the Charter One Board may determine, and holders of the then-outstanding shares of Charter One Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the Nasdaq National Market and the judgment of the Charter One Board regarding the submission of such issuance to a vote of the Charter One stockholders. Charter One stockholders have no preemptive rights to subscribe for newly issued shares.

         Moreover, it is possible that additional shares of Charter One Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Charter One more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of Charter One. Under such circumstances the availability of authorized and unissued shares of Charter One Common Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Charter One by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Charter One Board in opposing such an attempt by a third party to gain control of Charter One or could also be used to dilute ownership of a person or entity seeking to obtain control of Charter One. Although Charter One does not currently contemplate taking such action, shares of Charter One Common Stock could be issued for the purposes and effects described above and the Charter One Board reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

         Although approval of the Charter One Certificate Amendment is not a condition to the Charter One Share Issuance, as described above, the Charter One Board believes that the proposed increase in the number of authorized shares of Charter One Common Stock will provide flexibility needed to meet corporate objectives and is in the best interests of Charter One and its stockholders.

         THE CHARTER ONE BOARD RECOMMENDS THAT CHARTER ONE STOCKHOLDERS VOTE FOR THE CHARTER ONE CERTIFICATE AMENDMENT.


               APPROVAL OF THE CHARTER ONE TOP EXECUTIVE INCENTIVE
                              GOAL ACHIEVEMENT PLAN

         Shareholders are being asked to consider and approve the TEIGAP.
Section 162(m) of the Code limits the federal income tax deduction that the Corporation may take for compensation paid to "Covered Employees" unless certain requirements are satisfied. Code Section 162(m) places a $1,000,000 limit on the deduction that may be taken for compensation paid to any Covered Employee unless the compensation satisfies the criteria for an exemption. One exemption designed to allow deductibility of compensation in excess of $1,000,000 applies to compensation that is based on the attainment of objective performance measures established in advance by a committee of two or more outside directors, if the material terms of the performance measures under which the compensation is to be paid are disclosed to and approved by shareholders. Covered Employees are the chief executive officer and the four highest compensated officers (other than the chief executive officer) of a publicly-traded corporation, as determined pursuant to the executive compensation disclosure rules under the Exchange Act. The TEIGAP is intended to preserve the deductibility of incentive compensation paid to TEIGAP participants who are Covered Employees.

SUMMARY OF THE TEIGAP

         The following summary of the TEIGAP is qualified in its entirety by reference to the copy of the TEIGAP attached to this Proxy Statement as Annex E.

         Objectives. The purpose of the TEIGAP is to provide incentive compensation opportunities for certain senior officers of Charter One. The TEIGAP is designed to promote stability and the achievement of Charter One's performance objectives; to link top executive compensation to specific corporate performance objectives and individual goals; to provide a competitive reward structure for senior officers; and to encourage involvement and communication regarding Charter One's strategic plans.

         Participants in the TEIGAP have the opportunity to earn awards upon the attainment of performance measures established by a committee consisting of two or more members of the Board of Directors, each of whom is an outside director as defined in Code Section 162(m) (the "Committee"). The members of the Committee are appointed by the Board of Directors.

         Eligibility. Eligibility is limited to individuals holding top executive level positions whose functional responsibility encompasses the establishment of strategic direction and long-range plans for Charter One, including the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents, whose position grade levels are 49 or higher. Participants for each plan year are eligible employees who are named by the Committee.

         An employee who is hired, transferred or promoted into an eligible position must be selected by the Committee to participate in the TEIGAP. An employee who is hired, transferred or promoted into an eligible position within the first six months of a plan year, and who is selected to participate, may receive a prorated award for that plan year. An employee who is hired, transferred or promoted into an eligible position in the last six months of a plan year is eligible to be selected to participate in the following plan year.

         In general, a participant must be employed by Charter One on the last day of the plan year to receive an award. A participant who retires, dies or becomes disabled during a plan year may, at the discretion of the Committee, receive a prorated award for that plan year. The Committee may determine whether a participant who ceases employment after the end of a plan year, but before the processing and distribution of awards for that plan year, is eligible to receive an award for that plan year.

         TEIGAP Administration. The Committee directs and controls the administration of the TEIGAP, taking into consideration the recommendations of the Chief Executive Officer. The Committee has the right and authority to perform the following administrative tasks: (1) interpret the TEIGAP; (2) adopt, amend or rescind rules and regulations relating to the administration and interpretation of the TEIGAP; (3) make all other determinations necessary or advisable for administering the TEIGAP; (4) exercise the powers conferred on the Committee under the TEIGAP; and (5) correct any defect, supply any omission or reconcile any inconsistency in the TEIGAP in the manner and to the extent it shall deem expedient to carry it into effect, and it is the sole and final judge of such expediency. The following persons currently are members of the
Committee: Michael P. Morley (Chairman), Phillip Wm. Fisher, Denise M. Fugo, Charles M. Heidel, Henry R. Nolte, Jr. and Victor A. Ptak.

         The Board of Directors has the exclusive authority to amend, modify, suspend or terminate the TEIGAP at any time, with or without notice, except that no amendment, modification, suspension or termination may in any manner adversely affect the right of any participant to receive any award amount which has been awarded to him or her. In addition, the Board of Directors has the right to reduce the recommended award amount without the consent of any participant. To qualify for the exemption from the deduction limitation of Code
Section 162(m), shareholders must approve certain material amendments to the TEIGAP, such as a change in the business criteria upon which performance measures are based, the maximum amount of a participant's bonus, and a change in the class of employees eligible to participate in the TEIGAP.

         Award Determination. Under the TEIGAP, a participant may be eligible to receive an award for a plan year equal to a percentage of his or her annual base salary at the end of the plan year, if the participant attains certain objective individual goals and assists Charter One in achieving certain of its performance objectives. The amount of a participant's award, if any, is based on the degree to which the participant attains his or her objective individual goals and Charter One achieves its performance objectives.

         Charter One recognizes that the level of control and influence a participant has to impact his or her objective individual goals and Charter One's performance objectives is influenced by the participant's level of responsibility. As such, the portions of a participant's award attributable to the participant's attainment of his or her objective individual goals and to Charter One's achievement of its performance objectives are weighted differently based on the participant's level of responsibility. There are three levels of responsibility recognized in the TEIGAP:

           Level 1  Chief Executive Officer
           Level 2  Executive Vice Presidents
           Level 3  Senior Vice Presidents at position grade level 49 and above

         In order for an award to be payable to a participant, both of the following objectives must be met: (1) Charter One must achieve its performance objectives; and (2) the participant must attain his or her objective individual goals.

         Thus, if a participant attains his or her objective individual goals but Charter One fails to achieve its threshold performance objectives, no award is paid to participants. Similarly, if Charter One achieves its performance objectives, but a participant fails to attain his or her threshold objective individual goals, no award is paid to that participant.

         The awards granted pursuant to the TEIGAP are determined according to a formula based on individual performance measures, corporate performance measures, and each participant's annual base salary.

         As soon as practicable but in any event within the first 90 days of each plan year, the Committee will establish specific individual and corporate performance measures, including threshold and one or more target levels associated with each performance measure. The individual performance measures for a plan year may be based on one or more of the following factors: cost-savings, increased fee generation, increased production volumes, interest rate spread and risk profiles, specific project completions, and compliance with budgets, business plans and financial or business directives. Different performance measures may be established for different participants. The corporate performance measures for a plan year may be based on one or more of the following factors: earnings per share, net average interest spread and risk profile, recurring fees and other income, operating expenses, total loans and leases, energized assets, new checking accounts, gap between the borrowing and lending interest rates, gross income, net income, operating income, expense levels, debt balance, return on assets, return on equity, production volumes, sales, fee generation, loan generation or lease generation. The performance measures may be based on the performance of Charter One and/or any one or more of its subsidiaries, in the absolute or in relation to its peers, or the performance of a particular employee, or the performance of a particular division, department, branch, subsidiary or other unit to which a particular employee is assigned. Each performance measure will be weighted to reflect its relative importance to Charter One's business plan for the plan year. The sum of the weightings of the target performance measures for a participant for the year must equal 100 percent.

         At the end of the plan year, each participant's objective individual performance measures are addressed in his or her performance review and a performance measure score is assigned to the participant by the Committee. The Committee shall also evaluate Charter One's performance as compared to its performance measures at the end of the plan year.

         In addition to the awards based upon attainment of performance goals as set forth above, from time to time, the Committee may, in its sole discretion, grant ad hoc bonuses pursuant to the TEIGAP to any participant or group of participants in such amount or amounts as it determines to be appropriate based upon such factors as it deems to be relevant including but not limited to successful merger completion. Any such ad hoc bonus will be paid in cash as soon as practical after the bonus is awarded. Ad hoc bonuses are subject to the deduction limitation of Code Section 162(m).

         Payment of Awards. As promptly as practicable but in any event within 75 days after the end of each plan year, the Committee will certify the performance measure scores for each participant. Each participant's award will then be determined by multiplying the target award by applying the participant's score to the formula and then adjusting down (but not up) such award for such subjective factors as the Committee deems appropriate including whether overall individual performance met expectations. At any time during a plan year, the Committee will have the discretion to reduce (but not increase after the first 90 days of the plan year) the factors entering into the calculation of any participant's award for the year. The maximum award that may be paid to any participant in any year during the five-year term of the TEIGAP is $2,000,000. Awards under the TEIGAP will be paid in cash as soon as practical following the end of the plan year.

EFFECT OF SHAREHOLDER APPROVAL

         If approved by the shareholders, the TEIGAP will be effective for the five plan years beginning January 1, 1999 and ending December 31, 2003 and awards paid under the TEIGAP will be exempt from the deduction limitation of Code Section 162(m). Each plan year begins January 1 and ends December 31. It would be necessary for the shareholders to approve the material terms of the TEIGAP at their annual meeting held in 2003 for awards paid under the TEIGAP for 2004 to be exempt from the deductions limitation of Code Section 162(m).

VOTE REQUIRED

         Approval of the TEIGAP requires the affirmative vote of a majority of the shares of common stock present or represented at the Meeting and voting thereon. Unless otherwise instructed or restricted, it is the intent of the persons named in the Proxy to vote Proxies FOR the adoption of this proposal.

               THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                 VOTE "FOR" THE PROPOSAL TO APPROVE THE TEIGAP.

                                  LEGAL MATTERS

         The validity of the shares of Charter One Common Stock offered hereby will be passed upon for Charter One by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), Washington,

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



D.C. Certain other legal matters in connection with the Merger will be passed upon for Charter One by Silver, Freedman & Taff, L.L.P., and for ALBANK by Cleary, Gottlieb, Steen & Hamilton.


                                     EXPERTS

         The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from the 1997 Charter One 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and refers to the report of other auditors on the consolidated financial statements of RCSB Financial, Inc. which was merged with Charter One), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Charter One also rely in part upon the financial statements of RCSB financial, Inc. (which was merged into Charter One in 1997) as audited by KPMG Peat Marwick LLP, in reliance upon their authority as experts in accounting and auditing.

         The consolidated financial statements of ALBANK Financial Corporation as of December 31, 1997 and 1996, and for each of the years of the three year period ended December 31, 1997 have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick, L.L.P., independent certified public accountants, incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.

         Representatives of Deloitte & Touche LLP are expected to be present at the Charter One Special Meeting, and representatives of KPMG Peat Marwick, L.L.P. are expected to be present at the ALBANK Special Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

         As disclosed in the proxy materials for Charter One's 1998 Annual Meeting of Stockholders, in order to be eligible for inclusion in Charter One's proxy materials for the 1999 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the main office of Charter One, 1215 Superior Avenue, Cleveland, Ohio 44114, no later than November 25, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

         As disclosed in the proxy materials for ALBANK's 1998 Annual Meeting of Stockholders, in order to be eligible for inclusion in ALBANK's proxy materials for the 1999 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting (which meeting will only be held if the Merger is not consummated) must be received at the main office of ALBANK, 10 North Pearl Street, Albany, New York 12207, no later than December 3, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.


                                  OTHER MATTERS

         The Boards of Directors of Charter One and ALBANK are not aware of any business to come before the Special Meetings other than those matters described above in this Joint Proxy Statement/Prospectus. However, if any other matter should properly come before the Charter One Special Meeting or the ALBANK Special Meeting, including proposals to adjourn either Special Meeting to permit further solicitation of proxies in the event that there are not sufficient votes to approve any proposal at the time of such Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment; provided, however, that no proxy that is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

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
                                                                         ANNEX A



================================================================================





                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 15, 1998

                                 by and between

                           CHARTER ONE FINANCIAL, INC.

                         CHARTER MICHIGAN BANCORP, INC.

                                       and

                          ALBANK FINANCIAL CORPORATION




================================================================================

                                TABLE OF CONTENTS


                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01  Certain Definitions...............................................................1

                                ARTICLE II

                              THE TRANSACTION

     2.01  Formation of National Credit Card Bank; Contribution of Assets and Liabilities....7
     2.02  The Company Merger................................................................8
     2.03  Bank Mergers......................................................................9
     2.04  Effective Date and Effective Time................................................10
     2.05  Reservation of Right to Revise Transaction.......................................10

                                ARTICLE III

                    CONSIDERATION; EXCHANGE PROCEDURES

     3.01  Merger Consideration.............................................................11
     3.02  Rights as Stockholders; Stock Transfers..........................................11
     3.03  Fractional Shares................................................................11
     3.04  Exchange Procedures..............................................................12
     3.05  Anti-Dilution Provisions.........................................................13
     3.06  Options..........................................................................14

                                ARTICLE IV

                        ACTIONS PENDING TRANSACTION

     4.01  Forbearances of ALBANK...........................................................15
     4.02  Forbearances of COFI.............................................................19

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


     5.01     Disclosure Schedules.........................................................20
     5.02     Standard.....................................................................20
     5.03     Representations and Warranties of ALBANK.....................................20
     5.04     Representations and Warranties of COFI.......................................32

                                   ARTICLE VI

                                    COVENANTS

     6.01     Reasonable Best Efforts......................................................38
     6.02     Stockholder Approvals........................................................39
     6.03     Registration Statement.......................................................39
     6.04     Press Releases...............................................................40
     6.05     Access; Information..........................................................40
     6.06     ALBANK Proposal..............................................................41
     6.07.    Affiliate Agreements.........................................................42
     6.08     Takeover Laws................................................................42
     6.09     Certain Policies.............................................................42
     6.10     NASDAQ Listing...............................................................42
     6.11     Regulatory Applications......................................................43
     6.12     Indemnification..............................................................43
     6.14     Notification of Certain Matters..............................................45
     6.15     Directors....................................................................46
     6.16     Advisory Board Membership....................................................46
         COFI Fee..........................................................................46
     6.18     ALBANK Fee...................................................................47
     6.19.    Charitable Contributions.....................................................47
     6.20     Consent Decree...............................................................47

                                   ARTICLE VII

                CONDITIONS TO CONSUMMATION OF THE COMPANY MERGER

     7.01     Conditions to Each Party's Obligation to Effect the Company Merger...........48
     7.02     Conditions to Obligation of ALBANK...........................................49
     7.03     Conditions to Obligation of COFI.............................................50

                                  ARTICLE VIII

                                  TERMINATION


     8.01     Termination..................................................................51
     8.02     Effect of Termination and Abandonment........................................55

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01     Survival.....................................................................55
     9.02     Waiver; Amendment............................................................55
     9.03     Counterparts.................................................................55
     9.04     Governing Law................................................................55
     9.05     Expenses.....................................................................56
     9.06     Notices......................................................................56
     9.07     Entire Understanding; No Third Party Beneficiaries...........................57
     9.08     Interpretation; Effect.......................................................57




EXHIBIT A Form of Stock Option Agreement
EXHIBIT B Form of Subsidiary Plan of Merger I
EXHIBIT C Form of Subsidiary Plan of Merger II
EXHIBIT D Form of ALBANK Affiliate Agreement
EXHIBIT E Form of COFI Affiliate Agreement

         AGREEMENT AND PLAN OF MERGER, dated as of June 15, 1998 (this "Agreement"), by and between ALBANK Financial Corporation ("ALBANK"), Charter One Financial, Inc. ("COFI") and Charter Michigan Bancorp, Inc., a wholly-owned first-tier Subsidiary of COFI ("Charter Michigan").

                                    RECITALS

         A. ALBANK. ALBANK is a Delaware corporation, having its principal place of business in Albany, New York.

         B. COFI. COFI is a Delaware corporation, having its principal place of business in Cleveland, Ohio.

         C. Charter Michigan. Charter Michigan is a Michigan corporation, having its principal place of business in Dearborn, Michigan.

         D. Stock Option Agreement. As an inducement to the willingness of COFI to enter into this Agreement , ALBANK has agreed to grant to COFI on the date hereof an option pursuant to a stock option agreement ("Stock Option Agreement"), in substantially the form of Exhibit A.

         E. Intentions of the Parties. It is the intention of the parties to this Agreement that the combination of ALBANK and Charter Michigan be accounted for under the "pooling-of-interests" accounting method and that each of the business combinations contemplated hereby be treated as a "reorganization" under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         F. Board Action. The respective Boards of Directors of each of COFI, Charter Michigan and ALBANK have determined that it is in the best interests of their respective companies and their stockholders to consummate a strategic business alliance between ALBANK and COFI by the merger of ALBANK with and into Charter Michigan and the other business combinations contemplated herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Administrator" means the chief officer of the Michigan Department of Commerce.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "ALBANK" has the meaning set forth in the preamble to this Agreement.

     "ALBANK Acquisition Transaction" has the meaning set forth in Section 6.17.

     "ALBANK Affiliate" has the meaning set forth in Section 6.07(a).

     "ALBANK Board" means the Board of Directors of ALBANK.

     "ALBANK By-Laws" means the Bylaws of ALBANK.

     "ALBANK Certificate" means the Certificate of Incorporation of ALBANK.

     "ALBANK Common Stock" means the common stock, par value $0.01 per share, of ALBANK.

     "ALBANK Meeting" has the meaning set forth in Section 6.02.

     "ALBANK Preferred Stock" means the preferred stock, par value $0.01 per share, of ALBANK.

     "ALBANK Proposal" has the meaning set forth in Section 6.17.

     "ALBANK Stock" means, collectively, ALBANK Common Stock and ALBANK Preferred Stock.

     "ALBANK Stock Option" has the meaning set forth in Section 3.06(a).

     "ALBANK Stock Plans" means the ALBANK Financial Corporation 1992 Stock Incentive Plan for Key Employees, as Amended and Restated as of March 25, 1996; the ALBANK Financial Corporation 1992 Stock Incentive Plan for Outside Directors; the ALBANK Financial Corporation 1995 Stock Incentive Plan for Outside Directors; the Marble Financial Corporation 1986 Stock Option Plan; and the Marble Financial Corporation 1994 Stock Option Plan.

     "Average Closing Price" has the meaning set forth in Section 8.01(f).

     "Bank Mergers" has the meaning set forth in Section 2.03.

     "BHCA" means the Bank Holding Company Act of 1956, as amended.

     "Charter Michigan" has the meaning set forth in the preamble to this Agreement.

     "Charter Michigan Board" means the Board of Directors of Charter Michigan.

     "CEBA" means the Competitive Equality Banking Act of 1987.

     "Code" has the meaning set forth in the Recitals to this Agreement.

     "COFI" has the meaning set forth in the preamble to this Agreement.

     "COFI Affiliate" has the meaning set forth in Section 6.07(a).

     "COFI Acquisition Transaction" has the meaning set forth in Section 6.18.

     "COFI Board" means the Board of Directors of COFI.

     "COFI Common Stock" means the common stock, par value $0.01 per share, of COFI.

     "COFI Meeting" has the meaning set forth in Section 6.02.

     "COFI Proposal" has the meaning set forth in Section 6.18.

     "COFI Ratio" has the meaning set forth in Section 8.01(f).

     "Company Merger" has the meaning set forth in Section 2.02(a).

     "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

     "Costs" has the meaning set forth in Section 6.12(a).

     "Credit Card Bank" has the meaning set forth in Section 2.01.

     "Delaware Secretary" means the Secretary of State of the State of Delaware.

     "Determination Date" has the meaning set forth in Section 8.01(f).

     "DGCL" means the Delaware General Corporation Law.

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "DOL" means the Department of Labor.

     "Effective Date" means the date on which the Effective Time occurs.

     "Effective Time" means the effective time of the Company Merger and the Bank Mergers, as provided for in Section 2.04.

     "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

     "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.04(a).

     "Exchange Fund" has the meaning set forth in Section 3.04(a).

     "Exchange Ratio" has the meaning set forth in Section 3.01(a).

     "FDIC" means the Federal Deposit Insurance Corporation

     "FFIEC" means the Federal Financial Institutions Examination Council.

     "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "Indemnified Party" has the meaning set forth in Section 6.12(a).

     "Index Group" has the meaning set forth in Section 8.01(f).

     "Index Price" has the meaning set forth in Section 8.01(f).

     "Index Ratio" has the meaning set forth in Section 8.01(f).

     "Insurance Amount" has the meaning set forth in Section 6.12(b).

     "IRS" means the Internal Revenue Service.

     "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Material Adverse Effect" means, with respect to COFI or ALBANK, any effect that (i) is material and adverse to the financial position, results of operations or business of COFI and its Subsidiaries taken as a whole or ALBANK and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of COFI, Charter Michigan or ALBANK to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Company Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Company Merger or Bank Mergers or restructuring charges taken in connection with the Company Merger or Bank Mergers, in each case in accordance with generally accepted accounting principles, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement and (e) actions or omissions of COFI or ALBANK taken with the prior written consent of ALBANK or COFI, as applicable, in contemplation of the transactions contemplated hereby.

     "MBCA" means the Michigan Business Corporation Act.

     "Merger Consideration" has the meaning set forth in Section 2.05.

     "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

     "New Certificates" has the meaning set forth in Section 3.04(a).

     "Old Certificates" has the meaning set forth in Section 3.04(a).

     "OTS" means the Office of Thrift Supervision.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" has the meaning set forth in Section 5.03(m).

     "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

     "Proxy Statement" has the meaning set forth in Section 6.03.

     "Registration Statement" has the meaning set forth in Section 6.03.

     "Regulatory Authority" has the meaning set forth in Section 5.03(i).

     "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

     "RRP Shares" means all awards under the ALBANK, FSB Recognition and Retention Plan and Trust Agreement for Senior Executive Officers, the ALBANK, FSB Recognition and Retention Plan and Trust Agreement for Officers and the ALBANK, FSB Recognition and Retention Plan and Trust Agreement for Outside Directors.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 5.03(g).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Specified Representations" has the meaning set forth in Section 5.02.

     "Starting Date" has the meaning set forth in Section 8.01(f).

     "Starting Price" has the meaning set forth in Section 8.01(f).

     "Stock Option Agreement" has the meaning set forth in the Recitals to this Agreement.

     "Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" has the meaning set forth in Section 2.02.

     "Takeover Laws" has the meaning set forth in Section 5.03 (o).

     "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing or Governmental Authority whether arising before, on or after the Effective Date.

     "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

     "Transaction" means the establishment of the Credit Card Bank, the Company Merger, and the Bank Mergers.

     "Treasury Stock" shall mean shares of ALBANK Stock held by ALBANK or any of its Subsidiaries or by COFI or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                 THE TRANSACTION

     2.01 Formation of National Credit Card Bank; Contribution of Assets and Liabilities. As soon as practicable after the date of this Agreement, ALBANK shall cause its wholly-owned Subsidiary, ALBANK Commercial, a New York chartered commercial bank, to file all necessary applications with state and federal regulatory authorities to secure approval to establish a CEBA national credit card bank (the "Credit Card Bank") with federal insurance of accounts up to the maximum limit permitted by the FDIC. If the Credit Card Bank has been approved and established, ALBANK shall use best efforts to cause the Credit Card Bank to become a wholly-owned subsidiary of ALBANK Commercial at least five days prior to the Effective Time. If the Credit Card Bank has been approved and established, then after satisfaction or waiver of the conditions set forth in
Article VII and prior to the Effective Time, ALBANK shall use best efforts to cause ALBANK Commercial to contribute or transfer to the Credit Card Bank (i) all of its municipal deposits held in the State of New York and all other Bank Insurance Fund deposits at its head office in Albany, at book value, consisting of both principal and accrued interest and (ii) the head office in Albany, its fixed assets, credit card assets and cash, if necessary, with a book value equal to the aggregate of (x) the municipal deposits (principal plus accrued interest) contributed and (y) any state or federal net worth requirement.

     The parties hereto may agree on an alternative structure to accomplish the result sought by the foregoing actions, provided, however, that regardless of the structure employed, the creation of a Credit Card Bank or other mechanism to receive the municipal deposits will not constitute a condition to the obligations of either party to consummate the Company Merger, and COFI agrees to use its reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Company Merger prior to the consummation of the establishment of the Credit Card Bank and the contribution or transfer of assets and liabilities described in this Section 2.01.

     2.02 The Company Merger.

                  (a) Merger. At the Effective Time, ALBANK shall merge with and into Charter Michigan (the "Company Merger"), the separate corporate existence of ALBANK shall cease and Charter Michigan shall survive and continue to exist as a Michigan corporation (Charter Michigan, as the surviving corporation in the Company Merger, sometimes being referred to herein as the "Surviving Corporation").

                  (b) Corporate Law Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Company Merger shall become effective upon the occurrence of the filing in the office of the Delaware Secretary of a certificate of merger in accordance with
         Section 252 of the DGCL and the filing in the office of and endorsement by the Administrator of a certificate of merger in accordance with
         Section 735 of the MBCA or such later date and time as may be set forth in such certificates of merger.

                  (c) Effects of Company Merger. The Company Merger shall have the effects prescribed in the DGCL and the MBCA, including but not limited to, Charter Michigan, as the Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and Charter Michigan, as the Surviving Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all liens on the property of each of ALBANK and Charter Michigan shall be preserved unimpaired.

                  (d) Articles of Incorporation and By-Laws of Surviving Corporation. The Articles of Incorporation and Bylaws of Charter Michigan immediately after the Company Merger shall be those of Charter Michigan as in effect immediately prior to the Effective Time.

                  (e) Directors and Officers of the Surviving Corporation. The directors and officers of Charter Michigan immediately after the Company Merger shall be the directors and officers of Charter Michigan immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

                  (f) Service of Process. At the Effective Time, Charter Michigan, as the Surviving Corporation, consents to be sued and served with process in the State of Delaware and irrevocably appoints the Delaware Secretary as its agent to accept service of process in any proceeding in the State of Delaware to enforce against it any obligation of ALBANK.

                  (g) Principal Office. The location of the principal office of Charter Michigan, as the Surviving Corporation, in the State of Michigan is 13606 Michigan Avenue, 2nd Floor, Dearborn, Michigan 48126.

                  (h) Plan of Merger. At the reasonable request of any party, ALBANK, COFI and Charter Michigan shall enter into a separate plan of merger reflecting the terms of the Company Merger for purposes of any state law filing requirement.

         2.03 Bank Mergers. At the Effective Time and simultaneously with the Company Merger, each of ALBANK Commercial and ALBANK, FSB, a federally chartered savings bank and wholly owned Subsidiary of ALBANK, shall be merged with and into Charter One Bank F.S.B., a federally chartered savings bank and wholly-owned Subsidiary of Charter Michigan ("Charter One Bank"). Such mergers are hereinafter sometimes referred to as the "Bank Mergers". The Bank Mergers shall be implemented pursuant to Subsidiary Plan of Merger I and Subsidiary Plan of Merger II, in substantially the form of Exhibits B and C. In order to obtain the necessary state and federal regulatory approvals for the Bank Mergers, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a) ALBANK shall cause the Board of Directors of ALBANK Commercial to approve Subsidiary Plan of Merger I, ALBANK as the sole stockholder of ALBANK Commercial shall approve Subsidiary Plan of Merger I, and ALBANK shall cause Subsidiary Plan of Merger I to be duly executed by ALBANK Commercial and delivered to COFI; (b) ALBANK shall cause the Board of Directors of ALBANK, FSB to approve Subsidiary Plan of Merger II, ALBANK as the sole stockholder of ALBANK, FSB shall approve Subsidiary Plan of Merger II, and ALBANK shall cause Subsidiary Plan of Merger II to be duly executed by ALBANK, FSB and delivered to COFI; and (c) Charter Michigan shall cause the Board of Directors of Charter One Bank to approve Subsidiary Plan of Merger I and Subsidiary Plan of Merger II, Charter Michigan as the sole stockholder of Charter One Bank shall approve Subsidiary Plan of Merger I and Subsidiary Plan of Merger II, and Charter Michigan shall cause Subsidiary Plan of Merger I and Subsidiary Plan of Merger II to be duly executed by Charter One Bank and delivered to ALBANK. Prior to the Effective Time, ALBANK shall cause ALBANK Commercial and ALBANK, FSB, and Charter Michigan shall cause Charter One Bank to execute such certificate of merger and articles of combination as are necessary to make effective the Bank Mergers and cause such documents to be timely and appropriately filed and endorsed, where required, by the New York State Banking Department and the OTS so that the Bank Mergers shall become effective at the Effective Time. If necessary to prevent COFI from being deemed subject to the BHCA for a moment in time, the Bank Mergers shall become effective immediately prior to the Company Merger.

         2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Company Merger and the Bank Mergers (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of COFI by written notice to ALBANK not later than two business days after the last such condition in Article VII is satisfied, on the last business day of the month in which such fifth business day occurs) or (ii) such other date to which the parties may agree in writing. Except as provided in the last sentence of
Section 2.03, the time on the Effective Date when the Company Merger and the Bank Mergers shall become effective is referred to as the "Effective Time."

         2.05 Reservation of Right to Revise Transaction. COFI may at any time prior to the Effective Time, with the prior consent of ALBANK (such consent not to be unreasonably withheld or delayed), change the method of effecting the Transaction or any part thereof if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of ALBANK Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of ALBANK's stockholders as a result of receiving the Merger Consideration or the Company Merger qualifying for "pooling-of-interests" accounting treatment, (iii) materially impede or delay consummation of the Transaction, (iv) result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect, or (v) diminish the benefits, including membership on the COFI Board or COFI Advisory Board, to be received by the directors, officers or employees of ALBANK and its Subsidiaries as set forth in this Agreement or in any other agreements between the parties made in connection with this Agreement.

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Company Merger and without any action on the part of any Person:

                  (a) Outstanding ALBANK Common Stock. Each share, excluding Treasury Stock, of ALBANK Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, subject to Sections 3.03, 3.05 and 8.01(f) hereof, 2.16 shares of COFI Common Stock (the "Exchange Ratio"), including the corresponding number of Rights associated with the COFI Common Stock pursuant to the Rights Agreement dated November 20, 1989, as amended on May 26, 1995, between COFI and The First National Bank of Boston as Rights Agent. The Exchange Ratio shall be subject to adjustment as set forth in Sections
         3.05 and 8.01(f).

                  (b) Charter Michigan Common Stock. Each share of Charter Michigan common stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and continue to be an identical issued and outstanding or treasury share of Charter Michigan common stock after the Effective Time.

                  (c) Outstanding COFI Common Stock. Each share of COFI Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and shall be unaffected by the Company Merger.

                  (d) Treasury Shares. Each share of ALBANK Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

         3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of ALBANK Stock shall cease to be, and shall have no rights as, stockholders of ALBANK, other than to receive any dividend or other distribution with respect to such ALBANK Stock permitted under this Agreement with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of ALBANK or the Surviving Corporation of shares of ALBANK Stock.

         3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of COFI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, COFI shall pay to each holder of ALBANK Common Stock who would otherwise be entitled to a fractional share of COFI Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing sale price of COFI Common Stock, as reported by the NASDAQ reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last trading day immediately preceding the Effective Date.

         3.04 Exchange Procedures.

                  (a) Deposit of New Certificates, Etc. At or prior to the Effective Time, COFI shall deposit, or shall cause to be deposited, with an independent exchange agent to be selected by COFI and reasonably acceptable to ALBANK (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of ALBANK Common Stock ("Old Certificates"), for exchange in accordance with this
         Article III, certificates representing the shares of COFI Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of ALBANK Common Stock.

                  (b) Transmittal and Deliveries. As promptly as practicable after the Effective Date, COFI shall send or cause to be sent to each former holder of record of shares of ALBANK Common Stock immediately prior to the Effective Time transmittal materials

         (which shall specify that risk of loss and title to Old Certificates shall pass only upon acceptance of such Old Certificates by COFI or the Exchange Agent) for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. COFI shall cause the New Certificates into which shares of a stockholder's ALBANK Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of ALBANK Common Stock (or indemnity reasonably satisfactory to COFI and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any person identified by ALBANK pursuant to
         Section 6.07 as an ALBANK Affiliate shall not be exchanged for New Certificates representing COFI Common Stock until COFI has received a written agreement from such person as specified in Section 6.07. COFI and the Exchange Agent shall be entitled to rely upon the stock transfer books of ALBANK to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, COFI or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (c) Escheat. Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of ALBANK Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) Restrictions on the Payment of Dividends and Voting. No dividends or other distributions with respect to COFI Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of ALBANK Common Stock converted in the Company Merger into the right to receive shares of such COFI Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and, following 180 days after the Effective Date, no such shares of ALBANK Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of COFI Common Stock such holder had the right to receive upon surrender of the Old Certificates.

                  (e) Return of Exchange Fund to COFI. Any portion of the Exchange Fund that remains unclaimed by the stockholders of ALBANK for twelve months after the Effective Time shall be paid to COFI. Any stockholders of ALBANK who have not theretofore complied with this
         Article III shall thereafter look only to COFI for payment of the shares of COFI Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on COFI Common Stock deliverable in respect of each share of ALBANK Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.05 Anti-Dilution Provisions. In the event COFI changes (or establishes a record date for changing) the number of shares of COFI Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding COFI Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         3.06 Options.

                  (a) Conversion. At the Effective Time, each option outstanding on the date of this Agreement (together with any mandatory grants required to be made to outside directors on the fourth Monday of December, 1998 pursuant to Section 6(a)(2) of the 1995 Stock Incentive Plan for Outside Directors, if and only if the Effective Time has not occurred prior to such date) to purchase shares of ALBANK Common Stock under the ALBANK Stock Plans (each, a "ALBANK Stock Option") and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by COFI and each such ALBANK Stock Option shall continue to be outstanding, but shall represent an option to purchase shares of COFI Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable ALBANK Stock Plan and ALBANK Stock Option):

                           (i) the number of shares of COFI Common Stock to be
                  subject to the continuing option shall be equal to the product of the number of shares of ALBANK Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of COFI Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                           (ii) the exercise price per share of COFI Common
                  Stock under the continuing option shall be equal to the exercise price per share of ALBANK Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

                  It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any ALBANK Stock Option which is an "incentive stock option".

                  (b) Reservation of COFI Common Stock and Securities Filings. At all times after the Effective Time, COFI shall reserve for issuance such number of shares of COFI Common Stock as necessary so as to permit the exercise of continuing options in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. COFI shall make all filings required under federal and state securities laws promptly after the Effective Time so as to permit the exercise of such continuing options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and COFI shall continue to make such filings thereafter as may be necessary to permit the continued exercise of continuing options and sale of such shares.

                                   ARTICLE IV

                           ACTIONS PENDING TRANSACTION

         4.01 Forbearances of ALBANK. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or any separate agreement entered into by ALBANK and COFI on the date hereof, without the prior written consent of COFI (which consent under subsections (k) and (m) shall not be unreasonably withheld or delayed), ALBANK will not, and will cause each of its Subsidiaries not to:

                  (a) Ordinary Course. Conduct the business of ALBANK and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair ALBANK's ability to perform any of its obligations under this Agreement.

                  (b) ALBANK Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of ALBANK Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of ALBANK Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

                  (c) Other Securities. Issue any other capital securities, capital stock of any Subsidiary, debentures, or subordinated notes.

                  (d) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than (A), quarterly cash dividends on ALBANK Common Stock in an amount not to exceed $0.21 per share with record and payment dates consistent with past practice, (provided the declaration of the last quarterly dividend by ALBANK prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of COFI, so as to preclude any duplication of dividend benefit) and (B) dividends from wholly owned Subsidiaries to ALBANK or another wholly owned Subsidiary of ALBANK) on or in respect of, or declare or make any distribution on any shares of ALBANK Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or Rights.

                  (e) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of ALBANK or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) except (i) for oral at will employment agreements, (ii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law, or (iv) to satisfy contractual obligations and planned programs existing as of the date hereof that are Previously Disclosed

                  (f) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by existing contractual obligation or applicable law) any pension, profit sharing, employee stock ownership, retirement, stock option, stock appreciation, phantom stock, stock purchase, savings, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of ALBANK or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

                  (g) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for fair value and in a transaction that is not material to it and its Subsidiaries taken as a whole.

                  (h) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

                  (i) Governing Documents. Amend the ALBANK Certificate, ALBANK Bylaws or the certificate or articles of incorporation, charter or by-laws (or similar governing documents) of any of ALBANK's Subsidiaries.

                  (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

                  (k) Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect or renew any of its existing material contracts.

                  (l) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to ALBANK and its Subsidiaries, taken as a whole.

                  (m) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that ALBANK and its Subsidiaries shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

                  (n) Deposit Taking and Branch Activities. In the case of ALBANK Commercial and ALBANK, FSB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice; (iii) except as Previously Disclosed open any new branch or deposit taking facility; (iv) except as Previously Disclosed close or relocate any existing branch or other facility; or (v) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives materially in excess of the amounts budgeted in its 1998 business plan as Previously Disclosed;

                  (o) Investments. Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account except purchases and sales of securities consistent with past practice in order to maintain investment portfolios at ALBANK and its Subsidiaries that have risk and asset mix characteristics substantially similar to those of the respective investment portfolios as of the date hereof.

                  (p) Capital Expenditures. Purchase or lease any fixed asset where the amount paid or committed thereof is in excess of $300,000, except for Previously Disclosed amounts budgeted in the 1998 budget.

                  (q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which persons may approve loans or fail to comply with such policies; or (ii) make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit (other than (A) in the case of a consumer loan or extension of credit, in a principal amount not in excess of $150,000 or an amount that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $250,000, (B) in the case of a loan secured by a first mortgage on an owner one-to-four single-family principal residence, in a principal amount not in excess of $350,000, (C) in the case of a loan secured by a first mortgage on commercial or industrial real property in a principal amount not in excess of $2,500,000 for any loan with personal recourse to the borrower or $1,000,000 for any loan without personal recourse to the borrower or that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $12,000,000, (D) in the case of any commercial loan secured by a first lien on accounts receivable, inventory or other tangible assets, in a principal amount not in excess of $2,500,000 or that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to not more than $12,000,000, or (E) in the case of a new unsecured commercial line of credit (x) to a borrower whose annual gross sales are $25,000,000 or more, in a principal amount not in excess of $2,500,000 or (y) to a borrower whose annual gross sales are less than $25,000,000, in a principal amount not in excess of $1,000,000 and provided an existing unsecured commercial line of credit may be renewed not in excess of its existing amount) in each case without the prior written consent of COFI acting through its Chief Executive Officer or Executive Vice President of Lending in a written notice to ALBANK, which approval or rejection shall be given within five business days after delivery by ALBANK to such officer of COFI of the complete loan package;

                  (r) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede (A) the Company Merger from qualifying for "pooling-of-interests" accounting treatment or (B) the Company Merger and the Bank Mergers from qualifying as reorganizations within the meaning of Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                  (s) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                (t) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business and with a term of one year or less.

                (u) Commitments. Agree or commit to do any of the foregoing.

         4.02 Forbearances of COFI. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of ALBANK, (which consent under subsection (e) shall not be unreasonably withheld or delayed), COFI will not, and will cause each of its Subsidiaries not to:

                  (a) Preservation. Fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair the ability of COFI or Charter Michigan to perform any of its obligations under this Agreement.

                  (b) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary cash dividend or cash distribution.

                  (c) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede (A) the Company Merger from qualifying for "pooling-of-interests" accounting treatment or (B) the Company Merger and the Bank Mergers from qualifying as reorganizations within the meaning of Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of COFI to exercise its rights under the Stock Option Agreement.

                  (d) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

                  (e) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or a significant portion of the assets, business, deposits or properties of any other entity whose principal business is conducted in, or who maintains a significant physical presence in, the Community Reinvestment Act Assessment Areas of ALBANK, FSB or ALBANK Commercial.

                  (f) Commitments. Agree or commit to do any of the foregoing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 Disclosure Schedules. On or prior to the date hereof, COFI has delivered to ALBANK a schedule and ALBANK has delivered to COFI a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a Specified Representation if its absence would not be reasonably likely to result in the Specified Representation being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a Specified Representation shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. ALBANK's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of COFI.

         5.02 Standard. No representation or warranty of ALBANK or COFI contained in Section 5.03(a), (c)(iii), (d), (e), (f)(i), (h), (n), (o), (q),
(r), (s), (t), (v), (w) and (y) or 5.04(a), (c), (d), (e), (f)(i), (h), (k),
(m), (n), (o) (r), (s) and (t) (collectively, the "Specified Representations") shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a Specified Representation, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any Specified Representation has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of any officer of that party with the title, if any, ranking not less than senior vice president and that party's in-house counsel, if any.

         5.03 Representations and Warranties of ALBANK. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, ALBANK hereby represents and warrants to COFI:

                  (a) Organization, Standing and Authority. ALBANK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ALBANK is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

                  (b) ALBANK Stock. The authorized capital stock of ALBANK consists solely of (i) 50,000,000 shares of ALBANK Common Stock, of which 13,190,091 shares were outstanding as of the day prior to the date hereof (inclusive of RRP Shares), and (ii) 25,000,000 shares of ALBANK Preferred Stock, of which no shares are outstanding. The outstanding shares of ALBANK Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of ALBANK Stock authorized and reserved for issuance, ALBANK does not have any Rights issued or outstanding with respect to ALBANK Stock, and ALBANK does not have any commitment to authorize, issue or sell any ALBANK Stock or Rights, other than pursuant to this Agreement and the Stock Option Agreement. The number of shares of ALBANK Common Stock which are issuable upon exercise of each ALBANK Stock Option outstanding as of the date hereof and the exercise price per share are Previously Disclosed.

                  (c) Subsidiaries. (i)(A) ALBANK has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by ALBANK or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 and Section 114 of the New York Banking Law) and are owned by ALBANK or its Subsidiaries free and clear of any Liens.

                           (ii) Neither ALBANK nor any ALBANK Subsidiary owns
                  beneficially any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than a ALBANK Subsidiary.

                           (iii) Each of ALBANK's Subsidiaries has been duly
                  organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

                  (d) Corporate Power. Each of ALBANK and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and ALBANK has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

                  (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of ALBANK Common Stock entitled to vote thereon (which is the only ALBANK shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of ALBANK and the ALBANK Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of ALBANK, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by ALBANK or any of its Subsidiaries in connection with the execution, delivery or performance by ALBANK of this Agreement or the Stock Option Agreement or to consummate the Company Merger or the Bank Mergers except for (A) filings of applications or notices with federal and New York banking and thrift authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of (and endorsement of, if required) certificates of merger and articles of combination with the Delaware Secretary, the Administrator, the New York State Banking Department and the OTS. As of the date hereof, ALBANK is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of ALBANK or of any of its Subsidiaries or to which ALBANK or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the ALBANK Certificate or the ALBANK By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, material agreement, indenture or instrument.

                  (g) Financial Reports and SEC Documents. (i) ALBANK's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, ALBANK's "SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of ALBANK and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of ALBANK and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (ii) Except for liabilities incurred in connection with negotiation of and compliance with this Agreement and otherwise in connection with the transactions contemplated hereby, since December 31, 1997, ALBANK and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

                  (iii) Since December 31, 1997, (A) ALBANK and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to ALBANK.

                  (h) Litigation. No material litigation, claim or other proceeding before any Governmental Authority is pending against ALBANK or any of its Subsidiaries and, to ALBANK's knowledge, no such litigation, claim or other proceeding has been threatened.

                  (i) Regulatory Matters. (i) Neither ALBANK nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System, the OTS, the New York Superintendent of Banks, the New York State Banking Department, and the
         FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

                  (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (j) Compliance with Laws. Each of ALBANK and its Subsidiaries:

                           (i) is in substantial compliance with all applicable
                  federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                           (ii) has all permits, licenses, authorizations,
                  orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to ALBANK's knowledge, no suspension or cancellation of any of them is threatened or will result from the consummation of the transactions contemplated by this Agreement; and

                           (iii) has received, since December 31, 1996, no
                  notification or communication from any Governmental Authority
                  (A) asserting that ALBANK or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to ALBANK's knowledge, do any grounds for any of the foregoing exist).

                  (k) Material Contracts; Defaults. Except for this Agreement, the Stock Option Agreement and those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any material way the conduct of business by it or any of its Subsidiaries (it being understood that any non-compete or similar provision shall be deemed material). Neither it nor any of its Subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  (l) Brokers. No action has been taken by ALBANK that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Merrill Lynch.

                  (m) Employee Benefit Plans. (i) Section 5.03(m)(i) of ALBANK's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained by ALBANK or any of its Subsidiaries in which any employee or former employee, consultant or former consultant or director or former director of ALBANK or any of its Subsidiaries participates or to which any such employees, consultants or directors are a party other than plans and programs involving immaterial obligations (the "Compensation and Benefit Plans"). Except as expressly contemplated by a separate agreement entered into by ALBANK and COFI on the date hereof, neither ALBANK nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

                  (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and ALBANK is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of ALBANK, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither ALBANK nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject ALBANK or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (iii) No material liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by ALBANK or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
         Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with ALBANK under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of ALBANK, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to ALBANK's knowledge, no condition exists that presents a material risk that such proceedings will be instituted by the PBGC. To the knowledge of ALBANK, there is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither a material adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which ALBANK or any of its Subsidiaries is a party have been timely made or have been reflected on ALBANK's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an

         "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of ALBANK, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
         Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                  (v) Except as Previously Disclosed, neither ALBANK nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as Previously Disclosed, there has been no communication to employees by ALBANK or any of its Subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                  (vi) ALBANK and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign employees.

                  (vii) With respect to each Compensation and Benefit Plan, if applicable, ALBANK has provided or made available to COFI, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (viii) Except as Previously Disclosed or expressly contemplated by a separate agreement entered into by ALBANK and COFI on the date hereof, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any employee, consultant or director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  (ix) Neither ALBANK nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                  (x) To the knowledge of ALBANK, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of COFI, ALBANK or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future (provided this representation does not take into account any payments to be made pursuant to any employment agreement to be entered into by COFI and the Chief Executive Officer of ALBANK).

                  (xi) There are no LSAR's, Tandem SARs, Stand-Alone SARs or shares of Phantom Stock (as such terms are defined in the ALBANK Stock Plans) outstanding under the ALBANK Stock Plans (other than LSARs outstanding as of December 31, 1997 and Previously Disclosed including the name of the holder and the strike prices of each holder's LSARs) and except as Previously Disclosed neither ALBANK nor any ALBANK Subsidiary has any commitment or obligation to make any awards thereof.

                  (xii) There are no phantom stock shares or awards outstanding, except for those allocated under the ALBANK, FSB Supplemental Deferred Compensation Plan, which shares or awards are set forth for each participant in the Disclosure Schedule.

                  (n) Labor Matters. Neither ALBANK nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ALBANK or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel ALBANK or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to ALBANK's knowledge, threatened, nor is ALBANK aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

                  (o) Takeover Laws; Dissenters Rights. Subject to the continuing accuracy of COFI's representation in Section 5.04(q), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL ("Takeover Laws") applicable to ALBANK or any ALBANK Subsidiary. Subject to the continuing accuracy of COFI's representation in Section 5.04 (q), the provisions of Article EIGHTH of the ALBANK Certificate do not apply to the entering into of this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Company Merger. Subject to the fulfillment of the conditions of Section 262(b) of the DGCL, holders of ALBANK Common Stock will not have dissenters' rights in connection with the Company Merger.

                  (p) Environmental Matters. To ALBANK's knowledge, neither the conduct nor operation of ALBANK or its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a material violation of any Environmental Laws and to ALBANK's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ALBANK or any ALBANK Subsidiary under Environmental Laws. To ALBANK's knowledge, except for any notice for which, in ALBANK's reasonable judgment, there is no reasonable basis, neither ALBANK nor any of its Subsidiaries has received any notice from any person or entity that ALBANK or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

                  (q) Tax Matters. (i) (a) All Tax Returns that are required to be filed by or with respect to ALBANK and its Subsidiaries have been duly filed, or requests for extensions have been timely filed or an extension is automatic) and any such extension has been granted and has not been rescinded, (b) all Taxes shown to be due on Tax Returns referred to in clause (a), if filed, and all Taxes required to be shown on the Tax Returns for which extensions have been granted have been paid in full or adequate provision has been made for such Taxes on ALBANK's most recent balance sheet provided to COFI, (c) the Tax Returns referred to in clause (a) that have been filed have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or non-material amounts are being contested in good faith, (e) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of ALBANK or its Subsidiaries. ALBANK has made available to COFI true and correct copies of the United States federal income Tax Returns filed by ALBANK and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither ALBANK nor any of its

         Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by ALBANK's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in ALBANK's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither ALBANK nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Company Merger and the Bank Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

                  (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

                  (iii) ALBANK and its Subsidiaries will not be liable for any taxes as a result of the Company Merger.

                  (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ALBANK's own account, or for the account of one or more of ALBANK's Subsidiaries or their customers (all of which are Previously Disclosed), were entered into (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of ALBANK or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither ALBANK nor its Subsidiaries, nor to ALBANK's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

                  (s) Books and Records. The books and records of ALBANK and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

                  (t) Insurance. ALBANK's Disclosure Schedule sets forth all of the material insurance policies, binders, or bonds maintained by ALBANK or its Subsidiaries. ALBANK and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of ALBANK reasonably has determined to be prudent in accordance with industry practices and in accordance in all material respects with all contractual obligations. All such insurance policies are in full force and effect; ALBANK and its Subsidiaries are not in material default thereunder; and all material claims thereunder have been filed in due and timely fashion.

                  (u) Accounting Treatment. As of the date hereof, ALBANK is aware of no reason why the Company Merger will fail to qualify for "pooling-of-interests" accounting treatment.

                  (v) Year 2000. Neither ALBANK nor any of its Subsidiaries has reason to believe that it will receive a rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. ALBANK has disclosed to COFI a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

                  (w) Governmental Reviews. No investigation or review by any Governmental Authority with respect to ALBANK or any ALBANK Subsidiary is pending or, to the knowledge of ALBANK, threatened, nor has any Governmental Authority indicated to ALBANK or any ALBANK Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

                  (x) Fairness Opinion. On the date of this Agreement, Merrill Lynch & Co. has provided to the ALBANK Board a written fairness opinion to the effect that the Exchange Ratio is fair to the stockholders of ALBANK from a financial point of view.

                  (y) Compliance with Servicing Obligations. ALBANK and the ALBANK Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Authorities, relating to the servicing and administration of loans by them, or any of them, including but not limited to, properly and timely making interest rate adjustments to adjustable rate loans.

                  (z) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

         5.04 Representations and Warranties of COFI. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, COFI hereby represents and warrants to ALBANK as follows:

                  (a) Organization, Standing and Authority. COFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. COFI is duly qualified to do business and is in good standing in the states of the United

         States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

                  (b) COFI Stock. (i) As of the date hereof, the authorized capital stock of COFI consists solely of (i) 180,000,000 shares of COFI Common Stock, of which no more than 128,164,618 shares were outstanding, and 1,750,592 shares were held in treasury, as of the day prior to the date hereof and (ii) 20,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding on the date hereof. As of the date hereof, COFI does not have any Rights issued or outstanding with respect to COFI Common Stock and COFI does not have any commitment to authorize, issue or sell any COFI Common Stock or Rights, other than pursuant to (i) this Agreement, (ii) an Agreement and Plan of Merger and Reorganization with CS Financial Corporation and The Cuyahoga Savings Association dated April 23, 1998,
         (iii) outstanding stock options (and any mandatory future awards under stock option plans) that have been Previously Disclosed, (iv) its dividend reinvestment plan on terms Previously Disclosed, and (v) the Rights Agreement referred to in Section 3.01(a) hereof. The outstanding shares of COFI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

                  (ii) The shares of COFI Common Stock to be issued in exchange for shares of ALBANK Common Stock in the Company Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

                  (c) Subsidiaries. Each of COFI's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and COFI owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

                  (d) Corporate Power. Each of COFI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of COFI and Charter Michigan has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and in the case of COFI, the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

                  (e) Corporate Authority. Subject to the approval of the issuance of COFI Common Stock to be issued in the Company Merger by the holders of COFI Common Stock in accordance with the NASDAQ rules (which is the only COFI stockholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of COFI and Charter Michigan and the COFI Board and the Charter Michigan Board on or prior to the date hereof. This Agreement is a valid and legally binding agreement of COFI and Charter Michigan, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by COFI or any of its Subsidiaries in connection with the execution, delivery or performance by COFI or Charter Michigan of this Agreement or to consummate the Company Merger or the Bank Mergers except for (A) the filings referred to in Section 5.03(f)(i); (B) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of COFI Common Stock in the Company Merger; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, COFI is not aware of any reason why the approvals set forth in
         Section 7.01(b) will not be received in a timely manner without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of COFI or of any of its Subsidiaries or to which COFI or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of COFI or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, material agreement, indenture or instrument.

                  (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) COFI's SEC Documents, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and
         (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of COFI and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of COFI and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
         5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to COFI.

                  (h) Litigation; Regulatory Action. (i) No material litigation, claim or other proceeding before any Governmental Authority is pending against COFI or any of its Subsidiaries and, to COFI's knowledge, no such litigation, claim or other proceeding has been threatened.

                  (ii) Neither COFI nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has COFI or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (i) Compliance with Laws. Each of COFI and its Subsidiaries:

                           (i) is in substantial compliance with all applicable
                  federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                           (ii) has all permits, licenses, authorizations,
                  orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened or will result from the consummation of the transactions contemplated by this Agreement; and

                           (iii) has received, since December 31, 1996, no
                  notification or communication from any Governmental Authority
                  (A) asserting that COFI or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to COFI's knowledge, do any grounds for any of the foregoing exist).

                  (j) Brokers. No action has been taken by COFI that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for a fee to be paid to Lehman Brothers.

                  (k) Takeover Laws. COFI has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to COFI or Charter Michigan or their Subsidiaries.

                  (l) Environmental Matters. To COFI's knowledge, neither the conduct nor operation of COFI or its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a material violation of any Environmental Laws and to COFI's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to COFI or any COFI Subsidiary under Environmental Laws. To COFI's knowledge, except for any notice for which, in COFI's reasonable judgment, there is no reasonable basis, neither COFI nor any of its Subsidiaries has received any notice from any person or entity that COFI or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

                  (m) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to COFI and its Subsidiaries have been duly filed, or requests for extensions have been timely filed (or an extension is automatic) and any such extension has been granted and has not been rescinded, (ii) all Taxes shown to be due on Tax Returns referred to in clause (i), if filed, and all Taxes required to be shown on the Tax Returns for which extensions have been granted have been paid in full or adequate provision has been made for such Taxes on COFI's most recent balance sheet provided to ALBANK, (iii) the Tax Returns referred to in clause (i) that have been filed have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, or non-material amounts are being contested in good faith, (v) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of COFI or its Subsidiaries. Neither COFI nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by COFI's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in COFI's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither COFI nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Company Merger and the Bank Mergers from qualifying as reorganizations within the meaning of
         Section 368(a) of the Code.

                  (n) Books and Records. The books and records of COFI and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

                  (o) Insurance. COFI's Disclosure Schedule sets forth all of the material insurance policies, binders, or bonds maintained by COFI or its Subsidiaries. COFI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of COFI reasonably has determined to be prudent in accordance with industry practices and in all material respects in accordance with all contractual obligations. All such insurance policies are in full force and effect; COFI and its Subsidiaries are not in material default thereunder; and all material claims thereunder have been filed in due and timely fashion.

                  (p) Accounting Treatment. As of the date hereof, COFI is aware of no reason why the Company Merger will fail to qualify for "pooling-of-interests" accounting treatment.

                  (q) COFI Ownership of ALBANK Stock. Neither COFI nor any of its Subsidiaries either beneficially owns any shares of ALBANK Common Stock or, other than as contemplated by this Agreement and the Stock Option Agreement, has any option, warrant or right of any kind to acquire the beneficial ownership of any shares of ALBANK Common Stock.

                  (r) Year 2000. Neither COFI nor any of its Subsidiaries has reason to believe that it will receive a rating of less than "satisfactory" on any OTS Year 2000 Report of Examination. COFI has disclosed to ALBANK a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

                  (s) Governmental Reviews. No investigation or review by any Governmental Authority with respect to COFI or any of its Subsidiary is pending or, to the knowledge of COFI, threatened, nor has any Governmental Authority indicated to COFI or any of its Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

                  (t) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for COFI's own account, or for the account of one or more of COFI's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of COFI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither COFI nor its Subsidiaries, nor to COFI's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

                  (u) Fairness Opinion. On the date of this Agreement, Lehman Brothers has provided to the COFI Board a written fairness opinion to the effect that the Exchange Ratio is fair to the stockholders of COFI from a financial point of view.

                  (v) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading

                                   ARTICLE VI

                                    COVENANTS


         6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of ALBANK and COFI agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction and shall cooperate fully with the other party hereto to that end.

         6.02 Stockholder Approvals. COFI and ALBANK agree to take, in accordance with applicable law or NASDAQ rules and their certificates of incorporation and by-laws, all action necessary to convene an appropriate meeting of their stockholders to consider and vote upon, in the case of ALBANK, the approval and adoption of this Agreement and in the case of COFI to approve the issuance of COFI Common Stock to be issued in the Company Merger, and in each case any other matter required to be approved by such stockholders for consummation of the Company Merger (including any adjournment or postponement, the "COFI Meeting" or "ALBANK Meeting", whichever is applicable), in each case as promptly as practicable after the Registration Statement is declared effective. The COFI Board and the ALBANK Board shall each recommend such approval, and COFI and ALBANK shall take all reasonable, lawful action to solicit such approval by its stockholders; provided if either the ALBANK Board or COFI Board has received a written opinion from its outside counsel to the effect that such recommendation would result in violation of its fiduciary duties to stockholders under applicable law arising by virtue of ALBANK's receipt of a ALBANK Proposal or COFI's receipt of a COFI Proposal, whichever is applicable, then such Board will not be required to make such recommendation.

         6.03 Registration Statement. (a) COFI agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by COFI with the SEC in connection with the issuance of COFI Common Stock in the Company Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of COFI and ALBANK constituting a part thereof (the "Proxy Statement") and all related documents). ALBANK agrees to cooperate, and to cause its Subsidiaries to cooperate, with COFI, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that ALBANK and its Subsidiaries have cooperated as required above, COFI agrees to file the Registration Statement (or the form of the Proxy Statement) in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable efforts to cause such filing to occur within 70 days after execution of this Agreement. If COFI files the Proxy Statement in preliminary form, it agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of ALBANK and COFI agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. COFI also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. ALBANK agrees to furnish to COFI all information concerning ALBANK, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of ALBANK and COFI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the COFI Meeting or the ALBANK Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of ALBANK and COFI further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) COFI agrees to advise ALBANK, promptly after COFI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of COFI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         (d) Each of COFI and ALBANK, in consultation with the other, shall employ professional proxy solicitors to assist it in contacting stockholders in connection with soliciting votes on the matters to be considered and voted upon at the COFI Meeting and ALBANK Meeting.

         6.04 Press Releases. Each of ALBANK and COFI agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules, and then only after making reasonable efforts to first consult with the other party.

         6.05 Access; Information. (a) Each of ALBANK and COFI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each of ALBANK and COFI agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

         6.06 ALBANK Proposal. ALBANK agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any ALBANK Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than COFI with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to a ALBANK Proposal in existence on the date hereof. ALBANK shall promptly (within 24 hours) advise COFI following the receipt by ALBANK of any ALBANK Proposal and the substance thereof (including the identity of the person making such ALBANK Proposal), and advise COFI of any material developments with respect to such ALBANK Proposal immediately upon the occurrence thereof. Notwithstanding the foregoing but only after receipt of a ALBANK Proposal and during the period prior to the ALBANK Meeting, ALBANK may provide information at the request of or enter into negotiations with a third party with respect thereto, if the ALBANK Board receives a written opinion from its outside counsel to the effect that the failure to do so would result in a breach of the fiduciary duties of the ALBANK Board to its stockholders under applicable law.

         6.07. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, (i) COFI shall deliver to ALBANK a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the COFI Meeting, deemed to be an "affiliate" of COFI (each, a "COFI Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) ALBANK shall deliver to COFI a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the ALBANK Meeting, deemed to be an "affiliate" of ALBANK (each, a "ALBANK Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

         (b) Each of ALBANK and COFI shall use its respective reasonable best efforts to cause each person who may be deemed to be a ALBANK Affiliate or a COFI Affiliate, as the case may be, to execute and deliver to ALBANK and COFI on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit D or Exhibit E, respectively.

         6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.09 Certain Policies. Prior to the Effective Date, ALBANK shall, and shall cause its Subsidiaries, but only to the extent consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and COFI, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of COFI; provided, however, that ALBANK shall not be obligated to take any such action pursuant to this
Section 6.09 unless and until COFI acknowledges that all conditions to its obligation to consummate the Transaction have been satisfied and certifies to ALBANK that COFI's representations and warranties, subject to Section 5.02, are true and correct as of such date and that COFI is otherwise in material compliance with this Agreement. ALBANK's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.

         6.10 NASDAQ Listing. COFI agrees to use its best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of COFI Common Stock to be issued to the holders of ALBANK Common Stock in the Company Merger.

         6.11 Regulatory Applications. (a) COFI and ALBANK and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of COFI and ALBANK shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.12 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, COFI shall indemnify, defend and hold harmless the present and former directors, officers and employees of ALBANK and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that ALBANK is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the ALBANK Certificate and the ALBANK By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Delaware law, the ALBANK Certificate and the ALBANK By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to COFI) selected by COFI and reasonably acceptable to such officer or director.

         (b) For a period of three years from the Effective Time, COFI shall use its best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of ALBANK or any of its Subsidiaries (determined as of the Effective Time) (as opposed to ALBANK) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by ALBANK; provided, however, that in no event shall COFI be required to expend in the aggregate during the coverage period more than 300 percent of the current annual amount expended by ALBANK (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if COFI is unable to maintain or obtain the insurance called for by this Section 6.12(b), COFI shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of ALBANK or any Subsidiary may be required to make application and provide customary representations and warranties to COFI's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify COFI thereof; provided that the failure so to notify shall not affect the obligations of COFI under Section 6.12(a) unless and to the extent that COFI is actually prejudiced as a result of such failure.

         (d) If COFI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of COFI shall assume the obligations set forth in this Section 6.12.

         6.13 Benefit Plans.
              -------------

                  (a) At the Effective Time, COFI or a COFI Subsidiary shall be substituted for ALBANK or a ALBANK Subsidiary as the sponsoring employer under those benefit and welfare plans with respect to which ALBANK or any of its Subsidiaries is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in ALBANK or its Subsidiary with respect to each such plan. Except as expressly contemplated by a separate agreement entered into by ALBANK and COFI on the date hereof, each such plan shall be continued in effect by COFI or any applicable COFI Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Company Merger or the Bank Mergers, subject to the power reserved to COFI or any applicable COFI Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. ALBANK, each ALBANK Subsidiary, and COFI will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this

         Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

                  (b) At or as promptly as practicable after the Effective Time as COFI shall reasonably determine, COFI shall provide, or cause a COFI Subsidiary to provide, to each full time employee of ALBANK, and its wholly-owned Subsidiaries as of the Effective Time ("ALBANK Employees") the opportunity to participate in each employee benefit and welfare plan maintained by COFI or a COFI Subsidiary, whichever is applicable, for similarly-situated employees provided that with respect to such plans maintained by COFI or a COFI Subsidiary, whichever is applicable, ALBANK Employees shall be given credit for service recognized under the corresponding plan of ALBANK and its Subsidiaries in determining participation in, eligibility for and vesting in benefits thereunder, and only with respect to severance and vacation plans, accrual of benefits; provided further that ALBANK Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the group health plan of COFI or any applicable COFI Subsidiary to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the applicable ALBANK group health plan; and provided further that to the extent that the initial period of coverage for ALBANK Employees under any plan of COFI or a COFI Subsidiary, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, ALBANK Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such ALBANK Employees under the corresponding ALBANK welfare plan during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate COFI or any COFI Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any ALBANK benefit or welfare plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any plan which is an "employee pension benefit plan" under ERISA relative to any period of time with respect to which allocations are made to ALBANK Employees under any employee pension benefit plan maintained or sponsored by ALBANK or a ALBANK Subsidiary. Except as otherwise provided in this Agreement, the power of COFI or any COFI Subsidiary to amend or terminate any benefit or welfare plans of ALBANK and its Subsidiaries shall not be altered or affected. Moreover, this subsection 6.13(b) shall not confer upon any ALBANK Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at COFI or any COFI Subsidiary.

                  (c) Any separate agreement entered into by ALBANK and COFI on the date hereof relating to employee or director benefits is incorporated herein by reference and shall be deemed a part of this Agreement.

         6.14 Notification of Certain Matters. Each of ALBANK and COFI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein as of the date of this Agreement or
(iii) would require any material amendment to any information Previously Disclosed arising from events or circumstances after the date of this Agreement or otherwise would cause a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15 Directors. (i) At the Effective Time, COFI agrees to cause Herbert Chorbajian to be elected to the COFI Board with the title of "Vice-Chairman" for a term expiring in April 1999, and Karen Hitchcock to be elected to the COFI Board for a term expiring in April 2000 and (iii) within 12 months of the Effective Time, COFI agrees, subject to OTS approval, to cause John Nigro to be elected to the COFI Board.

         6.16 Advisory Board Membership. At the Effective Time, each member of the ALBANK Board (other than Herbert Chorbajian and Karen Hitchcock) shall be offered the opportunity to become a member of an advisory board to be established by COFI for a five year term, which advisory board shall advise COFI with respect to the geographic areas in which ALBANK, FSB and ALBANK Commercial operate as of the date hereof; provided, however, any person serving on such advisory board who subsequently becomes a director of COFI or any COFI Subsidiary shall cease to be a member of the advisory board on the date that he or she commences serving as a director of COFI or any COFI Subsidiary.

         6.17 COFI Fee. If (a) the ALBANK Board shall have failed to unanimously recommend approval and adoption of this Agreement to the ALBANK stockholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of COFI, (b) ALBANK shall have provided information to or entered into negotiations with a third party with respect to a ALBANK Proposal as permitted by Section 6.06, (c) ALBANK shall be in material and willful breach of any of its covenants contained in this Agreement such that COFI shall be entitled to terminate this Agreement pursuant to Section 8.01(b), or (d) the stockholders of ALBANK do not approve and adopt this Agreement at the ALBANK Meeting, in each case after there has been proposed by a third party a ALBANK Acquisition Transaction (the "ALBANK Proposal"), then, in any such event, upon the actual consummation of a ALBANK Acquisition Transaction with a third party within 15 months after the ALBANK Proposal, ALBANK shall pay COFI a fee of $40 million. The fee to be paid pursuant to this
Section 6.17 shall be reduced to $15 million if either (a) COFI has acquired any shares pursuant to the exercise of its Option (as defined in the Stock Option Agreement), ALBANK has repurchased the Option pursuant to the Stock Option Agreement or ALBANK has paid COFI the Surrender Price (as defined in the Stock Option Agreement) pursuant to the Stock Option Agreement or (b) COFI refuses to execute and deliver a written release of all of COFI's rights under the Stock Option Agreement against delivery and payment of the full fee set forth in the preceding sentence. Any payment made pursuant to this Section 6.17 shall be made in immediately available funds.

         Notwithstanding anything to the contrary contained herein, the fee provided for in this Section 6.17 shall not be payable if ALBANK has terminated, or has or had the right to terminate, this Agreement pursuant to Section 8.01(b), 8.01(d)(i), 8.01(d)(ii) as a result of the COFI stockholders not approving the issuance of COFI Common Stock to be issued in the Company Merger or Section 8.01(e).

         For purposes of the foregoing, "ALBANK Acquisition Transaction" shall have the same meaning as the term "Acquisition Transaction" in the Stock Option Agreement except that the percentage referred to in clause (z) of the second sentence shall be 25%.

         6.18 ALBANK Fee. If (a) the COFI Board shall have failed to unanimously recommend to the COFI stockholders approval of the issuance of COFI Common Stock to be issued in the Company Merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of ALBANK, (b) COFI shall be in material and willful breach of any of its covenants contained in this Agreement such that ALBANK shall be entitled to terminate this Agreement pursuant to Section 8.01(b), or (c) the stockholders of COFI do not approve the issuance of the COFI Common Stock to be issued in the Company Merger at the COFI Meeting, in each case after there has been proposed by a third party a COFI Acquisition Transaction (the "COFI Proposal"), then, in any such event, upon the actual consummation of a COFI Acquisition Transaction with a third party within 15 months after the COFI Proposal, COFI shall pay ALBANK a fee of $15 million, in immediately available funds.

         Notwithstanding anything to the contrary contained herein, the fee provided for in this Section 6.18 shall not be payable if COFI has terminated, or has or had the right to terminate, this Agreement pursuant to Section 8.01(b), 8.01(d)(i), 8.01(d)(ii) as a result of the ALBANK stockholders not approving and adopting this Agreement or Section 8.01(e).

         For purposes of the foregoing, "COFI Acquisition Transaction" shall have the same meaning as the term ALBANK Acquisition Transaction as such term is defined for purposes of Section 6.17, except that COFI shall be substituted for ALBANK as the target of such acquisition transaction.

         6.19. Charitable Contributions. Following the Effective Date, COFI shall for a period of five years maintain the aggregate level of charitable contributions in ALBANK markets equal to the amount that appears in the ALBANK 1998 budget.

         6.20 Consent Decree. The parties shall use their reasonable best efforts to cause the Consent Decree entered by the United States District Court of the Northern District of New York in the matter of UNITED STATES OF AMERICA
v. ALBANK, FSB ET. AL. to be clarified prior to the Effective Time by amending the last sentence of Paragraph 1 of Section VII to provide that in the event of the consummation of the Transaction "All provisions of this Decree except as further limited in Section III shall only apply to those geographic regions where ALBANK, FSB or

ALBANK Commercial did business during calendar year 1998 through the day next preceding the Effective Date, directly or through correspondents".


                                   ARTICLE VII

                CONDITIONS TO CONSUMMATION OF THE COMPANY MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Company Merger. The respective obligation of each of COFI, ALBANK and their respective Subsidiaries to consummate the Company Merger is subject to the fulfillment or written waiver by COFI and ALBANK prior to the Effective Time of each of the following conditions:

                  (a) Stockholder Approvals. This Agreement shall have been duly adopted by the requisite vote of the stockholders of ALBANK under the DGCL and the issuance of COFI Common Stock as contemplated by this Agreement shall have been approved by the requisite vote of the COFI stockholders under NASDAQ rules.

                  (b) Regulatory Approvals. All regulatory approvals required to consummate the Company Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the COFI Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on COFI and its Subsidiaries taken as a whole or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the COFI Board reasonably determines would either before or after the Effective Time be unduly burdensome.

                  (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Company Merger.

                  (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of COFI Common Stock to be issued in the Company Merger shall have been received and be in full force and effect.

                  (f) Listing. The shares of COFI Common Stock to be issued in the Company Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

                  (g) Permits, Authorizations. Each of COFI and ALBANK shall have obtained all material permits, authorizations, consents, waivers and approvals required for the lawful consummation of the Company Merger.

         7.02 Conditions to Obligation of ALBANK. The obligation of ALBANK and its Subsidiaries to consummate the Company Merger is also subject to the fulfillment or written waiver by ALBANK prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of COFI set forth in this Agreement shall be true and correct in all material respects, subject in the case of Specified Representations to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) with respect to any information provided by COFI pursuant to Section 6.14(iii) relating to Section 5.04(l) on account of events arising after the date of this Agreement the representations and warranties in
         Section 5.04(l) shall be deemed true and correct as of the Effective Date unless such information individually or taken together with other facts, events and circumstances has resulted in or is reasonably likely to result in a Material Adverse Effect on COFI), and ALBANK shall have received a certificate, dated the Effective Date, signed on behalf of COFI by the Chief Executive Officer and the Chief Financial Officer of COFI to such effect.

                  (b) Performance of Obligations of COFI. COFI and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and ALBANK shall have received a certificate, dated the Effective Date, signed on behalf of COFI by the Chief Executive Officer and the Chief Financial Officer of COFI to such effect.

                  (c) Opinion of ALBANK's Counsel. ALBANK shall have received an opinion of Cleary, Gottlieb, Steen and Hamilton, counsel to ALBANK, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Company Merger constitutes a "reorganization" within the meaning of
         Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of ALBANK who receive shares of COFI Common Stock in exchange for shares of ALBANK Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Cleary, Gottlieb, Steen & Hamilton may require and rely upon representations contained in letters from ALBANK, COFI and others.

         7.03 Conditions to Obligation of COFI. The obligation of COFI and its Subsidiaries to consummate the Company Merger is also subject to the fulfillment or written waiver by COFI prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of ALBANK set forth in this Agreement shall be true and correct in all material respects, subject in the case of Specified Representations to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) with respect to any information provided by ALBANK pursuant to Section 6.14(iii) relating to Section 5.03(p) on account of events arising after the date of this Agreement the representations and warranties in
         Section 5.03(p) shall be deemed true and correct as of the Effective Date unless such information individually or taken together with other facts, events and circumstances has resulted in or is reasonably likely to result in a Material Adverse Effect on ALBANK) and COFI shall have received a certificate, dated the Effective Date, signed on behalf of ALBANK by the Chief Executive Officer and the Chief Financial Officer of ALBANK to such effect.

                  (b) Performance of Obligations of ALBANK. ALBANK and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and COFI shall have received a certificate, dated the Effective Date, signed on behalf of ALBANK by the Chief Executive Officer and the Chief Financial Officer of ALBANK to such effect.

                  (c) Opinion of COFI's Counsel. COFI shall have received an opinion of Silver, Freedman & Taff, L.L.P., special counsel to COFI, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger and the Bank Mergers constitute reorganizations under Section 368 of the Code. In rendering its opinion, Silver, Freedman & Taff, L.L.P. may require and rely upon representations contained in letters from COFI, ALBANK and others.

                  (d) Accounting Treatment. COFI shall have received from Deloitte & Touche, LLP, COFI's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Company Merger shall qualify for pooling-of-interests accounting treatment.

                  (e) Compliance with Consent Decree. ALBANK and the ALBANK Subsidiaries shall be in compliance in all material respects with the Consent Decree referred to in Section 6.20, and COFI shall have received a certificate, dated the Effective Date, signed on behalf of ALBANK by the Chief Executive Officer and General Counsel of ALBANK to such effect.

                                  ARTICLE VIII

                                   TERMINATION

         8.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

                  (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of COFI and ALBANK, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

                  (b) Breach. At any time prior to the Effective Time, by COFI or ALBANK, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:
         (i) a breach by the other party of any representation or warranty contained herein (subject in the case of Specified Representations to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

                  (c) Delay. At any time prior to the Effective Time, by COFI or ALBANK, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Company Merger is not consummated by February 28, 1999, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

                  (d) No Approval. By ALBANK or COFI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Company Merger and the Bank Mergers shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by
         Section 7.01(a) herein is not obtained at the ALBANK Meeting or the COFI Meeting.

                  (e) Failure to Recommend, Etc. At any time prior to the ALBANK Meeting, by COFI if the ALBANK Board shall have failed to unanimously recommend approval and adoption of this Agreement to the ALBANK stockholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of COFI; or at any time prior to the COFI Meeting, by ALBANK, if the COFI Board shall have failed to unanimously recommend to the COFI stockholders approval of the issuance of COFI Common Stock to be issued pursuant to the Company Merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of ALBANK.

                  (f) Possible Adjustment. By ALBANK, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date (or such shorter period of time from the Determination Date to the Effective Date as contemplated by Section 2.04(i)), if both of the following conditions are satisfied:

                           (i)           the Average Closing Price shall be less
                                    than the product of 0.825 and the Starting
                                    Price; and

                           (ii)          (A) the number obtained by dividing the
                                    Average Closing Price by the Starting Price
                                    (such number being referred to herein as the "COFI Ratio") shall be less than (B) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.175 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio");

         subject, however, to the following three sentences. If ALBANK elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to COFI; provided, that such notice of election to terminate may be withdrawn at any time within the above stated period. During the five-day period commencing with its receipt of such notice, COFI shall have the option of adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.825, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (y) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the COFI Ratio. If COFI so elects, within such five-day period, it shall give prompt written notice to ALBANK of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified and except that the Effective Date shall occur on the later of the Effective Date as determined pursuant to Section 2.04(i) or (ii) or on the fifth business day after COFI's election as provided in the immediately preceding sentence, and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(f).

         For purposes of this Section 8.01(f), the following terms shall have the meanings indicated:

              "Average Closing Price" means the average of the daily last sale prices of COFI Common Stock as reported on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on NASDAQ ending at the close of trading on the Determination Date.

              "Determination Date" means the day that is the latest of (i) the day of expiration of the last waiting period with respect to any approval of any Governmental Authority required for consummation of the Company Merger, (ii) the day on which the last of such approvals is obtained, and (iii) the day on which the last of the required stockholder approvals has been received.

              "Index Group" means the 16 financial institutions and financial institution holding companies listed below, the common stock of all which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company (a) to be acquired or for such company to acquire another company or companies in a transaction with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date or (b) to convert from a mutual holding company to a stock form of organization. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 16 financial institutions and financial institution holding companies and the weights attributed to them are as follows:



           Holding Company                                  Weighting

           Bank United Corp.                                3.4685%

           Dime Bancorp, Inc.                               12.5431%

           Dime Community Bancorp, Inc.                     1.3656%

           Downey Financial Corp.                           3.0841%

           GP Financial Corp.                               9.2729%

           MAF Bancorp, Inc.                                1.6500%

           North Fork Bancorporation, Inc.                  15.6202%

           Northwest Bancorp, Inc. (MHC)                    5.1418%

           Old Kent Financial Corp.                         10.0501%

           People's Bank                                    7.0350%

           Peoples Heritage Financial Group,                6.1106%
           Inc.

           Queens County Bancorp                            1.6381%

           St. Paul Bancorp, Inc.                           3.7666%

           Star Banc Corp.                                 10.4913%

           Washington Federal, Inc.                         5.7529%

           Webster Financial Corp.                          3.0092%
                                                            -------

           Total                                            100.00%

              "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

              "Starting Date" means June 9, 1998.

              "Starting Price" shall mean $34.625.

              If any company belonging to the Index Group or COFI declares or effects a stock split, stock dividend, recapitalization, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or COFI shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

     8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Provided, however, if a party pursues its rights under Section 6.17 or 6.18, whichever is applicable, then such party shall not be entitled to any other relief. Conversely, if a party pursues a remedy pursuant to this Section 8.02, then it shall waive its rights under Section 6.17 or 6.18, whichever is applicable. Provided, further, that nothing contained herein shall diminish the rights of COFI under the Stock Option Agreement which may be separately exercised and enforced pursuant to the terms and provisions thereof.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than the agreements and covenants contained in Section 6.12, 6.13, 6.15, 6.16 and this
Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 6.17, 6.18, 8.02 and this Article IX which shall survive such termination).

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the ALBANK Meeting, the consideration to be received by the ALBANK stockholders for each share of ALBANK Common Stock shall not thereby be decreased.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the MBCA are applicable).

         9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that (i) printing expenses and SEC fees shall be shared equally between ALBANK and COFI and (ii) in the event that this Agreement is terminated for any reason other than by COFI pursuant to Section 8.01(b) or (e), or pursuant to 8.01(d)(ii) as a result of the stockholders of ALBANK failing to approve and adopt this Agreement, COFI will promptly reimburse ALBANK for all third party expenses incurred by ALBANK to the date of termination in complying or taking any steps to comply with Section 2.01 in an amount up to but not to exceed $75,000.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

          If to ALBANK, to:

                   ALBANK Financial Corporation
                   10 North Pearl Street
                   Albany, NY 12207

                   Attention: Herbert G. Chorbajian, Chief Executive Officer

          With a copy to:

                   Cleary, Gottlieb, Steen & Hamilton
                   One Liberty Plaza
                   New York, New York 10006-1470

                   Attn: Robert L. Tortoriello, Esq.

          If to COFI or Charter Michigan, to:

                   Charter One Financial, Inc.
                   1215 Superior Avenue
                   Cleveland, OH 44114

                   Attention:  Charles J. Koch, Chief Executive Officer

                                     and

                   Robert J. Vana, Chief Corporate Counsel

          With a copy to:

                   Silver, Freedman & Taff, LLP
                   Suite 700 East
                   1100 New York Avenue, N.W.
                   Washington, DC 20005-3934

                   Attn: Barry P. Taff, Esq.

     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Stock Option Agreement, and any Supplemental Letter entered into by the parties on the date hereof represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than the Stock Option Agreement and any Supplemental Letter). Except for Section 6.12, 6.13 and 6.15, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require ALBANK, COFI or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                   *                   *                   *


     The parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                            ALBANK FINANCIAL CORPORATION


                                            By: /s/ Herbert G. Chorbajian
                                               --------------------------
                                                 Name:  Herbert G. Chorbajian
                                                 Title: Chairman of the Board
                                                        Chief Executive Officer

                                            CHARTER ONE FINANCIAL, INC.


                                            By: /s/ Charles John Koch
                                               --------------------------
                                                 Name:  Charles John Koch
                                                 Title: Chairman of the Board
                                                        Chief Executive Officer

                                            CHARTER MICHIGAN BANCORP, INC.


                                            By: /s/ Charles John Koch
                                               --------------------------
                                                 Name:  Charles John Koch
                                                 Title: Chairman of the Board
                                                        Chief Executive Officer

                                                                   June 15, 1998

Charter One Financial, Inc.
Charter Michigan Bancorp Inc.
1215 Superior Avenue
Cleveland, Ohio 44114

Ladies and Gentlemen:

     This letter is intended to supplement the Agreement and Plan of Merger by and among Charter One Financial, Inc. ("COFI"), Charter Michigan Bancorp, Inc. ("Charter Michigan") and ALBANK Financial Corporation ("ALBANK") dated of even date herewith (the "Merger Agreement") and sets out the agreements of the parties relating to various issues not fully addressed in the Merger Agreement. The provisions of this letter agreement are hereby incorporated into and made part of Section 6.13 of the Merger Agreement as if set forth therein. Capitalized terms used in this letter agreement, not otherwise defined in this letter agreement, shall have the meanings ascribed to them in the Merger Agreement. The provisions of this letter agreement shall survive consummation of the Transactions under the Merger Agreement.

     (1) DIRECTORS OF COFI AND ADVISORY BOARD MEMBERSHIP. As provided in Sections 6.15 and 6.16 of the Merger Agreement, at the Effective Time, COFI agrees to take the necessary action to appoint the ALBANK CEO as a director of COFI to serve for a term ending April, 1999,and shall elect him to serve as a Vice Chairman of the Board of Directors of COFI with the expectation that the ALBANK CEO will be included on the management slate of directors to be nominated to a new term in April 1999; and to appoint Karen Hitchcock as a director of COFI to serve for a term ending April 2000. Within 12 months of the Effective Date COFI agrees, subject to OTS approval, to cause John Nigro to be elected to the COFI Board. Karen Hitchcock and John Nigro will be eligible during her or his term of service as a director of COFI to participate in all director compensation plans, including any non-qualified stock option awards, on the same basis as nonemployee directors of COFI generally. COFI shall also take all necessary action at the Effective Time to establish an Albany, New York advisory board (the "Advisory Board") in accordance with the provisions of Section 6.16 of the Merger Agreement. Each ALBANK Board member who becomes a participating advisory board member shall be entitled to receive an annual retainer of $38,000 during his or her term of service. In addition, at the Effective Time each of Richard J. Heller and Freling H. Smith will be offered an opportunity to serve on the Advisory Board for a term of three years and one year, respectively, at an annual retainer of $38,000 during his term of service; provided, however if either Mr. Heller or Mr. Smith shall voluntarily terminate his employment with or without good reason within six months after the Effective Time or shall in any manner engage or be employed in the financial services industry while a member of the Advisory Board, then in any such event, his service as a member of the Advisory Board shall thereupon cease and terminate.

     (2) COMPENSATION AND BENEFITS FOR ALBANK CEO.

              (a) CHANGE IN CONTROL PAYMENT. The ALBANK CEO will be experiencing a constructive termination of employment in the Transaction by virtue of his duties being dramatically diminished and his compensation being significantly reduced. Accordingly, COFI shall pay to the ALBANK CEO at the Effective Time, or at the request of COFI, ALBANK shall make such payment prior to the Effective Time, in an amount equal to 299% of his "base amount" as defined under Section 280G of the Internal Revenue Code of 1986 as amended (the "Code") (utilizing W-2 box 1 wages for calendar years 1993 through 1997) after reduction or cutback for other change in control benefits (i.e., parachute amounts) to reasonably assure that Section 280G of the Code does not limit the deductibility of such payment by the employer (the "ALBANK CEO Change in Control Payment"). There shall be no reduction or cutback for the compensation and benefits to be received by the ALBANK CEO under his new employment agreement with COFI or Charter One Bank, as such amounts are reasonable compensation for future services to be performed. The amount of the ALBANK CEO Change in Control Payment shall be determined by accountants chosen by ALBANK but subject to the approval of COFI's outside accountants. If the Internal Revenue Service challenges the characterization of such payments or benefits as parachute payments or the characterization of any other payments or benefits not as parachute payments, upon a final determination with respect thereto, the ALBANK CEO Change in Control Payment shall be recalculated using the newly determined amount of parachute payments and, if such recalculated ALBANK CEO Change in Control Payment is higher than the ALBANK CEO Change in Control Payment already paid, COFI shall pay the difference to the ALBANK CEO in a lump sum in cash and, if such recalculated ALBANK CEO Change in Control Payment is lower than the ALBANK CEO Change in Control Payment already paid, the ALBANK CEO shall pay the difference to COFI in a lump sum in cash, within 30 days following such determination. At the Effective Time, the ALBANK CEO will execute a written instrument releasing ALBANK and ALBANK, FSB ("ALBANK Bank") and their successors in interest from any and all claims, demands or liabilities under an employment agreement between ALBANK and the ALBANK CEO dated April 1, 1992 and a separate employment agreement between ALBANK Bank and the ALBANK CEO dated April 1, 1992, provided such release should not apply to the ALBANK CEO Change in Control Payment if it has not theretofore been paid. Except as set forth in the preceding sentence, there are no employment agreements between the ALBANK CEO and ALBANK or any ALBANK Subsidiary.

              (b) NEW EMPLOYMENT AGREEMENT. To maximize the value to be received by COFI in the Transaction, COFI believes it is essential to retain the services of the ALBANK CEO on a long-term basis in order to integrate operations, to assure customer retention and customer development, facilitate long term strategic planning in the State of New York, and to otherwise enhance the acquired franchise. Accordingly, COFI or Charter One Bank and the ALBANK CEO will, at the Effective Time, enter into an employment agreement commencing on the Effective Date and terminating on September 30, 2003 containing the following terms:

               (i) ANNUAL COMPENSATION. approximately $442,100;

               (ii) BENEFITS. continued participation in ALBANK Group Health Plan through the later of the Effective Time and December 31, 1998 and thereafter participation in the COFI Group Health Plan during the employment term; COFI or Charter One Bank will maintain a $2 1/2 million life insurance policy for the benefit of the executive during the employment term and will gross up the executive with respect to the tax payable by the executive with respect to such benefit; COFI or Charter One Bank shall pay the executive's fees and charges associated with his membership in Wolfert's Roost Country Club and Fort Orange Club during his employment consistent with the past practices of ALBANK and will gross up the executive with respect to the tax payable by the executive with respect to such benefit; the executive shall also participate in all other welfare plans and programs of COFI or Charter One Bank available to similarly situated executive officers of COFI or Charter One Bank during the employment term;

               (iii) VACATION. the vacation policy applicable to similarly situated executive officers of COFI or Charter One Bank will apply;

               (iv) NONDISCLOSURE; NONCOMPETE; NONSOLICITATION. same provisions as provided in prior employment agreement;

               (v) SUPPLEMENTAL DISABILITY RETIREMENT BENEFIT. same provisions as provided in prior employment agreement;

               (vi) INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. same provisions as provided in prior employment agreement;

               (vii) REIMBURSEMENT OF LEGAL FEES. same provisions as provided in prior employment agreement. In addition, reimbursement for reasonable legal fees and expenses incurred in connection with any determination concerning application of Section 4999 of the Code to payments under this Section 2;

               (viii) COFI STOCK OPTIONS. During the period that the executive is employed by COFI or Charter One Bank he will be entitled to receive annual option grants, at an exercise price per share equal to the fair market value of COFI Common Stock on the date of grant, on the same basis and on the same terms as similarly situated executives of COFI and Charter One Bank subject to three year cliff vesting from date of grant; the first annual option grant will be for approximately 86,000 option shares consistent with current practice of COFI for similarly situated executives; and

               (ix) TERMINATION OF EMPLOYMENT. if COFI or Charter One Bank terminates the employment term of the ALBANK CEO without cause prior to September 30, 2003, the ALBANK CEO shall be entitled to receive a lump sum amount in cash equal to the remaining amount of annual compensation that would otherwise be payable during the stated employment term (provided that if the employment term of the ALBANK CEO terminates prior to September 30, 2003 due to the death or disability of the ALBANK CEO, the ALBANK CEO (or his beneficiaries) shall be entitled to receive 25% or 75%, respectively, of such lump sum amount in cash) and, upon termination by COFI or Charter One Bank without cause, the ALBANK CEO shall be entitled to continue receiving any other benefits (excluding option grants) provided to him under the employment agreement until September 30, 2003; provided that such payments shall be subject to mitigation and offset; and provided any COFI stock options granted to the ALBANK CEO shall lapse or be forfeited in accordance with terms upon which such options were granted. In the event of the retirement of the ALBANK CEO, any COFI stock options granted to him shall be treated in a manner that is consistent with the treatment of similarly situated executive officers of COFI or Charter One Bank generally.

          (c) LIFE INSURANCE CONTRACT. At the Effective Time, COFI or Charter One Bank will assume the life insurance contract between ALBANK Bank and the ALBANK CEO, as evidenced by a written agreement dated June 17, 1985; provided COFI or Charter One Bank shall be entitled to continue to self-insure the benefit consistent with current practices of ALBANK Bank through the grantor trust established by ALBANK Bank.

          (d) BASIC CONTRIBUTIONS MATCH AGREEMENT. ALBANK Bank and the ALBANK CEO entered into a contract obliging ALBANK Bank to make certain contributions to a deferred compensation account for the benefit of the ALBANK CEO during a 60 month period ending in June 1989, as evidenced by an agreement between said parties dated June 17, 1985, as amended by an agreement dated May 14, 1991. Pursuant to said agreements the deferred compensation account is being maintained in the ALBANK Bank grantor trust. Immediately prior to the Effective Time, ALBANK Bank and the ALBANK CEO will enter into an agreement providing for the lump sum payment of the deferred compensation account to the ALBANK CEO as of the Effective Time or as soon thereafter as is practicable.

          (e) SERP. ALBANK, ALBANK Bank and the ALBANK CEO entered into a Supplemental Employment Retirement Plan (the "SERP") dated May 8, 1996 in replacement of a similar agreement dealing with the same subject matter dated June 17, 1985. The SERP will be honored by COFI and the ALBANK CEO's service with COFI or Charter One Bank will be taken into account for vesting purposes under the SERP. ALBANK represents that as of the last day of the calendar month preceding the Effective Time, it shall have accrued for financial reporting purposes the full present value of the SERP benefit (calculated on the basis that the ALBANK CEO is fully vested in such benefit) in accordance with the assumptions applicable to the SERP benefit and generally accepted accounting principles ("GAAP").

     3. OTHER EMPLOYMENT AGREEMENTS; SEVERANCE AGREEMENTS; GENERAL SEVERANCE
     PLAN.

          (a) EMPLOYMENT AGREEMENTS WITH RICHARD J. HELLER, FRELING H. SMITH, BARRY G. BLENIS, CLIFFORD M. APGAR AND FRANK J. VASELEWSKI. Pursuant to the Merger Agreement and the provisions of the Employment Agreements between the named executives and ALBANK Bank and, in the case of Messrs. Heller, Smith and Blenis with ALBANK, respectively, each dated April 1, 1992 (the "Employment Agreements"), Charter One Bank and COFI will assume the Employment Agreements. Immediately prior to the Effective Time, ALBANK Bank and ALBANK and each named executive shall enter into an amendment to his Employment Agreement(s), in form and substance reasonably satisfactory to COFI, providing for the substitution of the group life, medical and long- and short-term disability plan of Charter One Bank in Section 10(e)(ii)(c) thereof. In addition, each of Messrs. Heller, Smith and Blenis and ALBANK shall at the time of the execution of the Merger Agreement provide to COFI a letter acknowledging that there will be no duplication of benefits with respect to the Employment Agreements with ALBANK Bank and ALBANK. As additional consideration for each named executive agreeing to the foregoing provisions, Charter One Bank and COFI agree to enter into an amendment to each Employment Agreement at the Effective Time providing that if the named executive is involuntarily terminated by Charter One Bank or COFI without cause or the named executive terminates for good reason (other than a termination for good reason by the named executive during the period commencing on the Effective Date and terminating six (6) months thereafter, if the named executive had been specifically requested by Charter One Bank or COFI in writing to remain employed by Charter One Bank or COFI during such period) prior to the third anniversary of the Effective Date, then the terminated executive shall be entitled to receive in lieu of the benefit provided in Section 10(e)(ii)(b) of his Employment Agreement an amount in cash equal to 2.99 times the aggregate of (x) his 1998 annual base salary and (y) his 1998 target bonus amount and shall be entitled to receive the benefits set forth in Section 10(e)(ii)(c) with three (3) years replacing two (2) years in provision (I) thereof; provided subject to (A) appropriate reduction to reasonably assure that Section 280G of the Code does not limit the deductibility of such payment by the employer and (B) the terminated executive executing and delivering to Charter One Bank and COFI a general release relinquishing all claims relating to or arising from his Employment Agreement and his employment relationship other than with respect to any benefits to be provided to such executive after his termination of employment pursuant to his Employment Agreement or any benefit plan or as required by law.

          (b) SEVERANCE AGREEMENTS WITH JOHN LAW AND JOSEPH P. RICHARDSON. At the Effective Time, Charter One Bank shall assume and perform the obligations of ALBANK Bank under that certain Letter Severance Agreement between John Law and ALBANK Bank dated July 1, 1997 and that certain Letter Severance Agreement between Joseph P. Richardson and ALBANK Bank dated December 12, 1997. Charter One Bank shall also extend each such Letter Severance Agreement for at least one year after the Effective Date.

          (c) SEVERANCE PAY POLICY. Charter One Bank shall continue in effect the Severance Pay Plan of ALBANK Bank as in effect on the date hereof until the third anniversary of the Effective Date. None of the executives or employees referred to in Section 2 or 3(a) hereof shall be entitled to severance pursuant to this Section 3(c).

          (d) COFI agrees that it shall not terminate the employment of, and shall not cause or permit any of its Subsidiaries to terminate the employment of, any full time employees of ALBANK or any of its wholly-owned Subsidiaries prior to January 1, 1999, regardless of the date on which the Effective Time occurs, except for cause.

     4. WELFARE PLANS.

          (a) GROUP MEDICAL AND DENTAL; GROUP LIFE; GROUP ACCIDENT AND DISABILITY. Following the Effective Time, the group plans of ALBANK shall be continued on their current terms through December 31, 1998. Following the later of the Effective Time and December 31, 1998, continuing full time employees of ALBANK and its wholly-owned Subsidiaries will become participants in the group plans maintained by COFI or a COFI Subsidiary, whichever is applicable, for its full time employees on a uniform and nondiscriminatory basis. Continuing employees will not be subject to any waiting period for group plan participation or any pre-existing medical exclusion for which coverage was previously provided under the ALBANK group medical plan.

          (b) POST-RETIREMENT MEDICAL AND LIFE BENEFIT PLAN. As of the Effective Time, ALBANK Bank shall amend its post-retirement medical and life benefit plan in a manner reasonably acceptable to COFI so as to preclude future participation by employees who will not have satisfied the age and years of service requirement for eligibility as of the second anniversary of the Effective Time. The amended plan shall be maintained for the exclusive benefit of eligible retirees as of the second anniversary of the Effective Time and those employees who are fully eligible active employees as of the second anniversary of the Effective Time who subsequently retire. All of the provisions, terms and conditions in effect under such plan as in effect on the date hereof shall remain in effect with respect to the entire period of the participation of such persons in such plan. For purposes of clarification and without limiting the foregoing, the contribution required to be made by such persons towards the cost of such plan, as a percentage of the total cost of such plan, shall remain constant. ALBANK represents that is has heretofore fully accrued the accumulated post-retirement benefit obligation for medical and life coverage for financial reporting based upon prudent and reasonable assumptions and in accordance with GAAP and that it shall continue to do so on a monthly basis prior to the Effective Time. At and after the Effective Time, Charter One Bank shall honor the amended post-retirement medical and life benefit plan of

     ALBANK Bank with substitution of the Charter One Bank group medical and life plans as of January 1, 1999.

          (c) OTHER BENEFIT PLANS. Following the Effective Time, the following plans and programs of ALBANK Bank -- the Executive Life Insurance Plan, the Employee Assistance Plan and the Dependent Care Reimbursement Account Plan -- shall be continued on their current terms through December 31, 1998. Following the later of the Effective Time and December 31, 1998, continuing full time employees will become participants in the corresponding plans maintained by Charter One Bank for its full time employees, if any, on a uniform and nondiscriminatory basis. With respect to the Supplemental Pension Payments (COLA increases) for Retirees, Charter One Bank shall continue such payments consistent with current practices of ALBANK Bank.

     5. QUALIFIED PLANS.

          (a) ESOP/401(k). This plan will be continued for the sole and exclusive benefit of employees of ALBANK and its Subsidiaries who are participants therein through December 31, 1998. Thereafter, it may be merged with another qualified defined contribution plan of COFI or any COFI Subsidiary. Prior to such merger of plans, the plan will be operated consistent with the current terms and provisions thereof and in accordance with the past practice of ALBANK. Pending the Effective Time, neither ALBANK nor any ALBANK Subsidiary shall make any amendment or modification to the plan, increase the level of contribution to the plan, accelerate any benefits under the plan, prepay or increase the amount of payment on the ESOP loan, or otherwise take any action to enhance the allocation of unallocated ESOP shares to the accounts of participants. ALBANK represents that it has and it shall continue to cause employer contributions to such plan including, but not limited to, employer matching contributions to be accrued monthly in substantially equal installments for financial reporting until the Effective Time.

          (b) DEFINED BENEFIT PENSION PLAN. This plan (the "Defined Benefit Plan") shall be terminated by ALBANK as of the Effective Time and benefits to the participants in the Defined Benefit Plan shall either be annuitized or rolled over to ALBANK's or COFI's tax-qualified defined contribution plan or otherwise distributed in any manner permitted by law. ALBANK may amend the terms of the Defined Benefit Plan prior to the Effective Time to allocate excess assets on a plan termination basis to all or some participants under the Defined Benefit Plan in a manner that does not adversely affect the tax qualified status of the plan or the ability of the Company Merger to qualify for pooling-of-interests accounting treatment. ALBANK shall also undertake to make such amendments as may be necessary to the ALBANK Bank Retirement Restoration Plan, any supplemental retirement plan contained in the Employment Agreements, the Deferred Compensation Plans or the SERP (the "Other Agreements") to provide that the Other Agreements shall not be affected by any amendment to the Defined Benefit Plan. ALBANK shall use its best efforts to minimize the potential for any underfunding obligation relating to the Defined Benefit Plan upon its termination.

     6. ALBANK BANK DEFERRED COMPENSATION PLANS.

          (a) SUPPLEMENTAL DEFERRED COMPENSATION PLAN FOR HIGHLY COMPENSATED EMPLOYEES. There are 16 participants in the plan of which 6 have phantom stock allocation accounts. Each participant's accumulated benefit (other than phantom shares) is reflected in his supplemental deferred compensation plan account in the ALBANK Bank grantor trust. Employer contributions will continue to be made to the plan relating to the period through the later of the Effective Time and December 31, 1998. As soon as practicable thereafter, the plan will be terminated and distributions will be made in a single lump sum payment. ALBANK represents that it has, and it shall continue to make, monthly accruals for financial reporting in substantially equal installments of employer contributions expected to be made to the plan relating to calendar year 1998.

          (b) DEFERRED COMPENSATION PLAN FOR DIRECTORS. Each participant's accumulated benefit is reflected in his deferred director fund account in the ALBANK Bank grantor trust. At the Effective Time, Charter One Bank will assume this plan.

     7. ALBANK BANK DIRECTORS RETIREMENT PLAN. At the Effective Time, this plan will be assumed by Charter One Bank. ALBANK represents that it has fully accrued for financial reporting the present value cost of the benefits for eligible directors. Current directors shall, subject to their written consent, be paid their benefits in a single lump sum present value payment calculated utilizing the actuarial assumptions contained in Appendix B to the plan (but not taking into account any discretionary exceptions thereto).

     8. ALBANK BANK RETIREMENT RESTORATION PLAN. This plan shall be continued through the later of the Effective Time and September 30, 1998 being the last day of the plan year of the Basic Plan (i.e., qualified defined benefit plan). Prior to the Effective Time, ALBANK Bank shall amend the plan, and procure the written consent of the majority of the participants and beneficiaries to such amendment, to provide that the plan will be frozen as of the later of the Effective Time and September 30, 1998 and that accrued benefits shall be paid in a single lump sum payment as soon as practicable following the termination of the plan. Prior to the Effective Time, ALBANK Bank shall also take all necessary action to cause the plan to be terminated as of October 1, 1998 or the date on which the Effective Time shall occur, whichever is later. ALBANK represents that the accrued benefits of all participants under the plan as of May 31, 1998 was approximately $1,600,000. ALBANK further represents that it has, and it shall continue, to accrue benefits for financial reporting under the plan during the current plan year in substantially equal monthly installments.

     9. INCENTIVE PLANS. ALBANK Bank maintains two incentive plans consisting of the 1998 Management Incentive Plan (the "MIP") and the Branch Management Incentive Plan (the "BMIP"). Such plans shall be continued through calendar year 1998. For purposes of determining satisfaction of performance goals or criteria under the MIP and BMIP for calendar year 1998 in the event the Effective Time occurs prior to December 31, 1998, the performance goals or criteria will be annualized for the balance of calendar year 1998 based upon the actual performance during the period January 1, 1998 through the last day of the calendar month preceding the Effective Time. In the event that a participant in the MIP or BMIP terminates employment for any reason at or after the Effective Time and prior to January 1, 1999, such participant shall be entitled to a pro rata portion of the incentive award earned based upon his or her length of service during calendar year 1998. COFI and ALBANK agree that the amounts payable pursuant to the MIP and the BMIP shall be adjusted to reflect any adverse effect on the satisfaction of performance goals and criteria by ALBANK prior to the Effective Time as a result of a request by COFI regarding the operation of ALBANK and its Subsidiaries. ALBANK represents that the maximum amount to be awarded under the MIP relating to calendar year 1998 performance shall not exceed $1 million and the amount to be awarded under the BMIP relating to calendar year 1998 performance shall not exceed $70,000. ALBANK further represents that it has, and it shall continue, to accrue for such incentive compensation during calendar year 1998 for financial reporting purposes the amount stated above in substantially equal monthly installments. ALBANK Bank's Ad Hoc Incentive Plan, pursuant to which certain bonuses are paid at the discretion of the ALBANK CEO, shall be paid out upon the earlier of the Effective Date and December 31, 1998 in accordance with the normal practice of the ALBANK CEO. ALBANK represents that the maximum amount to be awarded under the Ad Hoc Incentive Plan relating to calendar year 1998 shall not exceed $100,000.

     10. STOCK OPTION PLANS.

          (a) 1992 AND 1995 STOCK INCENTIVE PLAN FOR OUTSIDE DIRECTORS. Prior to the Effective Time, ALBANK shall cause each holder of an LSAR under such plans to cancel his or her LSARs in consideration for COFI converting the corresponding options of the holder into a right to acquire COFI Common Stock. Prior to the Effective Time, each optionholder under said plans shall execute a written instrument waiving his or her rights to the cash-out benefit provided in Section 8(c) of the plans. If necessary, the stockholders of ALBANK shall at the time they take action to approve the Merger Agreement also separately take action to approve an amendment to each plan deleting Section 8(c) therefrom.

          (b) 1992 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES. Prior to the Effective Time, ALBANK shall not honor any purported exercise of any LSAR. COFI shall not assume or honor any LSAR. As of the Effective Time, ALBANK shall cause the Committee under the plan to exercise its discretion under
     Section 11(e)(B) of the plan to convert outstanding options to a right to acquire COFI Common Stock based upon the conversion methodology contained in the Merger Agreement

          (c) MARBLE FINANCIAL CORPORATION 1986 STOCK OPTION PLAN AND THE MARBLE FINANCIAL CORPORATION 1994 STOCK OPTION PLAN. As of the Effective Time, ALBANK shall cause the Committee under these plans to take any action it may deem necessary to convert outstanding options to a right to acquire COFI Common Stock based upon the conversion methodology contained in the Merger Agreement.

     11. ENHANCED SEVERANCE/STAY BONUS POOL. ALBANK shall be permitted to establish an enhanced severance plan on a non-discriminatory basis for full time employees of ALBANK and its Subsidiaries based upon criteria subject to the reasonable approval of COFI and a stay bonus program for certain full time employees of ALBANK and its Subsidiaries (who are deemed to be critical to the Merger process) to be administered by a committee designated by the ALBANK Board; provided (a) the aggregate of enhanced severance and stay bonuses distributed pursuant to this program shall not exceed $5 million, (b) each person receiving an enhanced severance or a stay bonus shall execute and deliver to ALBANK, Charter One Bank or COFI a general release relinquishing all claims relating to or arising from his or her employment relationship other than his or her rights under the Severance Pay Plan of ALBANK Bank referred to in Section 3(c) above, if any, and his or her vested right in benefits under the employee benefit plans of ALBANK Bank, if any, and (c) no person named in Sections 2 or 3(a) hereof shall be entitled to enhanced severance or stay bonuses pursuant to this program.

     Please indicate your agreement with the foregoing by signing one copy of this letter in the space set forth below.

                                      ALBANK Financial Corporation.

                                      By: /s/ Herbert G. Chorbajian
                                         ---------------------------------------
                                      Its: President and Chief Executive Officer



     Acknowledged and agreed this 15th day of June, 1998.


                                      Charter One Financial, Inc.


                                      By: /s/ Charles John Koch
                                         ---------------------------------------
                                      Its: President and Chief Executive Officer


                                      Charter Michigan Bancorp, Inc.


                                      By: /s/ Charles John Koch
                                         ---------------------------------------
                                      Its: President and Chief Executive Officer


                                      Charter One Bank F.S.B.


                                      By: /s/ Charles John Koch
                                         ---------------------------------------
                                      Its: President and Chief Executive Officer

                                                                         ANNEX B


                         [Letterhead of Lehman Brothers]

                                                                   June 15, 1998

Board of Directors
Charter One Financial, Inc.
1215 Superior Avenue
Cleveland, OH 44114


Members of the Board:

         We understand that Charter One Financial, Inc. ("Charter One" or the "Company") and ALBANK Financial Corp. ("ALBANK") are proposing to enter into a definitive merger agreement pursuant to which ALBANK will be merged with and into Charter One and each share of common stock of ALBANK will be exchanged (the "Exchange Ratio") for 2.16 shares of common stock of Charter One (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be dated June 14, 1998 (the "Agreement").

         We have been requested by the Board of Directors of Charter One to render our opinion with respect to the fairness, from a financial point of view, to Charter One of the Exchange Ratio to be paid to the stockholders of ALBANK in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

         In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) such publicly available information concerning Charter One and ALBANK that we believe to be relevant to our analysis, including, without limitation, Charter One's and ALBANK's Forms 10-K for the year ended December 31, 1997 and Charter One's and ALBANK'S Forms 10-Q for the quarter ended March 31, 1998, (3) financial and operating information with respect to the businesses, operations and prospects of Charter One and ALBANK furnished to us by Charter One and ALBANK, respectively, (4) trading histories of the common stocks of Charter One and ALBANK from June 5, 1993 to the present and a comparison of those trading histories with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial conditions of Charter One and ALBANK with those of other companies that we deemed relevant, (6) published estimates of third party research analysts regarding the future financial performance of Charter One and ALBANK, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (8) the relative contributions of Charter One and ALBANK on a pro forma basis to the historical and projected financial condition and operations of the combined company upon consumption of the Proposed Transaction, and (9) the potential pro forma impact of the Proposed Transaction on Charter One.

         In addition, we have had discussions with the managements of Charter One and ALBANK concerning their respective businesses, operations, assets, liabilities, financial conditions, and prospects and the potential cost savings, operating synergies, revenue enhancements (including as a result of the use of excess capital) and other strategic benefits expected by management of Charter One to result from a combination of Charter One and ALBANK and have undertaken such other studies, analyses and investigations as we deemed appropriate.

         In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Charter One and ALBANK that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at our opinion, with the consent of Charter One, we were not provided with and did not have access to any financial forecasts or projections prepared by the management of Charter One as to the future financial performance of Charter One or any financial forecasts or projections prepared by the management of ALBANK as to the future financial performance of ALBANK and, accordingly, in performing our analysis, based upon advice of Charter One we have assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Charter One and ALBANK and that Charter One and ALBANK will perform substantially in accordance with such estimates. With respect to the cost savings, operating synergies, revenue enhancements (including as a result of the use of excess capital) and other strategic benefits projected by management of Charter One to result from a combination of Charter One and ALBANK, upon advice of Charter One we have assumed that such cost savings, operating synergies, revenue enhancements and other strategic benefits will be achieved substantially in accordance with such projections.

         Upon advice of Charter One and its legal and accounting advisors, we have assumed that the merger will qualify for pooling-of-interests accounting treatment. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Charter One or ALBANK and have not made or obtained any evaluations or appraisals of the assets of Charter One or ALBANK. In addition, we are not experts in the evaluation of loan portfolios or allowance for loan and real estate owned losses and, upon advice of the Company, we have assumed that the allowances for loan and real estate owned losses provided to us by Charter One and ALBANK and used by us in our opinion are in the aggregate adequate to cover all such losses. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

         Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid to the stockholders of ALBANK in the Proposed Transaction is fair to Charter One.

         We have acted as financial advisor to Charter One in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, Charter One has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Charter One in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of Charter One for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         This opinion is for the use and benefit of the Board of Directors of Charter One and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Charter One as to how such stockholder should vote with respect to the Proposed Transaction.

                                                Very truly yours,



                                                LEHMAN BROTHERS



                                                By: /s/ Sanjiv Sobti
                                                    ----------------
                                                    Sanjiv Sobti
                                                    Managing Director

                                                                         ANNEX C






                                                              ____________, 1998





Board of Directors
ALBANK Financial Corporation
10 North Pearl Street
Albany, NY  12207


Members of the Board:

     We understand that ALBANK Financial Corporation ("ALBANK") and Charter One Financial, Inc. ("Charter One") have entered into an Agreement and Plan of Merger (the "Agreement"), dated as of June 15, 1998, pursuant to which ALBANK will be merged with and into Charter Michigan Bancorp, Inc. in a transaction (the "Merger") in which each outstanding share of ALBANK's common stock, par value $0.01 per share (the "ALBANK Shares"), will be converted into the right to receive 2.16 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Charter One (the "Charter One Shares"), all as set forth more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of ALBANK Shares.


     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly-available business and financial information relating to ALBANK and Charter One that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of ALBANK and Charter One furnished to us by senior management of ALBANK and Charter One, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of Charter One;

     (3) Conducted discussions with members of senior management and representatives of ALBANK and Charter One concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the ALBANK Shares and the Charter One Shares and compared them with those of certain publicly-traded companies that we deemed to be relevant;

     (5) Reviewed the respective financial conditions and results of operations of ALBANK and Charter One and compared them with those of certain publicly-traded companies which we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of ALBANK and Charter One and their financial and legal advisors;

     (8)  Reviewed the potential pro forma impact of the Merger;

     (9)  Reviewed the Agreement; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of ALBANK or Charter One or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of ALBANK or Charter One, nor have we reviewed any individual credit files relating to ALBANK or Charter One, and, as a result, we have assumed that the aggregate allowance for loan losses for both ALBANK and Charter One is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of ALBANK or Charter One. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by ALBANK or Charter One, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of ALBANK and Charter One as to the future financial performance of ALBANK, Charter One or the combined entity, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by ALBANK or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of ALBANK.

     We have been retained by the Board of Directors of ALBANK to act as financial advisor to ALBANK in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, ALBANK has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to ALBANK and Charter One and received customary fees for the rendering of such services, and we have provided financing to certain members of senior management of ALBANK in connection with their exercise of options to purchase ALBANK common stock. In the ordinary course of our securities business, we also may actively trade debt and/or equity securities of ALBANK and Charter One and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of ALBANK. Our opinion does not address the merits of the underlying decision by ALBANK to engage in the Merger and does not constitute a recommendation to any shareholder of ALBANK as to how such shareholder should vote on the proposed Merger.

     We are not expressing any opinion herein as to the prices at which ALBANK Shares or Charter One Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of ALBANK.

                                          Very truly yours,


                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                                                                         ANNEX D









                             STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated as of June 15, 1998, between Charter One Financial, Inc., a Delaware corporation ("Grantee"), and ALBANK Financial Corporation, a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

      WHEREAS, Grantee, Charter Michigan Bancorp, Inc. and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement");

      WHEREAS, as an inducement to the willingness of Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

      WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 1,305,819 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") at a price per share equal to the average of last reported sale prices per share of Common Stock as reported on the NASDAQ National Market System on June 11 and 12, 1998; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than such average price per share (as adjusted pursuant to subsection
(b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 9.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

      (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 9.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

      2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event

(as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Company Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) or Section 8.01(e) of the Merger Agreement (but only if the breach giving rise to the termination was willful) (each, a "Listed Termination"); (iii) the passage of fifteen (15) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination or (iv) the date on which the shareholders of the Grantee shall have voted and failed to approve the issuance of Grantee common stock to be issued in the Company Merger (unless (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the stockholders of Issuer shall have also voted and failed to approve and adopt the Merger Agreement). The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof as a result of a material breach and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement (x) by Issuer pursuant to Section 8.01(b)(ii) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement, or (y) by Issuer or Grantee pursuant to Section 8.01(d)(i).

      (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

            (i) Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Company Merger. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of the Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary other than by the ALBANK, FSB Incentive Savings and Employee Stock Ownership Plan (the "ESOP") and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

            (ii) Any person other than the Grantee or any Grantee Subsidiary and other than the ESOP shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

            (iii) The shareholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

            (iv) (x) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement,
      (y) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (z) Issuer shall have provided information to or engaged in negotiations with a third party relating to a possible Acquisition Transaction.

            (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

            (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

            (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

            (viii)Any person other than Grantee or any Grantee Subsidiary other than in connection with a transaction to which Grantee has given its prior written consent shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

            (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

            (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

      (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

      (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

      (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

      (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

      (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

      3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal thrift or banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
(iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

      4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

      5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

      (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 9.9% of the number of shares of Common Stock then issued and outstanding.

      (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

      6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

      7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

      (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the

Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

      (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

            (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

            (ii) the consummation of any Acquisition Transaction described in
      Section 2(b)(i) hereof, except that the percentage referred to in clause
      (z) shall be 50%.

      8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

      (b) The following terms have the meanings indicated:

            (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

            (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

            (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

            (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

      (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

      (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

      9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

      (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share

Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

      10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

      11. Issuer hereby represents and warrants to Grantee as follows:

      (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

      (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

      12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

      13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

      14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $25 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to Issuer, or (d) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $25 million after taking into account the foregoing actions.

      (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $25 million; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

      (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

      (d) As used herein, the term 'Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

      15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $25 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

      (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this
Section 15 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full,
(i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

      16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

      17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

      18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

      19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

      20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                            ALBANK FINANCIAL CORPORATION


                                            By: /s/ Herbert G. Chorbajian
                                               --------------------------
                                                 Name:  Herbert G. Chorbajian
                                                 Title: Chairman of the Board
                                                        Chief Executive Officer

                                            CHARTER ONE FINANCIAL, INC.


                                            By: /s/ Charles John Koch
                                               --------------------------
                                                 Name:  Charles John Koch
                                                 Title: Chairman of the Board
                                                        Chief Executive Officer

                                                                         ANNEX E


                           CHARTER ONE FINANCIAL, INC.
                  TOP EXECUTIVE INCENTIVE GOAL ACHIEVEMENT PLAN

                           CHARTER ONE FINANCIAL, INC.
                  TOP EXECUTIVE INCENTIVE GOAL ACHIEVEMENT PLAN


                                TABLE OF CONTENTS

                                                                           Page



Plan Objectives..............................................................1

Plan Duration................................................................1

Definitions..................................................................1

Eligibility for Participation................................................2

Award Opportunity............................................................2

Performance Measures.........................................................3

Award Determination..........................................................3

Annual Performance Evaluations...............................................4

Award Conditions.............................................................4

Payment of Awards............................................................4

Special Ad Hoc Bonuses.......................................................4

Maximum Total Awards.........................................................5

Plan Administration..........................................................5

Not an Employment Contract...................................................5

Alienation of Award..........................................................5

Approval of Shareholders.....................................................6

                           CHARTER ONE FINANCIAL, INC.
                  TOP EXECUTIVE INCENTIVE GOAL ACHIEVEMENT PLAN

Plan Objectives

The purpose of the Plan is to achieve the following objectives:

              greater than     to promote stability and the achievement of
                               Charter One's performance objectives;

              greater than     to link top executive compensation to specific
                               corporate performance objectives and
                               individual goals;

              greater than     to provide a competitive reward structure for
                               senior officers; and

              greater than     to encourage involvement and communication
                               regarding Charter One's strategic plans.


PLAN DURATION

The Plan shall be effective for five consecutive Plan Years beginning on the Effective Date and ending on December 31, 2003.


DEFINITIONS

When used in the Plan, the words and phrases below have the following meanings:

"Board" means the Corporation's Board of Directors.

"Charter One" means the Corporation, together with any other organization that is required to be considered, along with the Corporation, a single employer in accordance with consolidated financial reporting.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means a committee appointed by the Board and consisting of two or more members of the Board, each of whom is an outside director as defined in Code Section 162(m).

"Corporation" means Charter One Financial, Inc., a Delaware corporation, and any successor thereto.

"Effective Date" means January 1, 1999.

"Employee" means any individual employed by Charter One as a common law employee, but does not mean any individual who renders service solely as a director or independent contractor.

"Participant" means an Employee who is named by the Committee as eligible to participate in the Plan for a Plan Year.

"Plan" means the Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan.

"Plan Year" means the calendar year beginning January l and ending December 31.


ELIGIBILITY AND PARTICIPATION

The Committee shall annually define the individual Employees eligible for participation in the Plan.

Eligibility normally shall be limited to top executive-level Employees of Charter One whose functional responsibility includes the establishment of strategic direction and long-range plans for Charter One, including the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents, whose position grade levels are 49 or higher.

An Employee who is hired, transferred or promoted into an eligible position must be selected by the Committee to participate in the Plan. An Employee who is hired, transferred or promoted into an eligible position within the first six months of a Plan Year, and who is selected to participate, may receive a prorated award for that Plan Year. An Employee who is hired, transferred or promoted into an eligible position in the last six months of a Plan Year shall be eligible to be selected to participate the following Plan Year.

In general, a Participant must be employed by Charter One on the last day of the Plan Year to receive an award. A Participant who retires, dies or becomes disabled during a Plan Year may, at the discretion of the Committee, receive a prorated award for that Plan Year. The Committee shall have the authority to determine whether a Participant who ceases employment after the end of the Plan Year, but before the payment of awards for that Plan Year, is eligible to receive an award for that Plan Year.


AWARD OPPORTUNITY

The Committee shall provide an award opportunity to Participants who attain certain objective individual goals and assist Charter One in achieving certain of its corporate performance objectives for a Plan Year. The award opportunity shall be a percentage of each Participant's annual base salary at the end of the Plan Year. Differences in the amount of impact on Charter One's success shall be recognized by varying award opportunities for each Participant level. The amount of a Participant's award, if any, shall be based on the degree to which the Participant attains his or her objective individual goals and Charter One achieves its performance objectives.

The Committee recognizes that the level of control and influence a Participant has to impact his or her objective individual goals and the corporate performance objectives is influenced by the Participant's level of responsibility. As such, the portions of a Participant's award attributable to the Participant's attainment of his or her objective individual goals and to Charter One's achievement of its corporate performance objectives shall be weighted differently based on the Participant's level of responsibility.

There are three levels of participation:

  Level 1:         Chief Executive Officer
  Level 2:         Executive Vice Presidents
  Level 3:         Senior Vice Presidents at position grade level 49 and above


PERFORMANCE MEASURES

As soon as practicable, but in any event within the first 90 days of each Plan Year, the Committee shall establish specific individual performance measures and corporate performance measures for Charter One, including threshold and one or more target levels associated with each performance measure. The individual performance measures for a Plan Year may be based on one or more of the following criteria: cost-savings, increased fee generation, increased production volumes, interest rate spread and risk profiles, specific project completions, and compliance with budgets, business plans and financial or business directives. The corporate performance measures for a Plan Year may be based on one or more of the following criteria: earnings per share, net average interest spread and risk profile, recurring fees and other income, operating expenses, total loans and leases, energized assets, new checking accounts, gap between the borrowing and lending interest rates, gross income, net income, operating income, expense levels, debt balance, return on assets, return on equity, production volumes, sales, fee generation, loan generation or lease generation.

The performance measures may be based on the performance of Charter One, in the absolute or in relation to its peers, or the performance of a particular Participant, or the performance of a particular division, department, branch, subsidiary or other unit to which a particular Participant is assigned. Different performance measures may be established for different Participants. Each performance measure shall be weighted to reflect its relative importance to Charter One's business plan for the Plan Year. The sum of the weightings of the target performance measures for a Participant for the Plan Year must equal 100 percent.


AWARD DETERMINATION

Under the Plan, a Participant may be eligible to receive an award for a Plan Year, equal to a percentage of his or her annual base salary at the end of the Plan Year, if the Participant attains certain objective individual goals and assists Charter One in achieving certain of its performance objectives.

The awards granted pursuant to the Plan shall be determined according to a formula based on each Participant's objective individual performance measures, Charter One's corporate performance measures, and each Participant's annual base salary.

ANNUAL PERFORMANCE EVALUATIONS

At the end of the Plan Year, each Participant's objective individual performance measures shall be addressed in his or her performance review and a performance measure score shall be assigned to the Participant by the Committee. The Committee also shall evaluate Charter One's performance as compared to its corporate performance objectives at the end of the Plan Year.


AWARD CONDITIONS

Participation in the Plan shall not entitle any Participant to an award. In order for an award to be payable to a Participant, both of the following objectives must be met:

  greater than   Charter One's threshold corporate performance objectives
                 must be achieved; and

  greater than   the Participant's threshold objective individual goals
                 must be attained.

Thus, for example, if a Participant attains his or her threshold objective personal goals for a Plan Year but Charter One's threshold corporate performance objectives are not met, no award will be paid to the Participant for that Plan Year. Similarly, if Charter One's threshold corporate performance objectives for a Plan Year are met, but a Participant fails to attain his or her threshold objective individual goals, no award will be paid to that Participant for that Plan Year.


PAYMENT OF AWARDS

As promptly as practicable but in any event within 75 days after the end of each Plan Year, the Committee shall certify the performance measure scores for each Participant. Each Participant's award shall be determined by multiplying the target award by applying the Participant's score to the formula and then adjusting down (but not up) such award for such subjective factors as the Committee deems appropriate, including whether the Participant's overall individual performance met expectations. Awards under the Plan shall be paid in cash, subject to applicable withholding taxes, as soon as practical following the end of the Plan Year.


SPECIAL AD HOC BONUSES

In addition to the Plan awards based upon attainment of performance goals as set forth above, from time to time, the Committee may, in its sole discretion, grant ad hoc bonus awards to any Participant or group of Participants in such amount or amounts as it determines to be appropriate based upon such criteria as it deems to be relevant, including but not limited to successful merger completion. Any such ad hoc bonus award shall be paid in cash as soon as practical after the bonus is awarded.

MAXIMUM TOTAL AWARDS

The maximum award, including any special ad hoc bonus awards, that may be paid to any Participant in any Plan Year is $2,000,000.


PLAN ADMINISTRATION

The Committee shall direct and control the administration of the Plan, taking into consideration the recommendations of the Chief Executive Officer. The Committee shall have the right and authority to perform the following administrative tasks: (1) to interpret the Plan; (2) to adopt, amend or rescind rules and regulations relating to the administration and interpretation of the Plan; (3) to make all other determinations necessary or advisable for administering the Plan; (4) to exercise the powers conferred on the Committee under the Plan; and (5) to correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient to carry it into effect, and it is the sole and final judge of such expediency.

The Board shall have the exclusive authority to amend, modify, suspend or terminate the Plan at any time, with or without notice, except that no amendment, modification, suspension or termination may in any manner adversely affect the right of any Participant to receive any award amount which has been awarded to him or her. To qualify for the exemption from the deduction limitation of Code Section 162(m), shareholders must approve certain material amendments to the Plan, such as a change in the business criteria upon which performance measures are based, the maximum amount of a Participant's bonus, or a change in the class of Employees eligible to participate in the Plan.

NOT AN EMPLOYMENT CONTRACT

The Plan does not, and shall not be deemed to, constitute a contract of employment between Charter One and any Participant. Nothing in the Plan confers on any Employee the right to remain in the employment of Charter One or limits the right of Charter One to discharge the Employee.


ALIENATION OF AWARD

Because participation in the Plan does not guarantee any award under the Plan, any attempt by an Employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and Charter One shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements, or torts of any person who might anticipate an award under the Plan.

APPROVAL BY SHAREHOLDERS

Notwithstanding any other provision of the Plan, the Plan is subject to, and shall become effective only upon, approval by the Corporation's shareholders at the meeting of shareholders on November 13, 1998.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.     Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents of Charter One may be insured or indemnified against liability which they may incur in their capacities as such:

         Section 145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expense provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Article TWELFTH of Charter One's certificate of incorporation further provides as follows:

                  TWELFTH: Indemnification.

                  A. Actions, Suits or Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member or trustee of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees and related disbursements), judgments, fines (including, without limitation, ERISA excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that, except as provided in paragraph F hereof with respect to proceedings seeking to enforce rights of indemnification, the Corporation shall indemnify such person seeking indemnification with respect to a proceeding (or part thereof) initiated by such person only if such proceeding or part thereof was authorized by a majority of the Continuing Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                  B. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member or trustee of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees and related disbursements) actually and reasonably incurred by such person or on such person's behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the provisions of this paragraph B, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except with respect to proceedings seeking to enforce rights to indemnification pursuant to paragraph F), only if such proceeding (or part thereof) was authorized by a majority of the Continuing Directors.

                  C. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article TWELFTH, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in paragraphs A and B of this Article TWELFTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by such person or on such person's behalf in connection therewith.

                  D. Determination of Right to Indemnification. Any indemnification under paragraphs A and B of this Article TWELFTH shall be made by the Corporation as authorized in the specific case upon a determination (i) by the Board of Directors by a majority vote of a quorum of the directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion that indemnification of the person seeking indemnification is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs A and B of this Article TWELFTH. Should a determination be made by the Corporation hereunder that indemnification is not proper under the circumstances, a court may order the Corporation to make indemnification pursuant to paragraphs A or B of this Article TWELFTH.

                  E. Advance of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys' fees and related disbursements) incurred by a person referred to in paragraphs A or B of the Article TWELFTH in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, provided, however, that, if the Delaware Corporation Law so requires, the payment of such expenses incurred by an officer or director of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article TWELFTH. A majority of the Continuing Directors may, upon approval of an indemnified person, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

                  F. Procedure for Indemnification; Right of Claimant to Bring Suit. Any indemnification under paragraphs A, B and C, or advance of costs, charges and expenses under paragraph E of this Article TWELFTH, shall be made promptly, and in any event within 60 days (or in the case of any advance of costs, charges and expenses under paragraph E, within 20 days), upon the written request of the person referred to in such paragraphs. The right to indemnification or advances as granted by this Article TWELFTH shall be enforceable by the persons referred to in paragraphs A, B, C and E in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the applicable time period specified in the preceding sentence hereof. The costs, charges and expenses incurred by a person referred to in paragraph A or B of this Article TWELFTH in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under paragraph E of this Article TWELFTH, where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in paragraphs A or B of this Article TWELFTH, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in paragraphs A or B of this Article TWELFTH, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or its independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  G. Other Rights: Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article TWELFTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and the indemnification and advancement of expenses provided by this Article TWELFTH shall continue as to a person who has ceased to serve in a capacity referred to in paragraph A or B and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Article TWELFTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements between the Corporation and directors, officers, employees or agents providing indemnification rights and procedures different from those set forth herein. All rights to indemnification and advancement of expenses under this Article TWELFTH shall be deemed to be a contract between the Corporation and each person referred to in paragraph A or B of this Article TWELFTH who serves or served in such capacity at any time while this Article TWELFTH is in effect. Any repeal or modification of this Article TWELFTH or any repeal or modification of relevant provisions of the Delaware Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of any person referred to in paragraph A or B of this Article TWELFTH or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

                  H. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by a majority vote of the disinterested directors, indemnify any employee or agent of the Corporation or any person who is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of any corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise and pay the expenses incurred by any such person in defending any proceeding in advance of its final disposition, to the fullest extent of the provisions of this Article TWELFTH.

                  I. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any liability asserted against such person and incurred by such person or on his or her behalf in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article TWELFTH.

                  J. Savings Clause. If this Article TWELFTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person referred to paragraph A or B of this Article TWELFTH as to any cost, charge and expense (including attorneys' fees and related disbursements), judgment, fine (including, without limitation, ERISA excise taxes and penalties) and amount paid in settlement with respect to any action, suit or proceeding; whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article TWELFTH that shall not have been invalidated and to the full extent permitted by applicable law.

                  K. Subsequent Legislation. If the Delaware Corporation Law is hereafter amended to further expand the indemnification permitted to persons referred to in paragraphs A and B of this Article TWELFTH then the Corporation shall indemnify such persons to the fullest extent permitted by the Delaware Corporation Law, as so amended.

         Charter One has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, and that provides for payment to Charter One of costs incurred by it in indemnifying its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a)      EXHIBITS.  See Exhibit Index
          (b)      FINANCIAL STATEMENT SCHEDULES.  Not applicable.
          (c)      REPORTS, OPINIONS OR APPRAISALS.  Not applicable.


ITEM 22.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (' 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is apart of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on September 29, 1998.

CHARTER ONE FINANCIAL, INC.

By:  /s/ Charles John Koch
     ---------------------
     Charles John Koch, Chairman of the Board
       and Chief Executive Officer

         KNOWN BY ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles John Koch and Richard W. Neu, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-facts and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature
- ---------


/s/ Charles John Koch                                         Date:  September 29, 1998
- ---------------------
Charles John Koch
Director, President and
  Chief Executive Officer
(Principal Executive Officer)


/s/ Richard W. Neu                                            Date:  September 29, 1998
- ------------------
Richard W. Neu
Director, Executive Vice President and
  Chief Financial Officer
(Principal Financial Officer)


/s/ Eugene B. Carroll, Sr.                                    Date:  September 29, 1998
- --------------------------
Eugene B. Carroll, Sr.
Director


/s/ Phillip W. Fisher                                         Date:  September 29, 1998
- ---------------------
Phillip W. Fisher
Director


/s/ Denise M. Fugo                                            Date:  September 29, 1998
- ------------------
Denise M. Fugo
Director


/s/ Mark D. Grossi                                            Date:  September 29, 1998
- ------------------
Mark D. Grossi
Director

/s/ Charles M. Heidel                                         Date:  September 29, 1998
- ---------------------
Charles M. Heidel
Director


/s/ Charles F. Ipavec                                         Date:  September 29, 1998
- ---------------------
Charles F. Ipavec
Director


/s/ John D. Koch                                              Date:  September 29, 1998
- ----------------
John D. Koch
Director


/s/ Philip J. Meathe                                          Date:  September 29, 1998
- --------------------
Philip J. Meathe
Director


/s/ Michael P. Morley                                         Date:  September 29, 1998
- ---------------------
Michael P. Morley
Director


/s/ Henry R. Nolte, Jr.                                       Date:  September 29, 1998
- -----------------------
Henry R. Nolte, Jr.
Director


/s/ Ronald F. Poe                                             Date:  September 29, 1998
- --------------------
Ronald F. Poe
Director



/s/ Victor A. Ptak                                            Date:  September 29, 1998
- ------------------
Victor A. Ptak
Director



/s/ Melvin J. Rachal                                          Date:  September 29, 1998
- --------------------
Melvin J. Rachal
Director


/s/ Jerome L. Schostak                                        Date:  September 29, 1998
- ----------------------
Jerome L. Schostak
Director

/s/ Mark Shaevsky                                             Date:  September 29, 1998
- -----------------
Mark Shaevsky
Director



/s/ Leonard S. Simon                                          Date:  September 29, 1998
- --------------------
Leonard S. Simon
Director


                                                              Date:
- --------------------
John P. Tierney
Director



/s/ Eresteen R. Williams                                      Date:  September 29, 1998
- ------------------------
Eresteen R. Williams
Director

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER                                              DESCRIPTION
- -------                                      --------------------------

2.1           Agreement and Plan of Merger and Reorganization by and among, Charter One, Charter One Bank,
              CSFC and CSFC Bank, included as Annex A to the accompanying Proxy Statement/Prospectus filed herewith.

3.1           Registrant's Certificate of Amendment of Second Restated Certificate of Incorporation, filed on July 28, 1998 as Exhibit 3.1 to Registrant's Registration Statement on Form S-4 (File No.
              333-60045), is incorporated herein by reference.

3.2           Registrant's Second Restated Certificate of Incorporation (since amended by Exhibit 3.1 above), filed on November 15, 1995 as Exhibit 4.1 to Registrant's Report on Form 8-K (File
              No. 000-16311), is incorporated herein by reference.

3.3           Registrant's Bylaws, as amended and currently in effect, filed on August 8, 1997 as Exhibit
              3.2 to Registrant's Registration Statement on Form S-4 (File No. 333-33169), is incorporated herein by reference.

4.1           Form of Certificate of Common Stock, filed on January 22, 1988 as Exhibit 4.2 to Registrant's
              Registration Statement on Form S-1 (File No. 33-16207), is incorporated herein by reference.

4.2           Shareholder Rights Agreement dated November 20, 1989, between Charter One and First National
              Bank of Boston, as amended on May 26, 1995, filed as Exhibit 4.2 to Registrant's Report on
              Form 10-K for the fiscal year ended December 31, 1994 and December 31, 1995, respectively, is incorporated herein by reference.

5             Opinion and Consent of Silver, Freedman & Taff, L.L.P.

8.1           Tax Opinion and Consent of Silver, Freedman & Taff, L.L.P.

8.2           Tax Opinion and Consent of Cleary, Gottlieb, Steen & Hamilton

10.1          Registrant's Long-Term Stock Incentive Plan, filed on January 22, 1988 as Exhibit 10.1 to
              Registrant's Registration Statement on Form S-1 (File No. 33-16207), is incorporated herein by reference.

10.2          Registrant's Directors' Stock Option Plan, filed on January 22, 1988 as Exhibit 10.2 to
              Registrant's Registration Statement on Form S-1 (File No. 33-16207), is incorporated herein by reference.

10.3          Charter One Bank, F.S.B. Executive Incentive Goal Achievement Plan, filed as Exhibit 10.8 to
              Registrant's Report on Form 10-K for the fiscal year ended December 31, 1994 (File No.
              0-16311), is incorporated herein by reference.

10.4          Charter One Bank, F.S.B. Employee Savings Plan and Trust and Amendments thereto, filed as
              Exhibit 10.10 to Registrant's Report on Form 10-K for the fiscal year ended December 31, 1993
              (File No. 0-16311), are incorporated herein by reference.

10.5          Amendments Number Three, Four, Five and Six to the Charter One Bank, F.S.B. Employee Savings
              Plan and Trust, filed on August 8, 1997 as Exhibit 10.5 to Registrants Registration Statement
              on Form S-4 (File No. 333-33169), are incorporated herein by reference.

10.6          Charter One Bank, F.S.B. Profit Sharing Plan and Amendments thereto, filed as Exhibit 10.12 to Registrant's Report on Form 10-K for the fiscal year ended December 31, 1993 (File No.
              0-16311), are incorporated herein by reference.

EXHIBIT
NUMBER                                              DESCRIPTION
- -------                                      --------------------------

10.7          Amendments Number One through Seven to the Charter One Bank, F.S.B. Profit Sharing Plan,
              filed on August 8,1997 as Exhibit 10.7 to the Registrant's Registration Statement on Form S-4
              (File No. 333- 33169), are incorporated herein by reference.

10.11         Forms of Supplemental Retirement Agreements, dated October 31, 1995, between Charter One and
              Charles John Koch, Richard W. Neu, John David Koch, Mark D. Grossi, and Robert J. Vana, filed on July 25, 1995, as Exhibits 10.4 and 10.5 to Registrant's Registration Statement on Form
              S-4 (File No. 33-61273), is incorporated herein by reference.

10.12         Forms of Employment Agreements, dated October 31, 1995, between Charter One and Charles John
              Koch, Richard W. Neu, John David Koch, Mark D. Grossi, and Robert J. Vana, filed on July 25,
              1995 as Exhibits 10.1, 10.2 and 10.3 to Registrant's Registration Statement on Form S-4 (File
              No. 33-61273), are incorporated herein by reference.

23.1          Consent of Deloitte & Touche LLP (as accountants for the Registrant)

23.2          Consent of KPMG Peat Marwick L.L.P. (as accountants for ALBANK Financial Corporation)

23.3          Consent of KPMG Peat Marwick L.L.P. (as accountants for RCSB Financial, Inc.)

23.4          Consent of Lehman Brothers, Inc.

23.5          Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

23.6          Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5).

99.1          Consents of Certain Persons Named as Directors in the Proxy Statement/Prospectus contained herein.

99.2          Form of Proxy Card of Charter One Financial, Inc.

99.3          Form of Proxy Card of ALBANK Financial Corporation